AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 2019

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Taylor Morrison Home Corporation

(Exact name of registrant as specified in its charter)

Delaware	1531	83-2026677
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(480) 840-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Darrell C. Sherman, Esq.

Benjamin A. Aronovitch, Esq.

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(480) 840-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott A. Barshay, Esq. John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000	Michael A. Treska, Esq. Paul D. Tosetti, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626-1925 (714) 540-1235

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.00001 per share	34,000,935(1)	N/A	$767,647,400.51(2)	$99,640.43(3)

(1)

Represents the estimated maximum number of shares of the registrant’s common stock, par value $0.00001 per share, to be issuable or subject to equity-based awards that may be assumed by the registrant upon the completion of the merger described herein, and is based on the sum of (1) the product of (x) 2,427,121, the estimated maximum number of shares of Class A common stock, par value $0.01 per share, of William Lyon Homes (“William Lyon Homes Class A common stock”) and Class B common stock, par value $0.01 per share, of William Lyon Homes (“William Lyon Homes Class B common stock,” and together with William Lyon Homes Class A common stock, “William Lyon Homes common stock”) subject to equity-based awards of William Lyon Homes, multiplied by (y) 0.9055, the estimated equity award exchange ratio under the merger agreement described herein and (2) the product of (x) 39,753,970, the estimated maximum number of shares of William Lyon Homes common stock to be outstanding immediately prior to the completion of the merger, including shares issuable upon the exercise or settlement of William Lyon Homes warrants, multiplied by (y) 0.8000, the exchange ratio under the merger agreement described herein.

(2)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (1) the product of (a) $20.56, the average of the high and low prices of William Lyon Homes Class A common stock, as reported on the New York Stock Exchange on December 3, 2019, and (b) 42,181,091, the estimated maximum number of shares of William Lyon Homes common stock that may be exchanged in the merger (including William Lyon Homes common stock reserved for issuance under equity awards and shares issuable upon the exercise or settlement of William Lyon Homes warrants) less (2) $99,384,925.00, the estimated maximum aggregate amount of cash consideration to be paid by the registrant in connection with the merger.

(3)

Computed in accordance with Rules 457(c) and 457(f) under the Securities Act to be $99,640.63, which is equal to 0.0001298 multiplied by the proposed maximum aggregate offering price of $767,647,400.51.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY-SUBJECT TO COMPLETION-DATED DECEMBER 6, 2019

MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

On November 5, 2019, Taylor Morrison Home Corporation (“Taylor Morrison”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Tower Merger Sub, Inc., a wholly owned subsidiary of Taylor Morrison (“Merger Sub”), and William Lyon Homes, pursuant to which, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into William Lyon Homes, with William Lyon Homes continuing as the surviving corporation and a wholly owned, direct subsidiary of Taylor Morrison (the “merger”).

Subject to the terms and conditions of the merger agreement, at the effective time of the merger (the “effective time”), each share of Class A common stock, par value $0.01 per share, of William Lyon Homes (“William Lyon Homes Class A common stock”) and Class B common stock, par value $0.01 per share, of William Lyon Homes (“William Lyon Homes Class B common stock,” and together with William Lyon Homes Class A common stock, “William Lyon Homes common stock”) issued and outstanding immediately prior to the effective time (subject to limited exceptions, including shares as to which appraisal rights have been properly exercised and not lost, forfeited or validly withdrawn in accordance with Delaware law) shall be converted automatically into (1) 0.8000 (the “exchange ratio”) of a fully paid and nonassessable share of common stock, par value $0.00001 per share, of Taylor Morrison (“Taylor Morrison common stock”), and (2) the right to receive $2.50 in cash, without interest (the “Cash Consideration”), plus cash in lieu of any fractional shares of Taylor Morrison common stock that otherwise would have been issued. Taylor Morrison stockholders will continue to own their existing shares of Taylor Morrison common stock. Immediately following the effective time, it is expected that, based on the number of shares of Taylor Morrison common stock and William Lyon Homes common stock issued and outstanding on November 5, 2019, the last full trading day before the public announcement of the merger, existing holders of Taylor Morrison common stock will own approximately 77% of the outstanding shares of Taylor Morrison common stock and existing holders of William Lyon Homes common stock will own approximately 23% of the outstanding shares of Taylor Morrison common stock.

The value of the merger consideration to be received by William Lyon Homes stockholders in exchange for each share of William Lyon Homes common stock will fluctuate with the market value of Taylor Morrison common stock until the merger is completed. Based on the closing price of Taylor Morrison common stock on the New York Stock Exchange (the “NYSE”) on November 5, 2019, the last full trading day before the public announcement of the merger, the exchange ratio represented approximately $18.95 in value for each share of William Lyon Homes common stock, and when combined with the Cash Consideration, represented total consideration of $21.45 for each share of William Lyon Homes common stock. Based on the closing price of Taylor Morrison common stock on the NYSE on December 5, 2019, the most recent practicable date for which such information was available, the exchange ratio represented approximately $18.62 in value for each share of William Lyon Homes common stock, and when combined with the Cash Consideration, represented total consideration of $21.12 for each share of William Lyon Homes common stock. Taylor Morrison common stock is currently traded on the NYSE under the symbol “TMHC”, and William Lyon Homes Class A common stock is currently traded on the NYSE under the symbol “WLH”. We urge you to obtain current market quotations of Taylor Morrison common stock and William Lyon Homes Class A common stock.

Taylor Morrison and William Lyon Homes will each hold special meetings of their respective stockholders in connection with the proposed merger. Information about the special meetings, the merger, the merger agreement and other business to be considered by Taylor Morrison and William Lyon Homes stockholders at their respective special meetings is contained in this joint proxy statement/prospectus.

At the special meeting of Taylor Morrison stockholders (the “Taylor Morrison special meeting”), Taylor Morrison stockholders will be asked to vote on (i) a proposal to approve the issuance of shares (the “Share Issuance”) of Taylor Morrison common stock to William Lyon Homes stockholders in connection with the merger (the “Share Issuance Proposal”) and (ii) a proposal to adjourn the Taylor Morrison special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal (the “Taylor Morrison Adjournment Proposal”).

The board of directors of Taylor Morrison (the “Taylor Morrison Board”) has fixed the close of business on                ,                as the record date (the “Taylor Morrison Record Date”) for the Taylor Morrison special meeting. Only holders of record of Taylor Morrison common stock as of the Taylor Morrison Record Date shall be entitled to notice of, and to vote at, the Taylor Morrison special meeting or any adjournment or postponement thereof.

Approval of the Share Issuance Proposal requires the affirmative vote of a majority in voting power of shares of Taylor Morrison common stock present in person or represented by proxy and entitled to vote thereon, assuming a quorum is present. Approval of the Taylor Morrison Adjournment Proposal requires the affirmative vote of a majority in voting power of shares of Taylor Morrison common stock present in person or represented by proxy and entitled to vote thereon.

At the special meeting of William Lyon Homes stockholders (the “William Lyon Homes special meeting”), William Lyon Homes stockholders will be asked to vote on (i) a proposal to adopt the merger agreement (the “Merger Proposal”), (ii) a proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to William Lyon Homes’ named executive officers in connection with the merger (the “Advisory Compensation Proposal”) and (iii) a proposal to adjourn the William Lyon Homes special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal (the “William Lyon Homes Adjournment Proposal”).

The board of directors of William Lyon Homes (the “William Lyon Board”) has fixed the close of business on                ,                as the record date (the “William Lyon Homes Record Date”) for the William Lyon Homes special meeting. Only holders of record of shares of William Lyon Homes common stock as of the William Lyon Homes Record Date shall be entitled to notice of, and to vote at, the William Lyon Homes special meeting or any adjournment or postponement thereof.

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the voting power of the outstanding shares of William Lyon Homes common stock entitled to vote thereon. Approval of the Advisory Compensation Proposal, which is an advisory, non-binding vote, requires the affirmative vote of the holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at a meeting where a quorum is present. Approval of the William Lyon Homes Adjournment Proposal requires the affirmative vote of holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at a meeting where a quorum is present.

We cannot complete the merger unless the stockholders of Taylor Morrison approve the Share Issuance Proposal and stockholders of William Lyon Homes approve the Merger Proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Taylor Morrison or William Lyon Homes special meeting, as applicable.

The Taylor Morrison Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Share Issuance, are advisable, fair to, and in the best interests of Taylor Morrison and its stockholders, approved, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Share Issuance, and resolved to recommend that the holders of Taylor Morrison common stock approve the Share Issuance. The Taylor Morrison Board recommends that Taylor Morrison stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Taylor Morrison Adjournment Proposal.

The William Lyon Homes Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of William Lyon Homes and its stockholders, approved the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that the holders of William Lyon Homes common stock adopt the merger agreement. The William Lyon Homes Board recommends that William Lyon Homes stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the William Lyon Homes Adjournment Proposal.

The obligations of Taylor Morrison and William Lyon Homes to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. The accompanying joint proxy statement/prospectus contains detailed information about Taylor Morrison, William Lyon Homes, the special meetings, the merger agreement and the merger. You should read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus.

We look forward to the successful combination of Taylor Morrison and William Lyon Homes.

Sincerely,

Sheryl D. Palmer President, Chief Executive Officer & Chairman of the Board of Directors Taylor Morrison Home Corporation	Matthew R. Zaist President & Chief Executive Officer William Lyon Homes

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this joint proxy statement/prospectus or the securities to be issued in connection with the merger, or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                    ,             and is first being mailed to Taylor Morrison and William Lyon Homes stockholders on or about                    ,             .

Taylor Morrison Home Corporation

4900 N. Scottsdale Road, Suite 2000

Scottsdale, Arizona 85251

(480) 840-8100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2020

Dear Stockholders of Taylor Morrison Home Corporation:

We are pleased to invite you to attend the special meeting of stockholders of Taylor Morrison Home Corporation (“Taylor Morrison”) to be held on                      , 2020 at              a.m., local time, at             , for the following purposes:

•

to consider and vote on a proposal to approve the issuance of shares of Taylor Morrison common stock, par value $0.00001 per share (“Taylor Morrison common stock”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated November 5, 2019 (a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus), by and among Taylor Morrison, Tower Merger Sub, Inc. and William Lyon Homes (the “Share Issuance” and, such proposal, the “Share Issuance Proposal”); and

•

to consider and vote on a proposal to adjourn the Taylor Morrison special meeting to another time or place, if necessary or appropriate, as determined by Taylor Morrison, to solicit additional proxies if there are insufficient votes at the time of the Taylor Morrison special meeting or any adjournments thereof to approve the Share Issuance Proposal (the “Taylor Morrison Adjournment Proposal”).

Taylor Morrison will transact no other business at the Taylor Morrison special meeting except such business as may properly be brought before the Taylor Morrison special meeting or any adjournment or postponement thereof. Please refer to the accompanying joint proxy statement/prospectus for further information with respect to the business to be transacted at the Taylor Morrison special meeting.

The board of directors of Taylor Morrison (the “Taylor Morrison Board”) has fixed the close of business on                 ,            as the record date (the “Taylor Morrison Record Date”) for the Taylor Morrison special meeting. Only holders of record of Taylor Morrison common stock as of the Taylor Morrison Record Date are entitled to notice of, and to vote at, the Taylor Morrison special meeting or any adjournment or postponement thereof. Completion of the merger is conditioned on, among other things, approval of the Share Issuance Proposal by the Taylor Morrison stockholders.

Approval of the Share Issuance Proposal requires the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon, assuming a quorum is present. Approval of the Taylor Morrison Adjournment Proposal requires the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon.

The Taylor Morrison Board recommends that Taylor Morrison stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Taylor Morrison Adjournment Proposal.

Your vote is very important. Whether or not you plan to attend the Taylor Morrison special meeting, please act promptly to submit a proxy to vote your shares with respect to the proposals described above. You may submit a proxy to vote your shares by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may submit a proxy to vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Taylor Morrison special meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 24 of the accompanying joint proxy statement/prospectus. If you have any questions concerning the Share Issuance Proposal, the merger or the other transactions contemplated thereby, the Taylor Morrison special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus, or need help submitting a proxy to have your shares of Taylor Morrison common stock voted, please contact Taylor Morrison’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Ave, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 456-3507

Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors,

Darrell C. Sherman

Executive Vice President, Chief Legal Officer and Secretary

                    ,

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(949) 833-3600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2020

Dear Stockholders of William Lyon Homes:

We are pleased to invite you to attend the special meeting of stockholders (the “William Lyon Homes special meeting”) of William Lyon Homes, a Delaware corporation, which will be held at              on             , 2020 at              , local time, to consider and vote on the following proposals:

•

a proposal to approve the adoption of the Agreement and Plan of Merger, dated as of November 5, 2019 (the “merger agreement”), among Taylor Morrison, Tower Merger Sub, Inc., a wholly owned subsidiary of Taylor Morrison (“Merger Sub”), and William Lyon Homes, pursuant to which Merger Sub will be merged with and into William Lyon Homes, with William Lyon Homes continuing as the surviving corporation and a wholly owned, direct subsidiary of Taylor Morrison (the “merger”), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “Merger Proposal”);

•

a proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to William Lyon Homes’ named executive officers in connection with the merger (the “Advisory Compensation Proposal”); and

•

a proposal to adjourn the William Lyon Homes special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Proposal (the “William Lyon Homes Adjournment Proposal”).

William Lyon Homes will transact no other business at the William Lyon Homes special meeting except such business as may properly be brought before the William Lyon Homes special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the William Lyon Homes special meeting.

The William Lyon Homes board of directors (the “William Lyon Homes Board”) has fixed the close of business on                     ,             as the record date for determination of William Lyon Homes stockholders entitled to receive notice of, and to vote at, the William Lyon Homes special meeting or any adjournments or postponements thereof. Only holders of record of shares of Class A common stock, par value $0.01 per share, of William Lyon Homes (the “William Lyon Homes Class A common stock”) and Class B common stock, par value $0.01 per share, of William Lyon Homes (the “William Lyon Homes Class B common stock,” and together with the William Lyon Homes Class A common stock, the “William Lyon Homes common stock”) at the close of business on the record date are entitled to vote at the William Lyon Homes special meeting and any adjournment or postponement of the William Lyon Homes special meeting.

The William Lyon Homes Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of William Lyon Homes and its stockholders, approved the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that the holders of William Lyon Homes common stock adopt the merger agreement.

The William Lyon Homes Board recommends that William Lyon Homes stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the William Lyon Homes Adjournment Proposal.

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the voting power of the outstanding shares of William Lyon Homes common stock entitled to vote thereon. Approval of the Advisory Compensation Proposal, which is an advisory, non-binding vote, requires the affirmative vote of the holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at a meeting where a quorum is present. Approval of the William Lyon Homes Adjournment Proposal requires the affirmative vote of holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at a meeting where a quorum is present.

Your vote is very important. Whether or not you plan to attend the William Lyon Homes special meeting, please act promptly to submit a proxy to vote your shares of William Lyon Homes common stock with respect to the proposals described above. You may submit a proxy to vote your shares of William Lyon Homes common stock by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may submit a proxy to vote your shares of William Lyon homes common stock by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the William Lyon Homes special meeting, you may vote your shares of William Lyon Homes common stock in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. If your shares of William Lyon homes common stock are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. In particular, see “Risk Factors” beginning on page 24 of the accompanying joint proxy statement/prospectus. If you have any questions concerning the merger agreement, the merger or the other transactions contemplated thereby, the William Lyon Homes special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus, or need help submitting a proxy to have your shares of William Lyon Homes common stock voted, please contact William Lyon Homes’ proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders may call toll free: (800) 334-0384

Banks and Brokers may call collect: (212) 269-5550

Email: WLH@dfking.com

By Order of the Board of Directors,

Jason R. Liljestrom

Senior Vice President, General Counsel and Corporate Secretary

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Taylor Morrison and William Lyon Homes from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Innisfree M&A Incorporated 501 Madison Ave, 20th Floor New York, NY 10022 Stockholders may call toll-free: (877) 456-3507 Banks and Brokers may call collect: (212) 750-5833	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Stockholders may call toll free: (800) 334-0384 Banks and Brokers may call collect: (212) 269-5550 Email: WLH@dfking.com

or	or

Taylor Morrison Home Corporation 4900 N. Scottsdale Road, Suite 2000 Scottsdale, AZ 85251 (480) 840-8100 Attn: Investor Relations	William Lyon Homes 4695 MacArthur Court, 8th Floor Newport Beach, CA 92660 (949) 833-3600 Attn: Investor Relations

Investors may also consult Taylor Morrison’s or William Lyon Homes’ website for more information concerning the merger described in this joint proxy statement/prospectus. Taylor Morrison’s website is https://www.taylormorrison.com. William Lyon Homes’ website is http://www.lyonhomes.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

To receive timely delivery of the documents in advance of the special meetings, you should make your request no later than                , 2020, which is five business days before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Taylor Morrison, constitutes a prospectus of Taylor Morrison under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Taylor Morrison common stock to be issued to William Lyon Homes stockholders pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Taylor Morrison and William Lyon Homes under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                ,                 . You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to Taylor Morrison stockholders or William Lyon Homes stockholders nor the issuance by Taylor Morrison of shares of Taylor Morrison common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Taylor Morrison has been provided by Taylor Morrison and information contained in this joint proxy statement/prospectus regarding William Lyon Homes has been provided by William Lyon Homes.

Unless otherwise indicated or as the context otherwise indicates, when used in this joint proxy statement/prospectus:

•	“combined company” refers to Taylor Morrison, following completion of the merger;

•	“closing date” refers to date on which the merger is completed;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•	“DOJ” refers to the Antitrust Division of the U.S. Department of Justice;

•	“effective time” refers to the effective time of the merger;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•	“Exchange Agent” refers to Computershare Trust Company, N.A.;

•	“FTC” refers to the U.S. Federal Trade Commission;

•	“GAAP” refers to U.S. Generally Accepted Accounting Principles;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Latham & Watkins” refers to Latham & Watkins, LLP;

•

“merger” means, as contemplated by the merger agreement, the merger of Merger Sub with and into William Lyon Homes, with William Lyon Homes as the Surviving Corporation in such merger (the “first merger”); the result of which is the legacy business and subsidiaries of William Lyon Homes becoming indirect subsidiaries of Taylor Morrison. Under certain circumstances, an alternative structure may be utilized in which, immediately following the first merger, William Lyon Homes would be merged as part of one integrated transaction into a limited liability company wholly-owned by Taylor Morrison that is classified as a disregarded entity for U.S. federal income tax purposes (the “second merger”). If the second merger occurs, then the first merger and the second merger, taken together, are referred to herein as the “merger.” If the second merger does not occur, the first merger is referred to herein as the “merger”;

•

“merger agreement” refers to the Agreement and Plan of Merger, dated as of November 5, 2019, by and among Taylor Morrison, Merger Sub and William Lyon Homes, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•	“Merger Sub” refers to Tower Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Taylor Morrison;

•	“Paul, Weiss” refers to Paul, Weiss, Rifkind, Wharton & Garrison LLP;

•	“NYSE” refers to the New York Stock Exchange;

•	“SEC” refers to the Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•	“special meetings” means the Taylor Morrison special meeting and the William Lyon Homes special meeting;

•	“Taylor Morrison” refers to Taylor Morrison Home Corporation, a Delaware corporation;

•	“Taylor Morrison Board” refers to the board of directors of Taylor Morrison;

•	“Taylor Morrison common stock” refers to the common stock of Taylor Morrison, par value $0.00001 per share;

•

“Taylor Morrison special meeting” refers to the special meeting of Taylor Morrison stockholders that will be conducted to vote on certain matters in connection with the merger as described in this joint proxy statement/prospectus;

•

“voting agreement” refers to the Voting Agreement, dated as of November 5, 2019, by and among Taylor Morrison and the Lyon Stockholders (as defined below), a copy of which is attached as Annex B to this joint proxy statement/prospectus;

•	“we” and “our” refer to Taylor Morrison and William Lyon Homes collectively;

•	“William Lyon Homes” refers to William Lyon Homes, a Delaware corporation;

•	“William Lyon Homes Board” refers to the board of directors of William Lyon Homes;

•	“William Lyon Homes Class A common stock” refers to the Class A common stock of William Lyon Homes, par value $0.01 per share;

•	“William Lyon Homes Class B common stock” refers to the Class B common stock of William Lyon Homes, par value $0.01 per share;

•	“William Lyon Homes common stock” refers to William Lyon Homes Class A common stock and William Lyon Homes Class B common stock collectively;

•

“William Lyon Homes equity plan” refers to the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan and the William Lyon Homes 2012 Equity Incentive Plan, in each case, as amended, supplemented or modified from time to time.

•

“William Lyon Homes special meeting” refers to the special meeting of William Lyon Homes stockholders that will be conducted to vote on certain matters in connection with the merger as described in this joint proxy statement/prospectus;

•	“William Lyon Homes 2022 Senior Notes” means William Lyon Homes, Inc.’s 7.00% Senior Notes due 2022 issued pursuant to the William Lyon Homes 2022 Senior Notes Indenture;

•

“William Lyon Homes 2022 Senior Notes Indenture” means that certain Indenture, dated as of August 11, 2014, among WLH PNW Finance Corp., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time;

•	“William Lyon Homes 2023 Senior Notes” means William Lyon Homes, Inc.’s 6.00% Senior Notes due 2023 issued pursuant to the William Lyon Homes 2023 Senior Notes Indenture;

•

“William Lyon Homes 2023 Senior Notes Indenture” means that certain Indenture, dated as of March 9, 2018, among William Lyon Homes, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time;

•	“William Lyon Homes 2025 Senior Notes” means William Lyon Homes, Inc.’s 5.875% Senior Notes due 2025 issued pursuant to the William Lyon Homes 2025 Senior Notes Indenture;

•

“William Lyon Homes 2025 Senior Notes Indenture” means that certain Indenture, dated as of January 31, 2017, among William Lyon Homes, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time;

•	“William Lyon Homes 2027 Senior Notes” means William Lyon Homes, Inc.’s 6.625% Senior Notes due 2027 issued pursuant to the William Lyon Homes 2027 Senior Notes Indenture;

•

“William Lyon Homes 2027 Senior Notes Indenture” means that certain Indenture, dated as of July 9, 2019, among William Lyon Homes, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time;

•

“William Lyon Homes Senior Notes” means, collectively, the William Lyon Homes 2022 Senior Notes, the William Lyon Homes 2023 Senior Notes, the William Lyon Homes 2025 Senior Notes and the William Lyon Homes 2027 Senior Notes; and

•

“William Lyon Homes Senior Notes Indentures” means, collectively, the William Lyon Homes 2022 Senior Notes Indenture, the William Lyon Homes 2023 Senior Notes Indenture, the William Lyon Homes 2025 Senior Notes Indenture and the William Lyon Homes 2027 Senior Notes Indenture.

v

Annex A—Agreement and Plan of Merger, dated as of November 5, 2019

Annex B—Voting Agreement, dated as of November 5, 2019

Annex C—Opinion of Citigroup Global Markets, Inc.

Annex D—Opinion of J.P. Morgan Securities LLC

Annex E—Section 262 of the Delaware General Corporation Law

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement, certain voting procedures and other matters with respect to the William Lyon Homes special meeting or the Taylor Morrison special meeting. These questions and answers may not address all questions that may be important to William Lyon Homes stockholders or Taylor Morrison stockholders. To better understand these matters, and for a more complete description of the terms of the merger agreement, the voting agreement, the merger and the other transactions contemplated thereby including, certain risks relating to the merger and Taylor Morrison following the merger, and the proceedings to be conducted at the William Lyon Homes special meeting and the Taylor Morrison special meeting, you should carefully read this entire joint proxy statement/prospectus, including each of the attached Annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

On November 5, 2019, Taylor Morrison, Merger Sub, and William Lyon Homes entered into the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In order to complete the merger, among other things, William Lyon Homes stockholders must affirmatively vote to adopt the merger agreement and Taylor Morrison stockholders must affirmatively vote to approve the issuance of shares of Taylor Morrison common stock to William Lyon Homes stockholders as consideration for the merger.

This joint proxy statement/prospectus serves as the proxy statement through which Taylor Morrison and William Lyon Homes will solicit proxies to obtain the necessary stockholder approvals for the proposed merger. It also serves as the prospectus by which Taylor Morrison will issue shares of its common stock as the Merger Consideration (as defined below).

William Lyon Homes will hold a special meeting of stockholders to obtain the requisite approval of its stockholders in favor of (i) a proposal to adopt the merger agreement (the “Merger Proposal”), (ii) a proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to William Lyon Homes’ named executive officers in connection with the merger (the “Advisory Compensation Proposal”) and (iii) a proposal to adjourn the William Lyon Homes special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal (the “William Lyon Homes Adjournment Proposal”).

Taylor Morrison will hold a special meeting of stockholders to obtain the requisite approval of its stockholders in favor of (i) a proposal to approve the issuance of shares (the “Share Issuance”) of Taylor Morrison common stock to William Lyon Homes stockholders in connection with the merger (the “Share Issuance Proposal”) and (ii) a proposal to adjourn the Taylor Morrison special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal (the “Taylor Morrison Adjournment Proposal”).

Your vote is very important. We encourage you to complete, sign, date and submit a proxy card to have your shares voted as soon as possible.

Q:	What will happen in the merger, if completed?

A:

In the merger, Merger Sub will be merged with and into William Lyon Homes, with William Lyon Homes surviving the merger as a wholly owned, direct subsidiary of Taylor Morrison (the “Surviving Corporation”); the result of which is the legacy business and subsidiaries of William Lyon Homes becoming indirect subsidiaries of Taylor Morrison. Under certain circumstances, an alternative structure may be utilized in which, immediately following the first merger, William Lyon Homes would be merged as part of one integrated transaction into a limited liability company wholly owned by Taylor Morrison that is classified as a disregarded entity for U.S. federal income tax purposes. As a result of the merger, Merger Sub’s separate corporate existence will cease, and William Lyon Homes will no longer be a publicly traded company. See the section entitled “The Merger Agreement—Structure and Effect of the Merger” beginning on page 110 of this joint proxy statement/prospectus and the merger agreement attached as Annex A to this joint proxy statement/prospectus for more information about the merger.

Q:	What will William Lyon Homes stockholders receive in the merger?

A:

At the effective time each share of William Lyon Homes common stock (other than restricted stock, dissenters’ shares or any shares of William Lyon Homes common stock owned directly by William Lyon Homes (or any wholly owned subsidiary of William Lyon Homes), Taylor Morrison or Merger Sub (the “Canceled Shares”)) will be converted into the right to receive consideration consisting of (i) 0.8000 validly issued, fully paid and non-assessable shares of Taylor Morrison common stock (the “Stock Consideration”) and (ii) $2.50 in cash (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”).

You will receive cash in lieu of a fractional share to which you would otherwise be entitled (the “Fractional Shares” and such cash, the “Fractional Share Consideration”), and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For more information regarding the Merger Consideration, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 111 of this joint proxy statement/prospectus.

Pursuant to the voting agreement, William H. Lyon, Lyon Shareholder 2012, LLC and The William Harwell Lyon Separate Property Trust established July 28, 2000 (collectively, the “Lyon Stockholders”) have each agreed to vote all of their shares of William Lyon Homes common stock (representing approximately     % of the outstanding shares of William Lyon Homes common stock as of the William Lyon Homes Record Date) in favor of the Merger Proposal and any action required in furtherance thereof. If, however, the William Lyon Homes Board changes its recommendation with respect to the Merger Proposal, the Lyon Stockholders will be required to vote shares of William Lyon Homes common stock equal to 30% of the outstanding voting power of William Lyon Homes common stock in favor of the Merger Proposal. The Lyon Stockholders may not transfer their William Lyon Homes common stock prior to the merger other than to an affiliate that agrees to be bound by the voting agreement.

Because the exchange ratio for the shares of Taylor Morrison common stock that will be issued in the merger is fixed and there will be no adjustment to such exchange ratio, the aggregate value of the Merger Consideration received by William Lyon Homes stockholders who receive Taylor Morrison common stock in the merger will depend on the then-current NYSE market price of shares of Taylor Morrison common stock at the effective time of the merger. As a result, the value of the Merger Consideration that William Lyon Homes stockholders will receive in the merger could be greater than, less than, or the same as, the value of such Merger Consideration on the date of this joint proxy statement/prospectus or at the time of the William Lyon Homes special meeting. The closing price of shares of Taylor Morrison common stock on the NYSE on November 4, 2019, the last full trading day before the public announcement of the merger, was $24.13. The closing price of Taylor Morrison common stock on the NYSE on                 ,                 , the latest practicable trading day before the date of this joint proxy statement/prospectus, was $            .

For more information regarding the Merger Consideration to be provided to William Lyon Homes stockholders, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 111 of this joint proxy statement/prospectus.

Q:	What will Taylor Morrison stockholders receive in the merger?

A:	If the merger is completed, Taylor Morrison stockholders will not receive any Merger Consideration and will continue to hold their shares of Taylor Morrison common stock.

Q:	What happens if the market price of shares of Taylor Morrison common stock or William Lyon Homes Class A common stock changes before the closing of the Merger?

A:

Regardless of the price at which William Lyon Homes Class A common stock or Taylor Morrison common stock is trading at the effective time, no change will be made to the exchange ratio. Because the exchange ratio is fixed, the value of the Stock Consideration to be received in the merger will fluctuate between the date of this joint proxy statement/prospectus and the effective time based upon the market value of Taylor Morrison common stock. However, the value of the Stock Consideration to be received in the merger will not be affected by fluctuations in the market price of William Lyon Homes common stock. For more information regarding the Merger Consideration to be provided to William Lyon Homes stockholders, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 111 of this joint proxy statement/prospectus.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed for any reason, William Lyon Homes stockholders will not receive any Merger Consideration for their shares of William Lyon Homes common stock, and William Lyon Homes will remain an independent public company with William Lyon Homes common stock continuing to be traded on the NYSE. For a discussion of the fees payable in the event the merger is not completed, see the section entitled “The Merger Agreement—Fees and Expenses and Termination Fees” beginning on page 129 of this joint proxy statement/prospectus.

Q:	When and where will the special meetings be held?

A:	William Lyon Homes: The William Lyon Homes special meeting will be held on , 2020, at a.m. local time, at .

Taylor Morrison: The Taylor Morrison special meeting will be held on                 , 2020, at             a.m. local time, at             .

Q:	What are stockholders being asked to vote on?

A:	William Lyon Homes: William Lyon Homes stockholders are being asked to vote on:

•	William Lyon Homes Proposal I: the Merger Proposal;

•	William Lyon Homes Proposal II: the Advisory Compensation Proposal; and

•	William Lyon Homes Proposal III: the William Lyon Homes Adjournment Proposal.

The approval by William Lyon Homes stockholders of the Merger Proposal is a condition to the obligations of Taylor Morrison and of William Lyon Homes to complete the merger. The approval by William Lyon Homes stockholders of the Advisory Compensation Proposal and the William Lyon Homes Adjournment Proposal are not conditions to the obligations of Taylor Morrison or of William Lyon Homes to complete the merger.

Taylor Morrison: Taylor Morrison stockholders are being asked to vote on:

•	Taylor Morrison Proposal I: the Share Issuance Proposal; and

•	Taylor Morrison Proposal II: the Taylor Morrison Adjournment Proposal.

The approval by Taylor Morrison stockholders of the Share Issuance Proposal is a condition to the obligations of Taylor Morrison and of William Lyon Homes to complete the merger. The approval by Taylor Morrison stockholders of the Taylor Morrison Adjournment Proposal is not a condition to the obligations of Taylor Morrison or of William Lyon Homes to complete the merger.

Q:	Why are the merger agreement and the merger not being considered and voted upon by Taylor Morrison stockholders?

A:

Under Delaware law, Taylor Morrison stockholders are not required to approve the merger or adopt the merger agreement. Taylor Morrison stockholders are being asked to consider and vote on the issuance of Taylor Morrison common stock in connection with the merger.

Q:	Who is entitled to vote at the special meetings?

A:

William Lyon Homes: William Lyon Homes has two classes of voting stock issued and outstanding, the William Lyon Homes Class A common stock and William Lyon Homes Class B common stock, which vote on all matters presented to William Lyon Homes stockholders for their vote or approval. Only holders of record of William Lyon Homes common stock as of the William Lyon Homes Record Date, the close of business on                ,                 are entitled to vote at the William Lyon Homes special meeting or any adjournment or postponement thereof.

As of the William Lyon Homes Record Date, there were            shares of William Lyon Homes Class A common stock and            shares of William Lyon Homes Class B common stock outstanding. Each outstanding share of William Lyon Homes Class A common stock is entitled to one vote on each matter to be acted upon at the William Lyon Homes special meeting and each outstanding share of William Lyon Homes Class B common stock is entitled to five votes on each matter to be acted upon at the William Lyon Homes special meeting with holders of shares of William Lyon Homes Class A common stock and William Lyon Homes Class B common stock voting together as a single class on all matters submitted to a vote of stockholders at the William Lyon Homes special meeting.

Taylor Morrison: Taylor Morrison has one class of voting stock issued and outstanding, the Taylor Morrison common stock, which votes on all matters presented to Taylor Morrison stockholders for their vote or approval. Only holders of record of Taylor Morrison common stock as of the Taylor Morrison Record Date, the close of business on                ,                are entitled to vote at the Taylor Morrison special meeting or any adjournment or postponement thereof.

As of the Taylor Morrison Record Date, there were                 shares of Taylor Morrison common stock outstanding. Each outstanding share of Taylor Morrison common stock is entitled to one vote on each matter to be acted upon at the Taylor Morrison special meeting.

Q:	How does the William Lyon Homes Board recommend that the William Lyon Homes stockholders vote?

A:

At a meeting of the William Lyon Homes Board held on November 5, 2019, at which all of the William Lyon Homes directors were present, the William Lyon Homes Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of, William Lyon Homes and its stockholders, and approved, adopted, and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the merger.

The William Lyon Homes Board recommends that William Lyon Homes stockholders vote “FOR” the adoption of the merger agreement and “FOR” the William Lyon Homes Adjournment Proposal. See “William Lyon Homes Proposals—Proposal I. Merger Proposal,” “William Lyon Homes Proposals—Proposal II. Advisory Compensation Proposal” and “William Lyon Homes Proposals—Proposal III. William Lyon Homes Adjournment Proposal” beginning on pages 53, 53 and 54, respectively, of this joint proxy statement/prospectus.

Q:	How does the Taylor Morrison Board recommend that the Taylor Morrison stockholders vote?

A:

At a meeting of the Taylor Morrison Board held on November 5, 2019, at which all of the Taylor Morrison directors were present, the Taylor Morrison Board unanimously determined that the merger agreement and

x

the transactions contemplated by the merger agreement, including the merger and the Share Issuance, are advisable, fair to, and in the best interests of, the Taylor Morrison stockholders, and (i) approved, adopted, and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the merger and the Share Issuance, (ii) directed that the Share Issuance be submitted to the Taylor Morrison stockholders for approval at the Taylor Morrison special meeting and (iii) resolved to recommend that the Share Issuance be approved by the Taylor Morrison stockholders.

The Taylor Morrison Board recommends that Taylor Morrison stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Taylor Morrison Adjournment Proposal. See “Taylor Morrison Proposals—Proposal I. Share Issuance Proposal” and “Taylor Morrison Proposals—Proposal II. Taylor Morrison Adjournment Proposal” beginning on page 45 of this joint proxy statement/prospectus.

Q:	What stockholder vote is required for the adoption of the relevant proposals, and what happens if I abstain?

A:	William Lyon Homes: The following are the vote requirements:

•

The Merger Proposal: The affirmative vote of holders of a majority of the voting power of the outstanding shares of William Lyon Homes common stock entitled to vote thereon is required to adopt the merger agreement. Accordingly, shares deemed not in attendance at the William Lyon Homes special meeting, whether due to a record holder’s failure to submit a proxy to vote his or her shares or vote his or her shares in person or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, as well as abstentions and broker non-votes (if any) will have the same effect as a vote against the adoption of the merger agreement.

•

The Advisory Compensation Proposal: The affirmative vote of the holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at a meeting where a quorum is present is required to approve the Advisory Compensation Proposal. Accordingly, if you abstain from voting, or if you fail to vote or fail to instruct your broker or other nominee to vote, it will have no effect on the outcome of the Advisory Compensation Proposal, assuming a quorum is present.

•

The William Lyon Homes Adjournment Proposal: The affirmative vote of holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at a meeting where a quorum is present is required to approve the William Lyon Homes Adjournment Proposal. Accordingly, if you abstain from voting, or if you fail to vote or fail to instruct your broker or other nominee to vote, it will have no effect on the outcome of the William Lyon Homes Adjournment Proposal, assuming a quorum is present.

Taylor Morrison: The following are the vote requirements:

•

Share Issuance Proposal: The affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon, at a meeting where a quorum is present, is required to approve the Share Issuance Proposal. Accordingly, abstentions will have the same effect as a vote against the proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to submit a proxy to vote his or her shares or vote his or her shares in person or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, as well as broker non-votes (if any) will have no effect on the outcome of the Share Issuance Proposal, assuming a quorum is present.

•

Adjournment of Taylor Morrison Special Meeting: The affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon, even if such majority represents less than a quorum, is required to approve the Taylor Morrison Adjournment Proposal. Accordingly, abstentions will have the same effect as a vote against the proposal, but shares deemed not in attendance at the meeting, whether due to a record holder’s failure to submit a proxy to vote his or her shares or vote his or her shares in person or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, and broker non-votes will have no effect on the outcome of the Taylor Morrison Adjournment Proposal, assuming a quorum is present.

Q:	How many votes do I and others have? Are any stockholders already committed to vote in favor of the relevant proposals?

A:

William Lyon Homes: Holders of William Lyon Homes Class A common stock are entitled to one vote for each share of William Lyon Homes Class A common stock owned as of the William Lyon Homes Record Date. As of the William Lyon Homes Record Date, there were                 outstanding shares of William Lyon Homes Class A common stock. Holders of William Lyon Homes Class B common stock are entitled to five votes for each share of William Lyon Homes Class B common stock owned as of the William Lyon Homes Record Date. As of the William Lyon Homes Record Date, there were                 outstanding shares of William Lyon Homes Class B common stock, all of which were held by the Lyon Stockholders. At the William Lyon Homes special meeting, holders of William Lyon Homes Class A common stock and William Lyon Homes Class B common stock will vote together as a single class.

In connection with the execution of the merger agreement, the Lyon Stockholders entered into the voting agreement with Taylor Morrison. As of the William Lyon Homes Record Date, the shares of William Lyon Homes common stock held by the Lyon Stockholders subject to the voting agreement represent approximately    % of the aggregate voting power of shares of William Lyon Homes common stock. The Lyon Stockholders have agreed in the voting agreement to, among other things, vote all shares of William Lyon Homes common stock held by them (representing approximately      % of the outstanding shares of William Lyon Homes common stock as of the William Lyon Homes Record Date) (i) in favor of the Merger Proposal, (ii) against approval of any proposal made in opposition to, in competition with, or that would result in a breach of the merger agreement or the merger or any other transactions contemplated by the merger agreement, and (iii) against certain other actions that would reasonably be expected to prevent, interfere with, or impair or delay, the consummation of the merger or any of the other transactions contemplated by the merger agreement in accordance with their terms. If, however, the William Lyon Homes Board changes its recommendation with respect to the Merger Proposal, the Lyon Stockholders will be required to vote shares of William Lyon Homes common stock equal to 30% of the outstanding voting power of William Lyon Homes common stock in favor of the merger. The voting agreement will terminate automatically on the first to occur of (x) certain amendments or waivers of the merger agreement without the Lyon Stockholders’ prior consent, (y) the effective time of the merger and (z) the termination of the merger agreement. See “The Voting Agreement” beginning on page 132 of this joint proxy statement/prospectus.

Taylor Morrison: Holders of Taylor Morrison common stock are entitled to one vote for each share of Taylor Morrison common stock owned as of the Taylor Morrison Record Date. As of the Taylor Morrison Record Date, there were                 outstanding shares of Taylor Morrison common stock.

Q:	Do directors and officers have interests that may differ from those of other stockholders?

A:

William Lyon Homes: Yes. In considering the recommendation of the William Lyon Homes Board that William Lyon Homes stockholders vote “FOR” the Merger Proposal, William Lyon Homes stockholders should be aware and take into account the fact that certain members of the William Lyon Homes Board and certain executive officers of William Lyon Homes may have interests in the merger that may be different from, or in addition to, their interests as William Lyon Homes stockholders. The William Lyon Homes Board was aware of these interests during its deliberations on the merits of the merger agreement and in making its decision to approve the merger agreement. See “The Merger—Interests of Certain William Lyon Homes Directors and Officers in the Merger” beginning on page 99 of this joint proxy statement/prospectus.

Taylor Morrison: Yes. In considering the recommendation of the Taylor Morrison Board that Taylor Morrison stockholders vote “FOR” the Share Issuance Proposal, Taylor Morrison stockholders should be aware and take into account the fact that certain members of Taylor Morrison’s Board and certain executive officers of Taylor Morrison may have interests in the merger that may be different from, or in addition to, their interests as Taylor Morrison stockholders. Taylor Morrison’s Board was aware of these interests during its deliberations on the merits of the merger and in making its decision to approve the merger agreement and to recommend to Taylor Morrison stockholders the approval of the Share Issuance Proposal and the Taylor Morrison Adjournment Proposal. See “The Merger—Interests of Certain Taylor Morrison Directors and Officers in the Merger.”

Q:	What constitutes a quorum at the William Lyon Homes special meeting and the Taylor Morrison special meeting?

A:

William Lyon Homes: A quorum of outstanding shares of William Lyon Homes common stock is necessary to take action at the William Lyon Homes special meeting. The presence in person or by proxy of the holders of stock having a majority in voting power of all of the shares of William Lyon Homes common stock entitled to vote at the meeting will constitute a quorum at the William Lyon Homes special meeting. The inspector of election appointed for the William Lyon Homes special meeting will determine whether a quorum is present.

Taylor Morrison: A quorum of outstanding shares of Taylor Morrison common stock is necessary to take action at the Taylor Morrison special meeting. The presence in person or by proxy of the holders of stock having a majority of the voting power of Taylor Morrison common stock entitled to vote at the meeting will constitute a quorum at the Taylor Morrison special meeting. The inspector of election appointed for the Taylor Morrison special meeting will determine whether a quorum is present.

Q:	Are there any important risks related to the merger or Taylor Morrison’s or William Lyon Homes’ businesses of which I should be aware?

A:

Yes, there are important risks related to the merger and each of Taylor Morrison’s and William Lyon Homes’ businesses. Before making any decision on how to vote, Taylor Morrison and William Lyon Homes urge you to read carefully and in its entirety the section entitled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors relating to Taylor Morrison and William Lyon Homes contained in the documents that are incorporated by reference into this joint proxy statement/prospectus, including Taylor Morrison’s and William Lyon Homes’ respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018, as updated from time to time in each company’s subsequent filings with the SEC.

Q:	How do I vote?

A:

If you are a Taylor Morrison stockholder of record as of the record date for the Taylor Morrison special meeting or a William Lyon Homes stockholder of record as of the record date for the William Lyon Homes special meeting, you may attend the applicable special meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	By Mail. If you choose to submit your proxy to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided;

•	By Telephone. You may submit your proxy to vote your shares by telephone by calling the toll-free number provided on your proxy card any time up to p.m. Eastern Time, on , ;or

•

Through the Internet. You may also submit your proxy to vote through the Internet by signing on to the website identified on your proxy card and following the procedures described in the website any time up to     p.m. Eastern Time, on                 ,                .

If you are a beneficial owner and hold your shares in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of telephonic or Internet voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

Q:	What is a “broker non-vote”?

A:

If a holder of William Lyon Homes common stock or Taylor Morrison common stock is a beneficial owner of shares held in “street name” by a bank, broker, trust company or other nominee and does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. The proposals to be voted on at the William Lyon Homes special meeting and the Taylor Morrison special meeting are “non-routine” matters. If the organization that holds the beneficial owner’s shares does not receive instructions from such William Lyon Homes or Taylor Morrison stockholder on how to vote its shares on any of the proposals to be voted on at the William Lyon Homes special meeting or the Taylor Morrison special meeting, as applicable, that bank, broker, trust company or other nominee will inform the inspector of election at the William Lyon Homes or the Taylor Morrison special meeting, as applicable, that it does not have authority to vote on any proposal at the applicable special meeting with respect to such shares, and, furthermore, such shares will not be deemed to be in attendance at the meeting. However, if the bank, broker, trust company or other nominee receives instructions from such stockholder on how to vote its shares as to only one or two proposals, the shares will be voted as instructed on such proposal(s) but will not be voted on the other, uninstructed proposal(s). This is generally referred to as a “broker non-vote.”

Q:	If my shares are held in street name, will my nominee or intermediary automatically vote my shares for me?

A:

No. If your shares of William Lyon Homes common stock or Taylor Morrison common stock are held in street name, you must instruct your nominee or intermediary how to vote your shares. Your nominee or intermediary will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your nominee or intermediary with this joint proxy statement/prospectus.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you return your signed and dated proxy card without indicating how to vote your shares on any particular proposal, the William Lyon Homes common stock or Taylor Morrison common stock represented by your proxy will be voted in accordance with the recommendation of the William Lyon Homes Board or the Taylor Morrison Board, respectively.

Q:	Is my vote important?

A:

Yes, your vote is very important. The merger cannot be completed without the approval by the William Lyon Homes stockholders of the Merger Proposal and the approval by the Taylor Morrison stockholders of the Stock Issuance Proposal.

The William Lyon Homes Board recommends that William Lyon Homes stockholders vote “FOR” the Merger Proposal.

The Taylor Morrison Board recommends that Taylor Morrison stockholders vote “FOR” the Stock Issuance Proposal.

Q:	Can I revoke my proxy or change my voting instructions?

A:	William Lyon Homes: Yes. You may revoke your proxy or change your vote, at any time, before your proxy is voted at the William Lyon Homes special meeting.

If you are a holder of record as of the William Lyon Homes Record Date, you can revoke your proxy or change your vote by:

•	sending a written notice stating that you revoke your proxy to the Corporate Secretary of William Lyon Homes, at William Lyon Homes’ offices at 4695 MacArthur Court, 8th Floor, Newport Beach, CA

92660, Attention: Corporate Secretary, that bears a date later than the date of the previously submitted proxy that you want to revoke and is received by William Lyon Homes’ Corporate Secretary prior to the William Lyon Homes special meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•

attending the William Lyon Homes special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the William Lyon Homes special meeting.

Taylor Morrison: Yes. You may revoke your proxy or change your vote, at any time, before your proxy is voted at the Taylor Morrison special meeting.

If you are a holder of record as of the Taylor Morrison Record Date, you can revoke your proxy or change your vote by:

•

sending a written notice stating that you revoke your proxy to the Corporate Secretary of Taylor Morrison, at Taylor Morrison’s offices at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251, Attention: Corporate Secretary, that bears a date later than the date of the previously submitted proxy that you want to revoke and is received by Taylor Morrison’s Corporate Secretary prior to the Taylor Morrison special meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•

attending the Taylor Morrison special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

If you hold your shares in street name, you must contact your nominee or intermediary to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Taylor Morrison special meeting.

Q:

What happens if I transfer my shares of (i) William Lyon Homes common stock before the William Lyon Homes special meeting or (ii) Taylor Morrison common stock before the Taylor Morrison special meeting?

A:

William Lyon Homes: The William Lyon Homes Record Date is earlier than the date of the William Lyon Homes special meeting and the date that the merger is expected to be completed. If you transfer your shares of William Lyon Homes common stock after the William Lyon Homes Record Date, but before the William Lyon Homes special meeting, you will retain your right to vote at the William Lyon Homes special meeting. However, you will have transferred the right to receive the Merger Consideration in the merger. In order to receive the Merger Consideration, you must hold your shares of William Lyon Homes common stock through the effective time of the merger.

Taylor Morrison: The Taylor Morrison Record Date is earlier than the date of the Taylor Morrison special meeting and the date that the merger is expected to be completed. If you transfer your shares of Taylor Morrison common stock after the Taylor Morrison Record Date, but before the Taylor Morrison special meeting, you will retain your right to vote at the Taylor Morrison special meeting.

Q:	What do I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a holder of record and also in street name, or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	What will happen if all of the proposals to be considered at the special meetings are not approved?

A:

As a condition to completion of the merger, William Lyon Homes stockholders must approve the Merger Proposal at the William Lyon Homes special meeting and Taylor Morrison stockholders must approve the Share Issuance Proposal at the Taylor Morrison special meeting. Completion of the merger is not conditioned or dependent upon the approval of the Advisory Compensation Proposal, William Lyon Homes Adjournment Proposal or the Taylor Morrison Adjournment Proposal.

Q:	Are William Lyon Homes stockholders entitled to appraisal rights if they do not vote “FOR” the Merger Proposal?

A:

Yes. Under Delaware law, record holders of William Lyon Homes common stock who neither vote in favor of the adoption of the merger agreement nor consent thereto in writing, who continuously hold their shares of William Lyon Homes common stock through the effective date of the merger and who otherwise comply with the procedures set forth in Section 262 of the DGCL, will be entitled to appraisal rights in connection with the merger, and if the merger is completed, subject to the provisions of Section 262 of the DGCL, obtain payment in cash of the fair value of their shares of William Lyon Homes common stock as determined by the Delaware Court of Chancery, together with interest, if any, to be paid on the amount determined to be the fair value, instead of receiving the Merger Consideration for their shares. Under Section 262 of the DGCL, assuming William Lyon Homes Class A common stock remains listed on a national securities exchange immediately prior to the effective time of the merger, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of such shares who have perfected their appraisal rights unless (i) the total number of such shares entitled to appraisal exceeds 1% of the outstanding shares of William Lyon Homes Class A common stock, or (ii) the value of the consideration provided in the merger for such total number of shares entitled to appraisal exceeds $1 million. Under Section 262 of the DGCL, no similar condition to the availability of appraisal rights applies to the William Lyon Homes Class B common stock because it is not expected to be listed on a national securities exchange immediately prior to the effective time of the merger. However, pursuant to the voting agreement, the sole holder of all outstanding shares of William Lyon Homes Class B common stock has agreed not to exercise its appraisal rights. To exercise appraisal rights, William Lyon Homes stockholders must comply with the procedures prescribed by Section 262 of the DGCL. These procedures are summarized under “Appraisal Rights” beginning on page 166 of this joint proxy statement/prospectus. In addition, a copy of the full text of Section 262 of the DGCL is included as Annex E to this joint proxy statement/prospectus. Failure to comply with these provisions may result in a loss of the right of appraisal.

Q:	Are Taylor Morrison stockholders entitled to appraisal rights if they do not vote “FOR” the Share Issuance Proposal?

A:	Holders of Taylor Morrison common stock will not be entitled to rights of appraisal in connection with the merger.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of William Lyon Homes common stock?

A:

Taylor Morrison and William Lyon Homes intend that, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The merger for this purpose includes the first merger and the second merger, if it occurs, as part of one integrated plan of reorganization for U.S. federal income tax purposes. It is a condition to William Lyon Homes’ obligation to consummate the merger that William Lyon Homes receive an opinion from Latham & Watkins LLP (or, if Latham & Watkins LLP is unable to deliver such opinion, from Paul, Weiss, Rifkind, Wharton & Garrison LLP), dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. On the basis of such opinion and except with respect to the receipt of cash in lieu of fractional shares of Taylor Morrison common stock, a U.S. Holder (as defined on page 136) of William Lyon Homes common stock generally will not recognize any loss for U.S. federal income tax purposes upon receipt of the Merger Consideration but may recognize gain to the extent of the Cash Consideration received. Such U.S. Holders may also recognize gain or loss for U.S. federal income tax purposes with respect to any cash received in lieu of fractional shares of Taylor Morrison common stock.

Please review the information in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 135 of this joint proxy statement/prospectus for a more complete description of the material U.S. federal income tax consequences of the merger to U.S. Holders of William Lyon Homes common stock. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the merger.

Q:	What are the conditions to the completion of the merger?

A:

Completion of the merger is subject to certain closing conditions, including, but not limited to, the (i) approval of the Merger Proposal by William Lyon Homes stockholders; (ii) approval of the Share Issuance Proposal by Taylor Morrison stockholders; (iii) effectiveness of the registration statement under the Securities Act of which this joint proxy statement/prospectus is a part; and (iv) satisfaction (or to the extent permitted by applicable law, waiver) of other customary conditions to closing. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 126 of this joint proxy statement/prospectus for more information.

Q:	When is the merger expected to be completed?

A:

As of the date of this joint proxy statement/prospectus, it is not possible to accurately estimate the closing date of the merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Taylor Morrison’s and William Lyon Homes’ obligations to complete the merger, some of which are not within the control of such parties; however, Taylor Morrison and William Lyon Homes currently expect the merger to close late in the first quarter or early in the second quarter of 2020. Accordingly, no assurance can be given as to when, or if, the merger will be completed.

Q:

Do I need to do anything at this time with my shares of (i) William Lyon Homes common stock other than voting on the proposals at the William Lyon Homes special meeting or (ii) Taylor Morrison common stock other than voting on the proposals at the Taylor Morrison special meeting?

A:

William Lyon Homes: If you are a William Lyon Homes stockholder, you will be entitled to receive the Merger Consideration for your shares after the effective time of the merger unless you properly exercise and do not subsequently lose, forfeit or validly withdraw your appraisal rights in respect of such shares as described under “Appraisal Rights” beginning on page 166 of this joint proxy statement/prospectus. However, there is no action that you are requested to take at this time, other than affirmatively voting “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the William Lyon Homes Adjournment Proposal in accordance with one of the methods of voting set forth in the section entitled “William Lyon Homes Special Meeting—Voting of Shares” beginning on page 49 of this joint proxy statement/prospectus.

Taylor Morrison: If you are a Taylor Morrison stockholder, there is no action that you are requested to take at this time, other than affirmatively voting “FOR” the Share Issuance Proposal and “FOR” the Taylor

Morrison Adjournment Proposal in accordance with one of the methods of voting set forth in the section entitled “Taylor Morrison Special Meeting—Voting of Shares” beginning on page 41 of this joint proxy statement/prospectus.

Q:	Should I send in my William Lyon Homes stock certificates now to receive the Merger Consideration?

A:

No. William Lyon Homes stockholders should not send in their stock certificates to any person at this time. After the effective time of the merger, the Exchange Agent will send you a letter of transmittal and instructions for exchanging your shares of William Lyon Homes common stock for the Merger Consideration. See “The Merger Agreement—Exchange Procedures” beginning on page 111 of this joint proxy statement/prospectus.

Q:	Is the completion of the merger subject to a financing condition?

A:

No. The receipt of any financing by Taylor Morrison is not a condition to completion of the merger or any of the other transactions contemplated by the merger agreement and, except in certain limited circumstances in which Taylor Morrison or William Lyon Homes may be permitted to terminate the merger agreement (as more fully described in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 128 of this joint proxy statement/prospectus), Taylor Morrison will be required to complete the merger (assuming that all of the conditions to its obligations to complete the merger under the merger agreement are satisfied or waived) whether or not financing is available on acceptable terms or at all. Taylor Morrison currently expects to pay the cash portion of the Merger Consideration and pay related fees and expenses in connection with the merger using borrowings under its revolving credit facility and/or cash on hand at the time of closing.

Q:	How will William Lyon Homes’ outstanding indebtedness be treated in the merger?

A:

Upon the closing of the merger, William Lyon Homes’ existing revolving credit facility will be terminated and any amounts outstanding thereunder will be repaid in full. At or prior to the closing of the merger, California Lyon expects a notice of redemption to be issued for the entire remaining $50.0 million outstanding principal amount of the William Lyon Homes 2022 Senior Notes at a redemption price equal to 100.000% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. Assuming any requisite consents are obtained in connection with the merger, William Lyon Homes’subsidiaries’ existing warehouse facilities and the loan facilities entered into by the joint ventures to which William Lyon Homes is a party will remain in place following the merger.

In addition, on December 5, 2019, a subsidiary of Taylor Morrison commenced (i) offers to exchange any and all of the outstanding William Lyon Homes 2023 Senior Notes, any and all of the outstanding William Lyon Homes 2025 Senior Notes and any and all of the outstanding William Lyon Homes 2027 Senior Notes for new notes issued by Taylor Morrison, (ii) consent solicitations soliciting from holders of the William Lyon Homes 2023 Senior Notes, the William Lyon Homes 2025 Senior Notes and the William Lyon Homes 2027 Senior Notes consents to certain amendments to the corresponding William Lyon Homes Senior Notes Indenture and (iii) change of control offers for the William Lyon Homes 2023 Senior Notes, William Lyon Homes 2025 Senior Notes and William Lyon Homes 2027 Senior Notes. The change of control offers may be terminated upon certain events. On November 5, 2019, Taylor Morrison received an executed commitment letter to finance any payments required to be made under change of control offers for the William Lyon Homes Senior Notes. For more information regarding financing of the merger, see the section entitled “The Merger—Treatment of William Lyon Homes’ Existing Indebtedness” beginning on page 107 of this joint proxy statement/prospectus.

Q:	Will the Taylor Morrison common stock issued to William Lyon Homes stockholders at the time of completion of the merger be traded on an exchange?

A:

Yes. It is a condition to completion of the merger that the shares of Taylor Morrison common stock to be issued to William Lyon Homes stockholders in the merger be approved for listing on the NYSE, subject to official notice of issuance. Shares of Taylor Morrison common stock are currently traded on the NYSE under the ticker symbol “TMHC.”

Q:	What if I hold shares of common stock in both William Lyon Homes and Taylor Morrison?

A:

If you are a stockholder of both William Lyon Homes and Taylor Morrison, you will receive two separate packages of proxy materials. A vote cast as a William Lyon Homes stockholder will not count as a vote cast as a Taylor Morrison stockholder, and a vote cast as a Taylor Morrison stockholder will not count as a vote cast as a William Lyon Homes stockholder. Therefore, please separately submit a separate proxy for both your shares of William Lyon Homes common stock and Taylor Morrison common stock.

Q:	If I am a stockholder, whom should I contact with questions?

A:

William Lyon Homes: If you have any questions about the merger or the William Lyon Homes special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Attention: Investor Relations

Email: WLH@finprofiles.com

Telephone: (310) 622-8223

or

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders may call toll-free: (800) 334-0384

Banks and Brokers may call collect: (212) 269-5550

Email: WLH@dfking.com

Taylor Morrison: If you have any questions about the merger or the Taylor Morrison special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

Taylor Morrison Home Corporation

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

Attention: Investor Relations

Email: investor@taylormorrison.com

Telephone: (480) 840-8100

or

Innisfree M&A Incorporated

501 Madison Ave, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

Q:	Where can I find more information about Taylor Morrison and William Lyon Homes?

A:

You can find more information about Taylor Morrison and William Lyon Homes from the various sources described under “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus.

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other business being considered at the Taylor Morrison and William Lyon Homes special meetings. Taylor Morrison and William Lyon Homes urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Taylor Morrison Home Corporation

Taylor Morrison is one of the largest public homebuilders in the United States. Taylor Morrison is also a land developer, with a portfolio of lifestyle and master-planned communities. Taylor Morrison provides a diverse assortment of homes across a wide range of price points. Taylor Morrison strives to appeal to a broad spectrum of customers in traditionally high growth markets, where it designs, builds and sells single and multi-family detached and attached homes. Taylor Morrison operates under the Taylor Morrison and Darling Homes brand names. Taylor Morrison also provides financial services to customers through its wholly owned mortgage subsidiary, Taylor Morrison Home Funding, LLC and title insurance and closing settlement services through its title company, Inspired Title Services, LLC.

Taylor Morrison has operations in Arizona, California, Colorado, Florida, Georgia, Illinois, North Carolina, South Carolina, and Texas. Taylor Morrison’s business is organized into multiple homebuilding operating components and a financial services component, which are managed as multiple reportable segments, as follows:

East	Atlanta, Charlotte, Chicago, Jacksonville, Orlando, Raleigh, Southwest Florida, and Tampa
Central	Austin, Dallas, Denver, and Houston
West	Bay Area, Phoenix, Sacramento, and Southern California
Financial Services	Taylor Morrison Home Funding and Inspired Title Services

Over the last several years Taylor Morrison has grown organically and through various builder acquisitions, including its recent acquisition completed on October 2, 2018 of AV Homes, Inc. (“AV Homes”), a homebuilder and land developer of residential communities in Florida, North Carolina, South Carolina, Arizona and Texas. In addition, in April 2015 Taylor Morrison completed the acquisition of JEH Homes, an Atlanta based homebuilder; in July 2015 Taylor Morrison acquired three divisions of Orleans Homes in markets within Charlotte, Chicago and Raleigh; and in January 2016 Taylor Morrison acquired Acadia Homes in Atlanta. Collectively, each of these acquisitions represents Taylor Morrison’s strategic approach in expanding its geographic footprint in high growth markets.

Taylor Morrison’s executive offices are located at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251 and its telephone number is (480) 840-8100. Taylor Morrison’s website is https://www.taylormorrison.com. Information included on the Taylor Morrison website is not incorporated by reference into this joint proxy statement/prospectus. Taylor Morrison common stock is currently traded on the NYSE under the symbol “TMHC”.

William Lyon Homes

William Lyon Homes, together with its subsidiaries, is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, William Lyon Homes is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington, Oregon and Texas. William Lyon Homes’ core markets currently include Orange County, Los Angeles, the Inland Empire, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Seattle, Portland, Austin and San Antonio. William Lyon Homes has a distinguished legacy of more than 62 years of homebuilding operations, over which time it has sold in excess of 111,000 homes. William Lyon Homes believes that its markets are characterized by attractive long-term housing fundamentals and that it has a significant land supply, with 29,242 lots owned or controlled.

William Lyon Homes has significant expertise in understanding the needs of its homebuyers and designing its product offerings to meet those needs. This allows William Lyon Homes to maximize the return on its land investments by tailoring its home offerings to meet the buyer demands in each of its markets. William Lyon Homes builds and sells across a diverse range of product lines at a variety of price points with sales to entry-level, first-time move-up, second-time move-up homebuyers, as well as a signature luxury brand and an active adult target segment. William Lyon Homes is committed to achieving the highest standards in design, quality and customer satisfaction and has received numerous industry awards and commendations throughout its operating history in recognition of its achievements.

William Lyon Homes’ executive offices are located at 4695 MacArthur Court, 8th Floor, Newport Beach California 92660, and its telephone number is (949) 833-3600. William Lyon Homes’ website is http://www.lyonhomes.com. Information included on the William Lyon Homes website is not incorporated by reference into this joint proxy statement/prospectus. William Lyon Homes Class A common stock is currently traded on the NYSE under the symbol “WLH”.

Merger Sub

Tower Merger Sub, Inc., a direct subsidiary of Taylor Morrison, is a Delaware corporation that was formed on October 30, 2019 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into William Lyon Homes, with William Lyon Homes surviving the merger. As a result of the merger, William Lyon Homes will become a wholly owned, direct subsidiary of Taylor Morrison.

Merger Sub’s principal executive offices and its telephone number are the same as those of Taylor Morrison.

Taylor Morrison Special Meeting (See page 39)

General

The Taylor Morrison special meeting will be held on                , 2020, at                 a.m., local time, at            . At the Taylor Morrison special meeting, Taylor Morrison stockholders will consider and vote on:

•	Taylor Morrison Proposal I: the approval of the issuance of shares of Taylor Morrison common stock to William Lyon Homes stockholders in connection with the merger (the “Share Issuance Proposal”); and

•

Taylor Morrison Proposal II: to approve an adjournment of the Taylor Morrison special meeting to another time or place, if necessary or appropriate, as determined by Taylor Morrison, to solicit additional proxies if there are insufficient votes at the time of the Taylor Morrison special meeting or any adjournments thereof to adopt the Share Issuance Proposal (the “Taylor Morrison Adjournment Proposal”).

The approval of the Share Issuance Proposal by Taylor Morrison stockholders is a condition to the obligations of Taylor Morrison and of William Lyon Homes to complete the merger.

Record Date

The Taylor Morrison Board has fixed the close of business on                 ,                  as the record date for determination of the Taylor Morrison stockholders entitled to vote at the Taylor Morrison special meeting or any adjournment or postponement thereof (the “Taylor Morrison Record Date”). Only Taylor Morrison stockholders of record on the Taylor Morrison Record Date are entitled to receive notice of, and to vote at, the Taylor Morrison special meeting or any adjournment or postponement thereof.

As of the Taylor Morrison Record Date, there were                  shares of Taylor Morrison common stock outstanding and entitled to vote at the Taylor Morrison special meeting, held by approximately                  holders of record. With respect to each matter to be acted upon at the Taylor Morrison special meeting, each holder of Taylor Morrison common stock is entitled to one vote for each outstanding share of Taylor Morrison common stock held by such holder.

Quorum

A quorum of the outstanding shares of Taylor Morrison common stock is necessary to take action at the Taylor Morrison special meeting. The presence in person or by proxy of the holders of a majority of the voting power of shares of Taylor Morrison common stock entitled to vote at the Taylor Morrison special meeting will constitute a quorum at the Taylor Morrison special meeting. Shares of Taylor Morrison common stock held by a beneficial owner in “street name” who does not give the nominee or other intermediary that holds such shares instructions on how to vote such shares on any proposal to be voted on at the Taylor Morrison special meeting (a “broker non-vote”) will not be deemed to be in attendance at the meeting or counted for purposes of determining whether a quorum has been achieved. However, abstentions will be counted as present in determining the existence of a quorum.

Required Vote

The required number of votes to approve the matters to be voted upon at the Taylor Morrison special meeting depends on the particular item to be voted upon as set out below:

	Item	Vote Necessary for Approval*
Taylor Morrison Proposal I	Share Issuance Proposal	Approval requires the affirmative vote of a majority in voting power of shares of Taylor Morrison common stock present in person or represented by proxy and entitled to vote thereon, assuming a quorum is present.

Taylor Morrison Proposal II	Taylor Morrison Adjournment Proposal	Approval requires the affirmative vote of a majority in voting power of shares of Taylor Morrison common stock present in person or represented by proxy and entitled to vote thereon.

*

Abstentions and Broker Non-Votes. Abstentions will have the same effect as a vote against the Share Issuance Proposal and the Taylor Morrison Adjournment Proposal. Under the rules of the New York Stock Exchange, if you hold your shares of Taylor Morrison common stock in street name, your nominee or intermediary may not vote your shares on proposals without instructions from you, other than “routine” proposals. None of the proposals that will be voted on at the Taylor Morrison special meeting are “routine.” Therefore, your nominee or intermediary does not have discretionary authority to vote on any of the proposals. Accordingly, if you do not provide voting instructions to your nominee or intermediary on any proposal, your shares will not be deemed in attendance at the Taylor Morrison special meeting and will not be voted. If you provide voting instructions to your nominee or intermediary on fewer than one but not both proposals, your shares will not be voted on whichever proposal you did not provide voting instructions for. Any shares of Taylor Morrison common stock deemed not in attendance at the meeting, whether due to a record holder’s failure to vote in person or by proxy or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, and broker non-votes, will have no effect on the Share Issuance Proposal or the Taylor Morrison Adjournment Proposal, assuming a quorum is present.

Share Ownership of and Voting by Taylor Morrison Directors and Executive Officers

At the Taylor Morrison Record Date, Taylor Morrison’s directors and executive officers and their affiliates beneficially owned and had the right to vote at the Taylor Morrison special meeting an aggregate of shares of Taylor Morrison common stock, which represents                 % of the voting power of the outstanding shares of Taylor Morrison common stock entitled to vote at the Taylor Morrison special meeting.

It is expected that Taylor Morrison’s directors and executive officers will vote their respective shares of Taylor Morrison common stock “FOR” the Share Issuance Proposal and “FOR” the approval of the Taylor Morrison Adjournment Proposal.

The William Lyon Homes Special Meeting (See page 46)

General

The William Lyon Homes special meeting will be held on                , 2020, at                a.m., local time, at                . At the William Lyon Homes special meeting, William Lyon Homes stockholders will consider and vote on:

•

Proposal I: the adoption of the merger agreement, pursuant to which Merger Sub will be merged with and into William Lyon Homes, with William Lyon Homes continuing as the Surviving Corporation in the merger and a wholly owned, direct subsidiary of Taylor Morrison (which we refer to as the “Merger Proposal”);

•

Proposal II: to approve, on an advisory, non-binding basis, certain compensation that may become payable to the named executive officers of William Lyon Homes in connection with the merger (the “Advisory Compensation Proposal”); and

•

Proposal III: to approve an adjournment of the William Lyon Homes special meeting to another time or place, if necessary or appropriate, as determined by William Lyon Homes, to solicit additional proxies if there are insufficient votes at the time of the William Lyon Homes special meeting or any adjournments thereof to adopt the Merger Proposal (the “William Lyon Homes Adjournment Proposal”).

The adoption of the Merger Proposal is a condition to the obligations of Taylor Morrison and of William Lyon Homes to complete the merger.

William Lyon Homes Record Date

The William Lyon Homes Board has fixed the close of business on                ,                 as the record date for determination of the William Lyon Homes stockholders entitled to vote at the William Lyon Homes special meeting or any adjournment or postponement thereof (which date is referred to as the “William Lyon Homes Record Date”). Only William Lyon Homes stockholders of record on the William Lyon Homes Record Date are entitled to receive notice of, and to vote at, the William Lyon Homes special meeting or any adjournment or postponement thereof.

As of the William Lyon Homes Record Date, there were                shares of William Lyon Homes Class A common stock held by approximately                holders of record and                shares of William Lyon Homes Class B common stock held by approximately                holders of record, in each case, outstanding and entitled to vote at the William Lyon Homes special meeting. With respect to each matter to be acted upon at the William Lyon Homes special meeting, each holder of shares of William Lyon Homes Class A common stock is entitled to one vote for each outstanding share of William Lyon Homes Class A common stock held by such holder and each holder of shares of William Lyon Homes Class B common stock is entitled to five votes for each outstanding share of William Lyon Homes Class B common stock held by such holder with holders of William Lyon Homes Class A common stock and William Lyon Homes Class B common stock voting together as a single class on all matters submitted to a vote of stockholders at the William Lyon Homes special meeting.

As described in further detail under the heading “The Voting Agreement” beginning on page 132 of this joint proxy statement/prospectus, Taylor Morrison, William H. Lyon, Lyon Shareholder 2012, LLC and The William Harwell Lyon Separate Property Trust established July 28, 2000 (collectively, “the Lyon Stockholders”), entered into a voting agreement pursuant to which, among other things, the Lyon Stockholders agreed to vote all outstanding shares of William Lyon Homes common stock currently held or thereafter acquired by the Lyon Stockholders (representing approximately      % of the outstanding shares of William Lyon Homes common stock as of the William Lyon Homes Record Date) in favor of the adoption of the merger agreement and against any proposal by third parties to acquire William Lyon Homes and to take certain other actions in furtherance of the transactions contemplated by the merger agreement. In the event that the William Lyon Homes Board changes its recommendation that the William Lyon Homes stockholders vote for adoption of the merger agreement, the Lyon Stockholders will only be required under the voting agreement to vote shares of William Lyon Homes common stock equal to 30% of the aggregate voting power attributable to the outstanding shares of William Lyon Homes common stock in accordance with the foregoing terms.

Quorum

A quorum of the outstanding shares of William Lyon Homes common stock is necessary to take action at the William Lyon Homes special meeting. The presence in person or by proxy of the holders of a majority in voting power of all of the shares of William Lyon Homes common stock entitled to vote at the William Lyon Homes special meeting will constitute a quorum at the William Lyon Homes special meeting. Shares held by a beneficial owner in “street name” who does not give the nominee or other intermediary that holds such shares instructions on how to vote such shares on any proposal to be voted on at the William Lyon Homes special meeting (a “broker non-vote”) will not be deemed to be in attendance at the meeting or counted for purposes of determining whether a quorum has been achieved. However, abstentions will be counted as present in determining the existence of a quorum.

Required Vote

The required number of votes to approve the matters to be voted upon at the William Lyon Homes special meeting depends on the particular item to be voted upon as set out below:

	Item	Vote Necessary for Approval*
Proposal I	The Merger Proposal	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the voting power of the shares of William Lyon Homes common stock outstanding as of the William Lyon Homes Record Date entitled to vote on the Merger Proposal.

Proposal II	The Advisory Compensation Proposal	Approval requires the affirmative vote, in person or by proxy, of the holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at a meeting where a quorum is present.

Proposal III	The William Lyon Homes Adjournment Proposal	Approval requires the affirmative vote, in person or by proxy, of the holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at a meeting where a quorum is present.

*

Abstentions and Broker Non-Votes. Abstentions will have the same effect as a vote against the Merger Proposal, and will have no effect on the Advisory Compensation Proposal or the William Lyon Homes Adjournment Proposal. Under the rules of the New York Stock Exchange, if you hold your shares of William Lyon Homes common stock in street name, your nominee or intermediary may not vote your shares on proposals without instructions from you, other than “routine” proposals. None of the proposals that will be voted on at the William Lyon Homes special meeting are “routine.” Therefore, your nominee or intermediary does not have discretionary authority to vote on any of the proposals. Accordingly, if you do not provide voting instructions to your nominee or intermediary on any proposal, your shares will not be deemed in attendance at the William Lyon Homes special meeting and will not be voted. If you provide voting instructions to your nominee or intermediary on one or more but fewer than all three proposals, your shares will not be voted on whichever proposal(s) you did not provide voting instructions for. Any shares of William Lyon Homes common stock deemed not in attendance at the meeting, whether due to a record holder’s failure to vote in person or by proxy or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, and broker non-votes, will have the same effect as a vote against the Merger Proposal but will have no effect on the William Lyon Homes Adjournment Proposal or the Advisory Compensation Proposal, assuming a quorum is present.

Share Ownership of and Voting by William Lyon Homes Directors and Executive Officers

At the William Lyon Homes Record Date, William Lyon Homes’ directors and executive officers and their affiliates beneficially owned and had the right to vote at the William Lyon Homes special meeting an aggregate of                shares of William Lyon Homes Class A common stock and                shares of William Lyon Homes Class B common stock, which represents                % of the voting power of the outstanding shares of William Lyon Homes common stock entitled to vote at the William Lyon Homes special meeting.

It is expected that William Lyon Homes’ directors and executive officers will vote their respective shares “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the William Lyon Homes Adjournment Proposal.

The Merger Agreement and the Merger

In the merger, Merger Sub will be merged with and into William Lyon Homes, with William Lyon Homes being the Surviving Corporation in the merger. As a result of the merger, William Lyon Homes will become a wholly owned, direct subsidiary of Taylor Morrison and William Lyon Homes will no longer be a publicly traded company. Under certain circumstances, an alternative structure may be utilized in which, immediately following the first merger, William Lyon Homes would be merged as part of one integrated transaction into a limited liability company wholly owned by Taylor Morrison that is classified as a disregarded entity for U.S. federal income tax purposes.

The merger will not be completed without the adoption of the merger agreement by William Lyon Homes stockholders and approval of the Share Issuance Proposal by Taylor Morrison stockholders.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For more information on the merger and the merger agreement, see “The Merger” and “The Merger Agreement” beginning on pages 55 and 110, respectively, of this joint proxy statement/prospectus.

As of the date of this joint proxy statement/prospectus, it is not possible to accurately estimate the closing date for the merger because the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Taylor Morrison’s and William Lyon Homes’ obligations to complete the merger, some of which are not within the control of such parties; however, Taylor Morrison and William Lyon Homes currently expect the merger to close late in the first quarter or early in the second quarter of 2020. No assurance can be given as to when, or if, the merger will be completed.

The Voting Agreement (See page 132)

On November 5, 2019, Taylor Morrison, on one hand, and William H. Lyon, Lyon Shareholder 2012, LLC and The William Harwell Lyon Separate Property Trust established July 28, 2000 (collectively, the “Lyon Stockholders”), on the other hand, entered into a voting agreement.

Pursuant to the terms of the voting agreement, the Lyon Stockholders agreed, among other things, to vote all issued and outstanding shares of William Lyon Homes common stock currently held or thereafter acquired by the Lyon Stockholders (representing approximately     % of the outstanding shares of William Lyon Homes common stock as of the William Lyon Homes Record Date) (i) in favor of the adoption of the merger agreement, (ii) in favor of any proposal to adjourn the William Lyon Homes special meeting to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger if there are not sufficient votes to adopt the merger agreement and approve the merger on the date of the William Lyon Homes special meeting, (iii) against approval of any proposal made in opposition to, in competition with, or that would result in a breach of the merger agreement or the merger or any other transactions contemplated by the merger agreement, and (iv) against certain other actions that would reasonably be expected to prevent, interfere with, or materially impair or delay, the consummation of the merger or any of the other transactions contemplated by the merger agreement. In the event that the William Lyon Homes Board changes its recommendation that the William Lyon Homes stockholders vote for adoption of the merger agreement, the Lyon Stockholders will only be required under the voting agreement to vote shares of William Lyon Homes common stock equal to 30% of the aggregate voting power attributable to the outstanding shares of William Lyon Homes common stock in accordance with the foregoing terms. Mr. Lyon also agreed to the treatment of that certain warrant held by Mr. Lyon (the “Class B Warrant”) as contemplated by the merger agreement. In connection with the treatment of the Class B Warrant, Taylor Morrison agreed to take all action reasonably necessary to cause any Taylor Morrison common stock issuable upon exercise of the Replacement Warrant to be listed to be eligible for trading on the NYSE for as long as the Replacement Warrant remains outstanding. For more information regarding the treatment of the Class B

Warrant as contemplated by the merger agreement, see “The Merger Agreement—Treatment of William Lyon Homes Class B Warrant” beginning on page 125 of this joint proxy statement/prospectus.

In addition, the voting agreement provides for a six-month lock-up, from the effective time of the merger, on any Taylor Morrison common stock received by the Lyon Stockholders in the merger as Stock Consideration, restricting the Lyon Stockholders from transferring or disposing of such Taylor Morrison common stock for such period (the “Lock-Up”).

The voting agreement will terminate automatically on the first to occur of (i) certain amendments or waivers of the merger agreement without William H. Lyon’s prior consent, (ii) the effective time of the merger (with the exception of the obligations under the Lock-Up, which shall terminate six months after such time), (iii) the termination of the merger agreement in accordance with its terms and (iv) the written consent of the parties to the voting agreement. See “The Voting Agreement” beginning on page 132 of this joint proxy statement/prospectus.

Merger Consideration (See page 111)

At the effective time of the merger, each share of William Lyon Homes common stock (other than Excluded Shares, as defined below under “The Merger Agreement—Merger Consideration” beginning on page 111 of this joint proxy statement/prospectus) will be converted into the right to receive (a) Stock Consideration, consisting of 0.8000 validly issued, fully paid and non-assessable shares of Taylor Morrison common stock and (b) Cash Consideration, consisting of $2.50 in cash. For more information see “The Merger Agreement” beginning on page 110 of this joint proxy statement/prospectus.

Taylor Morrison’s Reasons for the Merger and Share Issuance; Recommendation of the Taylor Morrison Board of Directors (See page 68)

In evaluating the merger and other transactions contemplated by the merger agreement, including the merger and the Share Issuance, the Taylor Morrison Board consulted with Taylor Morrison’s senior management and Taylor Morrison’s outside legal counsel and financial advisor. After consideration, the members of the Taylor Morrison Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Share Issuance, are advisable, fair to, and in the best interests of, Taylor Morrison and its stockholders, and approved, adopted and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the proposed merger and the Share Issuance. For more information regarding the factors considered by the Taylor Morrison Board in reaching its decision to approve the merger agreement, including the merger and the Share Issuance contemplated by the merger agreement, see “The Merger—Taylor Morrison’s Reasons for the Merger; Recommendations of the Taylor Morrison Board” beginning on page 68 of this joint proxy statement/prospectus.

William Lyon Homes’ Reasons for the Merger; Recommendation of the William Lyon Homes Board of Directors (See page 71)

In evaluating the merger and other transactions contemplated by the merger agreement, the William Lyon Homes Board consulted with William Lyon Homes’ senior management and William Lyon Homes’ outside legal counsel and financial advisors. After consideration, the members of the William Lyon Homes Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of, William Lyon Homes and its stockholders, and approved, adopted and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the proposed merger. For more information regarding the factors considered by the William Lyon Homes Board in reaching its decision to approve the merger agreement and the merger, see “The Merger—William Lyon Homes’ Reasons for the Merger; Recommendation of the William Lyon Homes Board of Directors.”

The William Lyon Homes Board recommends that William Lyon Homes stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the William Lyon Homes Adjournment Proposal.

Opinion of Taylor Morrison’s Financial Advisor, Citi (See page 77)

Taylor Morrison retained Citigroup Global Markets Inc. (“Citi”) as its financial advisor in connection with a possible transaction involving William Lyon Homes. In connection with Citi’s engagement, Taylor Morrison requested that Citi evaluate the fairness, from a financial point of view, to Taylor Morrison of the exchange ratio set forth in the merger agreement, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement. On November 5, 2019, at a meeting of the Taylor Morrison Board held to evaluate the proposed merger and at which the merger agreement was approved, Citi rendered to the Taylor Morrison Board an oral opinion, confirmed by delivery of a written opinion, dated November 5, 2019, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the exchange ratio, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement, was fair, from a financial point of view, to Taylor Morrison.

The full text of Citi’s written opinion, dated November 5, 2019, to the Taylor Morrison Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference in its entirety. The summary of Citi’s opinion in the section entitled “The Merger—Opinion of Taylor Morrison’s Financial Advisor, Citi” beginning on page 77 of this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Taylor Morrison Board (in its capacity as such) in connection with its evaluation of the proposed merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to Taylor Morrison of the exchange ratio, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement. Citi’s opinion did not address any other aspects or implications of the proposed merger or the merger agreement. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger or otherwise.

For more information, see the section entitled “The Merger—Opinion of Taylor Morrison’s Financial Advisor, Citi” beginning on page 77 of this joint proxy statement/prospectus.

Opinion of William Lyon Homes’ Financial Advisor, J.P. Morgan (See page 86)

At the meeting of the William Lyon Homes Board on November 5, 2019, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the William Lyon Homes Board, later confirmed by the delivery of a written opinion, dated November 5, 2019, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of shares of William Lyon Homes common stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of the opinion, dated November 5, 2019, to the William Lyon Homes Board, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. J.P. Morgan’s written opinion was addressed to the William Lyon Homes Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no view as to, and its opinion did not address, the underlying business decision of William Lyon Homes to effect or enter into the merger. J.P. Morgan’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. The J.P. Morgan opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger or otherwise.

For more information, see the section entitled “The Merger—Opinion of William Lyon Homes’ Financial Advisor, J.P. Morgan” beginning on page 86 of this joint proxy statement/prospectus.

Interests of Certain William Lyon Homes Directors and Officers in the Merger (See page 99)

In considering the recommendation of the William Lyon Homes Board that William Lyon Homes stockholders vote “FOR” the adoption of the merger agreement, William Lyon Homes stockholders should be aware of and take into account the fact that certain William Lyon Homes directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of William Lyon Homes stockholders generally. These interests include, among others, potential severance benefits and other payments, the treatment of outstanding equity awards pursuant to the merger agreement, and certain indemnification rights of William Lyon Homes directors and officers under the merger agreement.

The William Lyon Homes Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation of the merger, in approving the merger agreement and in recommending that the William Lyon Homes stockholders vote “FOR” the Merger Proposal. For additional information about these interests, see “The Merger—Interests of Certain William Lyon Homes Directors and Officers in the Merger” beginning on page 99 of this joint proxy statement/prospectus.

Interests of Certain Taylor Morrison Directors and Officers in the Merger (See page 106)

In considering the recommendation of the Taylor Morrison Board to vote “FOR” the Share Issuance Proposal, Taylor Morrison stockholders should be aware that certain members of the Taylor Morrison Board and certain executive officers of Taylor Morrison may have interests in the merger that may be different from, or in addition to, their interests as Taylor Morrison stockholders. The Taylor Morrison Board was aware of these interests during its deliberations on the merits of the merger and in making its decision to approve the merger agreement and to recommend to Taylor Morrison stockholders the approval of the Share Issuance Proposal and the Taylor Morrison Adjournment Proposal. Each of the current members of the Taylor Morrison Board will continue as a director of the combined company following the completion of the merger and will hold office from and after the completion of the merger until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

Each of the current executive officers of Taylor Morrison will continue to serve in their current positions following the completion of the merger.

For a more complete discussion of the interests of the directors and executive officers of Taylor Morrison in the merger, see “The Merger—Interests of Certain Taylor Morrison Directors and Officers in the Merger” beginning on page 106 of this joint proxy statement/prospectus.

Board of Directors and Management Following the Merger (See page 106)

Pursuant to the merger agreement, promptly following the merger, two new directors will be appointed to the Taylor Morrison Board who are currently members of the William Lyon Homes Board and are mutually selected by Taylor Morrison and William Lyon Homes. William Lyon Homes and Taylor Morrison have agreed that William H. Lyon will be one of the two directors. See “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger (See page 135)

Taylor Morrison and William Lyon Homes intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The merger for this purpose includes the first merger and the second merger, if it occurs, as part of one integrated plan of reorganization for U.S. federal income tax purposes. Taylor Morrison and William Lyon Homes have agreed to use their best efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Code, and not to take any actions independent of the transactions contemplated by the merger agreement that are reasonably likely to cause the merger to fail to so qualify. For a description of certain of the considerations regarding U.S. federal tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 135 of this joint proxy statement/prospectus.

Treatment of William Lyon Homes Equity Awards (See page 124)

Pursuant to the merger agreement, at the effective time, each outstanding and unexercised option to purchase shares of William Lyon Homes common stock (each, a “William Lyon Homes Option”), whether vested or unvested, exercisable or not exercisable, will be substituted and converted into an option to purchase a number of whole shares of Taylor Morrison common stock (each, a “Taylor Morrison Option”) equal to the product obtained by multiplying (i) the number of shares of William Lyon Homes common stock subject to such William Lyon Homes Option immediately prior to the effective time by (ii) the sum of (x) 0.8000 and (y) the quotient obtained by dividing $2.50 by the volume weighted average per-share price of a share of Taylor Morrison common stock during the ten full trading days ending on (and including) the trading day immediately preceding the closing date (the sum, the “Equity Award Exchange Ratio”). The exercise price per share of such Taylor Morrison Option will be equal to the quotient obtained by dividing (i) the exercise price per share of William Lyon Homes common stock underlying such William Lyon Homes Option immediately prior to the effective time by (ii) the Equity Award Exchange Ratio. Following the effective time, such Taylor Morrison Options will be subject to the same vesting and acceleration of vesting terms and conditions as, and have other terms and conditions that are substantially similar to, those that applied to the William Lyon Homes Options immediately prior to the effective time.

At the effective time, each outstanding award of shares of William Lyon Homes common stock subject to vesting, repurchase or other lapse restrictions granted under a William Lyon Homes equity plan (each, a “William Lyon Homes Restricted Stock Award”) will be substituted and converted into a corresponding award in respect of shares of Taylor Morrison common stock (each, a “Taylor Morrison Restricted Stock Award”), with the number of whole shares of Taylor Morrison common stock underlying each such Taylor Morrison Restricted Stock Award equal to the product obtained by multiplying (i) the number of shares of William Lyon Homes common stock underlying such William Lyon Homes Restricted Stock Award immediately prior to the effective time by (ii) the Equity Award Exchange Ratio. Following the effective time, such Taylor Morrison Restricted Stock Awards will be subject to the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and have other terms and conditions that are substantially similar to, those that applied to the William Lyon Homes Restricted Stock Award immediately prior to the effective time.

At the effective time, each outstanding performance stock unit award in respect of shares of William Lyon Homes common stock (each, a “William Lyon Homes PSU Award”) will be substituted and converted into an award of restricted stock units to be settled in shares of Taylor Morrison common stock (each, a “Taylor Morrison RSU Award”), with the number of whole shares of Taylor Morrison common stock underlying each such Taylor Morrison RSU Award equal to the product obtained by multiplying (i) the number of shares of William Lyon Homes common stock underlying such William Lyon Homes PSU Award immediately prior to the effective time (assuming that any performance-based vesting conditions applicable to such award for any performance period that has not been completed as of the effective time are achieved at target levels) by (ii) the Equity Award Exchange Ratio. Following the effective time, such Taylor Morrison RSU Awards will be subject to the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and have other terms and conditions that are substantially similar to, those that applied to the William Lyon Homes PSU Awards immediately prior to the effective time.

Treatment of William Lyon Homes Class B Warrant (See page 125)

At the effective time of the merger, by virtue of the merger and without any action on the part of the holders thereof, the Class B Warrant will be substituted and converted at the effective time of the merger, by Taylor Morrison issuing a warrant (the “Replacement Warrant”) to be settled in shares of Taylor Morrison common stock in substitution of the Class B Warrant exercisable for (i) a number of whole shares of Taylor Morrison common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of shares of William Lyon Homes Class B common stock subject to the Class B Warrant immediately prior to the effective time of the merger by (y) the Equity Award Exchange Ratio, and (ii) at an exercise price per share (rounded up to the nearest cent) equal to the quotient obtained by dividing (x) the exercise price per share of William Lyon Homes Class B common stock underlying the Class B Warrant immediately prior to the effective time of the merger by (y) the Equity Award Exchange Ratio. The Replacement Warrant will be exercisable on a net basis and will otherwise contain terms that are substantially similar to those of the Class B Warrant. For more information, see the section entitled “The Merger Agreement—Treatment of William Lyon Homes Class B Warrant” beginning on page 125 of this joint proxy statement/prospectus.

Treatment of William Lyon Homes’ Existing Indebtedness (See page 107)

Upon the closing of the merger, William Lyon Homes’ existing revolving credit facility will be terminated and any amounts outstanding thereunder will be repaid in full. At or prior to the closing of the merger, California Lyon expects a notice of redemption to be issued for the entire remaining $50.0 million outstanding principal amount of the William Lyon Homes 2022 Senior Notes at a redemption price equal to 100.000% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. Assuming any consents required in connection with the merger are obtained, William Lyon Homes’ subsidiaries’ existing warehouse facilities and the loan facilities entered into by the joint ventures to which William Lyon Homes is a party will remain in place following the merger.

In addition, on December 5, 2019, a subsidiary of Taylor Morrison commenced (i) offers to exchange any and all of the outstanding William Lyon Homes 2023 Senior Notes, any and all of the outstanding William Lyon Homes 2025 Senior Notes and any and all of the outstanding William Lyon Homes 2027 Senior Notes for new notes issued by Taylor Morrison, (ii) consent solicitations soliciting from holders of the William Lyon Homes 2023 Senior Notes, the William Lyon Homes 2025 Senior Notes and the William Lyon Homes 2027 Senior Notes consents to certain amendments to the corresponding William Lyon Homes Senior Notes Indenture and (iii) change of control offers for the William Lyon Homes 2023 Senior Notes, William Lyon Homes 2025 Senior Notes and William Lyon Homes 2027 Senior Notes. The change of control offers may be terminated upon certain events.

On November 5, 2019, Taylor Morrison received an executed commitment letter that contemplates up to $1.1 billion in debt financing under an unsecured bridge facility to finance any payments required to be made under change of control offers for the William Lyon Homes Senior Notes.

Accounting Treatment of the Merger (See page 107)

In accordance with GAAP, Taylor Morrison will account for the merger using the acquisition method of accounting, with Taylor Morrison being considered the accounting acquirer of William Lyon Homes for accounting purposes. This means that Taylor Morrison will allocate the purchase price to the fair value of William Lyon Homes assets acquired and liabilities assumed at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually. The operating results of William Lyon Homes will be reported as part of the combined company beginning on the closing date. The final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed has not yet been completed and is not required to be completed under applicable guidance until 12 months after completion of the merger. The finalization of the valuation could result in significantly different amortization expenses and balance sheet classifications than those presented in Taylor Morrison’s unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus.

Regulatory Approvals Required to Complete the Merger (See page 107)

Taylor Morrison has determined that no authorizations, approvals or consents from regulatory authorities are required to enable the parties to complete the merger. For a more complete discussion of regulatory matters relating to the merger, see “The Merger—Regulatory Approvals Required to Complete the Merger” beginning on page 107 of this joint proxy statement/prospectus.

Conditions to Completion of the Merger is Subject to Certain Conditions (See page 126)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligations of Taylor Morrison and William Lyon Homes to complete the merger are subject to the satisfaction of a number of conditions, including the following:

•	the adoption of the merger agreement by William Lyon Homes stockholders at the William Lyon Homes Special Meeting (or at any adjournment or postponement thereof);

•	the approval of the Share Issuance by Taylor Morrison stockholders at the Taylor Morrison Special Meeting (or at any adjournment or postponement thereof);

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order in respect thereof or proceedings initiated or threatened by the SEC related thereto;

•

the approval for listing on NYSE of the shares of Taylor Morrison common stock to be issued in the merger and such other shares of Taylor Morrison common stock to be reserved for issuance in connection with the merger;

•

the absence of any temporary, preliminary or permanent restraining order, injunction or other order then in effect issued by any court of competent jurisdiction or any other government entity of competent jurisdiction restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any law enacted, promulgated or deemed applicable to the merger by any governmental entity of competent jurisdiction restraining, enjoining, preventing or otherwise prohibiting the consummation of the merger;

•

subject to certain exceptions, the accuracy of the respective representations and warranties of Taylor Morrison and William Lyon Homes, and compliance by Taylor Morrison and William Lyon Homes with their respective covenants, in each case, as set forth in the merger agreement;

•	the absence of a material adverse effect relating to William Lyon Homes;

•	the absence of a material adverse effect relating to Taylor Morrison;

•	the receipt by Taylor Morrison and William Lyon Homes of a customary closing certificate on behalf of each other respective party by an authorized officer of each other respective party; and

•	the receipt by William Lyon Homes of a tax opinion stating that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as amended.

For more information, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 126 of this joint proxy statement/prospectus.

No Solicitation of Alternative Proposals (See page 119)

The merger agreement precludes both Taylor Morrison and William Lyon Homes from soliciting or engaging in discussions or negotiations with a third party with respect to any proposal for a competing transaction, including the acquisition of a significant interest in such party’s capital stock or assets. However, if, prior to obtaining the applicable stockholder approval in connection with the merger, either party receives an unsolicited proposal from a third party for a competing transaction that such party’s board of directors, among other things, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) constitutes or would reasonably be expected to lead to a proposal that is superior to the merger, and (ii) did not result from a breach of the non-solicitation obligations set forth in the merger agreement, then such party may furnish non-public information to and enter into discussions with that third party and its representatives and financing sources about such competing transaction after obtaining from such third party an executed confidentiality agreement (subject to promptly and, in any event, within twenty-four (24) hours, notifying the other party of the status and material details thereof (including copies of any written documentation that is material to such unsolicited proposal)). For more information, see “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 119 of this joint proxy statement/prospectus.

Termination of the Merger Agreement (See page 128)

The merger agreement may be terminated and the merger abandoned at any time before the effective time of the merger in the following circumstances:

•	by the mutual written consent of Taylor Morrison and William Lyon Homes;

•	by either Taylor Morrison or William Lyon Homes if:

•	the merger is not consummated by the Outside Date;

•

any court of competent jurisdiction or governmental entity has issued a final and non-appealable judgment or order permanently enjoining or otherwise permanently prohibiting the consummation of the merger;

•	William Lyon Homes stockholders fail to adopt the merger agreement at the William Lyon Homes Special Meeting (or at any adjournment or postponement thereof);

•	Taylor Morrison stockholders fail to approve the Share Issuance at the Taylor Morrison Special Meeting (or at any adjournment or postponement thereof);

•

the other party (or Merger Sub, in case of termination by William Lyon Homes) has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform (i) would give rise to the failure of any closing condition relating to the accuracy of such other party’s representations and warranties or such other party’s compliance with covenants would fail to be satisfied, and (ii) such inaccuracy or breach is either incapable of being cured or is not cured within 30 days after receiving written notice thereof;

•

by Taylor Morrison, before the adoption of the merger agreement by William Lyon Homes stockholders, if the William Lyon Homes Board changes its recommendation to William Lyon Homes stockholders to vote in favor of the adoption of the merger agreement, in accordance with the terms and provisions of the merger agreement;

•

by William Lyon Homes, before the approval of the Share Issuance by Taylor Morrison stockholders, if the Taylor Morrison Board changes its recommendation to Taylor Morrison stockholders to vote in favor of the approval of the Share Issuance, in accordance with the terms and provisions of the merger agreement; or

•

by William Lyon Homes, before the adoption of the merger agreement by William Lyon Homes stockholders, in order to enter into a binding agreement providing for a Superior Company Proposal, in accordance with the terms and provisions of the merger agreement.

For more information, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 128 of this joint proxy statement/prospectus.

Fees and Expenses and Termination Fees (See page 129)

The merger agreement provides that, in connection with the termination of the merger agreement under specified circumstances, William Lyon Homes may be required to pay to Taylor Morrison a termination fee equal to $18.0 million cash. In addition, if the merger agreement is terminated by either of William Lyon Homes or Taylor Morrison because the requisite approval of William Lyon Homes’ stockholders is not obtained, then William Lyon Homes will be required to reimburse Taylor Morrison for all reasonable out-of-pocket fees and expenses incurred in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, for an amount not to exceed $9.0 million in cash.

The merger agreement also provides that, in connection with the termination of the merger agreement under specified circumstances, Taylor Morrison may be required to pay to William Lyon Homes a termination fee equal to $40.0 million in cash. In addition, if the merger agreement is terminated by either of William Lyon Homes or Taylor Morrison because the requisite approval of Taylor Morrison’s stockholders is not obtained, then Taylor Morrison will be required to reimburse William Lyon Homes for all reasonable out-of-pocket fees and expenses incurred in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, for an amount not to exceed $15.0 million in cash.

For more information, see “The Merger Agreement—Fees and Expenses and Termination Fees” beginning on page 129 of this joint proxy statement/prospectus.

Listing of Shares of Taylor Morrison common stock and Delisting and Deregistration of William Lyon Homes Class A common stock (See page 108)

Under the terms of the merger agreement, Taylor Morrison is required to use reasonable best efforts to cause the shares of Taylor Morrison common stock to be issued in connection with the merger to be approved for listing on the NYSE, prior to the closing of the merger. Accordingly, application will be made to have such shares approved for listing on the NYSE, where shares of Taylor Morrison common stock are currently listed for trading under the ticker symbol “TMHC.”

If the merger is completed, there will no longer be any publicly held shares of William Lyon Homes Class A common stock. Accordingly, William Lyon Homes Class A common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Comparison of Stockholder Rights (See page 159)

William Lyon Homes stockholders will have different rights once they become Taylor Morrison stockholders due to differences between the organizational documents of William Lyon Homes and Taylor Morrison. See “Comparison of Rights of Taylor Morrison Stockholders and William Lyon Homes Stockholders” beginning on page 159 of this joint proxy statement/prospectus.

Appraisal Rights (See page 166)

Pursuant to Section 262 of the DGCL, William Lyon Homes stockholders who do not vote in favor of adoption of the merger agreement, who continuously hold their shares of William Lyon Homes common stock through the effective date of the merger and who otherwise comply with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of William Lyon Homes common stock, as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be the fair value, if the merger is completed. The “fair value” of shares of William Lyon Homes common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that William Lyon Homes stockholders would otherwise be entitled to receive under the terms of the merger agreement.

The right to seek appraisal will be lost if a William Lyon Homes stockholder votes “FOR” adoption of the merger agreement. However, abstaining or voting against adoption of the merger agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights.

William Lyon Homes stockholders who wish to exercise the right to seek an appraisal of their shares must so advise William Lyon Homes by delivering a written demand for appraisal prior to the taking of the vote on the merger agreement at the William Lyon Homes special meeting, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of William Lyon Homes common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps required by Section 262 of the DGCL and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, William Lyon Homes stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors. In addition, assuming the shares of William Lyon Homes Class A common stock remain listed on a national securities exchange immediately prior to the effective time, under Section 262 of the DGCL, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of William Lyon Homes Class A common stock who have perfected their appraisal rights unless (i) the total number of such shares entitled to appraisal exceeds 1% of the outstanding shares of William Lyon Homes Class A common stock, or (ii) the value of the Merger Consideration provided in the merger agreement for the total number of shares of William Lyon Homes Class A common stock entitled to appraisal exceeds $1 million. Under Section 262 of the DGCL, no similar condition to the availability of appraisal rights applies to the William Lyon Homes Class B common stock because such shares are not expected to be listed on a national securities exchange immediately prior to the effective time of the merger. However, pursuant to the voting agreement, the sole holder of all outstanding shares of William Lyon Homes Class B common stock has agreed not to exercise his appraisal rights. See “Appraisal Rights” beginning on page 166 of this joint proxy statement/prospectus.

Holders of shares of Taylor Morrison common stock will not be entitled to rights of appraisal in connection with the merger.

Summary Historical Consolidated Financial Data

Summary Consolidated Historical Financial Data of Taylor Morrison

The following selected historical information is being provided to assist you in your analysis of the financial aspects of the transaction. The Taylor Morrison annual historical information is derived from the audited consolidated financial statements of Taylor Morrison as of and for each of the fiscal years in the five-year period ended December 31, 2018. The Taylor Morrison data as of and for the nine months ended September 30, 2019 and September 30, 2018 has been derived from the unaudited interim financial statements of Taylor Morrison and, in the opinion of Taylor Morrison’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for those interim periods.

The information is only a summary and should be read in conjunction with Taylor Morrison’s historical consolidated financial statements and related notes contained in Taylor Morrison’s Annual Reports on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2019, which are incorporated by reference into this joint proxy statement/prospectus, as well as other information that has been filed with the SEC. For information on where you can obtain copies of this information, see the section entitled “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus. The historical results included below and elsewhere in this joint proxy statement/prospectus or incorporated by reference herein are not necessarily indicative of the future performance of Taylor Morrison, William Lyon Homes or the combined company after the transaction.

Summary of Operations Data of Taylor Morrison

	Nine Months Ended		Fiscal Year Ended
	September 30, 2019	September 30, 2018	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
(in thousands, except per share data)
Home closings revenue, net	$3,205,252	$2,703,692	$4,115,216	$3,799,061	$3,425,521	$2,889,968	$2,619,558
Land closings revenue	14,391	18,335	39,901	17,093	64,553	43,770	53,381
Financial services revenue	62,117	47,513	67,758	69,136	59,955	43,082	35,493
Amenity and other revenue	13,863	—	4,518	—	—	—	—

Total revenue	3,295,623	2,769,540	4,227,393	3,885,290	3,550,029	2,976,820	2,708,432
Cost of home closings	2,619,968	2,202,377	3,410,853	3,092,704	2,801,739	2,358,823	2,082,819
Cost of land closings	9,418	14,704	33,458	12,005	35,912	24,546	39,696
Financial services expenses	36,595	31,647	41,469	41,652	32,099	25,536	19,671
Amenity and other expenses	12,754	—	3,420	—	—	—	—

Total cost of revenue	2,678,735	2,248,728	3,489,200	3,146,361	2,869,750	2,408,905	2,142,186
Gross margin	616,888	520,812	738,193	738,929	680,279	567,915	566,246
Sales, commissions and other marketing costs	226,809	185,806	278,455	259,663	239,556	198,676	168,897
General and administrative expenses	120,990	101,795	138,488	130,777	122,207	95,235	81,153
Equity in income of unconsolidated entities	(7,983)	(9,777)	(13,332)	(8,846)	(7,453)	(1,759)	(5,405)
Interest (income)/expense, net	(2,250)	(1,289)	(1,639)	(577)	(184)	(192)	1,160
Other expense/(income), net	(1,492)	4,889	11,816	2,256	11,947	11,634	18,447
Transaction and corporate reorganization expenses	6,496	—	50,889	—	—	—	—
Loss on extinguishment of debt	5,806	—	—	—	—	33,317	—
Gain on foreign currency forward	—	—	—	—	—	(29,983)	—

	Nine Months Ended		Fiscal Year Ended
	September 30, 2019	September 30, 2018	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
(in thousands, except per share data)
Income before income taxes	268,512	239,388	273,516	355,656	314,206	260,987	301,994
Income tax provision	68,307	38,123	63,036	179,006	107,643	90,001	76,395

Net income before allocation to non-controlling interests	200,205	201,265	210,480	176,650	206,563	229,045	267,501
Net income attributable to non-controlling interests—joint ventures	(211)	(428)	(533)	(430)	(1,294)	(1,681)	(1,648)

Net income before principal equityholders non-controlling interests	199,994	200,837	209,947	176,220	205,269	227,364	265,853

Net income attributable to principal equityholders non-controlling interests	—	(4,391)	(3,583)	(85,000)	(152,653)	(166,315)	(194,384)

Net income available to Taylor Morrison Home Corporation	$199,994	$196,446	$206,364	$91,220	$52,616	$61,049	$71,469

Earnings per common share:
Basic	$1.86	$1.75	$1.85	$1.47	$1.69	$1.85	$2.17
Diluted	$1.84	$1.73	$1.83	$1.47	$1.69	$1.85	$2.17
Weighted average number of shares of common stock:
Basic	107,389	112,449	111,743	62,061	31,084	33,063	32,937
Diluted	108,599	116,378	115,119	120,915	120,832	122,384	122,313

Balance Sheet Data of Taylor Morrison

	As of
	September 30, 2019	September 30, 2018	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
(in thousands)
Cash and cash equivalents(1)	$222,049	$382,054	$329,645	$573,925	$300,179	$126,188	$234,217
Real estate inventory	4,253,674	3,269,111	3,980,565	2,959,236	3,017,219	3,126,787	2,518,321
Total assets	5,339,860	4,331,693	5,264,441	4,325,893	4,220,926	4,122,447	4,111,798
Total debt, net	2,853,882	1,972,483	2,209,596	1,498,062	1,586,533	1,668,425	1,715,791
Total stockholders’ equity	2,485,978	2,359,210	2,418,735	2,346,545	2,160,202	1,972,677	1,777,161

(1)	Excludes restricted cash.

Summary Consolidated Historical Financial Data of William Lyon Homes

The following table presents certain of William Lyon Homes’ historical financial and other data. The selected historical consolidated statement of operations data for each of the years in the five-year period ended December 31, 2018, and the balance sheet data as of December 31, 2018, 2017, 2016, 2015 and 2014, are derived from William Lyon Homes’ audited consolidated financial statements and accompanying notes for such years and should be read in conjunction with such audited consolidated financial statements of William Lyon Homes. The selected historical consolidated statement of operations data for the nine months ended September 30, 2019 and 2018, and the balance sheet data as of September 30, 2019 and 2018, are derived from William Lyon Homes’ unaudited condensed consolidated financial statements and accompanying notes, and should be read in conjunction with such unaudited condensed consolidated financial statements of William Lyon Homes.

The information is only a summary and should be read in conjunction with William Lyon Homes’ historical consolidated financial statements and related notes contained in William Lyon Homes’ Annual Reports on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2019, which are incorporated by reference into this joint proxy statement/prospectus, as well as other information that has been filed with the SEC. For information on where you can obtain copies of this information, see the section entitled “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus. The historical results included below and elsewhere in this joint proxy statement/prospectus or incorporated by reference herein are not necessarily indicative of the future performance of Taylor Morrison, William Lyon Homes or the combined company after the transaction.

	Nine Months Ended		Fiscal Year Ended
	September 30, 2019	September 30, 2018	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
(in thousands, except number of shares and per share data)
Operating revenue
Home sales	$1,382,057	$1,424,331	$2,081,721	$1,795,074	$1,402,203	$1,078,928	$857,025
Construction services	6,165	3,193	5,450	1,454	3,837	25,124	37,728

	1,388,222	1,427,524	2,087,171	1,796,528	1,406,040	1,104,052	894,753

Operating costs
Cost of sales—homes	(1,165,185)	(1,169,191)	(1,703,298)	(1,478,549)	(1,162,337)	(878,995)	(677,531)
Construction services	(5,732)	(3,063)	(5,146)	(1,317)	(3,485)	(21,181)	(30,700)
Sales and marketing	(75,887)	(80,420)	(114,495)	(86,226)	(72,509)	(61,539)	(45,903)
General and administrative	(88,890)	(83,067)	(119,272)	(90,206)	(73,398)	(59,161)	(54,626)
Transaction expenses	—	(3,907)	(3,907)	—	—	—	(5,832)
Amortization of intangible assets	—	—	—	—	—	(957)	(1,814)
Other	(1,639)	(1,510)	(2,148)	(2,274)	(343)	(1,972)	(2,874)

	(1,337,333)	(1,341,158)	(1,948,266)	(1,658,572)	(1,312,072)	(1,023,805)	(819,280)

Operating income	50,889	86,366	138,905	137,956	93,968	80,247	75,473
Financial services
Equity in income of unconsolidated joint ventures	2,643	1,996	—	—	—	—	—
Income from financial services operations	2,168	—	—	—	—	—	—
Transaction expenses	(990)	—	—	—	—	—	—

Financial services income	3,821	1,996	—	—	—	—	—
Equity in income of unconsolidated joint ventures	—	—	3,118	3,661	5,606	3,239	555
Other income, net	7,345	2,856	2,715	895	3,243	3,581	2,295

	Nine Months Ended		Fiscal Year Ended
	September 30, 2019	September 30, 2018	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
(in thousands, except number of shares and per share data)
Income before extinguishment of debt	62,055	91,218	144,738	142,512	102,817	87,067	78,323
Gain (Loss) on extinguishment of debt, net	(1,433)	—	1,015	(21,828)	—	—	—

Income before provision for income taxes	60,622	91,218	145,753	120,684	102,817	87,067	78,323
Provision for income taxes	(13,548)	(19,580)	(30,620)	(62,933)	(34,850)	(26,806)	(23,797)

Net income	47,074	71,638	115,133	57,751	67,967	60,261	54,526
Less: Net income attributable to noncontrolling interests	(19,024)	(14,297)	(23,537)	(9,616)	(8,271)	(2,925)	(9,901)

Net income available to common stockholders	28,050	57,341	91,596	48,135	59,696	57,336	44,625

Income per common share:
Basic	$0.74	$1.51	$2.42	$1.30	$1.62	$1.57	$1.41
Diluted	$0.72	$1.45	$2.32	$1.24	$1.55	$1.48	$1.34
Weighted average common shares outstanding:
Basic	37,755,879	37,931,764	37,832,073	37,040,137	36,764,799	36,546,227	31,753,110
Diluted	38,944,008	39,581,986	39,419,059	38,663,667	38,474,900	38,767,556	33,236,343

Balance Sheet Data of William Lyon Homes

	As of
	September 30, 2019	September 30, 2018	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
(in thousands)
Cash and cash equivalents	$42,118	$50,782	$33,779	$182,710	$42,612	$50,203	$52,771
Real estate inventories—Owned	2,327,582	2,437,450	2,333,207	1,699,850	1,771,998	1,675,106	1,404,639
Real estate inventories—Not owned	215,541	209,819	315,576	—	—	—	—
Total assets	3,019,004	2,944,048	2,929,774	2,061,104	2,011,280	1,923,450	1,659,724
Total debt	1,407,191	1,516,249	1,321,345	1,030,184	1,080,650	1,105,776	925,398
Total William Lyon Homes stockholders’ equity	895,965	829,218	863,322	780,472	697,086	632,095	569,915
Noncontrolling interests	136,398	168,609	151,005	80,158	66,343	39,374	27,231

Selected Unaudited Pro Forma Condensed Combined Financial Information of Taylor Morrison and William Lyon Homes

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma data”) is presented to illustrate the estimated effects of the pending merger of Taylor Morrison and William Lyon Homes, as further described in the notes to the unaudited pro forma condensed combined financial information appearing elsewhere in this joint proxy statement/prospectus. The merger will be accounted for as a purchase with Taylor Morrison considered to be acquiring William Lyon Homes in the merger for accounting purposes. The selected pro forma data has been prepared using the acquisition method of accounting in accordance with ASC 805, under which the assets and liabilities of William Lyon Homes will be recorded by Taylor Morrison at their respective fair values as of the date the merger is consummated. The selected unaudited pro forma condensed combined balance sheet data gives effect to the merger as if it had occurred on September 30, 2019. The selected unaudited pro forma condensed combined statement of operations data for the twelve months ended December 31, 2018 and for the nine months ended September 30, 2019, gives effect to the merger as if it had occurred on January 1, 2018. The following unaudited pro forma statement of operations data also gives effect to the acquisition by Taylor Morrison of AV Homes in October 2018, as if it had occurred on January 1, 2018.

The selected pro forma data, which is preliminary in nature, has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of each of Taylor Morrison and William Lyon Homes, which are incorporated in this joint proxy statement/prospectus by reference. For more information, see “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on pages 177 and 139, respectively, of this joint proxy statement/prospectus.

The selected pro forma data has been presented in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been consummated as of the dates indicated. In addition, the selected pro forma data does not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary fair values of assets acquired and liabilities assumed and other pro forma adjustments reflected in the selected pro forma data are subject to adjustment and may vary materially from the fair values that will be recorded upon consummation of the merger, and these differences could have a material impact on the accompanying unaudited condensed combined pro forma financial information and the combined company’s future results of operations and financial position.

	For the Twelve Months Ended December 31, 2018	For the Nine Months Ended September 30, 2019
(in thousands, except per share data)
Pro Forma Combined Statement of Operations Data
Total Revenues	$6,881,398	$4,743,069
Income before income taxes	423,781	332,186
Income tax expense	95,563	82,618
Net Income Available to Taylor Morrison/ William Lyon Homes	298,547	230,333
Basic earnings per share	$2.08	$1.65
Diluted earnings per share	2.05	1.62

As of September 30, 2019
Pro Forma Combined Balance Sheet Data
Property and equipment and other assets, net	$308,316
Goodwill	427,134
Total assets	8,325,827
Total debt	3,684,447
Stockholders’ equity	3,317,304

Unaudited Comparative Per Share Data

The following table sets forth selected per share information for Taylor Morrison common stock and William Lyon Homes Class A common stock on a historical and unaudited pro forma combined basis for the nine months ended September 30, 2019, and for the year ended December 31, 2018.

This information should be read together with the consolidated financial statements and related notes of Taylor Morrison and William Lyon Homes and with the “Unaudited Pro Forma Condensed Combined Financial Statements”. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma income per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The William Lyon Homes pro forma equivalent per common share amounts were calculated by multiplying the Taylor Morrison pro forma combined per share information by 0.800, the exchange ratio.

	Taylor Morrison		William Lyon Homes
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Basis (loss) income per common share:
Nine months ended September 30, 2019	$1.86	$1.66	$0.74	$1.33
Year ended December 31, 2018	$1.85	$2.08	$2.42	$1.66

Diluted (loss) income per common share:
Nine months ended September 30, 2019	$1.84	$1.63	$0.72	$1.30
Year ended December 31, 2018	$1.83	$2.05	$2.32	$1.64

Cash dividends declared per common share:
Nine months ended September 30, 2019	$0.00	$—	$0.00	$—
Year ended December 31, 2018	$0.00	$—	$0.00	$—

Book value per common share:
As of September 30, 2019	$23.49	$24.06	$23.67	$19.25
Year ended December 31, 2018	$21.41	N/A	$23.02	N/A

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 35 of this joint proxy statement/prospectus, Taylor Morrison stockholders should carefully consider the following risks before deciding whether to vote to approve the Taylor Morrison proposals, and William Lyon Homes stockholders should carefully consider the following risk factors before deciding whether to vote to approve the William Lyon Homes proposals. In addition, you should read and consider the risks associated with each of the businesses of Taylor Morrison and William Lyon Homes because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the respective Annual Reports of Taylor Morrison and William Lyon Homes on Form 10-K for the fiscal year ended December 31, 2018, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. Taylor Morrison and William Lyon Homes urge you to carefully read this entire joint proxy statement/prospectus and its annexes and the other documents incorporated by reference into this joint proxy statement/prospectus. See also the section entitled “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus.

Risks Relating to the Merger

The merger is subject to approval by the stockholders of William Lyon Homes.

In order for the merger to be completed, William Lyon Homes stockholders must approve the merger, which requires the affirmative vote of holders of a majority in voting power of the outstanding shares of William Lyon Homes common stock entitled to vote thereon. There can be no assurance that this approval will be obtained.

The merger is subject to approval of the Share Issuance by the stockholders of Taylor Morrison.

In order for the merger to be completed, Taylor Morrison stockholders must approve the Share Issuance, which requires the affirmative vote of holders of a majority in voting power of Taylor Morrison common stock present in person or represented by proxy at the Taylor Morrison Special Meeting and entitled to vote thereon. There can be no assurance that this approval will be obtained.

Taylor Morrison’s stock price may be negatively impacted by risks, conditions and developments that apply to Taylor Morrison, which are different from the risks, conditions and developments applicable to William Lyon Homes.

Upon completion of the merger, William Lyon Homes stockholders will become holders of Taylor Morrison common stock. The businesses and markets of Taylor Morrison are different from those of William Lyon Homes. There is a risk that various factors, conditions and developments that would not affect the price of William Lyon Homes Class A common stock could negatively affect the price of Taylor Morrison common stock.

Taylor Morrison and William Lyon Homes may have difficulty attracting, motivating and retaining executives and other employees in light of the merger.

Uncertainty about the effect of the merger on Taylor Morrison and William Lyon Homes employees may have an adverse effect on Taylor Morrison and William Lyon Homes and consequently the combined company. This uncertainty may impair Taylor Morrison’s and William Lyon Homes’ ability to attract, retain and motivate personnel both before and after completion of the merger. Taylor Morrison and William Lyon Homes are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees of Taylor Morrison and William Lyon Homes. Employee

retention and maintaining employee productivity may be particularly challenging during the pendency of the merger, as employees may feel uncertain about their future roles with the combined company. In addition, Taylor Morrison and William Lyon Homes may have to provide additional compensation in order to retain employees. If employees of Taylor Morrison or William Lyon Homes depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined company, the combined company’s ability to realize the anticipated benefits of the merger could be reduced.

Taylor Morrison and William Lyon Homes will incur significant transaction-related costs in connection with the merger.

Taylor Morrison and William Lyon Homes expect to incur a number of non-recurring transaction-related costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs will be significant. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of Taylor Morrison and William Lyon Homes. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term or at all.

Failure to successfully combine the businesses of Taylor Morrison and William Lyon Homes in the expected time frame may adversely affect the future results of the combined company, and, consequently, the value of any Taylor Morrison common stock that William Lyon Homes stockholders receive as part of the Merger Consideration.

The success of the merger will depend, in part, on the ability of Taylor Morrison to realize the anticipated benefits and synergies from combining the businesses of Taylor Morrison and William Lyon Homes. To realize these anticipated benefits, the businesses must be successfully combined. If the combined company is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the transactions may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the transactions. These integration difficulties could result in declines in the market value of Taylor Morrison common stock and, consequently, result in declines in the market value of the Taylor Morrison common stock that William Lyon Homes stockholders receive as part of the Merger Consideration and continue to hold following consummation of the merger.

The merger is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to complete the merger could have material and adverse effects on William Lyon Homes and Taylor Morrison.

The completion of the merger is subject to a number of conditions, including the approval of the merger by the William Lyon Homes stockholders and approval of the Share Issuance by the Taylor Morrison stockholders, the absence of any law or order prohibiting the merger, the effectiveness of the Form S-4, the approval for listing on the NYSE of the shares of Taylor Morrison common stock to be issued pursuant to the Merger, the absence of a material adverse effect on Taylor Morrison or William Lyon Homes and certain other customary conditions relating to Taylor Morrison’s and William Lyon Homes’ representations and warranties in the merger agreement and the performance of their respective obligations, which make the completion and timing of the completion of the merger uncertain. For more information relating to conditions to completion of the merger, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 126 of this joint proxy statement/prospectus. Also, either William Lyon Homes or Taylor Morrison may terminate the merger agreement if the merger has not been completed by May 5, 2020, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

If the merger is not completed on a timely basis, or at all, Taylor Morrison’s and William Lyon Homes’ respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the merger, Taylor Morrison and William Lyon Homes will be subject to a number of risks, including the following:

•	William Lyon Homes may be required to pay Taylor Morrison an $18.0 million termination fee if the merger agreement is terminated under qualifying circumstances, as described in the merger agreement;

•	Taylor Morrison may be required to pay William Lyon Homes a $40.0 million termination fee if the merger agreement is terminated under qualifying circumstances, as described in the merger agreement;

•

William Lyon Homes may be required to reimburse Taylor Morrison for its reasonable, out-of-pocket fees and expenses incurred in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement in an amount up to $9.0 million if the merger agreement is terminated because the requisite approval of William Lyon Homes’ stockholders is not obtained;

•

Taylor Morrison may be required to reimburse William Lyon Homes for its reasonable, out-of-pocket fees and expenses incurred in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement in an amount up to $15.0 million if the merger agreement is terminated because the requisite approval of Taylor Morrison’s stockholders is not obtained;

•

Taylor Morrison and William Lyon Homes may be required to pay significant costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, each of Taylor Morrison and William Lyon Homes is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies;

•

time and resources committed by Taylor Morrison’s and William Lyon Homes’ respective management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities;

•

the market price of Taylor Morrison common stock or William Lyon Homes Class A common stock could decline below current market prices to the extent that such current market prices reflect a market assumption that the merger will be completed; and

•

if the merger agreement is terminated and the William Lyon Homes Board seeks another business combination, stockholders of William Lyon Homes cannot be certain that William Lyon Homes will be able to find a party willing to enter into a business combination or other strategic transaction on terms equivalent to or more attractive than the terms that Taylor Morrison has agreed to in the merger agreement.

In addition, if the merger is not completed, Taylor Morrison and/or William Lyon Homes may experience negative reactions from the financial markets and from their respective customers and employees. Taylor Morrison and/or William Lyon Homes could also be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Taylor Morrison or William Lyon Homes to perform their respective obligations under the merger agreement. If the merger is not completed, Taylor Morrison and William Lyon Homes cannot assure their respective stockholders that the risks described above will not materialize and will not adversely affect the business, financial results and stock prices of Taylor Morrison and/or William Lyon Homes.

The merger agreement contains provisions that limit both William Lyon Homes’ and Taylor Morrison’s ability to pursue alternatives to the merger, could discourage a potential competing acquirer of either William Lyon Homes or Taylor Morrison from making a favorable alternative transaction proposal and, in specified circumstances, could require William Lyon Homes to pay a termination fee of $18.0 million to Taylor Morrison or Taylor Morrison to pay a termination fee of $40.0 million to William Lyon Homes.

Under the merger agreement, both William Lyon Homes and Taylor Morrison are restricted from entering into alternative transactions. Subject to specified exceptions (which are discussed in more detail in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 128 of this joint proxy statement/prospectus), William Lyon Homes and Taylor Morrison are restricted from initiating, soliciting, knowingly facilitating or knowingly encouraging a competing acquisition proposal with any person. Additionally, under the merger agreement, in the event of a potential change by the William Lyon Homes Board or Taylor Morrison Board, as applicable, of its recommendation with respect to the merger (in the case of the William Lyon Homes Board) or the Share Issuance (in the case of the Taylor Morrison Board) in light of a Superior Proposal, William Lyon Homes or Taylor Morrison, as applicable, must provide the other company with four business days’ prior written notice to allow the other company to propose an adjustment to the terms and conditions of the merger agreement. William Lyon Homes may terminate the merger agreement and enter into an agreement with respect to a Superior Proposal only if specified conditions have been satisfied, including compliance with the no solicitation and termination provisions of the merger agreement.

These provisions could discourage a third party that may have an interest in acquiring all or a significant part of either William Lyon Homes or Taylor Morrison from considering or proposing that acquisition, in the case of William Lyon Homes, even if such third party were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger. These provisions also might result in a potential competing acquirer of either company proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

Under the merger agreement, William Lyon Homes may be required to pay to Taylor Morrison a termination fee of $18.0 million if the merger agreement is terminated under specified circumstances, and Taylor Morrison may be required to pay to William Lyon Homes a termination fee of $40.0 million if the merger agreement is terminated under specified circumstances. If either termination fee becomes payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of the company required to pay such termination fee. For a discussion of the restrictions on William Lyon Homes and Taylor Morrison soliciting or entering into an acquisition proposal or alternative transaction and the William Lyon Homes Board’s and Taylor Morrison Board’s ability to change its recommendation, see “The Merger Agreement—No Solicitation of Alternative Proposals,” “The Merger—Recommendation of the William Lyon Homes Board,” and “The Merger—Recommendation of the Taylor Morrison Board” beginning on pages 119, 71 and 68, respectively, of this joint proxy statement/prospectus.

William Lyon Homes’ executive officers and directors and Taylor Morrison’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of William Lyon Homes’ stockholders and Taylor Morrison’s stockholders generally.

Executive officers of William Lyon Homes and Taylor Morrison negotiated the terms of the merger agreement. The William Lyon Homes Board determined that entering into the merger agreement was advisable, fair to and in the best interests of William Lyon Homes and its stockholders, and approved, adopted, and declared advisable the merger agreement and the transactions contemplated thereby and recommended that William Lyon Homes stockholders approve the merger agreement. The Taylor Morrison Board determined that entering into the merger agreement was advisable, fair to and in the best interests of Taylor Morrison and its stockholders, and approved, adopted, and declared advisable the merger agreement and the transactions contemplated thereby (including the Share Issuance) and recommended that Taylor Morrison stockholders approve the Share Issuance.

In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that aside from their interests as stockholders, William Lyon Homes’ executive officers and directors and Taylor Morrison’s executive officers and directors may have employment and other compensation arrangements or plans that give them financial interests in the merger that may be different from, or in addition to, the interests of William Lyon Homes stockholders or Taylor Morrison stockholders. For a further description of these interests see the sections entitled “The Merger—Interests of Certain William Lyon Homes Directors and Officers in the Merger” and “The Merger—Interests of Certain Taylor Morrison Directors and Officers in the Merger.”

The fairness opinion rendered to the William Lyon Homes Board by its financial advisor, J.P. Morgan, was based on the financial analysis J.P. Morgan performed, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to it, as of the date of its opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. William Lyon Homes has not obtained, and does not expect to obtain, an updated fairness opinion from J.P Morgan reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinion rendered to the William Lyon Homes Board by J.P. Morgan was provided in connection with, and at the time of, the William Lyon Homes Board’s evaluation of the merger. The opinion was based on the financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to J.P. Morgan as of the date of its opinion, which may have changed, or may change, after the date of such opinion. William Lyon Homes has not obtained an updated opinion as of the date of this joint proxy statement/prospectus from J.P. Morgan. William Lyon Homes does not expect to obtain an updated opinion prior to completion of the merger. Changes in the operations and prospects of Taylor Morrison or William Lyon Homes, general market and economic conditions and other factors which may be beyond the control of Taylor Morrison and William Lyon Homes, and on which the fairness opinion was based, may have altered the value of Taylor Morrison or William Lyon Homes or the prices of shares of Taylor Morrison common stock or shares of William Lyon Homes Class A common stock since the dates of such opinion, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of any date other than the date of such opinion. For a description of the opinion that William Lyon Homes received from its financial advisor, see the section entitled “The Merger—Opinion of William Lyon Homes’ Financial Advisor, J.P. Morgan.”

The fairness opinion rendered to the Taylor Morrison Board by its financial advisor, Citi, was based on the financial analysis Citi performed at the direction of the Taylor Morrison Board, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to it, as of the date of its opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. Taylor Morrison has not obtained, and does not expect to obtain, an updated fairness opinion from Citi reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinion rendered to the Taylor Morrison Board by Citi at the direction of the Taylor Morrison Board was provided in connection with, and at the time of, the Taylor Morison Board’s evaluation of the merger. The opinion was based on the financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Citi as of the date of its opinion, which may have changed, or may change, after the date of such opinion. Taylor Morrison has not obtained an updated opinion as of the date of this joint proxy statement/prospectus from Citi. Taylor Morrison does not expect to obtain an updated opinion prior to completion of the merger. Changes in the operations and prospects of Taylor Morrison or William Lyon Homes, general market and economic conditions and other factors which may be beyond the control of Taylor Morrison and William Lyon Homes, and on which the fairness opinion was based, may have altered the value of Taylor Morrison or William Lyon Homes or the prices of shares of Taylor Morrison common stock or shares of William Lyon Homes Class A common stock since the dates of such opinion, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of any date other than the date of such opinion. For a description of the opinion that Taylor Morrison received from its financial advisor, see the section entitled “The Merger—Opinion of Taylor Morrison’s Financial Advisor, Citi” beginning on page 77 of this joint proxy statement/prospectus.

The closing of the merger may trigger change in control provisions in certain agreements to which William Lyon Homes is a party.

Closing of the merger may trigger change in control provisions in certain agreements to which William Lyon Homes is a party, including the William Lyon Homes Senior Notes Indentures. See “The Merger Agreement—Treatment of William Lyon Homes’ Existing Indebtedness” beginning on page 107 of this joint proxy statement/prospectus. If William Lyon Homes and Taylor Morrison are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if William Lyon Homes and Taylor Morrison are able to negotiate waivers, the counterparties may require a fee for such waiver or seek to renegotiate the agreements on terms less favorable to William Lyon Homes or the combined company. See “—Changes in credit rating could adversely affect the combined company, including by decreasing the combined company’s business flexibility, financial condition and operating results, as well as the market price of Taylor Morrison common stock.”

William Lyon Homes is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect William Lyon Homes’ business and operations.

Under the terms of the merger agreement, William Lyon Homes is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts or incur capital expenditures to grow its business. Such limitations could negatively affect William Lyon Homes’ businesses and operations prior to the completion of the merger. Furthermore, the process of planning to integrate two businesses and organizations for the post-merger period can divert management attention and resources and could ultimately have an adverse effect on each of Taylor Morrison and William Lyon Homes.

In connection with the merger, it is possible that some customers, suppliers and other persons with whom William Lyon Homes has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with William Lyon Homes as a result of the merger, which could negatively affect William Lyon Homes revenues, earnings and cash flows, as well as the market price of shares of its common stock, regardless of whether the merger is completed.

The exchange ratio is fixed and because the market price of Taylor Morrison common stock and William Lyon Homes Class A common stock will fluctuate, William Lyon Homes stockholders receiving Taylor Morrison common stock as part of the Merger Consideration cannot be sure of the market value of such Merger Consideration relative to the value of their shares of William Lyon Homes Class A common stock that they are exchanging.

If the merger is completed, each share of William Lyon Homes common stock will be converted into the right to receive $2.50 in cash (without any interest thereon) and 0.8000 shares of Taylor Morrison common stock (which is discussed in more detail in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 111 of this joint proxy statement/prospectus). During the pendency of the merger, the market value of Taylor Morrison common stock will fluctuate. Decreases in the market value of Taylor Morrison common stock will negatively affect the value of the Merger Consideration that William Lyon Homes stockholders receive, and increases in the market value of Taylor Morrison common stock will increase the value of the Merger Consideration that Taylor Morrison is obligated to pay to William Lyon Homes stockholders in connection with the merger. The market value of William Lyon Homes Class A common stock will also fluctuate during the pendency of the merger, and increases in the market value of William Lyon Homes Class A common stock may mean that the Merger Consideration issued to William Lyon Homes stockholders will be worth less than the market value of the shares of William Lyon Homes common stock such stockholders are exchanging. The exchange ratio was fixed at the time the merger agreement was executed, and the value of Taylor Morrison and William Lyon Homes stock may vary significantly from their values on the date of the merger agreement, the date of this joint proxy statement/prospectus, the date on which William Lyon Homes stockholders vote on the merger agreement, and the date on which William Lyon Homes stockholders receive the Merger Consideration. Neither William Lyon Homes nor Taylor Morrison is permitted to terminate the merger agreement solely due to changes in the market price of either party’s common stock.

The unaudited pro forma financial information included in this joint proxy statement/prospectus may not necessarily reflect the combined company’s operating results and financial condition following the merger.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is derived from Taylor Morrison’s and William Lyon Homes’ separate historical consolidated financial statements. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that Taylor Morrison and William Lyon Homes currently believe are reasonable. These assumptions and estimates may not prove to be accurate, and this pro forma financial information does not necessarily reflect what the combined company’s results of operations and financial position would have been had the merger been completed on the relevant dates assumed and the assumptions and estimates were to prove accurate, or what the combined company’s results of operations or financial position will be in the future.

William Lyon Homes’ and Taylor Morrison’s financial estimates are based on various assumptions that may not prove to be correct.

The financial estimates set forth in the forecasts included under “Certain Unaudited Projected Financial Information” are based on assumptions of, and information available to, William Lyon Homes and Taylor Morrison, as applicable, at the time they were prepared and provided to the applicable company’s board of directors and financial advisor, and were not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. William Lyon Homes and Taylor Morrison do not know whether the assumptions they made will prove correct. Any or all of such estimates may turn out to be wrong. They can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond William Lyon Homes’ and Taylor Morrison’s control. Many factors mentioned in this joint proxy statement/prospectus and William Lyon Homes’ and Taylor Morrison’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and in William Lyon Homes’ and Taylor Morrison’s public filings and the events and/or circumstances described under “Special Note Regarding Forward-Looking Statements” will be important in determining William Lyon Homes’ and Taylor Morrison’s future results. See also, “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus. As a result of these contingencies, actual future results may vary materially from William Lyon Homes’ and Taylor Morrison’s estimates , which could have an adverse impact on the market price of Taylor Morrison common stock or the financial position of Taylor Morrison following the merger. See “Certain Unaudited Projected Financial Information” for more information.

Current Taylor Morrison stockholders and William Lyon Homes stockholders will have a reduced ownership and voting interest in Taylor Morrison after the merger and will exercise less influence over management.

Upon the completion of the merger, each William Lyon Homes stockholder and each Taylor Morrison stockholder will have a percentage ownership of Taylor Morrison that is smaller than such stockholder’s previous percentage ownership of William Lyon Homes or Taylor Morrison, as applicable. Based on the number of issued and outstanding shares of Taylor Morrison common stock and William Lyon Homes common stock on

November 5, 2019, the last full trading day before the announcement of the merger, and assuming no adjustment in the number of shares of Taylor Morrison common stock to be issued as Merger Consideration pursuant to the merger agreement, William Lyon Homes stockholders, as a group, will receive shares in the merger constituting approximately 23% of the Taylor Morrison common stock expected to be outstanding immediately after the merger (not including any Taylor Morrison common stock held by William Lyon Homes stockholders prior to the merger), and Taylor Morrison stockholders, as a group, will own 77% of Taylor Morrison common stock expected to be outstanding immediately after the merger. As a result of these reduced ownership percentages, each of Taylor Morrison and William Lyon Homes stockholders, as a group, will have less voting power in, and influence on the board of directors, management and policies of, Taylor Morrison following the merger than they now have in their respective companies.

The shares of Taylor Morrison common stock that may be received by William Lyon Homes stockholders as a result of the merger will have different rights from the shares of William Lyon Homes common stock.

Upon the completion of the merger, William Lyon Homes stockholders will become Taylor Morrison stockholders and their rights as stockholders will be governed by the Taylor Morrison Charter and the Taylor Morrison Bylaws, as well as Delaware law. The rights of Taylor Morrison stockholders differ from those of William Lyon Homes stockholders in important respects and, accordingly, the stockholders’ ability to benefit from the results of Taylor Morrison’s operations may be different from their pre-merger ability to benefit from the results of William Lyon Homes’ operations. See “Comparison of Rights of Taylor Morrison Stockholders and William Lyon Homes Stockholders” beginning on page 159 of this joint proxy statement/prospectus.

Potential litigation instituted against Taylor Morrison, William Lyon Homes or their respective directors or officers challenging the proposed merger may prevent the merger from becoming effective within the expected timeframe or at all.

Potential litigation related to the merger may result in injunctive or other relief prohibiting, delaying or otherwise adversely affecting the parties’ ability to complete the merger. Such relief may prevent the merger from becoming effective within the expected timeframe or at all. In addition, defending against such claims may be expensive and divert management’s attention and resources, which could adversely affect the respective businesses of Taylor Morrison and William Lyon Homes.

Risks Relating to the Combined Company Following the Merger

Taylor Morrison may have difficulty integrating the William Lyon Homes business, and the anticipated benefits of the combined company may not be realized.

The success of Taylor Morrison’s acquisition of William Lyon Homes will depend in large part on the success of the management of the combined company in integrating the operations, strategies, technologies and personnel of the two companies following the completion of the merger. The combined company may fail to realize some or all of the anticipated benefits of the merger if the integration process takes longer than expected or is more costly than expected. The failure of the combined company to meet the challenges involved in successfully integrating the operations of the two companies or to otherwise realize any of the anticipated benefits of the merger, including additional cost savings and synergies, could impair the operations of the combined company. In addition, Taylor Morrison anticipates that the overall integration of William Lyon Homes will be a time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt the combined company’s business.

Potential difficulties the combined company may encounter in the integration process include the following:

•	the integration of management teams, strategies, technologies and operations, products and services;

•	the disruption of ongoing businesses and distraction of their respective management teams from ongoing business concerns;

•	the retention of and possible decrease in business from the existing clients of both companies;

•	the creation of uniform standards, controls, procedures, policies and information systems;

•	the reduction of the costs associated with each company’s operations;

•	the integration of corporate cultures and maintenance of employee morale;

•	the retention of key employees; and

•	potential unknown liabilities associated with the merger.

The anticipated cost savings, synergies and other benefits of the merger assume a successful integration of the companies and are based on projections and other assumptions, which are inherently uncertain. Even if integration is successful, anticipated cost savings, synergies and other benefits may not be achieved.

The market price of Taylor Morrison common stock may decline in the future as a result of the merger.

The market price of Taylor Morrison common stock may decline in the future as a result of the merger for a number of reasons, including:

•	the unsuccessful integration of William Lyon Homes and Taylor Morrison (including for the reasons set forth in the preceding risk factor); or

•	the failure of the combined company to achieve the perceived benefits of the merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

These factors are, to some extent, beyond the control of Taylor Morrison. As a consequence, William Lyon Homes stockholders who become holders of Taylor Morrison common stock after completion of the merger could lose the value of their investment in Taylor Morrison common stock.

The merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of the Taylor Morrison common stock.

Expectations that the merger will be accretive are based on preliminary estimates which may materially change. The combined company could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to the combined company’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of Taylor Morrison common stock.

The combined company’s future results will suffer if it does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Taylor Morrison’s or William Lyon Homes’ current businesses. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurance that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

Taylor Morrison and William Lyon Homes face competition, which is expected to intensify and which may reduce the market share and profits of Taylor Morrison after consummation of the merger.

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry in the industry. Homebuilders compete for, among other things, home buying customers, desirable land parcels, financing, raw materials and skilled labor. Increased competition could hurt Taylor Morrison’s and William Lyon Homes’ businesses, as it could prevent both companies from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, hinder their market share expansion and lead to pricing pressures on their homes that may adversely impact their margins and revenues. If the combined company is unable to successfully compete following the merger, its business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected.

Following the consummation of the merger, the combined company’s competitive position could be weakened by strategic alliances or consolidation within the homebuilding industry or the development of new technologies. The combined company’s ability to compete successfully will depend on how well it markets its products and services and on its ability to anticipate and respond to various competitive factors affecting the industry, including changes in consumer preferences or demographics, and changes in the product offerings or pricing strategies of the combined company’s competitors.

After the consummation of the merger, competition could materially adversely affect the combined company in several ways, including (i) the loss of customers and market share, (ii) the combined company’s need to lower prices or increase marketing expenses to remain competitive and (iii) the loss of business relationships within Taylor Morrison’s existing markets.

Taylor Morrison is expected to incur substantial expenses related to the merger and integration.

Taylor Morrison is expected to incur substantial expenses in connection with the merger and the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, sales, payroll, pricing and benefits. While Taylor Morrison has assumed that a certain level of expenses will be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that Taylor Morrison expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Following the consummation of the merger, Taylor Morrison will be bound by all of the obligations and liabilities of both companies.

Following the consummation of the merger, the combined company will become bound by all of the obligations and liabilities of William Lyon Homes in addition to Taylor Morrison’s obligations and liabilities existing prior to the consummation of the merger. Neither Taylor Morrison nor William Lyon Homes can predict the financial condition of the combined company at the time of the combination or the ability of the combined company to satisfy its obligations and liabilities.

The merger may result in a loss of suppliers and strategic alliances may result in the termination of existing contracts.

Following the merger, some of the suppliers of Taylor Morrison or William Lyon Homes, as historical businesses, may terminate or scale back their business relationship with the combined company. Taylor Morrison and William Lyon Homes have contracts with suppliers, vendors, and other business partners which may require Taylor Morrison or William Lyon Homes to obtain consents from these other parties in connection with the merger, which may not be obtained at all or on favorable terms. If supplier relationships or strategic alliances are adversely affected by the merger, or if the combined company, following the merger, loses the benefits of the contracts of Taylor Morrison or William Lyon Homes, the combined company’s business and financial performance could suffer.

Following the merger, the combined company will have a substantial amount of debt, which could adversely affect the combined company’s business, financial condition or results of operations and prevent the combined company from fulfilling its debt-related obligations.

Following the merger, the combined company will have a substantial amount of debt. As of September 30, 2019, on a pro forma basis, the combined company would have had approximately $3.7 billion of outstanding debt (including under its outstanding debt securities and borrowings under its revolving credit facilities). The combined company’s substantial debt could have important consequences for the holders of its common stock, including:

•	making it more difficult for the combined company to satisfy its obligations with respect to its debt or to its trade or other creditors;

•	increasing the combined company’s vulnerability to adverse economic or industry conditions;

•

limiting the combined company’s ability to obtain additional financing to fund capital expenditures and land acquisitions, particularly when the availability of financing in the capital markets is limited;

•	requiring the combined company to pay higher interest rates upon refinancing or on the combined company’s variable rate indebtedness if interest rates rise;

•

requiring a substantial portion of the combined company’s cash flows from operations and the proceeds of any capital markets offerings or loan borrowings for the payment of interest the combined company’s debt and reducing the combined company’s ability to use its cash flows to fund working capital, capital expenditures, land acquisitions and general corporate requirements;

•	limiting the combined company’s flexibility in planning for, or reacting to, changes in our business and the industry in which it operates; and

•	placing the combined company at a competitive disadvantage to less leveraged competitors.

The combined company may not generate sufficient cash flow from operations, together with any future borrowings, to enable the combined company to pay its indebtedness, or to fund the combined company’s other liquidity needs. The combined company may need to refinance all or a portion of its indebtedness, on or before its maturity. The combined company may not be able to refinance any of its indebtedness on commercially reasonable terms or at all. In addition, the combined company may incur additional indebtedness in order to finance its operations, to fund acquisitions, or to repay existing indebtedness. If the combined company cannot service its indebtedness, it may have to take actions such as selling assets, seeking additional debt or equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. Any such actions, if necessary, may not be able to be effected on commercially reasonable terms or at all, or on terms that would be advantageous to the combined company’s stockholders or on terms that would not require Taylor Morrison to breach the terms and conditions of its existing or future debt agreements.

Other Risk Factors Relating to Taylor Morrison and William Lyon Homes

As a result of entering into the merger agreement, Taylor Morrison’s and William Lyon Homes’ businesses are and will be subject to the risks described above. In addition, Taylor Morrison and William Lyon Homes are, and following completion of the merger, the combined company will continue to be, subject to the risks described in Taylor Morrison’s and William Lyon Homes’ respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. For the location of information incorporated by reference, see “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this joint proxy statement/prospectus may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts, including, among other things, statements regarding the expected timetable for completing the merger, the benefits and synergies of the merger, future opportunities for the combined company and Taylor Morrison’s and William Lyon Homes’ future operations, financial or operating results, dividend policy, leverage ratio, future earnings and other expectations, targets or illustrative examples of financial measures for future periods. Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “believe(s)”, “will”, “aim(s)”, “would”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on Taylor Morrison’s and William Lyon Homes’ respective management’s current expectations and beliefs, and neither Taylor Morrison nor William Lyon Homes can give any assurance that its expectations or beliefs will be attained. These forward-looking statements are not a guarantee of future performance and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results or events to differ, possibly materially, from the expectations or estimates reflected in such forward-looking statements, including, among others:

•	the parties’ ability to consummate the merger and to meet expectations regarding the timing and completion of the merger;

•

the satisfaction or waiver of the conditions to the completion of the merger, including the receipt of the required approval of Taylor Morrison’s stockholders and William Lyon Homes’ stockholders with respect to the merger and the receipt of regulatory clearances required to consummate the merger, in each case, on the terms expected or on the anticipated schedule;

•	the amount of costs, fees and expenses related to the merger agreement or the merger;

•	risk related to diverting the attention of the William Lyon Homes and Taylor Morrison management teams and employees from ongoing business operations;

•	the risk that the parties may be unable to achieve the anticipated benefits of the merger, including synergies, cost savings and operating efficiencies, within the expected time-frames or at all;

•	the risk that the committed financing necessary for the consummation of the merger is unavailable at the closing, and that any replacement financing may not be available on similar terms, or at all;

•	the risk that the businesses will not be integrated successfully or that integration may be more difficult, time-consuming or costly than expected;

•	the risk that the stock price of William Lyon Homes common stock or Taylor Morrison common stock may decline significantly if the merger is not consummated;

•	the risk that the stock price per share of Taylor Morrison common stock may change prior to the effective time;

•

the risk that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the merger;

•

the effect of the restrictions placed on William Lyon Homes’ and Taylor Morrison’s business activities and the limitations on its ability to pursue alternatives to the merger during the pendency of the merger pursuant to the merger agreement;

•

the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the merger and instituted against William Lyon Homes, Taylor Morrison, members of their respective boards of directors and others;

•

inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with GAAP and related standards, or on an adjusted basis;

•	general economic and market conditions;

•	the retention of certain key employees; and

•	the anticipated size of the markets and continued demand for Taylor Morrison’s and William Lyon Homes’ homes and the impact of competitive responses to the announcement of the transaction.

Additional risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the risks identified by Taylor Morrison and William Lyon Homes in their respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. All forward-looking statements speak only as of the date on which they are made. Except to the extent required by law, Taylor Morrison and William Lyon Homes expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained in this joint proxy statement/prospectus to reflect any change in their expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

THE COMPANIES

Taylor Morrison Home Corporation

Taylor Morrison is one of the largest public homebuilders in the United States. Taylor Morrison is also a land developer, with a portfolio of lifestyle and master-planned communities. Taylor Morrison provides a diverse assortment of homes across a wide range of price points. Taylor Morrison strives to appeal to a broad spectrum of customers in traditionally high growth markets, where it designs, builds and sells single and multi-family detached and attached homes. Taylor Morrison operates under the Taylor Morrison and Darling Homes brand names. Taylor Morrison also provides financial services to customers through its wholly owned mortgage subsidiary, Taylor Morrison Home Funding, LLC and title insurance and closing settlement services through its title company, Inspired Title Services, LLC.

Taylor Morrison has operations in Arizona, California, Colorado, Florida, Georgia, Illinois, North Carolina, South Carolina, and Texas. Taylor Morrison’s business is organized into multiple homebuilding operating components and a financial services component, which are managed as multiple reportable segments, as follows:

East	Atlanta, Charlotte, Chicago, Jacksonville, Orlando, Raleigh, Southwest Florida, and Tampa

Central	Austin, Dallas, Denver, and Houston

West	Bay Area, Phoenix, Sacramento, and Southern California

Financial Services	Taylor Morrison Home Funding and Inspired Title Services

Over the last several years Taylor Morrison has grown organically and through various builder acquisitions, including its recent acquisition completed on October 2, 2018 of AV Homes, a homebuilder and land developer of residential communities in Florida, North Carolina, South Carolina, Arizona and Texas. In addition, in April 2015 Taylor Morrison completed the acquisition of JEH Homes, an Atlanta based homebuilder; in July 2015 Taylor Morrison acquired three divisions of Orleans Homes in markets within Charlotte, Chicago and Raleigh; and in January 2016 Taylor Morrison acquired Acadia Homes in Atlanta. Collectively, each of these acquisitions represents Taylor Morrison’s strategic approach in expanding its geographic footprint in high growth markets.

Taylor Morrison’s executive offices are located at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251 and its telephone number is (480) 840-8100. Taylor Morrison’s website is https://www.taylormorrison.com. Information included on the Taylor Morrison website is not incorporated by reference into this joint proxy statement/prospectus. Taylor Morrison common stock is currently traded on the NYSE under the symbol “TMHC”.

William Lyon Homes

William Lyon Homes, together with its subsidiaries, is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, William Lyon Homes is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington, Oregon and Texas. William Lyon Homes’ core markets currently include Orange County, Los Angeles, the Inland Empire, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Seattle, Portland, Austin and San Antonio. William Lyon Homes has a distinguished legacy of more than 62 years of homebuilding operations, over which time it has sold in excess of 111,000 homes. William Lyon Homes believes that its markets are characterized by attractive long-term housing fundamentals and that it has a significant land supply, with 29,242 lots owned or controlled.

William Lyon Homes has significant expertise in understanding the needs of its homebuyers and designing its product offerings to meet those needs. This allows the William Lyon Homes to maximize the return on its land investments by tailoring its home offerings to meet the buyer demands in each of its markets. William Lyon

Homes builds and sells across a diverse range of product lines at a variety of price points with sales to entry-level, first-time move-up, second-time move-up homebuyers, as well as a signature luxury brand and an active adult target segment. William Lyon Homes is committed to achieving the highest standards in design, quality and customer satisfaction and has received numerous industry awards and commendations throughout its operating history in recognition of its achievements.

William Lyon Homes’ executive offices are located at 4695 MacArthur Court, 8th Floor, Newport Beach California 92660, and its telephone number is (949) 833-3600. William Lyon Homes’ website is http://www.lyonhomes.com. Information included on the William Lyon Homes website is not incorporated by reference into this joint proxy statement/prospectus. William Lyon Homes Class A common stock is currently traded on the NYSE under the symbol “WLH”.

Merger Sub

Tower Merger Sub, Inc., a direct subsidiary of Taylor Morrison, is a Delaware corporation that was formed on October 30, 2019 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into William Lyon Homes, with William Lyon Homes surviving the merger. As a result of the merger, William Lyon Homes will become a wholly owned, direct subsidiary of Taylor Morrison.

Merger Sub’s principal executive offices and its telephone number are the same as those of Taylor Morrison.

THE TAYLOR MORRISON SPECIAL MEETING

Taylor Morrison is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the Taylor Morrison special meeting (or any adjournment or postponement of the Taylor Morrison special meeting). This joint proxy statement/prospectus contains important information for you to consider when deciding how and whether to vote on the matters brought before the Taylor Morrison special meeting. Please read it carefully and in its entirety.

Date, Time and Location

The date, time and place of the Taylor Morrison special meeting are set forth below:

Date:                     , 2020

Time:      a.m., local time

Place:

Purpose

At the Taylor Morrison special meeting, Taylor Morrison stockholders will consider and vote on:

•

Taylor Morrison Proposal I: a proposal to approve the issuance of shares of Taylor Morrison common stock (the “Share Issuance”) to stockholders of William Lyon Homes as part of the Merger Consideration (the “Share Issuance Proposal”); and

•

Taylor Morrison Proposal II: a proposal to adjourn the Taylor Morrison special meeting to another time or place, if necessary or appropriate, as determined by Taylor Morrison, to solicit additional proxies if there are insufficient votes at the time of the Taylor Morrison special meeting or any adjournments thereof to approve the Share Issuance Proposal (the “Taylor Morrison Adjournment Proposal”).

The adoption by Taylor Morrison stockholders of the Share Issuance Proposal is a condition to the obligations of Taylor Morrison and of William Lyon Homes to complete the merger. The approval of the Taylor Morrison Adjournment Proposal is not a condition to the obligations of Taylor Morrison or of William Lyon Homes to complete the merger.

Recommendation of the Taylor Morrison Board

In evaluating the merger and other transactions contemplated by the merger agreement, including the Share Issuance, the Taylor Morrison Board consulted with Taylor Morrison’s senior management and Taylor Morrison’s outside legal counsel and financial advisors. After consideration, the members of the Taylor Morrison Board unanimously determined that merger agreement and the transactions contemplated by the merger agreement, including the merger and the Share Issuance, are advisable, fair to, and in the best interests of, the Taylor Morrison stockholders, and (i) approved, adopted, and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the merger and the Share Issuance, (ii) directed that the Share Issuance be submitted to the Taylor Morrison stockholders for approval at the Taylor Morrison special meeting and (iii) resolved to recommend that the Share Issuance be approved by the Taylor Morrison stockholders.

The Taylor Morrison Board recommends that Taylor Morrison stockholders vote “FOR” the Share Issuance Proposal and “FOR” the Taylor Morrison Adjournment Proposal.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Taylor Morrison Board has fixed the close of business on             ,             as the Taylor Morrison Record Date for determination of the Taylor Morrison stockholders entitled to notice of, and to vote at, the

Taylor Morrison special meeting or any adjournment or postponement thereof. Only Taylor Morrison stockholders of record on the Taylor Morrison Record Date are entitled to receive notice of, and to vote at, the Taylor Morrison special meeting or any adjournment or postponement thereof.

As of the Taylor Morrison Record Date, there were              shares of Taylor Morrison common stock outstanding and entitled to vote at the Taylor Morrison special meeting, held by approximately              holders of record. With respect to each matter to be acted upon at the Taylor Morrison special meeting, each holder of Taylor Morrison common stock is entitled to one vote for each outstanding share of Taylor Morrison common stock held by such holder.

A list of stockholders entitled to vote at the Taylor Morrison special meeting will be available for examination by any stockholder for any purpose germane to the Taylor Morrison special meeting beginning ten days prior to the Taylor Morrison special meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251, Taylor Morrison’s principal place of business, and ending on the date of the Taylor Morrison special meeting, and such list will also be available at the Taylor Morrison special meeting during the duration of the meeting.

Quorum

A quorum of outstanding shares is necessary to take action at the Taylor Morrison special meeting. The presence in person or by proxy of the holders of Taylor Morrison common stock having a majority of the votes that could be cast by the holders of Taylor Morrison common stock entitled to vote at the Taylor Morrison special meeting will constitute a quorum at the Taylor Morrison special meeting. Shares held by a beneficial owner in “street name” who does not give the nominee or other intermediary that holds such shares instructions on how to vote such shares on any proposal to be voted on at the Taylor Morrison special meeting (a “broker non-vote”) will not be deemed to be in attendance at the meeting or counted for purposes of determining whether a quorum has been achieved. However, abstentions will be counted as present in determining the existence of a quorum. If you are a Taylor Morrison stockholder and fail to vote or fail to instruct your broker or nominee to vote, your shares will not be counted as present for purposes of determining whether a quorum is present.

Required Vote

The required number of votes to approve the matters to be voted upon at the Taylor Morrison special meeting depends on the particular item to be voted upon as set out below:

	Item	Vote Necessary for Approval*
Taylor Morrison Proposal I	Share Issuance Proposal	Approval requires the affirmative vote of a majority in voting power of shares of Taylor Morrison common stock present in person or represented by proxy and entitled to vote thereon, assuming a quorum is present.

Taylor Morrison Proposal II	Taylor Morrison Adjournment Proposal	Approval requires the affirmative vote of a majority in voting power of shares of Taylor Morrison common stock cast at the Taylor Morrison special meeting and present in person or represented by proxy and entitled to vote thereon.

*

Abstentions and Broker Non-Votes. Abstentions will have the same effect as a vote against the Share Issuance Proposal and the Taylor Morrison Adjournment Proposal. Under the rules of the New York Stock Exchange, if you hold your shares of Taylor Morrison common stock in street name, your nominee or intermediary may not vote your shares on proposals without instructions from you, other than “routine” proposals. None of the proposals that will be voted on at the Taylor Morrison special meeting are “routine.” Therefore, your nominee or intermediary does not have discretionary authority to vote on any of the proposals. Accordingly, if you do not provide voting instructions on any proposal, your shares will not be deemed in attendance at the Taylor Morrison special meeting and will not be voted. If you provide voting instructions on one but not both proposals, your shares will not be voted on whichever proposal you did not provide voting instructions for. Any shares of Taylor Morrison common stock deemed not in attendance at the meeting, whether due to a record holder’s failure to vote in person or by proxy or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, and broker non-votes, will have no effect on the Share Issuance Proposal or the Taylor Morrison Adjournment Proposal, assuming a quorum is present.

Your vote is very important. Please vote by internet, by telephone or by signing and returning the enclosed proxy card whether or not you plan to attend the Taylor Morrison special meeting in person.

Share Ownership of and Voting by Taylor Morrison Directors and Executive Officers

At the Taylor Morrison Record Date, Taylor Morrison’s directors and executive officers and their affiliates beneficially owned and had the right to vote an aggregate of                  shares of Taylor Morrison common stock, which represents     % of the voting power of the outstanding shares of Taylor Morrison common stock entitled to vote at the Taylor Morrison special meeting.

It is expected that Taylor Morrison’s directors and executive officers will vote their respective shares “FOR” the approval of the Share Issuance Proposal and “FOR” the approval of the Taylor Morrison Adjournment Proposal.

Voting of Shares

Whether or not you plan to attend the Taylor Morrison special meeting, please vote your shares of Taylor Morrison common stock. If you are a registered or “record” holder, which means your shares of Taylor Morrison common stock are registered in your name with Computershare Trust Company, N.A., Taylor Morrison’s transfer agent and registrar, you may vote in person at the special meeting or by proxy. You may specify whether your shares of Taylor Morrison common stock should be voted for or against, or whether you abstain from voting with respect to, the proposal to adopt the merger agreement, the proposal to approve merger-related compensation and the Taylor Morrison Adjournment Proposal. If your shares of Taylor Morrison common stock are held in “street name,” which means your shares are held of record in an account with a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee in order to vote.

You may attend the Taylor Morrison special meeting and vote your shares in person or you may submit a proxy by any of the following methods:

•

By Mail. If you choose to submit a proxy to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares of Taylor Morrison common stock will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares of Taylor Morrison common stock will be voted “FOR” the Share Issuance Proposal and “FOR” the Taylor Morrison Adjournment Proposal, and in the discretion of the persons named as proxies on all other matters that may properly come before the Taylor Morrison special meeting or any adjournment or postponement of the Taylor Morrison special meeting.

•

By Telephone. You may submit a proxy to vote your shares of Taylor Morrison common stock by telephone by calling the toll-free number provided on your proxy card any time up to 11:59 p.m. Eastern Time on                 ,                . If you vote by telephone, you should not return your proxy card.

•	Through the Internet. You may also submit a proxy to vote through the Internet by signing on to the website identified on your proxy card and following the procedures described in the website any time up to 11:59 p.m. Eastern Time on , . If you vote by Internet, you should not return your proxy card.

If you are a beneficial owner and hold your shares of Taylor Morrison common stock in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of telephonic or Internet voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

Your vote is very important. Whether or not you plan to attend the Taylor Morrison special meeting, please act promptly to vote your shares of Taylor Morrison common stock with respect to the proposals described above. You may vote your shares of Taylor Morrison common stock by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares of Taylor Morrison common stock by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Taylor Morrison special meeting, you may vote your shares of Taylor Morrison common stock in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. If your shares of Taylor Morrison common stock are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares of Taylor Morrison common stock are voted at the Taylor Morrison special meeting by:

•

sending a signed written notice stating that you revoke your proxy to the Corporate Secretary, at Taylor Morrison’s offices at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251, that bears a later date than the date of the proxy you want to revoke and is received by the Taylor Morrison Corporate Secretary prior to the applicable special meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•

attending the Taylor Morrison special meeting (or if the Taylor Morrison special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

Beneficial owners who hold their shares of Taylor Morrison common stock in “street name” cannot revoke their proxies in person at the Taylor Morrison special meeting because the Taylor Morrison stockholders of record who have the right to cast the votes will not be present. If beneficial owners of shares of Taylor Morrison common stock wish to change their votes after returning voting instructions, they should contact their bank, broker or other agent before the Taylor Morrison special meeting to determine whether they can do so.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to Taylor Morrison stockholders in connection with the solicitation of proxies by the Taylor Morrison Board to be voted at the Taylor Morrison special meeting and at any adjournments or postponements of the Taylor Morrison special meeting. Taylor Morrison and William Lyon Homes will each bear its own costs and expenses in connection with the solicitation of proxies for the Taylor Morrison special meeting and the William Lyon Homes special meeting, respectively, including the costs of filing, printing and mailing this joint proxy statement/prospectus. Taylor Morrison has engaged Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies for the Taylor Morrison special meeting and will pay Innisfree M&A Incorporated a fee of approximately $25,000, plus reimbursement of reasonable expenses, for these services.

Taylor Morrison is making this solicitation by mail, but Taylor Morrison’s directors, officers and employees also may solicit by mail, telephone, facsimile, electronic transmission, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed by Taylor Morrison for out-of-pocket expenses in connection with such solicitation. Taylor Morrison will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Taylor Morrison, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this joint proxy statement/prospectus to any household at which two or more stockholders reside if Innisfree M&A Incorporated believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of Taylor Morrison common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

The Taylor Morrison special meeting may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned Taylor Morrison special meeting, any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, notice of the adjourned meeting in accordance with the Taylor Morrison Bylaws must be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Taylor Morrison Board will fix as the record date for determining Taylor Morrison stockholders entitled to notice of such adjourned Taylor Morrison special meeting the same or an earlier date as that fixed for determination of Taylor Morrison stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned Taylor Morrison special meeting to each Taylor Morrison stockholder of record as of the record date so fixed for notice of such adjourned Taylor Morrison special meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the Taylor Morrison special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Tabulation of Votes; Methods of Voting; Results

Taylor Morrison will retain an independent party to receive and tabulate the proxies and to serve as the inspector of election to certify the results of the Taylor Morrison special meeting.

Other Information

The matters to be considered at the Taylor Morrison special meeting are of great importance to Taylor Morrison stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and complete, date, sign and promptly return the enclosed proxy card in the postage-paid envelope provided. You may also vote your shares by telephone or through the Internet. If you submit your proxy by telephone or through the Internet, you do not need to return the enclosed proxy card.

Assistance; Proxy Solicitor

If you need assistance in completing your proxy card or have questions regarding the Taylor Morrison special meeting, please contact:

Taylor Morrison Home Corporation

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

Attention: Investor Relations

Email: investor@taylormorrison.com

Telephone: (480) 840-8100

or

Innisfree M&A Incorporated

501 Madison Ave, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

TAYLOR MORRISON PROPOSALS

Proposal I. Share Issuance Proposal

In the Share Issuance Proposal, Taylor Morrison is asking its stockholders to approve the issuance of shares of Taylor Morrison common stock in connection with the merger.

Approval of the Share Issuance Proposal by Taylor Morrison stockholders is a condition to the consummation of the merger. If the Share Issuance Proposal is not approved, the merger will not occur.

The Share Issuance Proposal requires the affirmative vote of a majority in voting power of shares of Taylor Morrison common stock present in person or represented by proxy and entitled to vote thereon, assuming a quorum is present. If you fail to vote or fail to instruct your broker or other nominee to vote on the Share Issuance Proposal, it will have no effect on the outcome of the Share Issuance Proposal, assuming a quorum is present; however, if you vote to abstain it will have the effect of a vote cast “AGAINST” the Share Issuance Proposal.

The Taylor Morrison Board recommends that Taylor Morrison stockholders vote “FOR” the Share Issuance Proposal (Proposal I).

Proposal II. Taylor Morrison Adjournment Proposal

In the Taylor Morrison Adjournment Proposal, Taylor Morrison is asking its stockholders to adjourn the Taylor Morrison special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Share Issuance Proposal. Approval of the Taylor Morrison Adjournment Proposal by Taylor Morrison stockholders is not required for completion of the merger. The Taylor Morrison Adjournment Proposal requires the affirmative vote of a majority in voting power of shares of Taylor Morrison common stock present in person or represented by proxy and entitled to vote thereon. If you fail to vote or fail to instruct your broker or other nominee to vote on the Taylor Morrison Adjournment Proposal, it will have no effect on the outcome of the Taylor Morrison Adjournment Proposal, assuming a quorum is present; however, if you vote to abstain it will have the effect of a vote cast “AGAINST” the Taylor Morrison Adjournment Proposal.

The Taylor Morrison Board recommends that Taylor Morrison stockholders vote “FOR” the Taylor Morrison Adjournment Proposal (Proposal II).

Other Matters

As of the date hereof, Taylor Morrison has no knowledge of any business that will be presented for consideration at the Taylor Morrison special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth above and in the Taylor Morrison Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Taylor Morrison special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

THE WILLIAM LYON HOMES SPECIAL MEETING

William Lyon Homes is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the William Lyon Homes special meeting (or any adjournment or postponement of the William Lyon Homes special meeting). This joint proxy statement/prospectus contains important information for you to consider when deciding how and whether to vote on the matters brought before the William Lyon Homes special meeting. Please read it carefully and in its entirety.

Date, Time and Location

The date, time and place of the William Lyon Homes special meeting are set forth below:

Date:                , 2020

Time:                a.m., local time

Place:

Purpose

At the William Lyon Homes special meeting, William Lyon Homes stockholders will consider and vote on:

•

Proposal I: the adoption of the merger agreement, pursuant to which Merger Sub will be merged with and into William Lyon Homes, with William Lyon Homes continuing as the Surviving Corporation in the merger and a wholly owned, direct subsidiary of Taylor Morrison (which we refer to as the “Merger Proposal”);

•

Proposal II: to approve, on an advisory (non-binding) basis, certain compensation that may become payable to the named executive officers of William Lyon Homes in connection with the merger (the “Advisory Compensation Proposal”); and

•

Proposal III: to approve an adjournment of the William Lyon Homes special meeting to another time or place, if necessary or appropriate, as determined by William Lyon Homes, to solicit additional proxies if there are insufficient votes at the time of the William Lyon Homes special meeting or any adjournments thereof to approve the Merger Proposal (which we refer to as the “William Lyon Homes Adjournment Proposal”).

The adoption by William Lyon Homes stockholders of the Merger Proposal is a condition to the obligations of Taylor Morrison and of William Lyon Homes to complete the merger. The approval of the Advisory Compensation Proposal is not a condition to the obligations of Taylor Morrison or of William Lyon Homes to complete the merger. The approval of the William Lyon Homes Adjournment Proposal is not a condition to the obligations of Taylor Morrison or of William Lyon Homes to complete the merger.

Recommendation of the William Lyon Homes Board

In evaluating the merger and other transactions contemplated by the merger agreement, the William Lyon Homes Board consulted with William Lyon Homes’ senior management and William Lyon Homes’ outside legal counsel and financial advisors. After consideration, the members of the William Lyon Homes Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of, William Lyon Homes and its stockholders, and approved, adopted, and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the proposed merger.

The William Lyon Homes Board recommends that William Lyon Homes stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the William Lyon Homes Adjournment Proposal.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

The William Lyon Homes Board has fixed the close of business on                ,                as the record date (the “William Lyon Homes Record Date”) for determination of the William Lyon Homes stockholders entitled to notice of, and to vote at, the William Lyon Homes special meeting or any adjournment or postponement thereof. Only William Lyon Homes stockholders of record on the William Lyon Homes Record Date are entitled to receive notice of, and to vote at, the William Lyon Homes special meeting or any adjournment or postponement thereof.

As of the William Lyon Homes Record Date, there were                  shares of William Lyon Homes Class A common stock held by approximately                  holders of record and                  shares of William Lyon Homes Class B common stock held by approximately                  holders of record, in each case, outstanding and entitled to vote at the William Lyon Homes special meeting. With respect to each matter to be acted upon at the William Lyon Homes special meeting, each holder of shares of William Lyon Homes Class A common stock is entitled to one vote for each outstanding shares of William Lyon Homes Class A common stock held by such holder and each holder of shares of William Lyon Homes Class B common stock is entitled to five votes for each outstanding share of William Lyon Homes Class B common stock held by such holder with holders of shares of William Lyon Homes Class A common stock and William Lyon Homes Class B common stock voting together as a single class on all matters submitted to a vote of stockholders at the William Lyon Homes special meeting.

As described in further detail under the heading “The Voting Agreement” beginning on page 132 of this joint proxy statement/prospectus, Taylor Morrison and the Lyon Stockholders entered into a voting agreement pursuant to which, among other things, the Lyon Stockholders agreed to vote all outstanding shares of William Lyon Homes common stock currently held or thereafter acquired by the Lyon Stockholders (representing approximately      % of the outstanding shares of William Lyon Homes common stock as of the William Lyon Homes Record Date) in favor of the Merger Proposal and against any proposal by third parties to acquire William Lyon Homes and to take certain other actions in furtherance of the transactions contemplated by the merger agreement. In the event that the William Lyon Homes Board changes its recommendation that the William Lyon Homes stockholders vote for the Merger Proposal, the Lyon Stockholders will only be required under the voting agreement to vote shares of William Lyon Homes common stock equal to 30% of the aggregate voting power attributable to the outstanding shares of William Lyon Homes common stock in accordance with the foregoing terms.

A list of stockholders entitled to vote at the William Lyon Homes special meeting will be available for examination by any stockholder for any purpose germane to the William Lyon Homes special meeting beginning ten days prior to the William Lyon Homes special meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660, William Lyon Homes’ principal place of business, and ending on the date of the William Lyon Homes special meeting, and such list will also be available at the William Lyon Homes special meeting during the duration of the meeting.

Quorum

A quorum of outstanding shares of William Lyon Homes common stock is necessary to take action at the William Lyon Homes special meeting. The presence in person or by proxy of the holders of a majority in voting power of all of the shares of William Lyon Homes common stock entitled to vote at the William Lyon Homes special meeting will constitute a quorum at the William Lyon Homes special meeting. Shares held by a beneficial owner in “street name” who does not give the nominee or other intermediary that holds such shares instructions on how to vote such shares on any proposal to be voted on at the William Lyon Homes special meeting (a “broker non-vote”) will not be deemed to be in attendance at the meeting or counted for purposes of determining whether a quorum has been achieved. However, abstentions will be counted as present in determining the existence of a quorum. If you are a William Lyon homes stockholder and fail to vote or fail to instruct your broker or nominee to vote, your shares will not be counted as present for purposes of determining whether a quorum is present.

Required Vote

The required number of votes to approve the matters to be voted upon at the William Lyon Homes special meeting depends on the particular item to be voted upon as set out below:

	Item	Vote Necessary for Approval*
Proposal I	The Merger Proposal	Approval requires the affirmative vote, in person or by proxy, of holders of a majority of the voting power of the shares of William Lyon Homes common stock outstanding as of the William Lyon Homes Record Date entitled to vote on the Merger Proposal.

Proposal II	The Advisory Compensation Proposal	Approval requires the affirmative vote, in person or by proxy, of the holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at a meeting where a quorum is present.

Proposal III	The William Lyon Homes Adjournment Proposal	Approval requires the affirmative vote, in person or by proxy, of the holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at a meeting where a quorum is present.

*

Abstentions and Broker Non-Votes. Abstentions will have the same effect as a vote against the Merger Proposal, and will have no effect on the Advisory Compensation Proposal or the William Lyon Homes Adjournment Proposal. Under the rules of the New York Stock Exchange, if you hold your shares of William Lyon Homes common stock in street name, your nominee or intermediary may not vote your shares on proposals without instructions from you, other than “routine” proposals. None of the proposals that will be voted on at the William Lyon Homes special meeting are “routine.” Therefore, your nominee or intermediary does not have discretionary authority to vote on any of the proposals. Accordingly, if you do not provide voting instructions on any proposal, your shares will not be deemed in attendance at the William Lyon Homes special meeting and will not be voted. If you provide voting instructions on one or more but fewer than all three proposals, your shares will not be voted on whichever proposal(s) you did not provide voting instructions for. Any shares of William Lyon Homes common stock deemed not in attendance at the meeting, whether due to a record holder’s failure to vote in person or by proxy or a “street name” holder’s failure to provide any voting instructions to such holder’s nominee or intermediary, and broker non-votes, will have the same effect as a vote against the Merger Proposal but will have no effect on the William Lyon Homes Adjournment Proposal or the Advisory Compensation Proposal, assuming a quorum is present.

Your vote is very important. Please vote by internet, by telephone or by signing and returning the enclosed proxy card whether or not you plan to attend the William Lyon Homes special meeting in person.

Share Ownership of and Voting by William Lyon Homes Directors and Executive Officers

As of the William Lyon Homes Record Date, William Lyon Homes’ directors and executive officers and their affiliates beneficially owned and had the right to vote an aggregate of                  shares of William Lyon

Homes Class A common stock and                  shares of William Lyon Homes Class B common stock, which represents     % of the voting power of the outstanding shares of William Lyon Homes common stock entitled to vote at the William Lyon Homes special meeting.

It is expected that William Lyon Homes’ directors and executive officers will vote their respective shares of William Lyon Homes common stock “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the William Lyon Homes Adjournment Proposal.

Voting of Shares

Whether or not you plan to attend the William Lyon Homes special meeting, please vote your shares of William Lyon Homes common stock. If you are a registered or “record” holder, which means your shares of William Lyon Homes common stock are registered in your name with American Stock Transfer & Trust Company, LLC, William Lyon Homes’ transfer agent and registrar, you may vote in person at the special meeting or by proxy. You may specify whether your shares of William Lyon Homes common stock should be voted for or against, or whether you abstain from voting with respect to, the Merger Proposal, the Advisory Compensation Proposal and the William Lyon Homes Adjournment Proposal. If your shares of William Lyon Homes common stock are held in “street name,” which means your shares are held of record in an account with a broker, bank or other nominee, you must follow the instructions from your broker, bank or other nominee in order to vote.

You may attend the William Lyon Homes special meeting and vote your shares in person or you may submit a proxy by any of the following methods:

•

By Mail. If you choose to submit a proxy to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares of William Lyon Homes common stock will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares of William Lyon Homes common stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, “FOR” the William Lyon Homes Adjournment Proposal, and in the discretion of the persons named as proxies on all other matters that may properly come before the William Lyon Homes special meeting or any adjournment or postponement of the William Lyon Homes special meeting.

•

By Telephone. You may submit a proxy to vote your shares of William Lyon Homes common stock by telephone by calling the toll-free number provided on your proxy card any time up to 11:59 p.m. Eastern Time on             ,             . If you vote by telephone, you should not return your proxy card.

•

Through the Internet. You may also submit a proxy to vote your shares of William Lyon Homes common stock through the Internet by signing on to the website identified on your proxy card and following the procedures described in the website any time up to 11:59 p.m. Eastern Time on             ,             . If you vote by Internet, you should not return your proxy card.

If you are a beneficial owner and hold your shares your shares of William Lyon Homes common stock in street name, or through a nominee or intermediary, such as a bank or broker, you will receive separate instructions from such nominee or intermediary describing how to vote your shares. The availability of telephonic or Internet voting will depend on the intermediary’s voting process. Please check with your nominee or intermediary and follow the voting instructions provided by your nominee or intermediary with these materials.

Your vote is very important. Whether or not you plan to attend the William Lyon Homes special meeting, please act promptly to vote your shares of William Lyon Homes common stock with respect to the proposals described above. You may vote your shares of William Lyon Homes common stock by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares of William Lyon Homes common stock by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the William Lyon Homes special meeting, you may vote your shares of William Lyon Homes common stock in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares of William Lyon Homes common stock are voted at the William Lyon Homes special meeting by:

•

sending a signed written notice stating that you revoke your proxy to the Corporate Secretary, at William Lyon Homes’ offices at 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660, that bears a later date than the date of the proxy you want to revoke and is received by the William Lyon Homes Corporate Secretary prior to the applicable special meeting;

•	submitting a valid, later-dated proxy via mail, over the telephone or through the Internet; or

•

attending the William Lyon Homes special meeting (or if the William Lyon Homes special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not constitute a vote or revoke any proxy previously given.

Beneficial owners who hold their shares of William Lyon Homes common stock in “street name” cannot revoke their proxies in person at the William Lyon Homes special meeting because the William Lyon Homes stockholders of record who have the right to cast the votes will not be present. If beneficial owners of William Lyon Homes common stock wish to change their votes after returning voting instructions, they should contact their bank, broker or other agent before the William Lyon Homes special meeting to determine whether they can do so.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to William Lyon Homes stockholders in connection with the solicitation of proxies by the William Lyon Homes Board to be voted at the William Lyon Homes special meeting and at any adjournments or postponements of the William Lyon Homes special meeting. William Lyon Homes and Taylor Morrison will each bear its own costs and expenses in connection with the solicitation of proxies for the William Lyon Homes special meeting and the Taylor Morrison special meeting, respectively, including the costs of filing, printing and mailing this joint proxy statement/prospectus. William Lyon Homes has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the distribution and solicitation of proxies for the William Lyon Homes special meeting and will pay D.F. King a fee of approximately $12,500, plus reimbursement of reasonable expenses, for these services.

William Lyon Homes is making this solicitation by mail, but William Lyon Homes’ directors, officers and employees also may solicit by mail, telephone, facsimile, electronic transmission, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed by William Lyon Homes for out-of-pocket expenses in connection with such solicitation. William Lyon Homes will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits William Lyon Homes, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this joint proxy statement/prospectus to any household at which two or more stockholders reside if William Lyon Homes believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of William Lyon Homes common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

The William Lyon Homes special meeting may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned William Lyon Homes special meeting, any business may be transacted that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, notice of the adjourned meeting in accordance with the William Lyon Homes Bylaws must be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the William Lyon Homes Board will fix as the record date for determining William Lyon Homes stockholders entitled to notice of such adjourned William Lyon Homes special meeting the same or an earlier date as that fixed for determination of William Lyon Homes stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned William Lyon Homes special meeting to each William Lyon Homes stockholder of record as of the record date so fixed for notice of such adjourned William Lyon Homes special meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the William Lyon Homes special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Tabulation of Votes; Methods of Voting; Results

William Lyon Homes will retain an independent party, to receive and tabulate the proxies, and to serve as the inspector of election to certify the results of the William Lyon Homes special meeting.

Other Information

The matters to be considered at the William Lyon Homes special meeting are of great importance to William Lyon Homes stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and complete, date, sign and promptly return the enclosed proxy card in the postage-paid envelope provided. You may also vote your shares by telephone or through the Internet. If you submit your proxy by telephone or through the Internet, you do not need to return the enclosed proxy card.

Assistance; Proxy Solicitor

If you need assistance in completing your proxy card or have questions regarding the William Lyon Homes special meeting, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders may call toll free: (800) 334-0384

Banks and Brokers may call collect: (212) 269-5550

Email: WLH@dfking.com

or

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

Attention: Investor Relations

Telephone: (310) 622-8223

WILLIAM LYON HOMES PROPOSALS

Proposal I. Merger Proposal

In the Merger Proposal, William Lyon Homes is asking its stockholders to adopt the merger agreement, pursuant to which Merger Sub will be merged with and into William Lyon Homes, with William Lyon Homes continuing as the Surviving Corporation in the merger and a wholly owned, direct subsidiary of Taylor Morrison. William Lyon Homes stockholders should carefully read this joint proxy statement/prospectus in its entirety, including the documents incorporated by reference and the merger agreement, for more detailed information concerning the merger agreement and the Merger Proposal. For a summary and detailed information regarding the Merger Proposal, see the information about the merger and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 55 and 110, respectively, of this joint proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus.

Approval of the Merger Proposal by the William Lyon Stockholders is a condition to the consummation of the merger. If the Merger Proposal is not approved, the merger will not occur.

The Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of William Lyon Homes common stock outstanding as of the William Lyon Homes Record Date entitled to vote on the Merger Proposal. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal.

The William Lyon Homes Board recommends that William Lyon Homes stockholders vote “FOR” the Merger Proposal (Proposal I).

Proposal II. Advisory Compensation Proposal

In the Advisory Compensation Proposal, as required by Section 14A of the Exchange Act and the applicable SEC rules promulgated thereunder, William Lyon Homes is required to submit a proposal to William Lyon Homes’ stockholders for a nonbinding, advisory vote to approve the payment by William Lyon Homes of certain compensation that may be paid or become payable to the named executive officers of William Lyon Homes that is based on or otherwise relates to the merger, as described in “The Merger—Interests of Certain William Lyon Homes Directors and Officers in the Merger,” beginning on page 99 of this joint proxy statement/prospectus.

The William Lyon Homes Board unanimously recommends that William Lyon Homes’ stockholders approve the following resolution:

RESOLVED, that the compensation that may be paid or become payable to William Lyon Homes’ named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in the narrative disclosure and related tables is hereby APPROVED.

The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote in favor of the Merger Proposal and vote against the Advisory Compensation Proposal and vice versa. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on either William Lyon Homes or Taylor Morrison. Accordingly, if the merger is approved and the merger is completed, the compensation will become payable if the applicable contractual conditions are satisfied, regardless of the outcome of the vote on the Advisory Compensation Proposal.

The Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at the meeting where a quorum is present. If you abstain from voting, fail to vote or fail to instruct your broker or nominee to vote on the Advisory Compensation Proposal, assuming a quorum is present, it will have no effect on the Advisory Compensation Proposal.

The William Lyon Homes Board recommends that William Lyon Homes stockholders vote “FOR” the Advisory Compensation Proposal (Proposal II).

Proposal III. William Lyon Homes Adjournment Proposal

In the William Lyon Homes Adjournment Proposal, William Lyon Homes is asking its stockholders to adjourn the William Lyon Homes special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Share Issuance Proposal. Approval of the William Lyon Homes Adjournment Proposal by William Lyon Homes stockholders is not required for completion of the merger.

Approval of the William Lyon Homes Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of William Lyon Homes common stock cast at the meeting where a quorum is present. If you abstain from voting, fail to vote or fail to instruct your broker or other nominee to vote on the William Lyon Homes Adjournment Proposal, it will have no effect on the William Lyon Homes Adjournment Proposal.

The William Lyon Homes Board recommends that William Lyon Homes stockholders vote “FOR” the William Lyon Homes Adjournment Proposal (Proposal III).

Other Matters

As of the date hereof, William Lyon Homes has no knowledge of any business that will be presented for consideration at the William Lyon Homes special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth above and in William Lyon Homes Notice of Special Meeting of Stockholders. If any other matter is properly presented at the William Lyon Homes special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

THE MERGER

General

On November 5, 2019, the Taylor Morrison Board and the William Lyon Homes Board each approved the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the transactions contemplated thereby.

Subject to the terms and conditions of the merger agreement, at the effective time, (i) Merger Sub will be merged with and into William Lyon Homes, with William Lyon Homes continuing as the Surviving Corporation and a wholly owned, direct subsidiary of Taylor Morrison and (ii) each share of William Lyon Homes common stock issued and outstanding immediately prior to the effective time, except for any shares (x) subject to vesting, repurchase or other lapse restriction granted under a William Lyon Homes equity plan that is outstanding immediately prior to the effective time of the merger, (y) with respect to which appraisal rights have been properly demanded in accordance with Section 262 of the DGCL, which will have the rights described in “Appraisal Rights” beginning on page 166 of this joint proxy statement/prospectus, or (z) Canceled Shares (together with the shares described in clauses (x), (y) and (z), “Excluded Shares”), will be converted into the right to receive (a) 0.8000 validly issued, fully paid and non-assessable shares of Taylor Morrison common stock and (b) $2.50 in cash, without interest; provided, that William Lyon Homes stockholders will receive cash in lieu of any fractional shares of Taylor Morrison common stock (the “Fractional Shares”). Immediately following the effective time, it is expected that, based on the number of shares of Taylor Morrison common stock and William Lyon Homes common stock issued and outstanding on November 5, 2019, the last full trading day before the public announcement of the merger, existing holders of Taylor Morrison common stock will own approximately 77% of the outstanding shares of Taylor Morrison common stock and existing holders of William Lyon Homes common stock will own approximately 23% of the outstanding shares of the Taylor Morrison common stock.

Background of the Merger

Members of senior management of each of William Lyon Homes and Taylor Morrison, and each of the William Lyon Homes Board and Taylor Morrison Board, regularly review and consider such company’s performance and operations, financial condition, and the broader homebuilding industry in the context of such company’s long-term strategic goals and plans, with the goal of enhancing value for its stockholders. Members of senior management of each of William Lyon Homes and Taylor Morrison, and each of the William Lyon Homes Board and Taylor Morrison Board, also regularly assess strategic alternatives, including comparing those alternatives against the risks it views as being associated with pursuing its strategic plan, including, among others, (i) potential future competition, including from larger companies that might have competitive advantages from their broader commercial scope and economies of scale, (ii) the risks inherent in the homebuilding sector, (iii) the challenges and risks associated with growing organically or through strategic acquisitions, and (iv) the fact that the homebuilding business is cyclical and significantly affected by changes in general and local economic conditions.

In connection with its regular review of strategic alternatives, members of senior management of William Lyon Homes and the William Lyon Homes Board also acknowledge the enhancement to deal certainty when pursuing a potential strategic transaction that would require stockholder approval if such a transaction were supported by William H. Lyon, who serves as Executive Chairman and Chairman of the William Homes Board and controls, directly and indirectly through the other Lyon Stockholders, approximately 42.7% of the voting power of the outstanding shares of William Lyon Homes common stock, and would control approximately 50.3% of the voting power of the outstanding shares of William Lyon Homes common stock if the Class B Warrant was exercised.

In connection with these activities, the William Lyon Homes Board meets from time to time in the ordinary course of business to consider and evaluate potential strategic alternatives, including business combinations, acquisitions, dispositions, stock buybacks and other potential transactions, as well as various operational strategies available to William Lyon Homes. Over the past few years, William Lyon Homes management has engaged in strategic discussions with potential strategic partners, including Taylor Morrison, but those discussions did not result in any strategic transaction involving William Lyon Homes. From time to time, members of senior management of William Lyon Homes and the William Lyon Homes Board also hold meetings with investment bankers who cover the homebuilding sector, including J.P. Morgan, to discuss the current state of affairs in the homebuilding industry, the companies participating in the industry and various strategic alternatives that may be available to William Lyon Homes. William Lyon Homes also regularly engages Latham & Watkins to act as its legal advisor, and Richards, Layton & Finger, P.A., to act as its Delaware legal advisor, in connection with such activities, based on their respective expertise in advising companies in the homebuilding industry.

Mr. Lyon and the Lyon Stockholders regularly assess their strategic alternatives with respect to their investment in William Lyon Homes, including exploring potential opportunities to acquire the remainder of the outstanding shares of William Lyon Homes common stock, and engaging in preliminary discussions with potential unaffiliated co-investors.

In November 2018, Mr. Lyon, in his capacity as a stockholder, engaged in preliminary discussions based on publicly available information with a private equity sponsor (“Company A”) to discuss its potential interest in being a co-investor with Mr. Lyon in such a strategic transaction, although no arrangements or commitments were made between the parties.

Beginning on January 30, 2019, Mr. Lyon began indicating to members of William Lyon Homes management and the William Lyon Homes Board that, in light of the recent trading price of the William Lyon Homes common stock, he may be interested in exploring a possible acquisition of the remainder of the outstanding shares of William Lyon Homes common stock, although Mr. Lyon did not communicate any further details as to his potential interest at that time. On January 30, 2019, the closing price of William Lyon Homes Class A common stock was $12.67 per share.

On March 15, 2019, Mr. Lyon contacted Matthew R. Zaist, the President and Chief Executive Officer of William Lyon Homes, to express his desire to potentially explore such a transaction with one or more unaffiliated co-investors, but noted the potential restrictions on such outreach by virtue of DGCL Section 203, which generally imposes restrictions on “business combinations” between a corporation and any “interested stockholder.” Accordingly, Mr. Lyon requested that the William Lyon Homes Board consider granting a limited waiver under DGCL Section 203 that would allow Mr. Lyon and his affiliates to engage with those parties without implicating the restrictions on business combinations under DGCL Section 203. On March 15, 2019, the closing price of William Lyon Homes Class A common stock was $15.11 per share.

On April 15, 2019, the William Lyon Homes Board held a telephonic meeting, with members of management and representatives of Latham & Watkins participating, to discuss Mr. Lyon’s meeting with Mr. Zaist and his request for a waiver under DGCL Section 203. At this meeting, Mr. Lyon described to the William Lyon Homes Board his potential interest in pursuing a possible acquisition of the remainder of the outstanding shares of William Lyon Homes common stock and formally requested a waiver under DGCL Section 203 in order to potentially pursue possible discussions with unaffiliated co-investors. Mr. Lyon confirmed that he did not intend to take any imminent action with respect to a possible strategic transaction if the waiver under DGCL Section 203 was granted, although he would potentially consider contacting potential co-investors thereafter to explore his options. Mr. Lyon then left the meeting. Following Mr. Lyon’s departure from the meeting, the representatives from Latham & Watkins provided an overview of DGCL Section 203, the legal considerations in granting a waiver thereunder, and the directors’ fiduciary duties under Delaware law. The William Lyon Homes Board discussed with management and representatives from Latham & Watkins the nature and scope of Mr. Lyon’s request, the options available to William Lyon Homes, the benefits and drawbacks of granting such a waiver, and the various alternatives and limitations that could be placed on such a waiver. The

William Lyon Homes Board noted that the Limited 203 Waiver would be publicly announced, if granted. Accordingly, the William Lyon Homes Board also considered the potential impact of such an announcement, including the fact that such an announcement would likely signal to the market that William Lyon Homes is considering a potential sale, and the potential impacts on the trading price of William Lyon Homes Class A common stock, both in the short term and for the potential duration of the waiver. After deliberations, the William Lyon Homes Board authorized William Lyon Homes management and Latham & Watkins to prepare a proposed limited waiver under DGCL Section 203 (the “Limited 203 Waiver”). On April 15, 2019, the closing price of William Lyon Homes Class A common stock was $16.24 per share.

On April 17, 2019, Mr. Zaist met in person with the Chief Executive Officer of a public homebuilding company with whom William Lyon Homes had had strategic discussions in the past (“Company B”). The Chief Executive Officer of Company B and Mr. Zaist discussed the homebuilding industry generally, and the recent respective performances of Company B and William Lyon Homes. During the course of this conversation, the Chief Executive Officer of Company B indicated to Mr. Zaist that Company B may have interest in recommencing discussions with William Lyon Homes regarding a potential strategic transaction. Mr. Zaist and the Chief Executive Officer of Company B agreed to further discuss the matter following the respective upcoming earnings releases of the companies in May. No specific terms or conditions of any such potential transaction were discussed at that time. Following the meeting, Mr. Zaist contacted certain members of the William Lyon Homes Board, including the Lead Independent Director, to inform them of the meeting, and they expressed support for entering into a customary confidentiality and standstill agreement with Company B to facilitate further discussions.

On May 1, 2019, following discussions with Mr. Lyon as to the proposed scope and conditions of the Limited 203 Waiver, the William Lyon Homes Board agreed to grant Mr. Lyon and his affiliates the Limited 203 Waiver, which, subject to certain limitations, would permit Mr. Lyon and his affiliates, for up to 12 months (subject to extension for up to 6 months if Mr. Lyon entered into a written agreement with a potential co-investor), to discuss a potential take-private transaction with one or more unaffiliated co-investors without triggering the anti-takeover provisions under DGCL Section 203, provided that (i) Mr. Lyon and his affiliated entities simultaneously entered into a customary confidentiality and standstill agreement with William Lyon Homes, (ii) Mr. Lyon and his affiliated entities would be prohibited from entering into any agreement or arrangement with any unaffiliated co-investor without the William Lyon Homes Board’s prior approval, and (iii) any such co-investor would be required to enter into a customary confidentiality and standstill agreement. That same day, in connection with the William Lyon Homes Board’s grant of the Limited 203 Waiver, Mr. Lyon executed a customary confidentiality and standstill agreement with William Lyon Homes. On May 1, 2019, the closing price of William Lyon Homes Class A common stock was $17.26 per share.

On the evening of May 1, 2019, Mr. Lyon filed an amendment to his Schedule 13D, which described the Limited 203 Waiver and the entry into the confidentiality and standstill agreement. Before the market opened on May 2, 2019, William Lyon Homes issued a press release announcing its financial results for the three months ended March 31, 2019, which release also disclosed the Limited 203 Waiver. On May 2, 2019, the closing price of William Lyon Homes Class A common stock was $19.74 per share.

From May through the announcement of the execution of the Exclusivity Agreement described below, Mr. Lyon continued to evaluate his potential strategic alternatives, including engaging in preliminary discussions with potential unaffiliated co-investors, including Company A and another private company (“Company C”), but Mr. Lyon did not request from the William Lyon Homes Board the approval of any potential unaffiliated co-investors pursuant to the Limited 203 Waiver.

On May 8, 2019, following further discussions between representatives of Company B and William Lyon Homes, William Lyon Homes entered into a customary confidentiality and standstill agreement (which included customary fall-away rights with respect to the standstill provisions) with Company B, effective as of April 17, 2019, in order to facilitate further preliminary discussions between Company B and William Lyon Homes and the exchange of preliminary business diligence between the two companies. In connection with the execution of the confidentiality agreement, representatives of Company B and Mr. Zaist engaged in several high-level conversations with respect to a potential transaction between Company B and William Lyon Homes, and each of William Lyon Homes and Company B provided to the other company limited preliminary business due diligence.

On May 14, 2019, the William Lyon Homes Board held a regularly scheduled telephonic meeting, with members of management and representatives of Latham & Watkins participating. In executive session, after Mr. Lyon recused himself from the meeting, Mr. Zaist provided an update with respect to the discussions with Company B, and confirmed that Mr. Lyon had not yet requested from the William Lyon Homes Board the approval of any potential unaffiliated co-investors pursuant to the Limited 203 Waiver.

On May 16, 2019, the Chief Executive Officer of Company B presented to Mr. Zaist a verbal non-binding preliminary indication of interest to purchase all of the outstanding shares of William Lyon Homes common stock in exchange for shares of common stock of Company B, in an all-stock transaction, at an exchange ratio reflecting an implied value of $25.00 per share, subject to due diligence and based on certain assumptions regarding value and achievable synergies (the “Company B Indication of Interest”). On such date, the closing price of William Lyon Homes Class A common stock was $19.41 per share.

On May 21, 2019, the William Lyon Homes Board held a telephonic meeting, with members of management and representatives of Latham & Watkins participating, to discuss the Company B Indication of Interest. After reviewing and considering the terms of the Company B Indication of Interest, members of management provided a summary of the financial profile of Company B, including its historical performance, culture and future prospects, as well as a history of William Lyon Homes’ previous strategic discussions with Company B. Representatives from Latham & Watkins then provided an overview of the directors’ fiduciary duties under Delaware law. Following discussions, the William Lyon Homes Board expressed certain concerns regarding the Company B Indication of Interest, including (i) that, in its prior strategic discussions with Company B, Company B had similarly initiated discussions based on an oral indication of valuation, but had later significantly reduced that valuation following due diligence, (ii) that Company B did not have extensive experience with large-scale or public mergers and acquisitions, (iii) the potential integration and retention risks related to a potential transaction with Company B, (iv) that the proposed consideration consisted solely of common stock of Company B, (v) the overall value of the proposed consideration of common stock of Company B compared to the then-current book value of Company B’s assets and (vi) William Lyon Homes’ stand-alone business prospects at that time. At the conclusion of the William Lyon Homes Board’s discussion of the Company B Indication of Interest, Mr. Lyon also indicated that he, in his capacity as a stockholder, shared those concerns and would not be willing to support the Company B Indication of Interest for similar reasons. Mr. Lyon then left the meeting. The William Lyon Homes Board further discussed the existence of the Limited 203 Waiver and the potential challenges in obtaining stockholder approval of a potential strategic transaction without the support of Mr. Lyon. Based on the foregoing considerations and following further discussions, the William Lyon Homes Board authorized management to inform Company B that it would be unwilling to proceed with a potential transaction at the proposed valuation contemplated by the Company B Indication of Interest at that time.

Later that evening, Mr. Zaist met in person with the Chief Executive Officer of Company B and communicated that the William Lyon Homes Board was not interested in pursuing further discussions with Company B at that time based on the terms of the Company B Indication of Interest.

On May 30, 2019, Sheryl Palmer, the Chief Executive Officer of Taylor Morrison, and Mr. Zaist, who meet from time-to-time in the ordinary course, met in person during a homebuilding conference in San Francisco. During that meeting, Ms. Palmer and Mr. Zaist discussed, among other matters, consolidation in the homebuilding industry generally, including Taylor Morrison’s experience with its recent acquisition of another public homebuilder. Ms. Palmer explained that the integration of that acquisition was largely complete, and expressed interest in discussing a potential strategic transaction with William Lyon Homes. Mr. Zaist and

Ms. Palmer agreed to schedule a meeting in the following weeks to further discuss the matter. Following the meeting, Mr. Zaist contacted certain members of the William Lyon Homes Board, including the Lead Independent Director, to inform them of his discussions with Ms. Palmer, and they expressed support for Mr. Zaist to continue those discussions.

On June 20, 2019, representatives of Company B verbally communicated to representatives of William Lyon Homes that they remained interested in a potential strategic transaction with William Lyon Homes in an all-stock transaction, at the same implied exchange ratio as the Company B Indication of Interest. On June 20, 2019, the closing price of William Lyon Homes Class A common stock was $19.34 per share.

On July 2, 2019, Ms. Palmer and Mr. Zaist met in person to continue their discussions regarding exploring a potential strategic transaction with William Lyon Homes, including the potential strategic rationale, cultural aspects and structure, but without discussing potential valuations or price. During this meeting, Ms. Palmer requested to have an informal follow-up meeting with Mr. Zaist and Mr. Lyon later in the month to further discuss the potential advantages of a strategic transaction between the two companies. Mr. Zaist conveyed that, although William Lyon Homes was not conducting a formal process with respect to a potential strategic transaction at this time, the William Lyon Homes’ management team would consider the request and respond once they had discussed the matter with the William Lyon Homes Board.

On July 3, 2019, the William Lyon Homes Board held a telephonic meeting, with members of management and representatives of Latham & Watkins participating, to discuss management’s recent discussions with representatives of Company B and Taylor Morrison. Mr. Zaist provided an update regarding the recent discussions with representatives of Company B, and the William Lyon Homes Board revisited the topics and concerns raised during its May 21st meeting (including the fact that the proposed consideration had not meaningfully improved from the Company B Indication of Interest, the overall value of the proposed consideration of common stock of Company B compared to the then-current book value of Company B’s assets, and William Lyon Homes’ prior strategic discussions with Company B), and Mr. Lyon reiterated his continued lack of support in his capacity as a stockholder for a potential strategic transaction with Company B. Mr. Zaist then provided an update on the potential interest from Taylor Morrison regarding a possible strategic transaction, and led discussions regarding the potential strategic rationale for such a transaction, including potential synergies, cultural fit, geographic considerations and the future prospects of Taylor Morrison. Mr. Zaist then described Ms. Palmer’s request to meet informally with both him and Mr. Lyon. Mr. Lyon indicated that he would be willing to participate in such a meeting. The William Lyon Homes Board authorized Mr. Zaist and Mr. Lyon to participate in the meeting. Mr. Lyon then left the meeting. Following Mr. Lyon’s departure from the meeting, the William Lyon Homes Board further discussed the potential strategic transactions with Company B and Taylor Morrison, and instructed management to forgo further discussions with Company B at this time in light of the concerns regarding a potential strategic transaction with Company B and to focus on William Lyon Homes’ strategic plan and its discussions with Taylor Morrison.

Following that meeting, Mr. Zaist communicated to the Chief Executive Officer of Company B that the William Lyon Homes Board was not interested in pursuing further discussions with Company B regarding a potential strategic transaction at that time upon the proposed terms.

On July 17, 2019 Mr. Zaist and Ms. Palmer spoke by telephone to further discuss Taylor Morrison’s potential acquisition of William Lyon Homes.

On July 28, 2019, Ms. Palmer, Mr. Zaist and Mr. Lyon participated in an informal meeting to discuss the potential cultural fit between William Lyon Homes and Taylor Morrison, as well as the potential benefits to be realized from the increased size and scale of a combined company. On July 29, 2019, Ms. Palmer and Mr. Zaist spoke by telephone to further discuss these topics. On July 31, 2019, Taylor Morrison and William Lyon Homes executed a customary confidentiality and standstill agreement (which included customary fall-away rights with respect to the standstill provisions) in order to permit the parties to perform due diligence with respect to a potential transaction.

On August 1, 2019, Ms. Palmer and Mr. Zaist met in person to discuss Taylor Morrison’s proposed indicative terms for a potential acquisition of William Lyon Homes by Taylor Morrison. On August 5, 2019, a representative of Taylor Morrison sent to a representative of William Lyon Homes a non-binding preliminary indication of interest, which contemplated an acquisition of all of the outstanding shares of William Lyon Homes common stock, of which 85-90% would be payable in Taylor Morrison common stock and 10-15% would be payable in cash, but did not include a proposed purchase price, but indicated that the price would reflect a market premium to the unaffected trading price of William Lyon Homes Class A common stock based on a trailing VWAP to be determined (the “August 5 Indication of Interest”). The August 5 Indication of Interest also indicated that one current member of the William Lyon Homes Board would be appointed to the combined company’s board of directors, and that the proposed transaction would be contingent upon the completion of customary due diligence, the entry by Mr. Lyon and his affiliates into a voting agreement in support of the proposed transaction, and negotiation of mutually acceptable definitive transaction documents containing customary terms and conditions. In connection with the August 5 Indication of Interest, Taylor Morrison also requested that William Lyon Homes enter into a 60-day exclusivity agreement pursuant to which neither William Lyon Homes nor Mr. Lyon could participate in discussions regarding a potential strategic transaction with any other potential third-party bidders.

On August 7, 2019, the William Lyon Homes Board held a telephonic meeting, with members of management and representatives of Latham & Watkins participating, to discuss the August 5 Indication of Interest. Following discussions of the proposed terms of the August 5 Indication of Interest, the William Lyon Homes Board discussed further the potential strategic rationale for a transaction with Taylor Morrison, including potential synergies, cultural fit, geographic considerations, the then-current price of Taylor Morrison common stock relative to the book value of its assets, and the future prospects of Taylor Morrison, as well as other potential bidders that may be interested in a potential strategic transaction with William Lyon Homes, and the future prospects of William Lyon Homes on a stand-alone basis. The William Lyon Homes Board noted that, despite the public announcement of the Limited 203 Waiver, no other potential bidders, other than Company B, had contacted William Lyon Homes regarding a potential strategic transaction, and Mr. Lyon’s unwillingness, in his capacity as a stockholder, to support a transaction with Company B on the terms included in the Company B Indication of Interest. As part of these discussions, Mr. Lyon also expressed his support of the strategic rationale for a transaction with Taylor Morrison. He also confirmed that he, in his capacity as a stockholder, would be willing to consider a transaction with Taylor Morrison. At that meeting, the William Lyon Homes Board also authorized management to engage J.P. Morgan to act as its financial advisor in connection with William Lyon Homes’ consideration of strategic alternatives, based on its history with William Lyon Homes and its expertise in advising companies in the homebuilding industry. The William Lyon Homes Board instructed management to continue its discussions with Taylor Morrison and to encourage Taylor Morrison to submit a revised indication of interest that reflected a proposed valuation.

Following that meeting, Mr. Zaist contacted Ms. Palmer to indicate that the William Lyon Homes Board would be interested in further discussions regarding a potential strategic transaction with Taylor Morrison, but would not be prepared to react to the August 5 Indication of Interest without a proposed purchase price. Mr. Zaist confirmed that William Lyon Homes would be prepared to provide preliminary business due diligence to Taylor Morrison to help facilitate its valuation of William Lyon Homes. Ms. Palmer indicated that she would seek to provide an updated indication of interest following the next regularly scheduled meeting of the Taylor Morrison Board later in August.

Also on August 7, 2019, Mr. Lyon was contacted by a representative of Company C to engage in preliminary discussions regarding Company C’s interest in becoming a potential co-investor in an acquisition of the remainder of the outstanding shares of William Lyon Homes common stock. Mr. Lyon informed the representative of Company C that he was not prepared to discuss the matter at this time, but suggested that Company C consider reviewing the publicly available information regarding William Lyon Homes, and, if Company C remained interested, to contact Mr. Lyon again in the future.

During August 2019, William Lyon Homes provided information to, and responded to questions from, representatives of Taylor Morrison to facilitate Taylor Morrison’s valuation analysis of William Lyon Homes.

On August 29, 2019, the Taylor Morrison Board held a regularly scheduled telephonic meeting, with members of management and representatives of Citi, Taylor Morrison’s financial advisor, and Paul, Weiss, Taylor Morrison’s legal advisor, participating. Members of Taylor Morrison management reviewed with the Taylor Morrison Board the progress of Taylor Morrison management’s evaluation of the potential acquisition of William Lyon Homes. The Taylor Morrison Board, together with Taylor Morrison management and Taylor Morrison’s external advisors, conducted an extensive discussion of the strategic rationale of a potential acquisition of William Lyon Homes as well as the risks of a potential acquisition of William Lyon Homes. This discussion included an overview and preliminary financial analysis of the potential transaction. Following a discussion of the potential revised financial terms that Taylor Morrison might offer to William Lyon Homes, the Taylor Morrison Board authorized Taylor Morrison management to send William Lyon Homes a revised non-binding indication of interest, which updated the August 5 Indication of Interest to contemplate a proposed acquisition of all of the outstanding shares of William Lyon Homes common stock for $22.50 per share, of which 90% would be payable in Taylor Morrison common stock and 10% would be payable in cash, based upon an exchange ratio for the stock component of the consideration to be fixed and determined shortly before entering into the definitive documentation related to the proposed transaction (the “August 30 Indication of Interest”).

On August 30, 2019, William Lyon Homes received the August 30 Indication of Interest from representatives of Taylor Morrison, which included proposed terms of an exclusivity agreement. On August 30, 2019, the closing price of William Lyon Homes Class A common stock was $17.67 per share, and the closing price of Taylor Morrison common stock was $23.86 per share.

On that same day, at the direction of the Taylor Morrison Board, representatives from Citi called representatives from J.P. Morgan to discuss the August 30 Indication of Interest and the strategic rationale behind the potential transaction. Representatives of Citi reiterated Taylor Morrison’s request for exclusivity and indicated that Taylor Morrison would not be willing to participate in a sale process for William Lyon Homes.

On September 4, 2019, the William Lyon Homes Board held a telephonic meeting, with members of management and representatives of Latham & Watkins and J.P. Morgan participating, to discuss the August 30 Indication of Interest. After reviewing the terms of the August 30 Indication of Interest, J.P. Morgan previewed with the William Lyon Homes Board preliminary market-based financial analyses of William Lyon Homes, Taylor Morrison, the pro forma combined company and the proposed transaction. The William Lyon Homes Board also discussed with management the strategic rationale of a potential transaction with Taylor Morrison, including Taylor Morrison’s historical performance, reputation, culture, and prospects, as well as the then-current price of Taylor Morrison common stock relative to the book value of its assets. The William Lyon Homes Board also discussed with its advisors the considerations related to a transaction that contemplated consideration that would be primarily stock, including timing, due diligence, approvals (including stockholder approvals from both William Lyon Homes and Taylor Morrison), securities laws requirements, risks, liquidity, deal certainty and potential price protections. Prior to leaving the meeting, Mr. Lyon indicated that he would be supportive of a strategic transaction with Taylor Morrison, in his capacity as a stockholder and would be willing to consider receiving Taylor Morrison common stock as consideration in that transaction. Mr. Lyon then left the meeting, and J.P. Morgan previewed further financial analyses regarding the potential transaction and the pro forma combined company. Following deliberations, the William Lyon Homes Board determined that, while it would not be prepared to enter into exclusivity with Taylor Morrison on the terms of the August 30 Indication of Interest, it authorized management and its advisors to prepare a proposed counterproposal for consideration by the William Lyon Homes Board, including with respect to an increased price, a low termination fee and appropriate deal protections. On September 4, 2019, the closing price of William Lyon Homes Class A common stock was $17.33 per share, and the closing price of Taylor Morrison common stock was $24.40 per share.

On September 5, 2019, following discussions with members of William Lyon Homes management and the William Lyon Homes Board and in light of recent developments and the existence of the Limited 203 Waiver, Mr. Lyon agreed to recuse himself from the September 6th meeting of the William Lyon Homes Board.

On September 6, 2019, the William Lyon Homes Board held a telephonic meeting, without Mr. Lyon present and with members of management and representatives of Latham & Watkins and J.P. Morgan participating, to discuss the terms of the counterproposal prepared by management and its advisors. Following deliberations, the William Lyon Homes Board authorized management and its advisors to deliver to Taylor Morrison a revised non-binding proposal, reflecting, among other things, an increase in the purchase price to $23.75 per share, payable 90% in Taylor Morrison common stock and 10% in cash, an increase in the number of William Lyon Homes’ directors to be appointed to the combined company’s board of directors to two (with such directors to be selected by William Lyon Homes) and to propose a termination fee payable by William Lyon Homes in connection with a superior proposal or change of recommendation equal to 1.5% of the equity valuation of William Lyon Homes (the “September 6 Proposal”). In connection with the September 6 Proposal, the William Lyon Homes Board also instructed management and its advisors to seek to negotiate for a more limited exclusivity period. On September 6, 2019, the closing price of William Lyon Homes Class A common stock was $17.97 per share, and the closing price of Taylor Morrison common stock was $24.25 per share.

Later that day, Mr. Zaist contacted Ms. Palmer to communicate orally the terms of the September 6 Proposal, which was subsequently delivered in writing by representatives of J.P. Morgan to representatives of Citi.

On September 7, 2019, William Lyon Homes delivered to Taylor Morrison a revised draft of the proposed terms of the exclusivity agreement.

On September 9, 2019, at the direction of the Taylor Morrison Board, representatives of Citi delivered to representatives of J.P. Morgan a revised non-binding indication of interest, reflecting, among other things, a purchase price of $23.50, payable 90% in Taylor Morrison common stock and 10% in cash, based upon an exchange ratio for the stock component of the consideration to be fixed and determined shortly before entering into the definitive documentation related to the proposed transaction, two directors from the William Lyon Homes Board (to be mutually agreed upon by Taylor Morrison and William Lyon Homes) being appointed to the combined company’s board of directors, and a termination fee payable by William Lyon Homes equal to 2% of the equity valuation of William Lyon Homes (the “September 9 Indication of Interest”). Representatives of William Lyon Homes, Taylor Morrison and Mr. Lyon, in his capacity as a stockholder, also further negotiated the proposed terms of the exclusivity agreement, which resulted in a proposal that the exclusivity period would expire on October 31, 2019, subject to Taylor Morrison’s written non-binding reaffirmation to William Lyon Homes of the purchase price described in the September 9 Indication of Interest on October 7, 2019, and subject to certain termination rights in connection with William Lyon Homes’ receipt of an unsolicited superior proposal (the “Exclusivity Agreement”).

On September 10, 2019, in light of recent developments and the existence of the Limited 203 Waiver, Mr. Lyon formally agreed to waive his right to attend any meetings or discussions of the William Lyon Homes Board related to the evaluation and consideration of potential strategic alternatives of the William Lyon Homes Board to the extent the William Lyon Homes Board deemed it necessary or appropriate for him not to attend such meetings or discussions.

On September 11, 2019, the William Lyon Homes Board held a telephonic meeting, without Mr. Lyon present and with members of management and representatives of Latham & Watkins and J.P. Morgan participating, to discuss the terms of the September 9 Indication of Interest and the Exclusivity Agreement. After reviewing the terms of the September 9 Indication of Interest and the Exclusivity Agreement, including updated preliminary financial analyses provided by J.P. Morgan related to William Lyon Homes, Taylor Morrison and the proposed transaction based on the revised purchase price, the William Lyon Homes Board further discussed the strategic rationale and benefits of a transaction with Taylor Morrison, as well as the risks associated with a transaction in which the consideration was primarily stock and with entering into a limited exclusivity period with Taylor Morrison. The William Lyon Homes Board specifically weighed the benefits of entering into an exclusivity agreement with Taylor Morrison in order to incentivize more meaningful engagement by Taylor Morrison against the risks, including assessing the likelihood of other possible bidders submitting proposals during the exclusivity period and Taylor Morrison’s stated unwillingness to participate in a sale process. The William Lyon Homes Board noted that there had been no further discussions with Company B, and that Mr. Lyon, in his capacity as a stockholder, had previously stated that he would not be willing to support a transaction with Company B on the terms included in the Company B Indication of Interest. The William Lyon Homes Board also noted that Mr. Lyon had not requested from the William Lyon Homes Board the approval of any potential unaffiliated co-investors pursuant to the Limited 203 Waiver. Management also discussed with the William Lyon Homes Board the proposed size of the termination fee payable by William Lyon Homes, as well as the implications of the timing of the proposed exclusivity period, noting that the transaction would likely be announced prior to, or concurrently with, William Lyon Homes’ third quarter results, but after Taylor Morrison’s third quarter results. Mr. Zaist confirmed that Mr. Lyon, in his capacity as stockholder, indicated that he would be supportive of the terms of the September 9 Indication of Interest, subject to William Lyon Homes’ further due diligence on Taylor Morrison, and would be willing to sign the Exclusivity Agreement, in his capacity as stockholder, on the proposed terms. Following further discussions, the William Lyon Homes Board approved the Exclusivity Agreement, authorized management to execute the Exclusivity Agreement on behalf of William Lyon Homes, to further engage in due diligence, and to continue negotiations on key transaction terms.

On September 13, 2019, William Lyon Homes, Taylor Morrison and Mr. Lyon, in his capacity as stockholder, executed the Exclusivity Agreement, to be effective on September 16, 2019. On September 13, 2019, the closing price of William Lyon Homes Class A common stock was $19.46 per share, and the closing price of Taylor Morrison common stock was $24.39 per share.

Commencing on September 13, 2019 and continuing through the announcement of the execution of the merger agreement, William Lyon Homes, Taylor Morrison and their respective advisors continued to engage in business and legal due diligence on their respective counterparties, including several in-person and telephonic meetings, site visits, a review of publicly available information and information provided on their respective virtual data rooms. Also during this period, William Lyon Homes management (other than Mr. Lyon) provided regular updates to the members of the William Lyon Homes Board (other than Mr. Lyon) and the members of the William Lyon Homes Board provided guidance and instruction to the members of William Lyon Homes management on various matters, including with respect to due diligence, negotiations, and strategy. Taylor Morrison management also provided regular updates to the members of the Taylor Morrison Board and the members of the Taylor Morrison Board provided guidance and instruction to the members of Taylor Morrison management on various matters, including with respect to due diligence, negotiations and strategy.

On September 27, 2019, representatives of Taylor Morrison delivered an initial draft of the definitive merger agreement to representatives of William Lyon Homes.

On October 7, 2019, the Taylor Morrison Board held a telephonic meeting, with members of management and representatives of Paul, Weiss and Citi participating, to discuss the due diligence process to date, the deadline under the Exclusivity Agreement to reaffirm value, the treatment of the Class B Warrant in the proposed transaction and the status of the negotiations generally. Representatives of Citi also discussed recent market trends, including the historical changes in the relative trading prices of William Lyon Homes Class A common stock and Taylor Morrison common stock, and the impact of those changes on the implied value represented by the September 9 Indication of Interest. Following these discussions, the Taylor Morrison Board authorized Taylor Morrison management to reaffirm support for the proposed purchase price described in the September 9 Indication of Interest on a non-binding basis.

Later that day, representatives of Taylor Morrison delivered a written, non-binding reaffirmation to William Lyon Homes confirming Taylor Morrison’s support for the proposed purchase price described in the September 9

Indication of Interest, subject to further due diligence. On October 7, 2019, the closing price of William Lyon Homes Class A common stock was $20.34 per share, and the closing price of Taylor Morrison common stock was $26.01 per share.

Throughout the month of October and early November, 2019, the respective management teams of Taylor Morrison and William Lyon Homes (other than Mr. Lyon) and representatives of Paul, Weiss and Latham & Watkins advanced the negotiation of the merger agreement. The negotiation of the merger agreement primarily focused on (i) the size of the respective termination fees payable by the parties in the event of certain termination events, (ii) the procedural limitations with respect to the ability of the William Lyon Homes Board to change its recommendation and terminate the merger agreement in accordance with its fiduciary duties, (iii) the procedural limitations with respect to the ability of Taylor Morrison to solicit potential acquisition proposals and for the Taylor Morrison Board to change its recommendation in accordance with its fiduciary duties, (iv) the financing covenants and obligations, including with respect to the structure of the marketing period, (v) the interim operating covenants to be imposed on the parties between signing and closing, and (vi) the conditions to closing.

On October 10, 2019, the William Lyon Homes Board held a telephonic meeting, without Mr. Lyon present and with members of management and representatives of Latham & Watkins and J.P. Morgan participating, to discuss Taylor Morrison’s reaffirmation of value, and the status of the negotiations, including remaining open issues, and the due diligence process to date. Mr. Zaist noted that Taylor Morrison had not yet proposed how it would treat Mr. Lyon’s Class B Warrant, but that Ms. Palmer had requested to discuss the matter directly with Mr. Lyon. The William Lyon Homes Board discussed the potential conflicts and related risks that could arise based on the potential consideration to be received by Mr. Lyon for his Class B warrants, and, following such discussions, authorized Mr. Zaist and Mr. Lyon to discuss the proposed treatment of the Class B Warrant with Ms. Palmer directly. Representatives of J.P. Morgan also discussed recent market trends, including the recent increases in the trading prices of William Lyon Homes Class A common stock and Taylor Morrison common stock since the date the Exclusivity Agreement was signed, and the impact of those changes on the implied value represented by the September 9 Indication of Interest. The William Lyon Homes Board also discussed management’s preliminary indications of William Lyon Homes’ third quarter results, which management believed would be mixed relative to analyst expectations with respect to certain key metrics. The William Lyon Homes Board also discussed the due diligence performed on Taylor Morrison to date, including Taylor Morrison’s anticipated third quarter results. The William Lyon Homes Board discussed with management and the J.P. Morgan team the benefits and drawbacks of attempting to reopen negotiations of the proposed purchase price in light of the relative changes in trading prices of William Lyon Homes Class A common stock and Taylor Morrison common stock. Following such deliberations, the William Lyon Homes Board determined to continue to monitor the relative stock prices and anticipated quarterly results of the parties as negotiations and due diligence continued to progress. On October 10, 2019, the closing price of William Lyon Homes Class A common stock was $19.74 per share, and the closing price of Taylor Morrison common stock was $25.90 per share.

On October 22, 2019, representatives of Paul, Weiss delivered an initial draft to representatives of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), outside counsel to Mr. Lyon and certain of his affiliates, of the proposed voting agreement with respect to the shares of William Lyon Homes common stock controlled by Mr. Lyon and the other Lyon stockholders. From October 22, 2019 until the execution of the merger agreement, representatives from Paul, Weiss and Akin Gump advanced the negotiation of the voting agreement, which was primarily focused on negotiating the termination rights contained therein.

On October 23, 2019, Mr. Lyon was contacted by representatives of a Company C to explore Mr. Lyon’s potential interest in re-engaging in discussions regarding its possible role as a co-investor with Mr. Lyon in a take-private transaction. Consistent with the terms of the Exclusivity Agreement, Mr. Lyon informed Company C that he was not able to discuss the matter at that time. Mr. Lyon then informed management of the communication, who in turn notified the William Lyon Homes Board.

On October 24, 2019, Ms. Palmer, Mr. Zaist and Mr. Lyon met to discuss the proposed treatment of the Class B Warrant in connection with the proposed transaction. From October 24, 2019 through early November, Mr. Lyon, the management team of Taylor Morrison, and representatives of Paul, Weiss and Akin Gump advanced the negotiations as to the treatment of the Class B Warrant, pursuant to which the parties ultimately agreed that the Class B Warrant would be assumed and converted into warrants to acquire shares of Taylor Morrison common stock, applying the same conversion ratio as the ratio applied to William Lyon Homes’ outstanding stock options when converted to options to acquire shares of Taylor Morrison common stock at the closing.

On October 22, 2019 and October 25, 2019, the William Lyon Homes Board held telephonic meetings, without Mr. Lyon present and with members of management and representatives of Latham & Watkins and J.P. Morgan participating, to discuss the status of the negotiations with Taylor Morrison, including remaining open issues, due diligence, and developments with respect to negotiations regarding the treatment of the Class B Warrant. The William Lyon Homes Board also discussed the respective trading prices of William Lyon Homes Class A common stock and Taylor Morrison common stock, and the respective anticipated third quarter results for William Lyon Homes and Taylor Morrison. On October 25, 2019, the closing price of William Lyon Homes Class A common stock was $21.05 per share, and the closing price of Taylor Morrison common stock was $27.30 per share.

Also on October 25, 2019, the Taylor Morrison Board held a telephonic meeting, with members of management and representatives of Paul, Weiss and Citi participating, to receive a transaction update.

On the morning of October 30, 2019, Taylor Morrison announced its third quarter results. On October 30, 2019, the closing price of Taylor Morrison common stock was $24.61 per share.

On the afternoon of October 30, 2019, the William Lyon Homes Board held a telephonic meeting, without Mr. Lyon present and with members of management and representatives of Latham & Watkins and J.P. Morgan participating, to discuss Taylor Morrison’s earnings results, and the subsequent impact on Taylor Morrison’s stock price. J.P. Morgan reviewed with the William Lyon Homes Board the impact of the current relative stock prices on the implied value represented by the September 9 Indication of Interest. Following discussions, the William Lyon Homes Board discussed with management William Lyon Homes’ anticipated third quarter earnings, which management had shared with representatives Taylor Morrison, and its potential anticipated impact on the trading price of the William Lyon Homes Class A common stock. The William Lyon Homes Board also discussed the fact that the exclusivity period under the Exclusivity Agreement would expire on October 31, 2019, noting that a transaction, if approved, would likely be finalized in the near-term, and authorized management and its advisors to continue to negotiate with Taylor Morrison notwithstanding the expiration.

On November 1, the Taylor Morrison Board held a telephonic meeting, with members of management and representatives of Paul, Weiss and Citi participating. Members of Taylor Morrison management discussed the results of the due diligence review of William Lyon Homes that had been conducted, including the implications and risks of the potential transaction. Representatives of Citi discussed Citi’s financial analysis of the potential transaction at various exchange ratios. At this meeting, the Taylor Morrison Board authorized Taylor Morrison management to propose a fixed exchange ratio of 0.7950, plus $2.35 in cash per share.

On the evening of November 1, 2019, Ms. Palmer contacted Mr. Zaist to propose a fixed exchange ratio of 0.7950 shares of Taylor Morrison common stock plus $2.35 in cash per share, which reflected an implied aggregate value of $22.18 per share of William Lyon Homes common stock, based on the closing price of Taylor Morrison common stock on November 1, 2019. On November 1, 2019, the closing price of William Lyon Homes Class A common stock was $20.00 per share, and the closing price of Taylor Morrison common stock was $24.94 per share.

On November 3, 2019, following discussions with members of the William Lyon Homes Board (other than Mr. Lyon) and its advisors, Mr. Zaist negotiated with Ms. Palmer to increase the proposed purchase price and the reverse termination fee payable by Taylor Morrison in the event of termination of the merger agreement under certain circumstances. Following discussions with members of the Taylor Morrison Board, Ms. Palmer agreed to increase the fixed exchange ratio to 0.8000 and the cash component to $2.50. This offer reflected an implied aggregate value of $22.45 per share of William Lyon Homes common stock, based on the closing price of Taylor Morrison common stock on November 1, 2019, the last prior trading day. Taylor Morrison also agreed to increase the reverse termination fee to $40.0 million payable by Taylor Morrison in the event of termination of the merger agreement under certain circumstances. Ms. Palmer informed Mr. Zaist that this proposal reflected Taylor Morrison’s last and best offer.

On November 4, 2019, the William Lyon Homes Board held a telephonic meeting with members of management and representatives of Latham & Watkins and J.P. Morgan participating, to discuss Taylor Morrison’s revised proposal. Mr. Zaist provided an overview of the negotiations that took place over the preceding days, including Ms. Palmer’s indication that the revised proposal was Taylor Morrison’s last and best offer, and confirmed that the Class B Warrant would be assumed by Taylor Morrison. J.P. Morgan presented financial analyses and valuation based on the revised proposal, including the implied premium and the implied potential pro forma ownership of the William Lyon Homes stockholders in the combined company. Representatives from Latham & Watkins also provided an overview of the directors’ fiduciary duties under Delaware law, and summarized the status of the negotiations with respect to the merger agreement. Following discussions, the William Lyon Homes Board discussed with management, among other things, the results of William Lyon Homes’ due diligence on Taylor Morrison, the strategic benefits and risks associated with the proposed transaction and William Lyon Homes’ strategic alternatives, including on a stand-alone basis, and the recent financial performance and future prospects of William Lyon Homes and Taylor Morrison, as well as the then-current price of Taylor Morrison common stock relative to the book value of its assets, William Lyon Homes’ pending third quarter earnings announcement and the potential market reaction thereto. The William Lyon Homes Board then discussed potential alternative bidders, including Company B, and whether a better price could be achieved by engaging with such parties, or any other potential bidders. During the course of this discussion, members of the William Lyon Homes Board noted that any other bidder would likely require a meaningful period of time to complete its due diligence investigation with respect to William Lyon Homes, the risk that any bidder, including Taylor Morrison, may reduce the price it would be willing to pay in a potential transaction following William Lyon Homes’ earnings release, and the likelihood that Taylor Morrison would be unwilling to delay execution of definitive documentation for a significant period of time. In addition, the William Lyon Homes Board noted that the proposed termination fee payable by William Lyon Homes in the event of a change in recommendation or the entry into a superior proposal was $18.0 million, which the William Lyon Homes Board believed would not be preclusive of a potential third-party bidder submitting an alternative proposal. Following deliberations, Mr. Lyon, in his capacity as a stockholder, confirmed that he was supportive of the proposed transaction with Taylor Morrison on the terms of the revised proposal, and would be prepared to sign a voting agreement, subject to prior approval of the William Lyon Homes Board. Mr. Lyon then left the meeting. J.P. Morgan then presented supplemental financial analyses and valuation based on the revised proposal. Following further discussions, the William Lyon Homes Board concluded that Taylor Morrison’s revised proposal represented a better overall value for William Lyon Homes’ stockholders than its strategic alternatives and that Taylor Morrison’s revised proposal represented the best transaction reasonably available to William Lyon Homes’ stockholders, and authorized management and its advisors to finalize negotiations of the definitive agreements.

Between November 4, 2019 and November 5, 2019, representatives of William Lyon Homes, Taylor Morrison, and their respective counsel finalized the transaction documentation, including the merger agreement, and Mr. Lyon, representatives of Taylor Morrison and their respective counsel finalized the voting agreement, subject in each case to prior approval from the respective boards of directors of William Lyon Homes and Taylor Morrison. During that time, representatives of William Lyon Homes also contacted certain key joint venture partners of William Lyon Homes (who were subject to customary confidentiality obligations) to solicit their written consent and approval of the proposed transaction with Taylor Morrison, which such partners delivered prior to the meeting of the William Lyon Homes Board on November 5, 2019. On November 5, 2019, the closing price of William Lyon Homes Class A common stock was $18.40 per share, and the closing price of Taylor Morrison common stock was $23.69 per share.

On November 5, 2019, the Taylor Morrison Board held a telephonic meeting, with members of management and representatives of Paul, Weiss and Citi participating. Management and representatives of Paul, Weiss provided the Taylor Morrison Board with an update on the recent negotiations and discussions with William Lyon Homes, including with respect to the voting agreement and the treatment of the Class B Warrant. Representatives of Citi reviewed with the Taylor Morrison Board their financial analysis relating to the fairness, from a financial point of view, to Taylor Morrison of the exchange ratio set forth in the merger agreement, taking into account the Cash Consideration to be paid by Taylor Morrison pursuant to the merger agreement, and Citi then rendered to the Taylor Morrison Board an oral opinion, confirmed by delivery of a written opinion, dated November 5, 2019, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the exchange ratio, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement, was fair, from a financial point of view, to Taylor Morrison, as more fully described under the heading “The Merger—Opinion of Taylor Morrison’s Financial Advisor, Citi” beginning on page 77 of this joint proxy statement/prospectus. Also at this meeting, representatives from Paul, Weiss reviewed key terms of the proposed merger agreement and reviewed with the members of the Taylor Morrison Board their fiduciary duties in the context of the proposed transaction. The Taylor Morrison Board again reviewed the advantages and disadvantages of the proposed transaction, including those described in “—Taylor Morrison’s Reasons for the Merger; Recommendation of the Taylor Morrison Board of Directors” beginning on page 68 of this joint proxy statement/prospectus. The Taylor Morrison Board, following deliberations with management and its advisors, and in light of the reasons considered, unanimously (i) approved, adopted, and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the merger and the Share Issuance, (ii) directed that the Share Issuance be submitted to the Taylor Morrison stockholders for approval at the Taylor Morrison special meeting and (iii) resolved to recommend that the Share Issuance be approved by the Taylor Morrison stockholders.

In the afternoon of November 5, 2019, the William Lyon Homes Board held a telephonic meeting, without Mr. Lyon initially present and with members of management and representatives of Latham & Watkins and J.P. Morgan participating. Management and representatives of Latham & Watkins provided the William Lyon Homes Board with an update on the recent negotiations and discussions with Taylor Morrison, including with respect to the voting agreement and the treatment of the Class B Warrant. Mr. Lyon then joined the meeting. Representatives of J.P. Morgan summarized the interactions with Taylor Morrison to date and reviewed with the William Lyon Homes Board its financial analyses relating to the consideration proposed in the potential merger. Also at this meeting, a representative from Latham & Watkins reviewed key terms of the proposed merger agreement and reviewed with members of the William Lyon Homes Board their fiduciary duties in the context of the proposed transaction. The Latham & Watkins representative also reviewed the proposed resolutions with the William Lyon Homes Board. The William Lyon Homes Board again reviewed the advantages and disadvantages of the proposed transaction, including those discussed at the William Lyon Homes Board’s meeting of November 4, 2019, as well as those described in “—William Lyon Homes’ Reasons for the Merger; Recommendation of the William Lyon Homes Board of Directors” beginning on page 71 of this joint proxy statement/prospectus. Representatives from J.P. Morgan then delivered to the William Lyon Homes Board an oral opinion, which was confirmed by delivery of a written opinion dated November 5, 2019, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of shares of William Lyon Homes common stock in the proposed Merger was fair, from a financial point of view, to such holders, as more fully described under the heading “The Merger—Opinion of William Lyon Homes’ Financial Advisor, J.P. Morgan” beginning on page 86 of this joint proxy statement/prospectus. The William Lyon Homes Board, following deliberations with management and its advisors, and in light of the reasons considered, unanimously (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable, fair and in the best interests of William Lyon Homes’

stockholders, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, (iii) authorized the execution, delivery and performance thereof, and (iv) resolved to recommend that the William Lyon Homes stockholders approve the merger agreement.

Following the conclusion of the William Lyon Homes Board meeting, William Lyon Homes, Taylor Morrison, Mr. Lyon and their respective counsel facilitated the execution of the merger agreement and the voting agreement, and Taylor Morrison executed its debt commitment papers with Citi.

William Lyon Homes and Taylor Morrison jointly announced the execution of the merger agreement on the morning of November 6, 2019. William Lyon Homes also reported its third quarter earnings that same morning.

Taylor Morrison’s Reasons for the Merger; Recommendations of the Taylor Morrison Board

At a meeting on November 5, 2019, the Taylor Morrison Board unanimously (i) determined that the merger agreement is advisable, fair to and in the best interests of Taylor Morrison’s stockholders, (ii) adopted resolutions approving the execution of, and performance by Taylor Morrison of its obligations under, the merger agreement and declaring the advisability of the merger agreement and (iii) adopted resolutions recommending that the holders of Taylor Morrison common stock approve the Share Issuance in connection with the merger.

THE TAYLOR MORRISON BOARD RECOMMENDS THAT TAYLOR MORRISON STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL AND “FOR” THE TAYLOR MORRISON ADJOURNMENT PROPOSAL.

In evaluating the merger agreement and the transactions contemplated by the merger agreement, the Taylor Morrison Board consulted with its legal and financial advisors and with Taylor Morrison’s management. In reaching its determinations and recommendations to the Taylor Morrison stockholders, the Taylor Morrison Board considered a number of factors, including but not limited to the following factors (which are not necessarily in order of importance):

Strategic Considerations. The Taylor Morrison Board believes that the merger presents, and is expected to provide, a number of significant strategic opportunities and benefits to Taylor Morrison and its stockholders, including the following:

•

the strategic nature of the merger, combining the portfolio of one of the nation’s largest homebuilders in the Western United States with the portfolio of Taylor Morrison to develop a leading national homebuilding company with a presence in 23 markets across the United States;

•

the belief that the combined company’s scale will meaningfully advance its financial profile by leveraging nationwide reach and local presence, enabling the combined company to have greater potential to grow faster and more efficiently than either Taylor Morrison or William Lyon Homes could on a standalone basis;

•	the expectation that the merger is anticipated to result in synergies across the combined company of approximately $80.0 million annually;

•

the merger will give Taylor Morrison a top five market share position in 16 of the 23 markets in which the combined company will operate, which will enable Taylor Morrison to have greater access to land and labor, leading to greater efficiencies and opportunities;

•	the merger will provide for Taylor Morrison’s entry into the Washington, Oregon and Nevada markets, which are attractive, growing markets;

•

the combination of Taylor Morrison and William Lyon Homes will create a stronger base of talent by uniting two workforces and will further incentivize employees of both Taylor Morrison and William Lyon Homes with benefits from greater career and professional development opportunities generated by the merger;

•

the belief that the corporate cultures and goals of Taylor Morrison and William Lyon Homes are compatible, in that both companies are committed to quality craftsmanship and a focus on customer satisfaction, and that the merger will enable Taylor Morrison to leverage William Lyon Homes’ reputation and history; and

•	the combined company is expected to have a strong financial position in light of its increased scale, diversification, expected synergies and operating efficiencies.

Other Factors Considered by the Taylor Morrison Board. In addition to considering the strategic factors described above, the Taylor Morrison Board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger and make its recommendations to Taylor Morrison stockholders:

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the Taylor Morrison Board’s understanding of the business, operations, financial condition, earnings and prospects of Taylor Morrison and of William Lyon Homes, taking into account the results of Taylor Morrison’s due diligence review of William Lyon Homes;

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the fact that the nine-member board of directors of the combined company will be comprised of the CEO of Taylor Morrison, six independent Taylor Morrison directors and two current William Lyon Homes directors, allowing for the creation of a well-rounded board of directors with complementary strengths and backgrounds;

•	the belief that the above-described governance matters would best position the combined company for future success and synergies realization;

•	the terms and conditions of the merger agreement, including the strong commitments by both Taylor Morrison and William Lyon Homes to complete the merger;

•

the fact that the exchange ratio under the merger agreement is fixed (i.e., it will not be adjusted for fluctuations in the market price of Taylor Morrison common stock or William Lyon Homes common stock), creating certainty as to the number of shares of Taylor Morrison common stock to be issued in connection with the merger;

•

the terms and conditions of the voting agreement, including the commitment by each of the Lyon Stockholders, who collectively control approximately 42.7% of the voting power of the outstanding William Lyon Homes common stock, to vote all of their shares of William Lyon Homes common stock in favor of the Merger Proposal, unless the William Lyon Homes Board changes its recommendation in favor of the Merger Proposal, in which case such stockholders will be required to vote shares of William Lyon Homes common stock equal to 30% of the outstanding voting power of William Lyon Homes common stock in favor of the Merger Proposal;

•	the fact that the transaction is not subject to the pre-merger notification requirement under the HSR Act and consummation of the transaction is not subject to material regulatory approvals;

•

the oral opinion rendered by Citi, which was confirmed by delivery of a written opinion, dated as of November 5, 2019, to the Taylor Morrison Board, at the direction of the Taylor Morrison Board, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the exchange ratio, taking into account the Cash Consideration, at which William Lyon Homes common stock will be exchanged for Taylor Morrison common stock in the merger pursuant to the merger agreement, was fair, from a financial point of view, to Taylor Morrison, as more fully described in the section entitled “The Merger—Opinion of Taylor Morrison’s Financial Advisor, Citi” beginning on page 77 of this joint proxy statement/prospectus;

•	the results of the due diligence review of William Lyon Homes and its business conducted by Taylor Morrison and its legal advisors;

•	the anticipated customer, supplier and stakeholder reaction to the merger;

•	the anticipated market capitalization, revenues, free cash flow and capital structure of the combined company; and

•	the recommendation of Taylor Morrison’s senior management in favor of the transaction.

In the course of its deliberations, the Taylor Morrison Board weighed these advantages and opportunities against a variety of risks and other potentially negative factors, including but not limited to the following (which are not necessarily in order of importance):

•

risks and contingencies relating to the announcement and pendency of the merger, including the restrictions on the conduct of Taylor Morrison’s and William Lyon Homes’ businesses during the period between the execution of the merger agreement and the effective time as set forth in the merger agreement;

•	the risk of diverting resources from other strategic opportunities and from operational matters;

•

the possibility that the consummation of the merger might not occur, or might be delayed, despite Taylor Morrison’s and William Lyon Homes’ efforts, including by reason of a failure to obtain the approval of either Taylor Morrison stockholders or William Lyon Homes stockholders;

•

potential challenges and difficulties in integrating the operations of Taylor Morrison and William Lyon Homes and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected;

•

the potential that the fixed exchange ratio with respect to the Merger Consideration could result in Taylor Morrison delivering greater value to William Lyon Homes stockholders than had been anticipated by Taylor Morrison should the value of shares of Taylor Morrison common stock increase disproportionately between the date of the merger agreement and the effective time as set forth in the merger agreement;

•

the risk that the structure of the merger could potentially trigger termination rights of or breach certain restrictive covenants or other terms of Taylor Morrison’s and William Lyon Homes’ respective contracts with third parties;

•

the fact that under specified circumstances, Taylor Morrison may be required to pay William Lyon Homes a termination fee of $40.0 million if the merger agreement were to be terminated, as described further in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 128 of this joint proxy statement/prospectus), and the effect this could have on Taylor Morrison, including the possibility that the existence of the termination fee obligation could discourage other potential parties from making a Superior Proposal, though the Taylor Morrison Board believes that the termination fee is reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal;

•	the limitations imposed in the merger agreement on the solicitation or consideration by Taylor Morrison of alternative transactions;

•

William Lyon Homes’ right to terminate the merger agreement to enter into a transaction representing a Superior Proposal made prior to the time William Lyon Homes stockholders adopt the merger agreement, subject to William Lyon Homes paying Taylor Morrison a termination fee of $18.0 million;

•	the possibility that the combined company might not achieve its projected financial results;

•

the risk that credit rating agencies might downgrade Taylor Morrison’s ratings or might place Taylor Morrison’s credit ratings under review for downgrade as a result of the merger or the announcement of the merger;

•	the risk that the additional debt incurred in connection with the merger could have a negative impact on Taylor Morrison’s ratings and operational flexibility;

•	the fees and expenses associated with completing the merger and the other transactions contemplated by the merger agreement; and

•

various other risks associated with the merger and the businesses of Taylor Morrison, William Lyon Homes and the combined company described in the section entitled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus.

In addition to considering the factors described above, the Taylor Morrison Board was aware of and considered its fiduciary duties in light of all the foregoing factors.

Based on the reasons set forth above and other reasons considered, the Taylor Morrison Board concluded that the potential risks and uncertainties were outweighed by the benefits that the Taylor Morrison Board expected Taylor Morrison and its stockholders would achieve as a result of the merger, and therefore unanimously recommends that the Taylor Morrison stockholders vote “FOR” the Share Issuance Proposal and “FOR” The Taylor Morrison Adjournment Proposal.

The foregoing discussion of the factors considered by the Taylor Morrison Board is not intended to be exhaustive, but rather includes the principal factors considered by the Taylor Morrison Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Taylor Morrison Board did not find it useful or practicable and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to make its recommendations to Taylor Morrison stockholders. In addition, individual members of the Taylor Morrison Board may have given differing weights to different factors. The Taylor Morrison Board conducted an overall review of the factors described above, including thorough discussions with Taylor Morrison’s management and outside legal and financial advisors. The Taylor Morrison Board further realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The factors, potential risks and uncertainties contained in this explanation of the Taylor Morrison Board’s reasons for the merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 35 of this joint proxy statement/prospectus.

In considering the recommendations of the Taylor Morrison Board, Taylor Morrison stockholders should be aware that certain directors and executive officers of Taylor Morrison may have interests in the merger that are different from, or in addition to, those of Taylor Morrison stockholders generally. The Taylor Morrison Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, and in reaching its determination to approve the merger agreement and to make its recommendations to Taylor Morrison stockholders. For more information on the interests of certain Taylor Morrison directors and executive officers, see the section entitled “The Merger—Interests of Certain Taylor Morrison Directors and Officers in the Merger” beginning on page 106 of this joint proxy statement/prospectus.

William Lyon Homes’ Reasons for the Merger; Recommendations of the William Lyon Homes Board

At a meeting on November 5, 2019, the William Lyon Homes Board unanimously (i) determined that the merger agreement is advisable, fair to and in the best interests of William Lyon Homes’ stockholders,

(ii) adopted resolutions approving the execution of, and performance by William Lyon Homes of its obligations under, the merger agreement and declaring the advisability of the merger agreement and (iii) adopted resolutions recommending that the holders of William Lyon Homes common stock approve the Merger Proposal in connection with the merger.

THE WILLIAM LYON HOMES BOARD RECOMMENDS THAT WILLIAM LYON HOMES STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL, “FOR” THE COMPENSATION PROPOSAL, AND “FOR” THE WILLIAM LYON HOMES ADJOURNMENT PROPOSAL.

In evaluating the merger agreement and the transactions contemplated by the merger agreement, the William Lyon Homes Board consulted with its legal and financial advisors and with William Lyon Homes management, and in reaching its determinations and recommendations to the William Lyon Homes stockholders, the William Lyon Homes Board considered a number of factors, including but not limited to the following factors (which are not necessarily in order of importance):

Strategic Considerations. The William Lyon Homes Board believes that the merger presents, and is expected to provide, a number of significant strategic opportunities and benefits to William Lyon Homes and its stockholders, including the following:

•

the advantages of entering into the merger agreement and consummating the merger in comparison to the risks associated with remaining independent as a standalone company and pursuing William Lyon Homes’ strategic plan, including (i) potential future competition, including from larger and better funded companies that might have competitive advantages from their broader commercial scope and economies of scale, (ii) the risks inherent in the homebuilding sector for William Lyon Homes, (iii) the challenges and risks associated with growing William Lyon Homes organically or through strategic acquisitions, (iv) the fact that William Lyon Homes’ business is cyclical and significantly affected by changes in general and local economic conditions, and (v) the various additional risk factors pertaining to William Lyon Homes that are listed in Item 1A of Part I of its most recent Annual Report filed on Form 10-K and, consequently, the belief of the William Lyon Homes Board that an acquisition by Taylor Morrison would provide more value for William Lyon Homes’ stockholders than executing William Lyon Homes’ standalone strategic business plan;

•

the potential opportunities for greater operational efficiencies and synergies through conducting William Lyon Homes’ and Taylor Morrison’s respective operations as part of a single enterprise and the expectation that the William Lyon Homes stockholders would benefit from such efficiencies and synergies, including as a result of enhanced national and local market purchasing power as a result of increased scale;

•

the other strategic alternatives reasonably available to William Lyon Homes, including pursuing its standalone business plan, potentially making acquisitions of other businesses, potentially monetizing certain assets, and seeking proposals from other potential acquirers, and the belief of the William Lyon Homes Board that the merger creates the most compelling available opportunity to enhance value for William Lyon Homes’ stockholders given the potential risks, rewards and uncertainties associated with other alternatives, and represents the best transaction reasonably available to William Lyon Homes’ stockholders;

•

the prospects of the combined company following the completion of the merger, given the William Lyon Homes Board’s knowledge of William Lyon Homes’ and Taylor Morrison’s respective business, operations, financial condition and earnings;

•

that remaining an independent homebuilder presents certain risks and additional costs, including the size of William Lyon Homes’ market capitalization and relatively lower trading liquidity, higher costs of capital and higher administrative costs relative to its competitors;

•	the strength of Taylor Morrison’s management team and Taylor Morrison’s track record of utilizing mergers and acquisitions to drive growth;

•

the current and prospective business climate in the industry in which William Lyon Homes and Taylor Morrison operate, including the position of current and likely competitors of William Lyon Homes and Taylor Morrison; and

•	for the combined company, increased presence in certain markets, diversification across all markets and diversification in product offerings.

Value of the Merger Consideration. The William Lyon Homes Board also believes that the merger is attractive to William Lyon Homes stockholders, based on a number of valuation-related factors, including:

•

the value of the Merger Consideration to be received by William Lyon Homes stockholders in relation to (i) the market price of William Lyon Homes Class A common stock prior to the William Lyon Homes Board’s approval of the merger agreement; (ii) the market price of William Lyon Homes Class A common stock prior to the public announcement of the Limited 203 Waiver; and (iii) the value that could potentially be obtained through other strategic alternatives available to William Lyon Homes, including the attendant risk that if William Lyon Homes remained independent, William Lyon Homes Class A common stock may not trade at levels equal to or greater than the value of the Merger Consideration in the near term, over an extended period of time or at all;

•

that, based on the number of shares of Taylor Morrison common stock and William Lyon Homes common stock issued and outstanding on November 5, 2019, the last full trading day before the public announcement of the merger, the William Lyon Homes stockholders would own approximately 23% of the combined company, and that the Merger Consideration, comprised of a combination of cash and stock, provides William Lyon Homes stockholders with the opportunity to participate, through ownership in the combined company, in the value that the William Lyon Homes Board believes will be created as a result of the merger, as well as a degree of immediate liquidity and value to William Lyon Homes stockholders;

•

the fact that the implied value of the Merger Consideration was $21.45 per share, based on the $23.69 closing price per share of Taylor Morrison common stock on November 5, 2019, the last full trading day before the announcement of the merger agreement, represented an implied premium of approximately 16.6% over the closing price per share of William Lyon Homes Class A common stock on November 5, 2019, the last full trading day before the announcement of the merger agreement;

•

the fact that because the stock portion of the Merger Consideration is a fixed number of shares of Taylor Morrison common stock, William Lyon Homes stockholders will have the opportunity to benefit from any potential increase in the trading price of Taylor Morrison common stock pending the completion of the merger;

•

the financial analysis reviewed and discussed with the William Lyon Homes Board by representatives of J.P. Morgan, as well as the oral opinion of J.P. Morgan rendered to the William Lyon Homes Board on November 5, 2019 (which was subsequently confirmed by delivery of J.P. Morgan’s written opinion delivered to the William Lyon Homes Board on the same date) as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of William Lyon Homes common stock in the proposed merger as more fully described in the section entitled “—Opinion of William Lyon Homes’ Financial Advisor, J.P. Morgan” beginning on page 86 of this joint proxy statement/prospectus;

•	that the stock portion of the Merger Consideration received by William Lyon Homes stockholders may qualify for deferred tax treatment; and

•

the fact that the William Lyon Homes Board’s negotiations with Taylor Morrison resulted in increased closing certainty relative to the initial proposed terms, as well as the William Lyon Homes Board’s belief, based on Taylor Morrison’s positions during negotiations, that the final Merger Consideration provided by the merger agreement represented the maximum amount Taylor Morrison would be willing to pay and the best price and overall deal terms that were reasonably attainable by William Lyon Homes under the circumstances.

Other Factors Considered by the William Lyon Homes Board. In addition to considering the strategic and economic factors described above, the William Lyon Homes Board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger agreement and make its recommendations to the William Lyon Homes stockholders:

•

the fact that the Lyon Stockholders, who control approximately 42.7% of the voting power of the outstanding shares of William Lyon Homes common stock, entered into a voting agreement with Taylor Morrison pursuant to which they agreed to support the merger and the other transactions contemplated by the merger agreement, as more fully described under the heading “The Voting Agreement” beginning on page 132 of this joint proxy statement/prospectus;

•	the terms and conditions of the merger agreement, including:

•

the William Lyon Homes Board’s right to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal or to change its recommendation to its stockholders upon payment of a $18.0 million termination fee to Taylor Morrison, which the William Lyon Homes Board believed would not be preclusive of a potential third-party bidder submitting an alternative proposal;

•	the William Lyon Homes Board’s ability under certain circumstances to change its recommendation;

•

William Lyon Homes’ ability under certain circumstances to respond and become fully informed with respect to unsolicited acquisition or business combination proposals from third parties and to provide such third parties with confidential information;

•

certain restrictions on Taylor Morrison’s ability to solicit third party proposals for alternative transactions involving Taylor Morrison and William Lyon Homes’ right to terminate the merger agreement and receive a termination fee of $40.0 million from Taylor Morrison if the Taylor Morrison Board changes its recommendation;

•

William Lyon Homes’ right to reimbursement of transaction expenses up to $15.0 million in cash from Taylor Morrison if the merger agreement is terminated due to the failure to obtain the requisite approval from the Taylor Morrison stockholders;

•	William Lyon Homes’ ability to seek specific performance to prevent breaches of the merger agreement by Taylor Morrison and to enforce specifically the terms of the merger agreement; and

•

that the merger agreement contains terms that, taken as a whole, the William Lyon Homes Board believed provided a significant degree of certainty that the merger will be completed as quickly as possible;

•	the fact that following the merger, two existing directors of William Lyon Homes will serve as members of the combined company’s board of directors;

•	the recommendation of William Lyon Homes’ senior management in favor of the transaction;

•	the fact that the adoption of the merger agreement will be subject to approval by the holders of a majority of the voting power of the outstanding shares of William Lyon Homes common stock; and

•

the fact that appraisal rights under Section 262 of the DGCL are available to holders of William Lyon Homes common stock that comply with the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of William Lyon Homes common stock as determined by the Delaware Court of Chancery in lieu of accepting the Merger Consideration.

In the course of its deliberations, the William Lyon Homes Board weighed these advantages and opportunities against a variety of risks and other potentially negative factors, including but not limited to the following (which are not necessarily in order of importance):

•

the risk that changes in the regulatory and legislative landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the merger;

•

the potential negative effects on William Lyon Homes related to the announcement and pendency of the merger, particularly if the merger is not completed, including the potential diversion of management and employee attention, potential employee attrition, the potential effects on business and customer and supplier relationships, diversion of resources from other strategic opportunities, the possibility that the trading price of William Lyon Homes Class A common stock could be adversely affected, and the possibility that the market’s perception of William Lyon Homes’ prospects could be adversely affected;

•

the fact that William Lyon Homes has incurred and will continue to incur significant transaction costs and expenses in connection with the merger and the other transactions contemplated by the merger agreement, regardless of whether they are consummated, and if the merger and other transactions are not consummated, William Lyon Homes will generally be required to pay its own expenses associated with the merger and the other transactions contemplated by the merger agreement;

•

the costs and challenges associated with the completion of the merger and the realization of the anticipated benefits expected to be obtained in connection with the merger, including management’s time, energy and attention and potential opportunity cost;

•

the fact that, because approximately 90% of the Merger Consideration will be in the form of Taylor Morrison common stock, William Lyon Homes stockholders may be subject to greater risks related to potential depreciation in the value of Taylor Morrison common stock following the merger than they would have as stockholders in William Lyon Homes;

•

the fact that the stock portion of the Merger Consideration is a fixed exchange ratio of shares of Taylor Morrison common stock to William Lyon Homes common stock, so William Lyon Homes stockholders could be adversely affected by a decrease in the trading price of Taylor Morrison common stock during the pendency of the merger and the fact that the merger agreement does not provide William Lyon Homes with a price-based termination right or similar protection;

•	the risk that the potential benefits of the merger may not be fully or partially achieved, or may not be achieved within the expected timeframe;

•

the potential challenges and difficulties relating to integrating the operations of William Lyon Homes and Taylor Morrison after consummation of the merger, including the cost to achieve synergies, which will require consolidating certain businesses and functions, integrating organizations, procedures, policies and operations, addressing differences in the business cultures of the two companies and retaining key personnel, and may disrupt each company’s ongoing business operations or adversely affect relationships with customers, suppliers, employees and others;

•

certain provisions of the merger agreement could have the effect of discouraging third party offers for William Lyon Homes, including the restriction on William Lyon Homes’ ability to solicit third party proposals for alternative transactions involving William Lyon Homes and the applicable termination fee William Lyon Homes would be required to pay Taylor Morrison to terminate the merger agreement in order to accept a superior proposal from a third party;

•

the fact that William Lyon Homes may be required to reimburse Taylor Morrison for up to $9.0 million of its transaction expenses if the merger agreement is terminated due to the failure to obtain the requisite approval from the William Lyon Homes stockholders;

•

the interim restrictions on the conduct of William Lyon Homes’ business prior to the completion of the merger, which restrictions generally require William Lyon Homes to operate its businesses in the ordinary course of business consistent with past practice with certain exceptions, which may delay or prevent William Lyon Homes from undertaking business opportunities that may arise prior to the completion of the merger;

•

the fact that certain executive officers of William Lyon Homes have, and the possibility that other executive officers and directors of William Lyon Homes could have, interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of William Lyon Homes’ stockholders generally;

•

the potential for litigation challenging the merger, and the possibility that an adverse judgment for monetary damages could have a material adverse effect on the operations of the combined company after the merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger; and

•

various other risks associated with the merger and the businesses of William Lyon Homes, Taylor Morrison and the combined company described in the section entitled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus.

In addition to considering the factors described above, the William Lyon Homes Board was aware of and considered its fiduciary duties in light of all the foregoing factors.

Based on the reasons set forth above and other reasons considered, the William Lyon Homes Board concluded that the potential risks and uncertainties were outweighed by the benefits that the William Lyon Homes Board expected William Lyon Homes and its stockholders would achieve as a result of the merger, and therefore unanimously recommend that the William Lyon Homes stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the William Lyon Homes Adjournment Proposal.

The foregoing discussion of the factors considered by the William Lyon Homes Board is not intended to be exhaustive, but rather includes the principal factors considered by the William Lyon Homes Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the William Lyon Homes Board did not find it useful or practicable and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to make its recommendations to William Lyon Homes stockholders. In addition, individual members of the William Lyon Homes Board may have given differing weights to different factors. The William Lyon Homes Board conducted an overall review of the factors described above, including thorough discussions with William Lyon Homes’ management and outside legal and financial advisors. The William Lyon Homes Board further realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The factors, potential risks and uncertainties contained in this explanation of the William Lyon Homes Board’s reasons for the merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 35 of this joint proxy statement/ prospectus.

In considering the recommendations of the William Lyon Homes Board, William Lyon Homes stockholders should be aware and take into account the fact that certain William Lyon Homes directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of William Lyon Homes stockholders generally. The William Lyon Homes Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the merger, and in reaching its determination to approve the merger agreement and to make its recommendations to William Lyon Homes stockholders. For more information on the interests of certain William Lyon Homes directors and executive officers, see the section entitled “The Merger—Interests of Certain William Lyon Homes Directors and Officers in the Merger” beginning on page 99 of this joint proxy statement/prospectus.

Opinion of Taylor Morrison’s Financial Advisor, Citi

Opinion of Citigroup Global Markets Inc.

Taylor Morrison retained Citi as its financial advisor in connection with a possible transaction involving William Lyon Homes. In connection with Citi’s engagement, Taylor Morrison requested that Citi evaluate the fairness, from a financial point of view, to Taylor Morrison of the exchange ratio set forth in the merger agreement, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement. On November 5, 2019, at a meeting of the Taylor Morrison Board held to evaluate the proposed merger and at which the merger agreement was approved, Citi rendered to the Taylor Morrison Board an oral opinion, confirmed by delivery of a written opinion, dated November 5, 2019, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the exchange ratio, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement, was fair, from a financial point of view, to Taylor Morrison.

The full text of Citi’s written opinion, dated November 5, 2019, to the Taylor Morrison Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Taylor Morrison Board (in its capacity as such) in connection with its evaluation of the proposed merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to Taylor Morrison of the exchange ratio, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement. Citi’s opinion did not address any other aspects or implications of the proposed merger or the merger agreement. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed a draft, dated November 5, 2019, of the merger agreement;

•

held discussions with certain senior officers, directors and other representatives and advisors of Taylor Morrison and certain senior officers and other representatives and advisors of William Lyon Homes concerning the businesses, operations and prospects of Taylor Morrison and William Lyon Homes;

•

examined certain publicly available business and financial information relating to Taylor Morrison and William Lyon Homes, certain financial forecasts and other information and data relating to William Lyon Homes which were provided to or discussed with Citi by the management of William Lyon Homes, as well as certain financial forecasts and other information and data relating to Taylor Morrison and William Lyon Homes which were provided to or discussed with Citi by the management of Taylor Morrison, including information relating to the operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Taylor Morrison to result from the merger;

•

reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of the Taylor Morrison common stock and William Lyon Homes Class A common stock, the historical and projected earnings and other operating data of Taylor Morrison and William Lyon Homes, and the capitalization and financial condition of Taylor Morrison and William Lyon Homes;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Taylor Morrison and William Lyon Homes;

•	evaluated certain potential pro forma financial effects of the merger on Taylor Morrison; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Taylor Morrison that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to William Lyon Homes which were provided to or discussed with Citi by the management of William Lyon Homes, Citi was advised by the management of William Lyon Homes that they were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of William Lyon Homes as to the future financial performance of William Lyon Homes. With respect to financial forecasts and other information and data relating to Taylor Morrison and William Lyon Homes which were provided to or discussed with Citi by the management of Taylor Morrison, including information relating to the operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Taylor Morrison to result from the merger, Citi was advised by the management of Taylor Morrison that they were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of Taylor Morrison as to the future financial performance of Taylor Morrison and William Lyon Homes, such operational benefits (including the amount, timing and achievability thereof) and the other matters covered thereby, and assumed, with the consent of the Taylor Morrison Board, that the financial results (including the operational benefits anticipated to result from the merger) reflected in such forecasts and other information and data would be realized in the amounts and at the times projected.

Citi also assumed, with the consent of the Taylor Morrison Board, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Taylor Morrison, William Lyon Homes or the contemplated benefits of the merger that would be material to Citi’s analysis or opinion. Representatives of Taylor Morrison advised Citi, and Citi assumed, that the final terms of the merger agreement would not vary in any material respect from those set forth in the draft Citi reviewed. Citi also assumed, with the consent of the Taylor Morrison Board, that, for federal income tax purposes, the merger would be treated as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Citi’s opinion related to the relative values of Taylor Morrison and William Lyon Homes (taking into account the Cash Consideration to be paid by Taylor Morrison pursuant to the merger agreement). Citi did not express any opinion as to what the value of the Taylor Morrison common stock actually would be when issued pursuant to the merger or the price at which the Taylor Morrison common stock would trade at any time. Citi’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement, and Citi expressed no view regarding, and its opinion did not address, the allocation among the William Lyon Homes Class A common stock and the William Lyon Homes Class B common stock of the Taylor Morrison common stock to be issued, and the aggregate Cash Consideration to be paid, by Taylor Morrison in respect of the William Lyon Homes common stock pursuant to the merger agreement. Citi did not make and it was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Taylor Morrison or William Lyon Homes nor did it make any physical inspection of the properties or assets of Taylor Morrison or William Lyon Homes. Citi did not express any view as to, and its opinion does not address, the underlying business decision of Taylor Morrison to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Taylor Morrison or the effect of any other transaction in which Taylor Morrison might engage. Citi also expressed no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, or the consideration to be issued in respect of the Class B Warrant, relative to the exchange ratio or otherwise. Citi’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Citi arrived at its opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates used by Citi for purposes of its analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the proposed merger. The type and amount of consideration payable in the proposed merger were determined through negotiations between Taylor Morrison and William Lyon Homes and Taylor Morrison’s decision to enter into the merger agreement was solely that of the Taylor Morrison Board. Citi’s opinion was only one of many factors considered by the Taylor Morrison Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Taylor Morrison Board or the management of Taylor Morrison with respect to the proposed merger, the exchange ratio or any other aspect of the transactions contemplated by the merger agreement.

Summary of Financial Analyses of Citi

The following is a summary of the material financial analyses prepared and reviewed by the Taylor Morrison Board in connection with the rendering of Citi’s opinion, dated November 5, 2019, to the Taylor Morrison Board. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Financial data utilized for Taylor Morrison and William Lyon Homes in the financial analyses described below, to the extent based on financial forecasts and estimates of management, were based on (i) certain financial forecasts and other information and data relating to William Lyon Homes provided to or discussed with Citi by the management of William Lyon Homes, as further summarized in the section entitled

“—Certain Unaudited Projected Financial Information” beginning on page 94 (“William Lyon Homes Management Projections”), (ii) certain financial forecasts and other information and data relating to William Lyon Homes, including information relating to the operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Taylor Morrison to result from the merger, provided to or discussed with Citi by the management of Taylor Morrison and approved for Citi’s use by Taylor Morrison, as further summarized in the section entitled “—Certain Unaudited Financial Information” beginning on page 95 of this joint proxy statement/prospectus (“Taylor Morrison Management Projections for William Lyon”) and (iii) certain financial forecasts and other information and data relating to Taylor Morrison, provided to or discussed with Citi by the management of Taylor Morrison and approved for Citi’s use by Taylor Morrison. In addition, the approximate implied per share equity value reference ranges derived from the financial analyses described below, except for the 52-week trading range, were rounded to the nearest $0.05.

In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for William Lyon Homes from such analyses, taking into account the Cash Consideration, by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Taylor Morrison from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges.

Selected Public Companies Analyses.

Citi performed separate selected public companies analyses of William Lyon Homes and Taylor Morrison, in each case, on a standalone basis, in which Citi reviewed certain financial and stock market information relating to William Lyon Homes, Taylor Morrison and the selected publicly traded companies listed below.

William Lyon Homes

Citi reviewed certain publicly available financial and stock market information of William Lyon Homes and the following selected companies (collectively, the “William Lyon Homes selected companies”):

•	Beazer Homes USA, Inc.

•	Century Communities, Inc.

•	Green Brick Partners, Inc.

•	M/I Homes, Inc.

Although none of the William Lyon Homes selected companies listed above is directly comparable to William Lyon Homes, the companies included were chosen because they have operations that, for purposes of Citi’s analysis and based on its experience and professional judgment, may be considered similar to certain operations of William Lyon Homes based on business sector participation, operational characteristics and financial metrics. The quantitative information used in this analysis, to the extent that it is based on market data, was based on market data as of November 5, 2019.

For each of the William Lyon Homes selected companies, Citi calculated and reviewed, among other information, price as a multiple of (i) calendar year 2021 estimated earnings per share (“EPS”); and (ii) book value of equity as of September 30, 2019. The results of this review were as follows:

William Lyon Homes Selected Companies	Price / 2021E EPS		Price / Book Value
Beazer Homes USA, Inc.	N/A		1.1x
Century Communities, Inc.	5.7x		0.9x
Green Brick Partners, Inc.	N/A		1.0x
M/I Homes, Inc.	7.4x		1.3x

For Reference
William Lyon Homes	6.6x	(1)	0.8x

(1)	Using Taylor Morrison Management Projections for William Lyon Homes, this analysis indicated an implied Price to EPS multiple of 4.8x.

Financial data of the William Lyon Homes selected companies were based on Wall Street research analysts’ estimates and other publicly available information. With respect to the multiples calculated for William Lyon Homes for reference, the financial data of William Lyon Homes was based on Wall Street research analysts’ estimates, other publicly available information (as well as the Taylor Morrison Management Projections for William Lyon Homes).

Based on its professional judgment and experience, and taking into consideration the observed multiples for the William Lyon Homes selected companies, Citi identified illustrative ranges of multiples of (i) price to calendar year 2021 estimated EPS of 5.7x to 7.4x and (ii) price to book value of 0.9x to 1.3x. Citi then multiplied those ranges by (i) William Lyon Homes’ estimated earnings for calendar year 2021 of $126 million, as reflected in the William Lyon Homes Management Projections, (ii) William Lyon Homes’ estimated earnings for calendar year 2021 of $155 million, including estimated synergies, as reflected in the Taylor Morrison Management Projections for William Lyon Homes, and (iii) the book value of William Lyon Homes’ equity (excluding non-controlling interests) as of September 30, 2019, of $896 million. Based on the number of outstanding shares of William Lyon Homes common stock on a fully diluted basis as provided by William Lyon Homes management, this analysis indicated the following implied ranges of per share equity values:

Price / 2021E EPS		Price / Book Value
William Lyon Homes Management Projections	Taylor Morrison Management Projections for William Lyon Homes
$18.15 - $23.50	$22.05 - $28.55	$20.75 - $29.00

Taylor Morrison

Citi reviewed certain publicly available financial and stock market information of Taylor Morrison and the following selected companies (the “Taylor Morrison selected companies”).

•	KB Home

•	M.D.C. Holdings, Inc.

•	Meritage Homes Corporation

•	TRI Pointe Group, Inc.

Although none of the Taylor Morrison selected companies listed above is directly comparable to Taylor Morrison, the companies included were chosen because they have operations that, for purposes of Citi’s analysis and based on its experience and professional judgment, may be considered similar to certain operations of Taylor

Morrison based on business sector participation, operational characteristics and financial metrics. The quantitative information used in this analysis, to the extent that it is based on market data, was based on market data as of November 5, 2019.

For each of the Taylor Morrison selected companies, Citi calculated and reviewed, among other information, price as a multiple of (i) calendar year 2021 estimated EPS; and (ii) book value of equity as of September 30, 2019. The results of this review were as follows:

Taylor Morrison Selected Companies	Price / 2021E EPS	Price / Book Value
KB Home	8.9x	1.5x
M.D.C. Holdings, Inc.	8.4x	1.5x
Meritage Homes Corporation	9.3x	1.4x
TRI Pointe Group, Inc.	9.6x	1.1x

For Reference
Taylor Morrison	7.0x	1.0x

Financial data of the Taylor Morrison selected companies and Taylor Morrison were based on Wall Street research analysts’ estimates and other publicly available information and calendarized when necessary.

Based on its professional judgment and experience, and taking into consideration the observed multiples for Taylor Morrison and for the Taylor Morrison selected companies, Citi identified illustrative ranges of multiples of (i) price to calendar year 2021 estimated EPS of 7.0x to 9.6x and (ii) price to book value of 1.0x to 1.5x. Citi then multiplied those ranges by (i) Taylor Morrison estimated earnings for calendar year 2021, and (ii) the book value of Taylor Morrison equity (excluding non-controlling interests) as of September 30, 2019, of $2,480 million. Based on the number of outstanding shares of Taylor Morrison common stock on a fully diluted basis as provided by Taylor Morrison management, this analysis indicated the following implied ranges of per share equity values:

Price / 2021E EPS	Price / Book Value
$22.25 - $30.55	$23.70 - $35.05

Implied Exchange Ratio Analysis

Utilizing the approximate implied per share equity value reference ranges derived for William Lyon Homes based on the selected public companies analyses above performed using both the William Lyon Homes Management Projections and the Taylor Morrison Management Projections for William Lyon Homes, compared in each case to the approximate implied per share equity value reference ranges derived for Taylor Morrison, Citi calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio pursuant to the merger agreement, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement, of 0.800x:

Implied Exchange Ratio Reference Ranges Based On:
Price / 2021E EPS Multiples (Derived Using, with Respect to William Lyon Homes):		Price / Book Value
William Lyon Homes Management Projections	Taylor Morrison Management Projections for William Lyon Homes
0.513x - 0.944x	0.640x - 1.171x	0.520x - 1.117x

Selected Precedent Transactions Analysis

Using publicly available information, Citi reviewed financial data relating to the nine selected transactions listed below that Citi considered generally relevant as transactions involving target companies in the homebuilding industry (the “selected transactions”).

Although none of the target companies involved in the selected transactions are directly comparable to William Lyon Homes, these transactions were selected, among other reasons and based on Citi’s experience and professional judgment, because the target companies involved in these transactions share similar business characteristics to William Lyon Homes based on business sector participation, operational characteristics and financial metrics.

For each of the selected transactions, Citi calculated and compared price (calculated as the implied value per share of the applicable target company’s common stock on a diluted basis based on the consideration paid in the applicable transaction) as a multiple of the book value of the target company’s equity, as of the end of last fiscal quarter of the target company prior to the announcement of the applicable transaction. The results of this review were as follows:

Announcement Date	Acquiror	Target	Price / Book Value
June 2018	Taylor Morrison Home Corporation	AV Homes, Inc.	1.2x
February 2018	William Lyon Homes	RSI Communities LLC	1.5x
October 2017	Lennar Corporation	CalAtlantic Group, Inc.	1.3x
April 2017	Century Communities, Inc.	UCP, Inc.	0.9x
February 2017	Sekisui House, Ltd.	Woodside Homes	1.2x
September 2016	Lennar	WCI Communities, Inc.	1.3x
December 2015	PulteGroup, Inc.	JW Homes, LLC	1.7x
June 2015	Standard Pacific Corp.	The Ryland Group	2.1x
June 2014	William Lyon Homes	PNW Home Builders, L.L.C.	1.7x
Median			1.3x

Based on its professional judgment and experience, and taking into consideration the observed multiples for the selected transactions, Citi identified illustrative ranges of multiples of price to book value of 1.1x to 1.5x. Citi then multiplied those ranges by the book value of William Lyon Homes equity (excluding non-controlling interests) as of September 30, 2019, of $896 million. Based on the number of outstanding shares of William Lyon Homes common stock on a fully diluted basis as provided by William Lyon Homes management, this analysis indicated an implied range of per share equity values of $24.85 to $33.45.

Discounted Cash Flow Analyses

Citi performed separate discounted cash flow analyses of William Lyon Homes and Taylor Morrison. A discounted cash flow analysis is designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered after-tax free cash flows of that company over a projection period and a terminal value for that company at the end of the projection period.

William Lyon Homes

Citi conducted discounted cash flow analyses for William Lyon Homes using both the William Lyon Homes Management Projections and the Taylor Morrison Management Projections for William Lyon Homes. For purposes of its analysis, Citi calculated its own estimates of the unlevered free cash flows that William Lyon Homes was expected to generate on a consolidated basis (i) during the period from January 1, 2020 through December 31, 2023, based on the William Lyon Homes Management Projections and (ii) during the period from January 1, 2020 through December 31, 2024, based on the Taylor Morrison Management Projections for William Lyon Homes, calculated, in each case, by taking net operating profit after tax, adding depreciation and amortization, adjusting for changes in real estate inventory and other net working capital, subtracting capital expenditures and treating stock-based compensation as a cash expense. Citi also calculated a range of terminal values for William Lyon Homes as of December 31, 2023, based on the William Lyon Homes Management Projections and as of December 31, 2024, based on the Taylor Morrison Management Projections for William

Lyon Homes, by applying a range of terminal value to inventory multiples of 0.95x to 1.10x, which Citi selected based on its professional judgment and experience, to William Lyon Homes’ estimated real estate inventory (excluding capitalized interest) (i) as of December 31, 2023 as reflected in the William Lyon Homes Management Projections and (ii) as of December 31, 2024 as reflected in the Taylor Morrison Management Projections for William Lyon Homes. The unlevered free cash flows and the range of terminal values were then discounted to present values, as of December 31, 2019, using mid-period discounting convention and discount rates ranging from 6.6% to 7.3%, to derive an implied firm value reference range for William Lyon Homes of $2,440 million to $2,764 million based on the William Lyon Homes Management Projections and an implied firm value reference range for William Lyon Homes of $2,254 million to $2,562 million based on the Taylor Morrison Management Projections for William Lyon Homes. The discount rate range was chosen by Citi based upon an analysis of the weighted average cost of capital of William Lyon Homes, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment.

By subtracting from the implied firm value reference ranges for William Lyon Homes, William Lyon Homes’ net debt as of September 30, 2019 of $1,365 million (calculated as debt plus cash) and the value of non-controlling interest as of September 30, 2019 of $136 million, adding unconsolidated investments as of September 30, 2019 of $2 million, and dividing the result by diluted share counts of William Lyon Homes calculated using the treasury stock method, based on equity information as of November 1, 2019 as provided by William Lyon Homes management, Citi derived an implied per share equity value reference range for the William Lyon Homes common stock of $23.50 to $31.30 based on the William Lyon Homes Management Projections and an implied per share equity value reference range for the William Lyon Homes common stock of $19.05 to $26.45 based on the Taylor Morrison Management Projections for William Lyon Homes.

Taylor Morrison

Citi conducted a discounted cash flow analysis for Taylor Morrison using certain internal Taylor Morrison management projections for Taylor Morrison. For purposes of its analysis, Citi used estimates of the unlevered free cash flows that Taylor Morrison was expected to generate during the period from January 1, 2020 through December 31, 2024, that were calculated by taking net operating profit after tax, adding depreciation and amortization, adjusting for changes in real estate inventory and other net working capital and subtracting capital expenditures. Citi also calculated a range of terminal values for Taylor Morrison as of December 31, 2024 by applying a range of terminal value to inventory multiples of 0.95x to 1.10x, which Citi selected based on its professional judgment and experience, to Taylor Morrison’ estimated real estate inventory (excluding capitalized interest) as of December 31, 2024 The unlevered free cash flows and the range of terminal values were then discounted to present values, as of December 31, 2019, using mid-period discounting convention and discount rates ranging from 5.9% to 6.6%, to derive an implied firm value reference range for Taylor Morrison of $4,762 million to $5,298 million. The discount rate range was chosen by Citi based upon an analysis of the weighted average cost of capital of Taylor Morrison, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment.

By subtracting from the implied firm value reference ranges for Taylor Morrison, Taylor Morrison’ net debt as of September 30, 2019 of $1,891 million (calculated as debt plus cash) and the value of non-controlling interest as of September 30, 2019 of $6 million, adding unconsolidated investments as of September 30, 2019 of $128 million, and dividing the result by diluted share counts of Taylor Morrison calculated using the treasury stock method, based on equity information as of November 1, 2019 as provided by Taylor Morrison management, Citi derived an implied per share equity value reference range for the Taylor Morrison common stock of $27.55 to $32.40.

Implied Exchange Ratio Analysis

Utilizing the approximate implied per share equity value reference ranges derived for William Lyon Homes based on the discounted cash flow analyses described above performed using both the William Lyon Homes Management Projections and the Taylor Morrison Management Projections for William Lyon Homes, compared in each case to the approximate implied per share equity value reference ranges derived for Taylor Morrison based on the discounted cash flow analyses described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the implied exchange ratio pursuant to the merger agreement, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement, of 0.800x:

Implied Exchange Ratio Reference Ranges Derived Using, with Respect to William Lyon Homes:
William Lyon Homes Management Projections	Taylor Morrison Management Projections for William Lyon Homes
0.649x - 1.045x	0.511x - 0.869x

Certain Additional Informational.

Citi noted that the 52-week trading range, equity research analyst price targets and implied premia analyses below with respect to William Lyon Homes and Taylor Morrison, as applicable, are not valuation methodologies and were presented for reference only.

52–Week Trading Range

Citi reviewed the historical intra-day share prices of the William Lyon Homes Class A common stock and the Taylor Morrison common stock for the 52-week period ended November 5, 2019. Citi noted that the low and high intraday prices of the William Lyon Homes Class A common stock during this period were approximately $9.85 and $21.70 per share, and that the low and high intraday prices of the Taylor Morrison common stock during this period were approximately $15.03 and $28.00 per share. Citi also noted that the historical implied exchange ratios of the William Lyon Homes Class A common stock and the Taylor Morrison common stock during such 52-week period based on observed closing prices of such common stock, indicated an implied exchange ratio reference range of 0.588x to 0.869x, as compared to the implied exchange ratio pursuant to the merger agreement, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement, of 0.800x.

Equity Research Analyst Price Targets

Citi reviewed the most recent publicly available research analysts’ one-year forward price targets for the William Lyon Homes Class A common stock and Taylor Morrison common stock prepared and published by selected research analysts. Citi noted that as of November 5, 2019 such price targets ranged from $22.00 to $23.00 for the William Lyon Homes Class A common stock and $24.00 to $33.00 for the Taylor Morrison common stock. Citi also noted that these ranges of price targets, discounted one year at an estimated 9.8% cost of equity for William Lyon Homes and an estimated 7.9% cost of equity for Taylor Morrison, was $20.05 to $20.95 for the William Lyon Homes common stock and $22.25 to $30.60 for the Taylor Morrison common stock. Citi also noted that the exchange ratios implied by the undiscounted stock price targets of such analysts that had provided stock price targets for both the William Lyon Homes Class A common stock and Taylor Morrison common stock, indicated an implied exchange ratio reference range of 0.591x to 0.854x, as compared to the exchange ratio pursuant to the merger agreement, taking into account the Cash Consideration per share of William Lyon Homes common stock to be paid by Taylor Morrison pursuant to the merger agreement, of 0.800x.

Implied Premia Paid

Citi calculated, using publicly available information, the median one-day unaffected stock price premia paid for selected transactions in the homebuilding industry occurring since 2011 that Citi deemed appropriate in its professional judgment with a transaction size between $1 billion to $10 billion and a stock consideration of more than 80%. The analysis indicated a relevant range of one-day unaffected stock premia of 20% to 30%. Citi then calculated, based on this range of premia, an illustrative range of prices per share of William Lyon Homes common stock of $22.10 to $23.90.

Miscellaneous.

Taylor Morrison has agreed to pay Citi for its services in connection with the merger an aggregate fee of $12,000,000, of which $1,500,000 was payable upon delivery of Citi’s opinion to the Taylor Morrison Board and the remainder is payable contingent upon consummation of the merger. In addition, Taylor Morrison agreed to reimburse Citi for Citi’s reasonable expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

As the Taylor Morrison Board was aware, certain affiliates of Citi engaged in the commercial lending business have committed to lend under, and will act as lead arranger and bookrunner for, certain credit facilities to be used by a subsidiary of Taylor Morrison in connection with the merger, for which services such affiliates will receive compensation. As the Taylor Morrison Board was also aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking services to Taylor Morrison unrelated to the merger, for which services Citi and its affiliates received and expect to receive compensation, including, without limitation, during the two year period prior to the date of Citi’s opinion, having acted as financial advisor in connection with certain M&A related activity, as joint bookrunner in connection with certain offerings of equity securities of Taylor Morrison, as joint bookrunner in connection with certain note issuances of Taylor Morrison and as joint lead arranger and joint bookrunner in connection with certain bridge loan and other credit facilities of Taylor Morrison. For the services described in the two sentences above for Taylor Morrison, Citi and its affiliates received, during the two year period prior to the date of Citi’s opinion, aggregate fees of approximately $16.3 million from Taylor Morrison and/or certain of its affiliates. In addition, as the Taylor Morrison Board was also aware, Citi and its affiliates in the past have provided, and in the future may provide, investment banking services to William Lyon Homes, unrelated to the merger, for which services Citi and its affiliates received and expect to receive compensation, including, without limitation, during the two year period prior to the date of Citi’s opinion, having acted or acting as financial advisor in connection with certain M&A related activity, as joint bookrunner in connection with certain bond offerings of William Lyon Homes and as a lender, syndication agent, joint lead arranger and joint bookrunner in connection with certain credit facilities of William Lyon Homes. For the services described above for William Lyon Homes, Citi and its affiliates received, during the two year period prior to the date of Citi’s opinion, aggregate fees of approximately $3.0 million from William Lyon Homes and/or certain of its affiliates. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Taylor Morrison, William Lyon Homes and their respective affiliates for their own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Taylor Morrison, William Lyon Homes and their respective affiliates.

Taylor Morrison selected Citi to act as financial advisor in connection with the merger based on Citi’s reputation, experience and familiarity with Taylor Morrison and its businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of William Lyon Homes’ Financial Advisor, J.P. Morgan

Pursuant to an engagement letter dated November 4, 2019, William Lyon Homes retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the William Lyon Homes Board on November 5, 2019, J.P. Morgan rendered its oral opinion to the William Lyon Homes Board, later confirmed by the delivery of a written opinion, dated November 5, 2019, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of shares of William Lyon Homes common stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. William Lyon Homes stockholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the William Lyon Homes Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of William Lyon Homes or as to the underlying decision by William Lyon Homes to engage in the proposed merger. The opinion of J.P. Morgan did not take into account the individual circumstances of any holders of William Lyon Homes common stock with respect to control, governance or other rights which may distinguish such holders from other holders. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of William Lyon Homes as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated November 5, 2019;

•	reviewed certain publicly available business and financial information concerning William Lyon Homes and Taylor Morrison and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of William Lyon Homes and Taylor Morrison with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the William Lyon Homes Class A common stock and Taylor Morrison common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of William Lyon Homes relating to its business and reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Taylor Morrison relating to its business and provided to William Lyon Homes (which were adjusted by William Lyon Homes and provided to J.P. Morgan by William Lyon Homes for use by J.P. Morgan in evaluating Taylor Morrison for purposes of J.P. Morgan’s analyses and opinion), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of William Lyon Homes and Taylor Morrison with respect to certain aspects of the merger, and the past and current business operations of William Lyon Homes and Taylor Morrison, the financial condition and future prospects and operations of William Lyon Homes and Taylor Morrison, the effects of the merger on the financial condition and future prospects of William Lyon Homes and Taylor Morrison, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by William Lyon Homes and Taylor Morrison or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with William Lyon Homes, J.P. Morgan did not assume any obligation to undertake such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of William Lyon Homes or Taylor Morrison under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the estimated synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of William Lyon Homes and Taylor Morrison to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the estimated synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the merger agreement, and that the definitive merger agreement will not differ in any material respect from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by William Lyon Homes, Taylor Morrison and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to William Lyon Homes with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on William Lyon Homes or Taylor Morrison or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of William Lyon Homes common stock in the proposed merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of William Lyon Homes or the underlying decision by William Lyon Homes to engage in the merger. J.P. Morgan’s opinion did not take into account the individual circumstances of any holders of William Lyon Homes common stock with respect to control, governance or other rights which may distinguish such holders from other holders. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed merger, or any class of such persons relative to the consideration to be paid to the holders of William Lyon Homes common stock in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which William Lyon Homes Class A common stock or Taylor Morrison common stock will trade at any future time. J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of William Lyon Homes or any other alternative transaction.

The terms of the merger agreement, including the consideration, were determined through arm’s length negotiations between William Lyon Homes and Taylor Morrison, and the decision to enter into the merger agreement was solely that of the William Lyon Homes Board and the Taylor Morrison Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the William Lyon Homes Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the William Lyon Homes Board or management with respect to the proposed merger or the consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the William Lyon Homes Board on November 5, 2019, and contained in the presentation delivered to the William Lyon Homes Board on such date in connection with the rendering of such opinion. The following summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Financial Analysis of William Lyon Homes

Public Trading Multiples. J.P. Morgan compared selected publicly available financial data of William Lyon Homes with similar publicly available data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to William Lyon Homes. The companies selected by J.P. Morgan, in addition to Taylor Morrison, were: KB Homes, Meritage Homes, Tri Pointe, MDC Holdings, LGI Homes, Century Communities, M/I Homes, Beazer Homes and Green Brick Partners (the “comparable companies”). The comparable companies were selected, among other reasons, because they were publicly traded companies engaged in the homebuilding business with operations that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of William Lyon Homes. For William Lyon Homes, Taylor Morrison and each comparable company, J.P. Morgan calculated and compared the multiple of equity market price per share as of November 4, 2019 to research analysts’ consensus estimates (i) for such company’s earnings for fiscal year 2019 (“P / 2019E EPS”) and fiscal year 2020 (“P / 2020E EPS”) and (ii) for such company’s estimated tangible book value (“P/TBV”).

Results of the analysis are as follows:

	P / 2019E EPS	P / 2020E EPS	P/TBV
Taylor Morrison	8.5x	7.8x	1.12x
William Lyon Homes	12.2x	8.2x	1.02x
KB Homes	12.0x	10.0x	1.55x
Meritage Homes	12.3x	10.5x	1.50x
Tri Pointe	12.0x	10.4x	1.16x
MDC Holdings	10.6x	9.2x	1.39x
LGI Homes	11.3x	9.6x	N/M
Century Communities	8.2x	6.8x	1.04x
M/I Homes	9.0x	8.4x	1.36x
Beazer Homes	10.4x	8.2x	0.92x
Green Brick Partners	9.2x	8.4x	1.03x

Based on the results of this analysis, J.P. Morgan derived a multiple reference range for P / 2019E EPS of 8.00x – 12.25x, a multiple reference range for P / 2020E EPS of 6.75x – 10.50x and a multiple reference range of 0.90x – 1.55x for P/TBV for William Lyon Homes.

These multiples were then applied to William Lyon Homes 2019E earnings per share, 2020E earnings per share and estimated tangible book value as of September 30, 2019, in each case based on William Lyon Homes management forecasts provided to J.P. Morgan, yielding implied equity values for the shares of William Lyon Homes common stock of approximately $11.25 to $17.00 for 2019E earnings per share, $15.25 to $23.75 for 2020E earnings per share and $17.00 to $28.75 per share for tangible book value, as compared to the closing share price of William Lyon Homes Class A common stock of $19.30 on November 4, 2019 and the implied value of the merger consideration of $21.80.

Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to homebuilder transactions. Specifically, J.P. Morgan reviewed the following transactions:

Acquirer	Target	Month/Year Announced
Taylor Morrison	AV Homes	June 2018
William Lyon Homes	RSI Communities	February 2018
Lennar	CalAtlantic	October 2017
Century Communities	UCP	April 2017
Lennar	WCI Communities	September 2016
William Lyon Homes	Polygon Northwest Homes	June 2014
TGP/Oaktree	Taylor Morrison	March 2011

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the equity purchase price to the target company’s tangible book equity. This analysis resulted in the following equity purchase price to tangible book equity multiples: 1.26x for Taylor Morrison/AV Homes; 1.27x for William Lyon Homes/RSI Communities; 1.69x for Lennar/CalAtlantic; 0.95x for Century Communities/UCP; 1.33x for Lennar/WCI Communities; 1.69x for William Lyon Homes/Polygon Northwest Homes and 0.87x for TPG/Oaktree/Taylor Morrison. Based on the foregoing analysis J.P. Morgan derived a multiple reference range of 0.90x to 1.70x.

J.P. Morgan applied this range of multiples derived from such analysis to the William Lyon Homes P/TBV as of September 30, 2019 and arrived at an estimated range of implied equity values for William Lyon Homes common stock of between $17.00 and $31.50 per share, as compared to the closing share price per share of William Lyon Homes Class A common stock of $19.30 on November 4, 2019 and the implied value of the Merger Consideration of $21.80.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied standalone equity present value per share for the William Lyon Homes common stock based on forecasts provided to J.P. Morgan by the management of William Lyon Homes, assuming a valuation date and net debt as of December 31, 2019.

A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refer to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the present value of the unlevered free cash flows that William Lyon Homes is expected to generate during fiscal years 2020 through 2024 based upon financial forecasts provided to J.P. Morgan by the management of William Lyon Homes.

J.P. Morgan also calculated a range of terminal values of William Lyon Homes at the end of the 5-year period ending 2024 by applying a terminal value growth rate ranging from 0.25% to 0.75% to the unlevered free cash flow of William Lyon Homes during the final year of the 5-year period. The unlevered free cash flows for 2020-24 and the range of terminal values were then discounted to present values using a range of discount rates from 7.25% to 8.25%, which were chosen by J.P. Morgan based upon an analysis by J.P. Morgan of the weighted average cost of capital of William Lyon Homes. The unlevered present values, which were calculated to exclude all contribution from William Lyon Homes’ various joint ventures, were adjusted to take into account the present value of forecasted distributions from William Lyon Homes’ various joint ventures using a cost of equity range of 15%-20% as provided by William Lyon Homes management. Based on the management forecasts provided by William Lyon Homes, the discounted cash flow analysis indicated a range of implied equity values per share of William Lyon Homes common stock of between $20.75 and $30.75, as compared to the closing share price per share of William Lyon Homes Class A common stock of $19.30 on November 4, 2019 and the implied value of the Merger Consideration of $21.80.

Financial Analysis of Taylor Morrison

Public Trading Multiples. J.P. Morgan compared selected publicly available financial data of Taylor Morrison with similar publicly available data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Taylor Morrison. The companies selected by J.P. Morgan were: William Lyon Homes and the comparable companies. The comparable companies were selected, among other reasons, because they were publicly traded companies engaged in the homebuilding business with operations that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Taylor Morrison. For each comparable company, J.P. Morgan calculated and compared (i) P / 2019 EPS and P / 2020E EPS and (ii) P/TBV.

Based on the results of this analysis, J.P. Morgan derived a multiple reference range for P / 2019E EPS of 8.00x – 12.25x, a multiple reference range for P / 2020E EPS of 6.75x – 10.50x and a multiple reference range of 0.90x – 1.55x for P/TBV for Taylor Morrison.

These multiples were then applied to Taylor Morrison 2019E earnings per share, 2020E earnings per share and estimated tangible book value as of September 30, 2019, in each case based on forecasts of the management of Taylor Morrison as adjusted by management of William Lyon Homes and provided to J.P. Morgan by management of William Lyon Homes, yielding implied equity values for the Taylor Morrison common stock of approximately $19.75 to $30.25 for 2019E earnings per share, $18.50 to $28.75 for 2020E earnings per share and $19.50 to $33.25 per share for tangible book value, as compared to the closing share price of Taylor Morrison common stock of $24.13 on November 4, 2019.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied standalone equity present value per share for the Taylor Morrison common stock based on forecasts of the management of Taylor Morrison, as adjusted by management of William Lyon Homes and provided to J.P. Morgan by management of William Lyon Homes, assuming a valuation date and net debt as of December 31, 2019.

J.P. Morgan calculated the present value of the unlevered free cash flows that Taylor Morrison is expected to generate during fiscal years 2020 through 2024 based upon financial forecasts of management of Taylor Morrison, as adjusted by management of William Lyon Homes and provided to J.P. Morgan by the management of William Lyon Homes.

J.P. Morgan also calculated a range of terminal values of Taylor Morrison at the end of the 5-year period ending 2024 by applying a terminal value growth rate ranging from 0.25% to 0.75% to the unlevered free cash flow of Taylor Morrison during the final year of the 5-year period. The unlevered free cash flows for 2020-24 and the range of terminal values were then discounted to present values using a range of discount rates from 6.75% to 7.75%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Taylor Morrison. The present values were adjusted to take into account net debt and minority interest. Based on the management forecasts provided by management of Taylor Morrison, as adjusted by management of William Lyon Homes and provided to J.P. Morgan by management of William Lyon Homes, the discounted cash flow analysis indicated a range of implied equity values per share of Taylor Morrison common stock of between $25.75 and $35.75, as compared to the closing share price of Taylor Morrison common stock of $24.13 on November 4, 2019.

Other Financial Analyses

Relative Value Analysis

Based on the implied equity values per share for William Lyon Homes and Taylor Morrison calculated above in “—Financial Analysis of William Lyon Homes—Public Trading Multiples,” “—Financial Analysis of William Lyon Homes—Discounted Cash Flow Analysis,” “—Financial Analysis of Taylor Morrison—Public Trading Multiples” and “—Financial Analysis of Taylor Morrison—Discounted Cash Flow Analysis” beginning on pages 89, 90, 91 and 91, respectively, of this joint proxy statement/prospectus, J.P. Morgan calculated a range of implied exchange ratios based on a comparison of a share of William Lyon Homes common stock to a share of Taylor Morrison common stock, after adjusting for $2.50 of Cash Consideration in the merger, as shown in the table below. For each comparison, J.P. Morgan divided the highest equity value per share for William Lyon Homes by the lowest equity value per share for Taylor Morrison to derive the highest exchange ratio implied by each set of reference ranges. J.P. Morgan also divided the lowest equity value per share for William Lyon Homes by the highest equity value per share for Taylor Morrison to derive the lowest exchange ratio implied by each set of reference ranges. The implied cash adjusted exchange ratios resulting from J.P. Morgan’s analysis were:

Range of Implied Cash Adjusted Exchange Ratios

	Low	High

Public Trading Multiples
P / TBV	0.4361x	1.3462x
P / 2019E EPS	0.2893x	0.7342x
P / 2020E EPS	0.4435x	1.1486x
Discounted Cash Flow Analysis
Intrinsic Valuation	0.5105x	1.0971x

The implied cash adjusted exchange ratios for William Lyon Homes and Taylor Morrison were compared to the exchange ratio of 0.8000 per share of Taylor Morrison common stock for a share of William Lyon Homes common stock pursuant to the merger agreement and an exchange ratio of 0.6962x per share of Taylor Morrison common stock for a share of William Lyon Homes common stock based on the closing prices of Taylor Morrison common stock and William Lyon Homes Class A common stock on November 4, 2019, after adjusting for $2.50 of Cash Consideration.

Intrinsic Value Creation Analysis

J.P. Morgan conducted an illustrative implied intrinsic value creation analysis based on the William Lyon Homes Management forecasts provided by the management of William Lyon Homes and the Taylor Morrison forecasts as adjusted by the management of William Lyon Homes and provided to J.P. Morgan by William Lyon Homes management, which compared the implied equity value of William Lyon Homes common stock and Taylor Morrison common stock derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value, taking into account the William Lyon Homes Estimated Synergies. J.P. Morgan determined the pro forma combined company implied equity value by calculating the sum of (i) the implied equity values of the William Lyon Homes common stock and the Taylor Morrison common stock using the midpoint values determined pursuant to J.P. Morgan’s discounted cash flow analyses described above, and (ii) the estimated present value of approximately $775 million of the synergies included in the Synergies (representing net present value of run-rate synergies of approximately $75 million), net of any related costs to achieve such synergies, which were discounted to present value using a 7.75% discount rate and a 0.50% terminal growth rate, net of estimated transaction expenses, which Synergies, related costs and transaction expenses were furnished to J.P. Morgan by William Lyon Homes management, less (iii) the Cash Consideration paid to holders of shares of William Lyon Homes common stock of approximately $101 million and transaction expenses paid in cash of approximately $100 million. J.P. Morgan determined the implied value to the holders of

William Lyon Homes common stock by multiplying the pro forma equity value of the combined company by the pro forma equity ownership percentage of the combined company attributable to the existing holders of William Lyon Homes common stock pursuant to the merger. This analysis indicated that, on an illustrative basis, the merger created hypothetical incremental implied value of 19.1% to the holders of shares of William Lyon Homes common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of William Lyon Homes. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which the businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to William Lyon Homes, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of William Lyon Homes. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to William Lyon Homes and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise William Lyon Homes with respect to the merger and deliver an opinion to the William Lyon Homes Board with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the William Lyon Homes and the industries in which it operates.

J.P. Morgan received from William Lyon Homes a fee of $3 million for the delivery of its opinion. William Lyon Homes has agreed to pay J.P. Morgan a transaction fee of approximately $18 million upon the consummation of the merger, against which the opinion fee will be credited. In addition, William Lyon Homes has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with William Lyon Homes and Taylor

Morrison, for which J.P. Morgan and J.P. Morgan affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on William Lyon Homes’ credit agreement which closed in May 2018 and was amended in December 2018 and July 2019, lead-left bookrunner on William Lyon Homes’ offerings of debt securities which closed in March 2018 and June 2019, financial advisor to William Lyon Homes in connection with its acquisition of RSI Communities which closed in March 2018, and financial advisor to AV Homes, in connection with Taylor Morrison’s acquisition of AV Homes which closed in October 2018, and after which AV Homes became an affiliate of Taylor Morrison. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of William Lyon Homes, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding shares of William Lyon Homes Class A common stock and the outstanding shares of Taylor Morrison common stock. During the two year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from William Lyon Homes were approximately $5.6 million and from Taylor Morrison were approximately $6.9 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or other financial instruments (including derivatives, bank loans or other obligations) of William Lyon Homes or Taylor Morrison for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Certain Unaudited Projected Financial Information

Summary of the William Lyon Homes Management Projections

William Lyon Homes does not, as a matter of course, publicly disclose financial projections, due to, among other reasons, the uncertainty of the underlying assumptions and estimates. William Lyon Homes is especially reluctant to disclose projections for extended periods due to the increasing uncertainty, unpredictability and subjectivity of such assumptions and estimates when applied to time periods further in the future. However, in connection with William Lyon Homes’ evaluation of a potential transaction with Taylor Morrison, in October 2019, William Lyon Homes management prepared certain non-public, unaudited internal financial projections for William Lyon Homes on a standalone basis, for fiscal years 2019 through 2024 (the “William Lyon Homes Management Projections”). William Lyon Homes management also prepared the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger (the “William Lyon Homes Estimated Synergies”). The William Lyon Homes Estimated Synergies are calculated as cost savings from synergies, net of related synergy implementation costs, and were prepared based on discussions with Taylor Morrison management assuming a phase-in of such synergies by fiscal year 2021. The William Lyon Homes Management Projections were prepared based on a stand-alone capital plan for William Lyon Homes, including assumptions regarding William Lyon Homes’ plans for future share repurchases, debt financings and dividend policies. William Lyon Homes provided the William Lyon Homes Management Projections and the William Lyon Homes Estimated Synergies to J.P. Morgan and the William Lyon Homes Board. As a result, William Lyon Homes has included below a summary of the William Lyon Homes Management Projections and the William Lyon Homes Estimated Synergies to provide its stockholders access to certain formerly non-public information that was considered by the William Lyon Homes Board and J.P. Morgan in connection with its financial analysis. In connection with the due diligence review of William Lyon Homes by Taylor Morrison, William Lyon Homes’ management also provided certain of the William Lyon Homes Management Projections for fiscal years 2019 through 2024 to Taylor Morrison and its financial advisor.

A summary of the William Lyon Homes Management Projections discussed above is presented below:

	Year Ending December 31, ($ in millions)
	2019E	2020E	2021E	2022E	2023E	2024E
Total Revenue(1)	$2,106	$2,269	$2,396	$2,491	$2,535	$2,579
Total Adjusted Gross Margin(2)	429	486	532	567	587	598
Total Adjusted Pre-Tax Income(2)	199	242	281	310	303	308
Unlevered Free Cash Flow(3)		15	64	217	146	152

(1)	Includes financial services revenue, which, together with financial services cost of sales, was shown as operating income in the forecast provided to Taylor Morrison.
(2)	Adjusted for interest amortized through cost of goods sold.
(3)

The estimated terminal unlevered free cash flow of William Lyon Homes (not presented in the table above) was $158 million. Unlevered Free Cash Flow (including such estimated terminal unlevered free cash flow) was calculated by members of William Lyon Homes management based on the William Lyon Homes Management Projections and provided to J.P. Morgan for purposes of J.P. Morgan’s discounted cash flow analysis in connection with its opinion delivered to the William Lyon Homes Board on November 5, 2019, and excludes cash flows from consolidated and unconsolidated joint ventures. The Unlevered Free Cash Flow calculations were not provided to Taylor Morrison.

Summary of the William Lyon Homes Estimated Synergies

A summary of the William Lyon Homes Estimated Synergies discussed above for fiscal years 2020 through 2024 is presented below:

	Year Ending December 31, ($ in millions)
	2020E	2021E	2022E	2023E	2024E
Net Synergies(1)	$14	$58	$57	$58	$58

(1)	The William Lyon Homes Estimated Synergies consist of net cost synergies and are presented on a post-tax basis, assuming a phase-in by fiscal year 2021.

Summary of the Taylor Morrison Management Projections for William Lyon Homes

In connection with Taylor Morrison’s evaluation of the merger and the transactions contemplated by the merger agreement, Taylor Morrison’s management made certain adjustments to the William Lyon Homes Management Projections, which were provided to Taylor Morrison management by William Lyon Homes management. Taylor Morrison adjusted certain operating and financial assumptions included in the William Lyon Homes Management Projections, based on its judgment and experience in the home building industry and after discussions with William Lyon Homes’ management, to reflect its view on the pace and profitability of certain assets related to the William Lyon Homes Projections. In addition, Taylor Morrison adjusted such projections to reflect expected cost savings and synergies from the merger, as well as certain one-time costs relating to integration costs, changes in accounting policy, pre-tax equity acceleration and executive compensation, retention and non-executive severance in connection with the merger. The Taylor Morrison Management Projections for William Lyon Homes were made available to the Board of Directors of Taylor Morrison in connection with its consideration and evaluation of the merger and to its financial advisor in connection with its financial analyses and opinion. A summary of these projections (the “Taylor Morrison Management Projections for William Lyon Homes”) is provided below.

The projected information presented below is based solely upon information available to Taylor Morrison’s management at the time of its review and is based on estimates and assumptions made by Taylor Morrison’s management and inputs from and discussions with William Lyon Homes’ management as of such time. Taylor

Morrison has not updated such projections and does not intend to do so. In preparing the projected information presented below, Taylor Morrison made assumptions and estimates regarding, among other things, the U.S. housing market, supply and demand fundamentals in each market and capital allocation decisions across its business.

	December 31,
	2020	2021	2022	2023	2024
	($ in millions)
Revenue(1)	2,006	2,094	1,949	2,007	2,067
EBITDA(2)	151	191	200	206	212
Adjusted EBITDA(3)	135	258	267	273	279
EBIT(4)	131	255	264	269	276
NOPAT(5)	113	194	197	202	207
Unlevered Free Cash Flow(6)	115	210	162	183	187

(1)	Includes financial services revenue.
(2)

EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. It excludes significant items of a non-recurring and/or non-operational nature, as well as amortized interest and non-cash accounting adjustments. EBITDA is a non-GAAP financial measure.

(3)

Adjusted EBITDA is EBITDA plus expected synergies relating to the merger and less share-based compensation expenses and certain one-time costs relating to pre-tax equity acceleration and executive compensation, retention and non-executive severance. Adjusted EBITDA is a non-GAAP financial measure.

(4)	EBIT represents earnings before interest expense and income taxes. It excludes significant items of a non-recurring and/or non-operational nature, and is a non-GAAP financial measure.
(5)	Net operating profit after tax, which is a non-GAAP financial measure.
(6)

Unlevered free cash flow represents net operating profit after tax, plus depreciation and amortization, less (increase)/decrease in real estate inventory (excluding capitalized interest), (increase)/decrease in other Net Working Capital and capital expenditures. The Taylor Morrison Management Projections for William Lyon Homes represent consolidated cash flows, including joint ventures. Unlevered free cash flow is a non-GAAP financial measure.

The William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, and the William Lyon Homes Estimated Synergies are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, and the William Lyon Homes Estimated Synergies reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions, matters specific to William Lyon Homes’ business, and the effects of the merger as they relate to the William Lyon Homes Estimated Synergies including the factors set forth in the section titled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond William Lyon Homes’ and Taylor Morrison’s control. William Lyon Homes and Taylor Morrison cannot provide any assurance that the assumptions underlying the William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, or the William Lyon Homes Estimated Synergies will be realized.

Many of the assumptions reflected in the William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, and the William Lyon Homes Estimated Synergies are subject to change and such projections and estimates do not reflect revised prospects for William Lyon Homes’ business as a result of the merger, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Important factors that may affect actual results or the achievability of the projections or estimates include, but are not limited to, those risks and uncertainties described in William Lyon Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Taylor Morrison’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as those set forth in the section titled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus. William Lyon Homes has not updated and does not intend to update or otherwise revise the William Lyon Homes Management Projections or the William Lyon Homes Estimated Synergies. Taylor Morrison has not updated and does not intend to update or otherwise revise the Taylor Morrison Management Projections for William Lyon Homes. There can be no assurance that the results reflected in any of the William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, or the William Lyon Homes Estimated Synergies will be realized or that actual results will not materially differ from such projections and estimates. In addition, the William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, and the William Lyon Homes Estimated Synergies cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, and the William Lyon Homes Estimated Synergies included in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

William Lyon Homes stockholders and Taylor Morrison stockholders are urged to review William Lyon Homes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Taylor Morrison’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and William Lyon Homes’ and Taylor Morrison’s subsequently filed reports with the SEC for descriptions of risk factors with respect to William Lyon Homes’ and Taylor Morrison’s businesses. You should read “Special Note Regarding Forward-Looking Statements” beginning on page 35 of this joint proxy statement/prospectus, “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus, and “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the William Lyon Homes Management Projections and the Taylor Morrison Management Projections for William Lyon Homes.

The William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, and the William Lyon Homes Estimated Synergies were not prepared with a view toward public disclosure but rather for the purpose of evaluating the proposed transaction between William Lyon Homes and Taylor Morrison. Accordingly, the William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, and the William Lyon Homes Estimated Synergies do not comply with GAAP (including because certain metrics are non-GAAP measures, and such projections and estimates do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The William Lyon Homes Management Projections and the William Lyon Homes Estimated Synergies have been prepared by, and are the responsibility of William Lyon Homes’ management. The Taylor Morrison Management Projections for William Lyon Homes have been prepared by, and are the responsibility of Taylor Morrison’s management. Neither William Lyon Homes’ nor Taylor Morrison’s independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined, reviewed or performed any agreed-upon procedures with respect to the William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, or the William Lyon Homes Estimated Synergies, nor have they expressed any opinion or any other form of assurance on such projections or estimates or the achievability of the results reflected in such projections or estimates, and they assume no responsibility for, and disclaim any association with, such projections or estimates. The report of William Lyon Homes’ independent registered public accounting firm incorporated by reference into this joint proxy statement/prospectus relates only to William Lyon Homes’ historical financial information and no such report extends to the prospective financial information or should be read to do so. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, and the William Lyon Homes Estimated Synergies

may not be comparable to similarly titled amounts used by other companies or persons. The non-GAAP financial measures set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP.

For the reasons described above, readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the William Lyon Homes Management Projections, the Taylor Morrison Management Projections for William Lyon Homes, and the William Lyon Homes Estimated Synergies. Neither William Lyon Homes nor Taylor Morrison has made any representation to the other in the merger agreement concerning any such projections or estimates.

The William Lyon Homes Management Projections do not give effect to the merger and the other transactions contemplated by the merger agreement or any changes to William Lyon Homes’ operations or strategy that may be implemented after the completion of the merger, including any potential synergies expected to be realized as a result of the merger and the other transactions contemplated by the merger agreement, to any disruption to William Lyon Homes’ business caused by the announcement of the merger, or to any costs related to, or that may arise in connection with, the merger and the other transactions contemplated by the merger agreement, including the effect of any failure of the merger to occur.

NEITHER WILLIAM LYON HOMES NOR TAYLOR MORRISON INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS, ADJUSTED FINANCIAL PROJECTIONS OR ESTIMATED SYNERGIES TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE, INCLUDING EVENTS OR CIRCUMSTANCES THAT MAY HAVE OCCURRED DURING THE PERIOD BETWEEN THAT DATE AND THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT BEING REALIZED.

Important Information Relating to Certain Unaudited Projected Financial Information

The inclusion of the projections included in this joint proxy statement/prospectus (the “Projections”) should not be regarded as an indication that any of Taylor Morrison, William Lyon Homes or their respective affiliates, advisors or representatives considered such projections to be predictive of actual future events, and the Projections should not be relied upon as such. The Projections constitute forward-looking statements and no assurances can be given that the assumptions made in preparing such Projections will accurately reflect future conditions. Accordingly, there can be no assurance that the prospective results or synergies will be realized or that actual results, including synergies, will not be significantly higher or lower than estimated. None of Taylor Morrison, William Lyon Homes or their respective affiliates, advisors, officers, directors, partners or representatives undertake any obligation to update or otherwise revise or reconcile these Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error, in each case, except as may be required under applicable law.

Taylor Morrison and William Lyon Homes advised the recipients of the Projections that their internal financial forecasts upon which the Projections were based are subjective in many respects. While presented with numerical specificity, the Projections were based on numerous variables and assumptions known to Taylor Morrison and William Lyon Homes at the time of their preparation. These variables and assumptions are inherently uncertain and many are beyond the control of Taylor Morrison and William Lyon Homes. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include risks and uncertainties relating to William Lyon Homes’ businesses (including its ability to achieve strategic goals, objectives and targets over applicable periods); industry performance; housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; the regulatory and competitive environment; consumer preferences; general business and economic conditions and other factors described or referenced under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” beginning on pages 24 and 35, respectively, of this joint proxy statement/prospectus.

Various assumptions underlying the Projections may not prove to have been, or may no longer be, accurate. The Projections also reflect assumptions as to certain business strategies or plans that are subject to change. The Projections do not take into account any circumstances or events occurring after the date they were prepared. They cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Projections in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events and actual results may differ materially from the Projections. For all of these reasons, the internal financial forecasts, and the assumptions upon which they are based, (i) are not guarantees of future results, (ii) are inherently speculative, and (iii) are subject to a number of risks and uncertainties. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the Projections will be realized.

Although the Projections were prepared on an accounting basis consistent with William Lyon Homes’ financial statements, they were not prepared with a view toward public disclosure or toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Taylor Morrison’s and William Lyon Homes’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projection information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projection information. The KPMG LLP report incorporated by reference in this joint proxy statement/prospectus relates to William Lyon Homes’ historical financial information, and it does not extend to the Projections and should not be read to do so. The Deloitte & Touche LLP report incorporated by reference in this joint proxy statement/prospectus relates to Taylor Morrison’s and AV Homes’ historical financial information, and it does not extend to the Projections and should not be read to do so.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this joint proxy statement/prospectus should not be regarded as an indication that such Projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, each of Taylor Morrison and William Lyon Homes does not intend to update, or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the specific portions of the Projections set forth above.

Interests of Certain William Lyon Homes Directors and Officers in the Merger

In considering the recommendations of the William Lyon Homes Board with respect to the merger, William Lyon Homes stockholders should be aware that William Lyon Homes’ directors and executive officers have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of William Lyon Homes stockholders generally. The William Lyon Homes Board was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that William Lyon Homes stockholders approve the merger. See the sections entitled “The Merger—Background of the Merger” and “The Merger—William Lyon Homes’ Reasons for the Merger;

Recommendation of the William Lyon Homes Board” beginning on pages 55 and 71, respectively, of this joint proxy statement/prospectus. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Treatment of Outstanding William Lyon Homes Equity Awards

Outstanding William Lyon Homes equity awards will be assumed in the merger and substituted for Taylor Morrison equity awards, as more fully described under “The Merger Agreement—Treatment of William Lyon Homes Equity Awards” beginning on page 124 of this joint proxy statement/prospectus. In the event the employment or services of a holder of a Taylor Morrison Option, Taylor Morrison Restricted Stock Award or Taylor Morrison RSU Award is terminated without “cause” (as defined in the holder’s employment agreement with William Lyon Homes (or any of its subsidiaries), or if no such agreement is in place or such agreement does not include a definition of “cause,” as defined in the William Lyon Homes equity plan) or for “good reason” (as defined in the holder’s employment agreement with William Lyon Homes (or any of its subsidiaries), or if no such agreement is in place or such agreement does not include a “good reason” definition, as defined below), in either case within twelve months following the effective time, all Taylor Morrison Options, Taylor Morrison Restricted Stock Awards or Taylor Morrison RSU Awards that remain unvested and outstanding as of the holder’s termination date shall vest in full and become exercisable as of such date of termination, in each case, subject to the execution of a release of claims. “Good reason” means (i) a material reduction in holder’s annual base salary or (ii) any relocation of holder’s principal place of employment to a location that is more than fifty miles from the city of their principal place of employment as of the effective time; provided, that if the new principal place of employment is closer to such holder’s residence than the prior principal place of employment, then such relocation shall not be “good reason.” In order to invoke a termination for “good reason,” the holder must provide written notice to Taylor Morrison of the existence of one of the conditions described in clauses (i) or (ii) within 30 days of the initial existence of the condition, and Taylor Morrison has 30 days (the “Cure Period”) during which to remedy the condition. If Taylor Morrison fails to remedy the condition constituting “good reason” during the Cure Period, in order to invoke a termination for “good reason,” the relevant holder must terminate employment, if at all, within 30 days following the Cure Period.

Each non-employee director’s William Lyon Homes unvested Restricted Stock Awards will vest in full as of the effective time in accordance with the terms of such awards.

The following table sets forth, for each of William Lyon Homes’ directors and executive officers, (i) the number of unvested shares of William Lyon Homes Class A common stock subject to unvested William Lyon Homes Restricted Stock Awards held as of November 27, 2019, (ii) the number of shares of William Lyon Homes Class A common stock subject to unvested William Lyon Homes Options held as of November 27, 2019, (iii) the number of shares of William Lyon Homes Class A common stock subject to vested William Lyon Homes Options held as of November 27, 2019 and (iv) the number of shares of William Lyon Homes Class A common stock subject to unvested William Lyon Homes PSU Awards held as of November 27, 2019. Depending on when the effective time of the merger occurs, certain equity-based awards shown in the table may vest in accordance with their terms prior to the effective time of the merger.

Name	Number of Vested Options	Value of Vested Options ($)(1)		Number of Unvested Options	Value of Unvested Options ($)(1)		Number of Unvested Restricted Shares	Value of Unvested Restricted Shares ($)(1)	Number of Unvested PSUs	Value of Unvested PSUs ($)(1)
Matthew R. Zaist, President and Chief Executive Officer	289,697	1,964,667	(2)	0	—		293,398	5,938,376	280,829	5,683,979
William H. Lyon, Chairman of the Board and Executive Chairman(3)	80,000	0	(4)	40,000	0	(6)	91,305	1,848,013	29,446	595,987
Brian W. Doyle, Executive Vice President and Chief Operating Officer	77,819	900,949	(5)	0	—		67,329	1,362,739	47,114	953,587
Colin T. Severn, Senior Vice President and Chief Financial Officer	28,364	328,384	(7)	0	—		50,324	1,018,558	31,802	643,672
Jason R. Liljestrom, Senior Vice President, General Counsel and Corporate Secretary	0	—		0	—		30,644	620,235	21,201	429,108
Douglas K. Ammerman, director	0	—		0	—		3,887	78,673	0	—
Eric A. Anderson, director	0	—		0	—		7,068	143,056	0	—
Thomas F. Harrison, director	0	—		0	—		3,887	78,673	0	—
Gary H. Hunt, director	0	—		0	—		4,770	96,545	0	—
Lynn Carlson Schell, director	0	—		0	—		3,887	78,673	0	—

(1)

The values of each type of equity-based award that would be payable upon the effective time are based on a price per share of William Lyon Homes Class A common stock of $20.24, the average closing price per share of William Lyon Homes Class A common stock over the first five business days following the announcement of the merger and are less the applicable exercise price in the case of William Lyon Homes Options. The applicable performance criteria with respect to William Lyon Homes PSU Awards have been assumed to be achieved at target levels, except that the January 2019 grant of a William Lyon Homes PSU Award of 89,767 units (the “January 2019 Grant”) to Mr. Zaist has been captured assuming the applicable performance criteria are achieved at the maximum level (179,534 units) given that as of November 27, 2019, actual performance under this William Lyon Homes PSU Award fell at maximum if the performance period were deemed to end on such date.

(2)

120,000 of Mr. Zaist’s vested William Lyon Homes Options have an exercise price of $25.82 and thus no value has been attributed to these options in the table above. The remainder of Mr. Zaist’s vested William Lyon Homes Options (169,697) have an exercise price of $8.6625.

(3)

Mr. Lyon also holds a warrant to purchase 1,907,550 shares of William Lyon Homes Class B common stock. For a description of the treatment of the warrant in merger, please see “—William Lyon Homes Class B Warrants” beginning on page 125 of this joint proxy statement/prospectus.

(4)	All of Mr. Lyon’s vested William Lyon Homes Options have an exercise price of $25.82 and thus no value has been attributed to these options in the table above.
(5)	All of Mr. Doyle’s vested William Lyon Homes Options have an exercise price of $8.6625.
(6)	All of Mr. Lyon’s unvested William Lyon Homes Options have an exercise price of $25.82 and thus no value has been attributed to these options in the table above.
(7)	All of Mr. Severn’s vested William Lyon Homes Options have an exercise price of $8.6625.

Employment Agreements with Named Executive Officers

Under the employment agreements entered into with Messrs. Zaist and Lyon on January 18, 2019, if Messrs. Zaist’s or Lyon’s employment is terminated by William Lyon Homes without “cause,” as defined in the agreements, or by the executive for “good reason,” as described below, during the period following execution of an agreement that will result in a change in control and within one year following a change in control (the “protection period”), the executive is entitled to receive: (i) a payment equal to the product of (a) 3.0 multiplied by (b) the sum of the executive’s annual salary plus target cash bonus, based on the highest annual salary and annual target bonus during the term of the employment agreement; (ii) a pro rata portion, based on the number of days employed during the fiscal year, of the actual annual bonus earned for the fiscal year of termination (the “Pro-Rated Bonus”); (iii) full acceleration of all equity awards and continued exercisability of options in accordance with their terms (with all performance-based restricted stock, performance-based restricted stock units, and performance stock units deemed achieved at target level if termination occurs prior to the end of the applicable performance period or based on actual achievement if termination occurs on or after the end of the applicable performance period); and (iv) if the executive timely elects continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement of the premiums paid by the executive for up to 24 months. Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of William Lyon Homes and compliance with certain restrictive covenants. The agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under these agreements, “good reason” generally includes, subject to certain notification requirements: (i) if William Lyon Homes Inc., a California corporation (“California Lyon”) materially breaches the employment agreement (including a material reduction in annual salary or reduction of the target cash bonus to less than 200% of the executive’s annual base salary) and California Lyon fails to remedy such breach within 30 days of its receipt of written notice, (ii) any material diminution in the executive’s title, responsibilities, duty and authority (it being expressly understood for Mr. Lyon that if he ceases to serve as the Executive Chairman and for Mr. Zaist that if he ceases to serve as the President and Chief Executive Officer, in each case, of the ultimate parent entity of a publicly traded company following a change in control (including, the merger), such executive’s responsibilities, duties and authority will be deemed materially diminished), (iii) upon the relocation (without the executive’s consent) of the executive’s or California Lyon’s principal place of business more than 50 miles from Newport Beach, California, (iv) the provision by California Lyon to the executive of a notice of non-renewal, (v) a requirement for the executive to report to any person or body other than the William Lyon Homes Board, or (vi) with respect to Mr. Lyon, if William Lyon Homes or California Lyon ceases to acquire or develop land, materially changes its business, or invests or engages in new businesses that compete with Lyon Management Group, Inc. and/or Lyon Capital Ventures, LLC, in each case as further described and qualified in the agreements.

In addition, the agreement governing Mr. Zaist’s January 2019 Grant provides that in the event of a change in control, each performance period then in effect shall be shortened to end on the date of the change in control, and performance shall be deemed attained at the greater of target and actual performance. The number of units earned under the January 2019 Grant is based on William Lyon Homes’ TSR relative to the TSRs of other specified companies during the two- and three-year performance periods. Depending on where William Lyon Homes’ TSR ranks as compared to the TSRs of the other specified companies, up to 200% of the units subject to the January 2019 Grant may be earned.

Under the employment agreements entered into with Messrs. Doyle, Severn and Liljestrom on September 17, 2019, in the event of the termination of the executive’s employment by the William Lyon Homes without “cause,” as defined in the employment agreements, or the termination by the executive of his employment for “good reason,” as defined below, within 12 months following a change in control, the executive is entitled to receive: (i) a payment equal to the product of (a) 1.5 multiplied by (b) the sum of the executive’s annual salary plus target cash bonus at the time of his termination of employment; (ii) any deferred and unpaid bonuses; (iii) accelerated vesting in full of all restricted stock awards, options and any other equity awards (with all performance-based restricted stock, performance-based restricted stock units and performance stock units deemed achieved at target level if termination occurs prior to the end of the applicable performance period or based on actual achievement if termination occurs on or after the end of the applicable performance period); and (iv) if the executive timely elects continued healthcare coverage under COBRA, reimbursement of the premiums paid by the executive for up to 12 months. The cash severance protection applies to a qualifying termination during the full protection period.

Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of William Lyon Homes and his compliance with certain restrictive covenants. The employment agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under these agreements, “good reason” generally includes, subject to certain notification requirements: (i) a material breach of the employment agreement by California Lyon (including a material reduction in authority, duties or base salary) and the failure of California Lyon to remedy such breach within 30 days of its receipt of written notice, (ii) a relocation of the executive’s or California Lyon’s principal place of business more than 50 miles from Newport Beach, California (without executive’s prior written consent), or (iii) the occurrence of a “change in control,” as defined in the employment agreement.

Quantification of Payments and Benefits to William Lyon Homes’ Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the named executive officers of William Lyon Homes that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see discussion under the section entitled “ —Interests of Certain William Lyon Homes Directors and Officers in the Merger.”

The table below sets forth the amount of payments and benefits that each of William Lyon Homes’ named executive officers would receive in connection with the merger, assuming that the merger were consummated and each such named executive officer experienced a termination by the Company without “cause” or by the named executive officer with “good reason (each, a “qualifying termination”), as described above, on November 27, 2019. The amounts below are determined using a price per share of William Lyon Homes Class A common stock of $20.24, the average closing price per share of William Lyon Homes Class A common stock over the first five business days following the announcement of the merger agreement, and are based on multiple other assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Matthew R. Zaist	10,273,014	11,622,355	55,694	21,951,063
William H. Lyon	8,650,959	2,444,000	81,238	11,176,197
Brian W. Doyle	2,250,000	2,316,326	40,619	4,606,945
Colin T. Severn	1,350,000	1,662,230	40,619	3,052,849
Jason R. Liljestrom	1,162,500	1,049,343	40,619	2,252,462

(1)

The cash payments payable to each named executive officer consist of a severance payment equal to three (3) (one and one-half (1.5), in the case of Messrs. Doyle, Severn and Liljestrom) times the sum of (a) the named executive officer’s base salary and (b) the named executive officer’s target annual bonus (which amount is payable in a lump sum on the date that is sixty (60) days after the date of the separation from service). The cash payments to Messrs. Zaist and Lyon also include a Pro-Rated Bonus determined based upon actual performance. For purposes of this chart, the Pro-Rated Bonus amounts have been calculated assuming a November 27, 2019 termination date and have been assumed to be attained at the target level. The Pro-Rated Bonuses will be payable at the time that annual bonuses are paid for 2019 to other executives of William Lyon Homes. The severance payments are “double-trigger” and are payable upon a qualifying termination during the protection period, provided that Messrs. Doyle, Severn and Liljestrom may claim “good reason” during the 60 days following the merger, as a “change of control” is a good reason event under their employment agreements. The estimated amount of each such payment is shown in the following table.

Name	Lump-Sum Severance ($)	Pro-Rated Bonus ($)	Total ($)
Matthew R. Zaist	8,550,000	1,723,014	10,273,014
William H. Lyon	7,200,000	1,450,959	8,650,959
Brian W. Doyle	2,250,000	—	2,250,000
Colin T. Severn	1,350,000	—	1,350,000
Jason R. Liljestrom	1,162,500	—	1,162,500

(2)

As described above, all unvested William Lyon Homes Options, William Lyon Homes Restricted Stock Awards, and William Lyon Homes PSU Awards will be converted into substantially similar Taylor Morrison Options, Taylor Morrison Restricted Stock Awards and Taylor Morrison RSU Awards and will generally continue to vest in accordance with their ordinary schedules, or if earlier, upon a qualifying termination (or, for Messrs. Doyle, Severn, and Liljestrom, a qualifying termination within 12 months following the merger). The accelerated vesting of William Lyon Homes Options, William Lyon Homes Restricted Stock Awards, and William Lyon Homes PSU Awards is “double trigger” and only occurs upon a qualifying termination as described above (and in the case of Messrs. Lyon and Zaist, irrespective of a change in control transaction), provided that each of Messrs. Doyle, Severn, and Liljestrom may claim “good reason” during the 60 days following the merger, as a “change of control” is a good reason event under their employment agreements. Set forth below are the values of each type of unvested equity-based award that would be payable upon the effective time, based on a price per share of William Lyon Homes Class A common stock of $20.24, assuming applicable performance criteria with respect to William Lyon Homes PSU Awards are achieved at target levels given that the performance periods have not ended, and less the applicable exercise price in the case of unvested William Lyon Homes Options. Mr. Zaist’s January 2019 Grant has been captured assuming the applicable performance criteria are achieved at the maximum level (179,534 units) given that as of November 27, 2019, actual performance under the William Lyon Homes PSU Award fell at maximum if the performance period were deemed to end on such date.

Name	William Lyon Homes Options ($)		William Lyon Homes Restricted Stock Awards ($)	William Lyon Homes PSU Awards ($)
Matthew R. Zaist	—		5,938,376	5,683,979
William H. Lyon	0	(a)	1,848,013	595,987
Brian W. Doyle	—		1,362,739	953,587
Colin T. Severn	—		1,018,558	643,672
Jason R. Liljestrom	—		620,235	429,108

(a)	Mr. Lyon’s unvested William Lyon Homes Options have an exercise price of $25.82 and thus no value has been attributed to these options in the table above.

(3)

The amount in the table equals the estimated value of health benefit continuation for each named executive officer for 12 months (24 months, in the case of Messrs. Zaist and Lyon). The benefits are “double trigger” and are payable upon any qualifying termination, irrespective of a change in control transaction, provided that each of Messrs. Doyle, Severn and Liljestrom may claim “good reason” during the 60 days following the consummation of the merger, as a “change of control” is a good reason event under the terms of their employment agreement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, for six years following the effective time, Taylor Morrison agreed to assume, honor and fulfill in all respects the obligations to indemnify, hold harmless and advance the costs, fees and expenses of all past and present directors, officers and employees of William Lyon Homes and its subsidiaries (each, an “indemnified person” and collectively, the “indemnified persons”) under (i) the indemnification agreements between William Lyon Homes or any of its subsidiaries and any indemnified person in existence as of the date of the merger agreement and (ii) the indemnification, expense advancement and exculpation provisions in the William Lyon Homes Charter, William Lyon Homes Bylaws or any comparable organizational document of William Lyon Homes or any of its subsidiaries in effect on the date of the merger agreement, in each case to the fullest extent permitted under applicable law, arising out of their capacity as directors, officers or employees of William Lyon Homes and its subsidiaries occurring at or prior to the effective time. Also, pursuant to the merger agreement, for not less than six years following the effective time, Taylor

Morrison agreed to cause the William Lyon Homes Charter, William Lyon Bylaws and other similar organizational documents of William Lyon Homes and its subsidiaries as of the effective time of the merger to contain provisions with respect to indemnification, exculpation and advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the William Lyon Homes Charter, William Lyon Homes Bylaws or other similar organizational documents of William Lyon Homes and its subsidiaries as of the date of the merger agreement.

In addition, pursuant to the merger agreement, for six years following the effective time of the merger, Taylor Morrison agreed to maintain in effect a directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the effective time, covering each person covered by William Lyon Homes’ currently in force directors’ and officers’ liability insurance policy, that is substantially equivalent to and in any event no less favorable in the aggregate than the William Lyon Homes directors’ and officers’ insurance policy existing as of the date of the merger agreement; provided, however, that in satisfying such obligations, Taylor Morrison shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the annual amount paid by William Lyon Homes for coverage during its current coverage period; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Taylor Morrison shall be obligated to obtain a policy with the greatest coverage available for the maximum annual premium.

Board Service of the Surviving Corporation

Pursuant to the terms of the merger agreement, promptly following the merger, two new directors will be appointed to the Taylor Morrison Board who are currently members of the William Lyon Homes Board and are mutually selected by Taylor Morrison and William Lyon Homes. William Lyon Homes and Taylor Morrison have agreed that William H. Lyon will be one of the two directors.

Interests of Certain Taylor Morrison Directors and Officers in the Merger

In considering the recommendations of the Taylor Morrison Board with respect to the Share Issuance Proposal, Taylor Morrison stockholders should be aware that Taylor Morrison’s directors and executive officers have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of Taylor Morrison stockholders generally. The Taylor Morrison Board was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that Taylor Morrison stockholders approve the Share Issuance Proposal.

Each of the current members of the Taylor Morrison Board will continue as a director of the combined company following the completion of the merger and will hold office from and after the completion of the merger until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

Each of the current executive officers of Taylor Morrison will continue to serve in their current positions following the completion of the merger.

The merger will not result in a “change in control” for purposes of any Taylor Morrison equity-based awards or employment-related agreements, and no payments, accelerated vesting or benefit enhancements will be triggered by the merger.

Board of Directors and Management Following the Merger

Pursuant to the merger agreement, promptly following the merger, two new directors will be appointed to the Taylor Morrison Board who are currently members of the William Lyon Homes Board and are mutually selected by Taylor Morrison and William Lyon Homes. William Lyon Homes and Taylor Morrison have agreed that William H. Lyon will be one of the two directors.

Accounting Treatment

In accordance with GAAP, Taylor Morrison will account for the merger using the acquisition method of accounting, with Taylor Morrison being considered the acquirer of William Lyon Homes for accounting purposes. This means that Taylor Morrison will allocate the purchase price to the fair value of William Lyon Homes tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually. The operating results of William Lyon Homes will be reported as part of the combined company beginning on the closing date. The final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed has not yet been completed. The completion of the valuation upon consummation of the merger could result in significantly different amortization expenses and balance sheet classifications than those presented in Taylor Morrison’s unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus.

Regulatory Approvals Required to Complete the Merger

Taylor Morrison has determined that the merger is exempt from the requirements of the HSR Act. At any time before or after consummation of the merger, notwithstanding the fact that Taylor Morrison has determined the merger to be exempt from the requirements of the HSR Act, the Federal Trade Commission or the Antitrust Division of the Department of Justice, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Taylor Morrison or William Lyon Homes. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

No other governmental consents to the merger are required. The merger may require that notifications be given to governmental agencies that have issued licenses that are held by William Lyon Homes and its subsidiaries, and other governmental agencies. The shares of Taylor Morrison common stock that will be issued to William Lyon Homes stockholders as a result of the merger must be approved for listing on the NYSE, subject to official notice of issuance.

Exchange of Shares in the Merger

As a result of the merger, each share of William Lyon Homes common stock issued and outstanding immediately prior to the merger (other than the Excluded Shares) will be converted into the right to receive $2.50 in cash (without any interest thereon) and 0.8000 shares of Taylor Morrison common stock (which is discussed in more detail in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 111 of this joint proxy statement/prospectus).

The Canceled Shares will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

William Lyon Homes stockholders who would otherwise be entitled to receive a fractional share of Taylor Morrison common stock will receive cash in lieu of such fractional share, and will not be entitled to dividends, voting rights or any other rights in respect of such fractional share.

Treatment of William Lyon Homes’ Existing Indebtedness

Upon the closing of the merger, William Lyon Homes’ existing revolving credit facility will be terminated and any amounts outstanding thereunder will be repaid in full. At or prior to the closing of the merger, California Lyon expects a notice of redemption to be issued for the entire remaining $50.0 million outstanding principal amount of the William Lyon Homes 2022 Senior Notes at a redemption price equal to 100.000% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date. Taylor Morrison expects to repay such amounts using cash on hand or borrowings under its revolving credit facility. Taylor Morrison is also currently in negotiations to refinance its existing $600.0 million unsecured revolving credit facility with a new four-year unsecured revolving credit facility in an aggregate principal amount of up to $800.0 million, which will have substantially the same terms as our existing Revolving Credit Facility.

Assuming any requisite consents are obtained in connection with the merger, William Lyon Homes’ subsidiaries’ existing warehouse facilities and the loan facilities entered into by the joint ventures to which William Lyon Homes is a party will remain in place following the merger.

In addition, on December 5, 2019, a subsidiary of Taylor Morrison commenced (i) offers to exchange any and all of the outstanding William Lyon Homes 2023 Senior Notes, any and all of the outstanding William Lyon Homes 2025 Senior Notes and any and all of the outstanding William Lyon Homes 2027 Senior Notes for new notes issued by Taylor Morrison, (ii) consent solicitations soliciting from holders of the William Lyon Homes 2023 Senior Notes, the William Lyon Homes 2025 Senior Notes and the William Lyon Homes 2027 Senior Notes consents to certain amendments (the “Proposed Amendments”) to the corresponding William Lyon Homes Senior Notes Indenture and (iii) change of control offers for the William Lyon Homes 2023 Senior Notes, William Lyon Homes 2025 Senior Notes and William Lyon Homes 2027 Senior Notes.

The Proposed Amendments would eliminate certain of the covenants, restrictive provisions and events of default in the applicable William Lyon Homes Senior Notes Indentures, including the requirement to make an offer to purchase the corresponding William Lyon Senior Notes upon the occurrence of specified change of control events.

On November 5, 2019, Taylor Morrison received an executed commitment letter that contemplates up to $1.1 billion in debt financing under an unsecured bridge facility to finance any payments required to be made under change of control offers for the William Lyon Homes Senior Notes. If the holders of a majority of the aggregate principal amount of any series of William Lyon Senior Notes outstanding, excluding consents from William Lyon Homes or any of its affiliates (the “Requisite Consents”), were to deliver the Requisite Consents and a supplemental indenture were to be entered into with respect to the Proposed Amendments for such series of William Lyon Senior Notes, the corresponding change of control offer will be terminated for such series of William Lyon Senior Notes and the principal amount of the Bridge Facility will be reduced by 101% of the outstanding principal amount of such series of William Lyon Senior Notes.

Dividends and Share Repurchases

Neither Taylor Morrison nor William Lyon Homes currently pays a quarterly dividend on its respective capital stock. Under the terms of the merger agreement, until the effective time of the merger, neither Taylor Morrison nor William Lyon Homes is permitted to authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests, subject to certain exceptions, including, in the case of both William Lyon Homes and Taylor Morison, dividends paid by a wholly owned subsidiary to such company or another wholly owned subsidiary of such company and, in the case of Taylor Morrison, ordinary course issuances of awards under, or modifications to, the Taylor Morrison equity plans, including existing awards thereunder.

Listing of Shares of Taylor Morrison Common Stock and Delisting and Deregistration of William Lyon Homes Class A Common Stock

Under the terms of the merger agreement, Taylor Morrison is required to use reasonable best efforts to cause the shares of Taylor Morrison common stock to be issued in the merger to be approved for listing on the NYSE prior to the effective time of the merger, subject to official notice of issuance. Accordingly, application will be made to have the shares of Taylor Morrison common stock to be issued in the merger approved for listing on the NYSE, where shares of Taylor Morrison common stock are currently listed for trading under the ticker symbol “TMHC.”

If the merger is completed, there will no longer be any publicly held shares of William Lyon Homes Class A common stock. Accordingly, William Lyon Homes Class A common stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

Appraisal Rights

Under Delaware law, record holders of William Lyon Homes common stock who neither vote in favor of the adoption of the merger agreement nor consent thereto in writing, who continuously hold their shares of William Lyon Homes common stock through the effective time of the merger and who otherwise comply with the procedures set forth in Section 262 of the DGCL, will be entitled to appraisal rights in connection with the merger, and if the merger is completed, subject to the provisions of Section 262 of the DGCL, obtain payment in cash of the fair value of their shares of William Lyon Homes common stock as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be the fair value, instead of receiving the Merger Consideration for their shares. Under Section 262 of the DGCL, assuming William Lyon Homes common stock remains listed on a national securities exchange immediately prior to the effective time of the merger, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all stockholders who have perfected their appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of William Lyon Homes common stock, or (ii) the value of the consideration provided in the merger for such total number of shares entitled to appraisal exceeds $1 million. To exercise appraisal rights, William Lyon Homes stockholders must comply with the procedures prescribed by Section 262 of the DGCL. These procedures are summarized under “Appraisal Rights” beginning on page 166 of this joint proxy statement/prospectus. In addition, a copy of the full text of Section 262 of the DGCL is included as Annex E to this joint proxy statement/prospectus. Failure to comply with these provisions may result in a loss of the right of appraisal.

Corporate Headquarters

Taylor Morrison’s principal executive offices are located at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251 and its telephone number is (480) 840-8100.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A, is incorporated by reference herein, and qualifies the following summary in its entirety. The rights and obligations of Taylor Morrison, Merger Sub and William Lyon Homes, as parties to the merger agreement, are governed by the merger agreement and not by this summary or any other information contained in or incorporated by reference into this joint proxy statement/prospectus. William Lyon Homes stockholders are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and the information incorporated by reference into this joint proxy statement/prospectus, before making any decisions regarding the proposals.

The following summary of the merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding the terms of the merger agreement and is not intended to provide any factual information about Taylor Morrison or William Lyon Homes. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings Taylor Morrison and William Lyon Homes, respectively, have made and will make with the SEC. See “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus.

The merger agreement contains representations and warranties and covenants by William Lyon Homes, Taylor Morrison and Merger Sub. These representations and warranties have been made by William Lyon Homes solely for the benefit of Taylor Morrison, on the one hand, and by Taylor Morrison and Merger Sub, solely for the benefit of William Lyon Homes, on the other hand, and:

•	may not be intended as statements of fact, but rather as a way of allocating risk between Taylor Morrison and William Lyon Homes in the event the statements therein prove to be inaccurate;

•

have been qualified in important respects by confidential disclosures that were exchanged between Taylor Morrison and William Lyon Homes at the time they entered into the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from the standard of materiality that is applicable to disclosures to investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, each of Taylor Morrison and William Lyon Homes, as applicable, will disclose those material facts in public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus.

Structure and Effect of the Merger

The merger agreement provides that Taylor Morrison will acquire William Lyon Homes, Merger Sub’s separate corporate existence will cease and William Lyon Homes will no longer be a publicly traded company. Specifically, in the merger, Merger Sub will be merged with and into William Lyon Homes, with William Lyon Homes surviving the merger as a wholly owned, direct subsidiary of Taylor Morrison. Under certain circumstances, an alternative structure may be utilized in which, immediately following the first merger, William Lyon Homes would be merged as part of one integrated transaction into a limited liability company wholly owned by Taylor Morrison that is classified as a disregarded entity for U.S. federal income tax purposes.

From and after the effective time of the merger, all of the property, rights, privileges, immunities, powers and franchises of William Lyon Homes and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of William Lyon Homes and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL.

Governance Matters

At the effective time of the merger, Taylor Morrison and the Taylor Morrison Board will take all actions necessary such that the Taylor Morrison Board will include two individuals who are currently members of the William Lyon Homes Board and are mutually selected by Taylor Morrison and William Lyon Homes. Prior to the next annual meeting of Taylor Morrison stockholders following the effective time of the merger, Taylor Morrison will take all necessary action to cause the Taylor Morrison Board to nominate the two individuals mutually selected by Taylor Morrison and William Lyon Homes for election at such annual meeting, subject to applicable law (including fiduciary duties of the members of the Taylor Morrison Board). William Lyon Homes and Taylor Morrison have agreed that William H. Lyon will be one of the two directors.

At the effective time of the merger, the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated to read in their entirety as set forth on exhibits to the merger agreement. From and after the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the Surviving Corporation until his or her successor has been elected and qualified, subject to his or her earlier death, resignation or removal and the officers of William Lyon Homes immediately prior to the effective time of the merger will be the officers of the Surviving Corporation until his or her successor has been elected and qualified, subject to his or her earlier death, resignation or removal.

Merger Consideration

At the effective time of the merger, each share of William Lyon Homes common stock issued and outstanding immediately prior to the effective time of the merger, except for any Excluded Shares, will be converted into the right to receive (a) 0.8000 validly issued, fully paid and non-assessable shares of Taylor Morrison common stock and (b) $2.50 in cash, without interest; provided, that William Lyon Homes stockholders will receive cash in lieu of any fractional shares of Taylor Morrison common stock (the “Fractional Shares”).

Exchange Procedures

Taylor Morrison has selected Computershare Trust Company, N.A. to serve as the Exchange Agent to handle the exchange of shares of William Lyon Homes common stock for the per share Merger Consideration, Fractional Share Consideration and any Dividend Consideration (as defined below) as described above.

At or prior to the effective time of the merger, Taylor Morrison will deposit with the Exchange Agent (i) evidence of shares of Taylor Morrison common stock in book-entry form equal to the aggregate number of shares of Taylor Morrison common stock included in the per share Merger Consideration, and (ii) cash in an amount sufficient to pay the aggregate amount of cash included in the per share Merger Consideration, Fractional Share Consideration and any Dividend Consideration.

From and after the effective time of the merger, there will be no further transfers on the stock transfer books of William Lyon Homes of the shares of William Lyon Homes common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any certificate of a share of William Lyon Homes common stock is presented to the Surviving Corporation for transfer, it will be canceled and exchanged for the applicable per share Merger Consideration, Fractional Share Consideration and any Dividend Consideration to which the holder of the certificate is entitled pursuant to the merger agreement.

Any portion of the exchange fund (including any interest received with respect thereto) made available to the Exchange Agent that remains unclaimed by the holders of certificates or book-entry shares on the first (1st) anniversary of the effective time of the merger will be returned to the Surviving Corporation, upon demand, and any such holder who has not tendered his or her certificates or book-entry shares for the per share Merger Consideration, Fractional Share Consideration and the Dividend Consideration, as applicable, prior to such time will thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for delivery of the per share Merger Consideration, Fractional Share Consideration and the Dividend Consideration, as applicable, in each case without interest and subject to any withholding of taxes required by applicable law, in respect of such holder’s surrender of his or her certificates or book-entry shares. Any amounts remaining unclaimed by the holders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of the Surviving Corporation, William Lyon Homes, Merger Sub, Taylor Morrison or the Exchange Agent, or any employee, officer, director, agent or affiliate of any of them, will be liable to any person in respect of any part of the amounts made available to the Exchange Agent that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

“Dividend Consideration” means dividends or other distributions with a record date after the effective time of the merger with respect to shares of Taylor Morrison common stock included in the applicable William Lyon Homes stockholder’s per share Merger Consideration.

Letters of Transmittal

As soon as reasonably practicable after the effective time, but in any event within five business days thereafter, the exchange agent will send a letter of transmittal and instructions for surrendering certificates or book-entry shares in exchange for the Merger Consideration (and the Fractional Share Consideration or Dividend Consideration, if applicable) to each holder of record of certificates or book-entry shares which, immediately prior to the effective time, represented William Lyon Homes common stock, whose shares were converted into the right to receive the Merger Consideration.

Lost, Stolen or Destroyed Shares

If a certificate for shares of William Lyon Homes common stock has been lost, stolen or destroyed, then, before a William Lyon Homes stockholder will be entitled to receive the Merger Consideration (and Dividend Consideration, if applicable), such holder will need to make an affidavit of that fact and, if requested by Taylor Morrison, post a bond as indemnity against any claim that may be made against Taylor Morrison, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to such certificate.

Dissenting Shares

Shares of William Lyon Homes common stock outstanding immediately prior to the effective time of the merger and held by a holder who has neither voted in favor of the merger nor consented thereto in writing and who is entitled to demand, and has properly demanded, appraisal for such shares of William Lyon Homes common stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration (and the Fractional Share Consideration or Dividend Consideration, if applicable). At the effective time of the merger, all Dissenting Shares shall be canceled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses its right to appraisal under Section 262 of the DGCL or other applicable law, then such Dissenting Shares shall be deemed to have been converted, as of the effective time of the merger, into and shall be exchangeable solely for the right to receive the Merger Consideration (and the Fractional Share Consideration or Dividend Consideration, if applicable), without interest and subject to any withholding of taxes required by applicable law.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties of Taylor Morrison and Merger Sub, on the one hand, and William Lyon Homes, on the other hand, regarding, among other things:

•	due organization, valid existence, good standing and qualification to do business, and corporate power and authority;

•	capitalization, and capitalization and ownership of subsidiaries;

•	corporate authorization of the merger agreement and the merger and the valid, binding and enforceable nature of the merger agreement;

•

the absence of any conflict with or violation of (with or without notice or lapse of time or both) (i) any provision of their respective organizational or governance documents or (ii) laws applicable to them and their respective properties and assets, in each case, based on the performance of the merger agreement and the consummation of the transactions contemplated thereby;

•

the extent to which the performance of the merger agreement and the consummation of the transactions contemplated thereby will require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien (other than permitted liens under the merger agreement) upon any of the respective properties or assets of the parties or their respective subsidiaries or contract or other instrument or obligation to which the parties or their respective subsidiaries are a party or by which they or any of their respective properties or assets may be bound or affected;

•	required consents and approvals from governmental entities;

•	possession of and compliance with required permits necessary for the conduct of its business;

•	compliance with applicable laws and governmental orders;

•	SEC documents and financial statements, the absence of material misstatements or omissions in such filings and documents, and compliance of such filings with legal requirements;

•	absence of “off balance sheet arrangements”;

•	maintenance and effectiveness of internal controls and disclosure controls and procedures;

•	absence of prohibited loans to executive officers;

•	absence of certain undisclosed liabilities;

•	since January 1, 2019, conduct of its businesses in the ordinary course, consistent with past practice;

•	since January 1, 2019, the absence of any Company Material Adverse Effect or Parent Material Adverse Effect, as applicable;

•	employee benefit plan matters, including legal compliance, tax qualification and effect of the merger;

•	absence of certain legal proceedings, investigations and governmental orders;

•	environmental matters;

•	data privacy matters;

•	tax matters;

•	real property matters, including good and marketable title to real property, valid leasehold interests and absence of notices regarding material violations of law relating to real property;

•	construction matters;

•	insurance policies;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	brokers’ fees payable in connection with the merger;

•	actions taken, or facts or agreements known, that would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	non-reliance on extra-contractual representations and warranties of the other party.

In addition, William Lyon Homes has further made representations and warranties regarding, among other things:

•	lack of applicability of state takeover statutes;

•	additional real property matters;

•	intellectual property;

•	information technology;

•	existence of and compliance with certain material contracts;

•	additional employee benefit plan matters;

•	employment and labor matters;

•	absence of transactions, contracts or arrangements with affiliates requiring disclosure under the securities laws;

•	absence of certain illegal business practices; and

•	the receipt of an opinion from its financial advisors.

In addition, Taylor Morrison has further made representations and warranties regarding, among other things:

•	the due authorization, valid issuance and encumbrance-free nature of the Taylor Morrison shares to be issued in the merger;

•

absence of any agreement regarding the voting of Taylor Morrison common stock (other than the merger agreement) and that Taylor Morrison is not a party to any rights or similar agreement that would entitle any person to acquire shares of stock of Taylor Morrison or its subsidiaries as a result of execution of the merger agreement or consummation of the merger;

•

the availability of sufficient authorized and unissued shares of Taylor Morrison common stock to meet its applicable obligations under the merger agreement, and that Taylor Morrison will have available, and make available to Merger Sub, the funds necessary to meet its applicable obligations under the merger agreement;

•	the entry into financing documentation and the availability of funds sufficient to pay the Cash Consideration in the merger and all of its fees and expenses related to the merger;

•

that none of the Taylor Morrison, Merger Sub or any other Taylor Morrison subsidiary beneficially owns any shares of William Lyon Homes common stock or, at any time in the last three (3) years, has been an “interested stockholder” of William Lyon Homes as defined in Section 203 of the DGCL; and

•	the ownership, capitalization, and operations of Merger Sub.

Many of the representations and warranties in the merger agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would have a “material adverse effect” on Taylor Morrison or William Lyon Homes, as applicable), a general materiality standard and/or a knowledge standard.

For the purpose of the merger agreement, “material adverse effect”, with respect to each of Taylor Morrison and William Lyon Homes, means any change, condition, event, effect, occurrence, circumstance or development, that (i) has, or would reasonably be expected to have, a material effect on the business, assets, properties, financial condition or results of operations of William Lyon Homes or Taylor Morrison, as applicable, and such company’s subsidiaries, taken as a whole or (ii) would prevent consummation of the merger, except that, solely in the case of clause (i), no change or effect to the extent resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be deemed to contribute to a “material adverse effect”, or shall otherwise be taken into account in determining whether “material adverse effect” has occurred or would reasonably be expected to occur:

•

any adverse changes affecting the industry or industries in which such company or its subsidiaries operate (except to the extent the same has a disproportionate impact on such company or its subsidiaries in a disproportionate manner relative to its impact on other operators in such company’s industry);

•

any adverse changes or proposed adverse changes in applicable law, GAAP other accounting standards, or the interpretation or enforcement thereof (except to the extent the same has a disproportionate impact on such company or its subsidiaries in a disproportionate manner relative to its impact on other operators in such company’s industry);

•

any adverse changes in general economic, business, labor or regulatory conditions, or general changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States regionally, locally or globally, or changes generally affecting the industries (including seasonal fluctuations) in which such company or its subsidiaries operate in the United States or globally (except to the extent the same has a disproportionate impact on such company or its subsidiaries in a disproportionate manner relative to its impact on other operators in such company’s industry);

•

changes in general global, national, regional or local political conditions (including the outbreak or escalation of war (whether or not declared), military action or acts of terrorism), changes due to natural disasters or changes in the weather or other force majeure events or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (except to the extent the same has a disproportionate impact on such company or its subsidiaries in a disproportionate manner relative to its impact on other operators in such company’s industry);

•

actions or omissions required of William Lyon Homes or Taylor Morrison, as applicable, under the express terms of the merger agreement (other than with respect to restrictions regarding conduct of the business William Lyon Homes or Taylor Morrison, as applicable, prior to the effective time of the merger, which are described in this joint proxy statement/prospectus under the heading “The Merger Agreement—Conduct of Business” beginning on page 116 of this joint proxy statement/prospectus) or taken or not taken at the written request of, or with the prior written consent of the other party (other than any such request or consent that is based upon facts furnished by William Lyon Homes or Taylor Morrison, as applicable, that are inaccurate or incomplete in any material respect);

•	the negotiation, announcement, pendency or consummation of the merger agreement and the transactions contemplated thereby;

•

any change, in and of itself, in the trading price or trading volume of shares of William Lyon Homes common stock or Taylor Morrison common stock, as applicable; provided, that the underlying cause of such change may be taken into account in determining whether a “material adverse effect” has occurred (except to the extent subject to any forgoing exceptions); or

•

any failure by William Lyon Homes or Taylor Morrison, as applicable, and any of such company’s subsidiaries to meet any revenue, earnings or other financial projections or forecasts, in and of itself; provided, that the underlying cause of such failure may be taken into account in determining whether a “material adverse effect” has occurred (except to the extent subject to any foregoing exceptions).

We refer to a “material adverse effect” on William Lyon Homes as a “Company Material Adverse Effect,” and a “material adverse effect” on Taylor Morrison as a “Parent Material Adverse Effect.”

The representations and warranties contained in the merger agreement will not survive the effective time of the merger.

Conduct of Business

Each of Taylor Morrison and William Lyon Homes has agreed, between the date of the merger agreement and the effective time of the merger, to use commercially reasonable efforts (i) to conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) to maintain and preserve substantially intact its current business organization, (iii) to comply in all material respects with applicable law, and (iv) solely in the case of William Lyon Homes, to preserve its relationship with key employees, customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with William Lyon Homes or any of its subsidiaries.

In addition, each of Taylor Morrison and William Lyon Homes has agreed not to take nor to permit any of their respective subsidiaries to take certain actions between the date of the merger agreement and the effective time of the merger without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed), including the following (subject to exceptions described below or in the merger agreement, or as set forth in disclosure schedules that were exchanged between Taylor Morrison and William Lyon Homes at the time they entered into the merger agreement):

•

amending, modifying, waiving, rescinding or otherwise changing the certificate of incorporation or bylaws of William Lyon Homes or the comparable organizational and governance documents of any wholly owned subsidiary of William Lyon Homes (or consenting to, failing to exercise any veto or similar right to, or otherwise fail to use reasonable best efforts to resist, any such change to the organizational documents of any subsidiary of William Lyon Homes that is not wholly owned), on the one hand, or amending, modifying, waiving, rescinding or otherwise changing Taylor Morrison’s or Merger Sub’s certificate of incorporation or bylaws, on the other hand;

•

issuing, selling, pledging, disposing of, granting, transferring or encumbering any shares of capital stock of, or other equity interests in, William Lyon Homes, any subsidiary of William Lyon Homes or Taylor Morrison, as applicable, or any rights based on the value of any such equity interests and in the case of Taylor Morrison, publicly announce any intention to do any of the foregoing (except for certain transactions, including transactions (i) between William Lyon Homes or Taylor Morrison, as applicable, and any of such company’s wholly owned subsidiaries or between wholly owned subsidiaries of such company, (ii) with respect to William Lyon Homes, upon the exercise of the Class B Warrant or (iii) with respect to Taylor Morrison, the issuance of equity awards to employees or directors of Taylor Morrison in the ordinary course of business, the exercise of options to buy Taylor Morrison common stock, and the vesting or settlement of restricted stock awards of Taylor Morrison);

•

authorizing, declaring, setting aside, making or paying any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity interests;

•

reclassifying, combining, splitting, subdividing or making any similar change or amending the terms of, or redeeming, purchasing or otherwise acquiring, directly or indirectly, any of the capital stock or other equity interests or the equity interests of William Lyon Homes (or any of its subsidiaries), on one hand, or Taylor Morrison, on the other hand, subject to certain exceptions;

•

merging or consolidating William Lyon Homes or Taylor Morrison, as applicable, or any subsidiary of such company with any person or entity or adopting a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such company or any of its subsidiaries, other than transactions between wholly owned subsidiaries of such company;

•

making any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or law including any interpretations thereof or any change to any of the forgoing;

•

taking any action or failing to take any action where such action or failure to act would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as amended; or

•	authorizing, agreeing or committing, in writing or otherwise, to do any of the foregoing.

William Lyon Homes has agreed not to take nor permit any of its subsidiaries to take certain actions between the date of the merger agreement and the effective time of the merger without the prior written consent of Taylor Morrison (not to be unreasonably withheld, conditioned or delayed), including the following (subject to exceptions described below or in the merger agreement, or as set forth in disclosure schedules that were exchanged between Taylor Morrison and William Lyon Homes at the time they entered into the merger agreement):

•

selling, leasing, licensing, selling and leasing back, abandoning, mortgaging or otherwise encumbering or subjecting to any lien or otherwise disposing in whole or in part of any of its material properties, assets or rights or any interest, except in the ordinary course of business consistent with past practice, subject to certain exceptions;

•

acquiring (including by merger, consolidation or acquisition of stock or assets) any equity interest in or material assets of any person or entity or making any material loan, advance or capital contribution to, or investment in, any person or entity, except with respect to such acquisitions, loans, advances, contributions or investments that are only among wholly owned subsidiaries of William Lyon Homes and William Lyon Homes or in the ordinary course of business and are for consideration (including assumed indebtedness for borrowed money, if applicable) not exceeding $1.5 million individually or $5.0 million for all such transactions by William Lyon Homes and any subsidiary of William Lyon Homes in the aggregate;

•

incurring any indebtedness or issuing any debt securities or assuming or guaranteeing the obligations in respect of indebtedness for borrowed money or debt securities of any person or entity or entering into any “keep well” or other agreement to maintain any financial statement condition of another person or entity, subject to certain exceptions;

•	making any loans or capital contributions to, or investments in, any other person or entity, other than to any wholly owned subsidiary of William Lyon Homes;

•

entering into any contract that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other parties thereto as a result of the consummation of the transactions contemplated by the merger agreement or that would reasonably be expected to require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Taylor Morrison were to occur immediately following consummation of the merger;

•	entering into any contract that would have been a material contract pursuant to the terms of the merger agreement or real property lease if it were in effect as of the date of the merger agreement;

•

materially modifying or materially amending in a manner adverse to William Lyon Homes, canceling or terminating or waiving, releasing or assigning any material rights or claims with respect to, any material contract or real property lease;

•

making any disposal of any owned real property (other than sales to homebuyers in the ordinary course of business consistent with past practice or disposals (x) made pursuant to contracts involving a non-refundable deposit entered into before the date of the merger agreement, (y) not exceeding

$5.0 million individually or $10.0 million in the aggregate or (z) between or among only wholly owned subsidiaries of William Lyon Homes and William Lyon Homes);

•

purchasing or otherwise acquiring (i) any real property or any interest therein or (ii) a leasehold interest in any material real property (other than purchases (x) pursuant to contracts involving a non-refundable deposit entered into before the date of the merger agreement, (y) not exceeding $5.0 million individually or $10.0 million in the aggregate or (z) between or among only wholly owned subsidiaries of William Lyon Homes and William Lyon Homes);

•	entering into any agreement for real property that requires William Lyon Homes or any subsidiary of William Lyon Homes to make a non-refundable deposit exceeding $250,000;

•

increasing the compensation or benefits of any participant in any William Lyon Homes benefit plan, except for routine merit based increases in cash compensation to participants in the ordinary course of business consistent with past practice for employees who have an annual base salary that is less than $125,000, increases in benefits in connection with the annual renewal of welfare benefit plans that do not materially increase the cost of any such plan or to comply with any benefit plan as in effect on November 5, 2019;

•

granting any rights to severance, change of control, retention or termination pay to any current or former individual independent contractor, director, officer or employee, whether pursuant to an employment agreement, severance agreement or otherwise, other than payments of severance benefits in the ordinary course of business, consistent with past practice, to employees who have an annual base salary that is less than $125,000 whose employment is terminated in compliance with the merger agreement or to comply with any benefit plan as in effect on November 5, 2019;

•

establishing, adopting, entering into, amending in any material respect or terminating any material benefit plan or any collective bargaining agreement, except to comply with any benefit plan as in effect on November 5, 2019;

•

taking any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any benefit plan, except to comply with any benefit plan as in effect on November 5, 2019;

•

hiring or terminating (other than for cause) the employment or service of any current or former individual independent contractor, director, officer or employee of William Lyon Homes, other than in the ordinary course of business, consistent with past practice with respect to any such person who has an annual base salary that is less than $125,000 or to comply with any benefit plan as in effect on November 5, 2019;

•

making or changing any material tax election, filing any material tax return settling or compromising any claim relating to a material amount of taxes of William Lyon Homes or any subsidiary of William Lyon Homes for an amount materially in excess of amounts reserved, entering into any “closing agreement” relating to a material amount of taxes or surrendering any right to claim a material tax credit or refund, other than in the ordinary course of business or as required by applicable law;

•

waiving, releasing, assigning, settling or compromising any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with the merger agreement or the transactions contemplated thereby), or other proceedings, subject to certain exceptions;

•

making any capital expenditure in excess of the amounts set forth in William Lyon Homes’ capital expenditure budget made available to Taylor Morrison (other than unbudgeted capital expenditures not in excess of $500,000 in the aggregate per fiscal quarter);

•

entering into any contract or transaction between William Lyon Homes or any subsidiary of William Lyon Homes, on the one hand, and any affiliate or director or officer of William Lyon Homes on the other hand, other than in the ordinary course of business;

•

making any loans or advances (other than advances in the ordinary course of business for travel and other normal business expenses or any advancement of expenses under the organizational documents of William Lyon Homes or any of its subsidiaries) to stockholders, directors, officers or employees of William Lyon Homes;

•	commencing any new line of business in which William Lyon Homes was not engaged on November 5, 2019;

•	failing to use commercially reasonable efforts to maintain or renew any material intellectual property that is registered, issued or the subject of a pending application; or

•	authorizing, agreeing or committing, in writing or otherwise, to do any of the foregoing.

In addition, Taylor Morrison has agreed not to acquire nor permit any of its subsidiaries to acquire (in each case, including by merger, consolidation, acquisition of stock or assets, recapitalization, joint venture or otherwise), between the date of the merger agreement and the effective time of the merger, without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of William Lyon Homes (subject to exceptions described in the merger agreement, or as set forth in disclosure schedules that were exchanged between Taylor Morrison and William Lyon Homes at the time they entered into the merger agreement), any business, material assets or securities of any person or entity if such acquisition would reasonably be expected to have a Parent Material Adverse Effect.

No Solicitation of Alternative Proposals

Each of William Lyon Homes and Taylor Morrison has agreed that, from November 5, 2019 until the earlier to occur of (i) the effective time of the merger and (ii) the termination of the merger agreement (in accordance with its terms), it will not, and will cause its subsidiaries and representatives (on behalf of such company or its subsidiaries) not to:

•

initiate, solicit, knowingly facilitate (including by providing any non-public information concerning such company or any subsidiary of such company to any person, entity or group for the purpose of facilitating any inquiries, proposals or offers relating to any Acquisition Proposal (as defined below)) or knowingly encourage any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal or engage in any discussions or negotiations with respect thereto;

•	approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal;

•

withhold, withdraw or rescind (or change or qualify, in a manner adverse to, as applicable, Taylor Morrison or Merger Sub, on one hand, or William Lyon Homes, on the other hand), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to, as applicable, Taylor Morrison or Merger Sub, on one hand, or William Lyon Homes, on the other hand), the William Lyon Homes Board Recommendation or the Taylor Morrison Board Recommendation, as applicable (as each is defined below), including the failure to include the applicable board recommendation in this joint proxy statement/prospectus;

•

enter into any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement that contains confidentiality provisions that are no less favorable in any substantive respect to William Lyon Homes or Taylor Morrison, as applicable, than those contained in the confidentiality agreement entered into between William Lyon Homes and Taylor Morison); or

•	resolve or agree to do any of the actions described above.

Notwithstanding the restrictions described above, if, prior to obtaining the requisite stockholder approval in connection with the merger, William Lyon Homes or Taylor Morrison, as applicable, receives from any person, entity or group an unsolicited written Acquisition Proposal that the William Lyon Homes Board or Taylor

Morrison Board, as applicable, determines in good faith, after consultation with such company’s outside counsel and a financial advisor of nationally recognized reputation, constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined and described below), then, subject to compliance with the merger agreement, such company and any of its representatives will be permitted to (i) enter into a confidentiality agreement with and furnish information with respect to such company and its subsidiaries (including non-public information) to the third party making such Acquisition Proposal, its representatives and potential sources of financing and (ii) participate in discussions or negotiations with such third party making such Acquisition Proposal and its representatives regarding such Acquisition Proposal (subject to promptly and, in any event, within twenty-four (24) hours of receipt thereof, notifying the other party of the status and material details thereof (including copies of any written documentation that is material to such Acquisition Proposal)).

An “Acquisition Proposal” means any offer or proposal made from a third party concerning (i) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving William Lyon Homes or Taylor Morrison, as applicable, in which any person, entity, or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of equity interests representing 20% or more of the voting power of such company; (ii) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets (including equity interests of a subsidiary) of William Lyon Homes or Taylor Morrison, as applicable, or the subsidiaries of such company representing 20% or more of the consolidated assets of such company and its subsidiaries based on their fair market value as determined in good faith by the William Lyon Homes Board or Taylor Morrison Board, as applicable, (iii) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of equity interests representing 20% or more of the voting power of William Lyon Homes or Taylor Morrison, as applicable, or a tender offer or exchange offer in which any person, entity, or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of equity interests representing 20% or more of the voting power of such company, or (iv) any combination of the foregoing (in each case, other than the merger). We refer to an “Acquisition Proposal” relating to William Lyon Homes as a “Company Acquisition Proposal,” and an “Acquisition Proposal” relating to Taylor Morrison as a “Parent Acquisition Proposal.”

A “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a third party which, in the good faith judgment (after consultation with its financial advisors and outside legal counsel) of the William Lyon Homes Board or the Taylor Morrison Board, as applicable, taking into account such factors as such board of directors considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the person, entity, or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to such company’s stockholders than the merger, taking into account all financial terms and conditions of such transaction. We refer to a “Superior Proposal” relating to William Lyon Homes as a “Superior Company Proposal,” and a “Superior Proposal” relating to Taylor Morrison as a “Superior Parent Proposal.”

Change of Board Recommendations

William Lyon Homes has agreed that it will not and will cause its subsidiaries and representatives not to: (i) approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal; (ii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to Taylor Morrison or Merger Sub), or publicly propose to withhold, withdraw or rescind (or change or qualify in a manner adverse to Taylor Morrison or Merger Sub), the William Lyon Homes Board’s recommendation that William Lyon Homes stockholders adopt the merger agreement pursuant to Section 251 of the DGCL (the “William Lyon Homes Board Recommendation”), including the failure to include the William Lyon Homes Board Recommendation in this joint proxy statement/prospectus; or (iii) resolve to do any of the foregoing. We refer to the actions described in clause (ii) or, to the extent relating to clause (ii), the actions described in clause (iii), of the previous sentence as a “William Lyon Homes Recommendation Change.”

Notwithstanding the restrictions described above, the William Lyon Homes Board, at any time before William Lyon Homes stockholders adopt the merger agreement, may make a William Lyon Homes Recommendation Change in response to either (i) a Superior Company Proposal that did not result from a violation of William Lyon Homes’ non-solicitation obligations and that the William Lyon Homes Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Company Proposal, or (ii) an Intervening Event (as defined below) if the William Lyon Homes Board determines in good faith, after consultation with outside counsel, that the failure to effect a William Lyon Homes Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable law.

Taylor Morrison has agreed that it will not and will cause its subsidiaries and representatives not to (i) approve or recommend, or publicly propose to approve or recommend, any Parent Acquisition Proposal; (ii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to William Lyon Homes), or publicly propose to withhold, withdraw or rescind (or change or qualify in a manner adverse to William Lyon Homes), the Taylor Morrison Board’s recommendation that Taylor Morrison stockholders approve the Share Issuance (the “Taylor Morrison Board Recommendation”), including the failure to include the Taylor Morrison Board Recommendation in this joint proxy statement/prospectus; or (iii) resolve to do any of the foregoing. We refer to the actions described in clause (ii) or, to the extent relating to clause (ii), the actions described in clause (iii), of the previous sentence as a “Taylor Morrison Recommendation Change.”

Notwithstanding the restrictions described above, the Taylor Morrison Board, at any time before Taylor Morrison stockholders approve the Share Issuance, may make a Taylor Morrison Recommendation Change in response to either (i) a Superior Parent Proposal that did not result from a violation of Taylor Morrison’s non-solicitation obligations and that the Taylor Morrison Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Parent Proposal, or (ii) an Intervening Event if the Taylor Morrison Board determines in good faith, after consultation with outside counsel, that the failure to effect a Taylor Morrison Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable law.

William Lyon Homes may not make a William Lyon Homes Recommendation Change, and Taylor Morrison may not make a Taylor Morrison Recommendation Change, unless:

•

William Lyon Homes or Taylor Morrison, as applicable, has given the other party at least four (4) business days’ prior written notice (the “Notice Period”) that the board of directors of such company intends to make a William Lyon Homes Recommendation Change or Taylor Morrison Recommendation Change, as applicable, which notice must specify the material terms and conditions of such Acquisition Proposal (and has provided to the other party a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal) or a detailed written description of such Intervening Event, as applicable;

•

during each Notice Period, William Lyon Homes or Taylor Morrison, as applicable, negotiates in good faith with the other party, so that such party may propose in writing an adjustment or amendment to the merger agreement or any other agreement; and

•

the William Lyon Homes Board or Taylor Morrison Board, as applicable, shall have considered in good faith any adjustments or proposed amendments to the merger agreement and any other agreements that may be proposed in writing by the other party no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to make a William Lyon Homes Recommendation Change or Taylor Morrison Recommendation Change, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable law.

Provided, however, that any material changes relating to an Intervening Event or material revisions to a Superior Proposal offered in writing by the party making such Superior Proposal, shall constitute a new Intervening Event or Acquisition Proposal, as applicable, and in each case William Lyon Homes or Taylor Morrison, as applicable, shall be required to deliver a new written notice to the other party and to again comply with the requirements for the first notice, except that the Notice Period shall be three (3) business days.

An “Intervening Event” means, with respect to either William Lyon Homes or Taylor Morrison, any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of the merger agreement by the affected company) occurring or arising after the date of the merger agreement that (i) was not known to, or reasonably foreseeable by, the board of directors of the affected company as of or prior to the date of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable) and becomes known to the board of directors of the affected company and (ii) does not involve or relate to an Acquisition Proposal.

Efforts to Complete the Merger

Each of Taylor Morrison, Merger Sub and William Lyon Homes has agreed to use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under law or otherwise to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including:

•

taking all such actions (if any) as may be required to cause the expiration of the notice periods under competition laws with respect to such transactions as promptly as practicable after the execution of the merger agreement;

•

obtaining from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Taylor Morrison, Merger Sub or William Lyon Homes, or any of their respective subsidiaries, to effect the closing of the transactions contemplated by the merger agreement as promptly as practicable, and in any event not later than three (3) business days prior to the Outside Date, and to avoid any action or proceeding by any governmental entity or any other person or entity, in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger;

•

obtaining from any third party any consents or notices that are required to be obtained or made by Taylor Morrison, Merger Sub or William Lyon Homes, or any of their respective subsidiaries, in connection with the transactions contemplated by the merger agreement, to the extent that Taylor Morrison, Merger Sub and William Lyon Homes reasonably determine, after consultation and cooperation with one another, that such consent or notice should be obtained or made;

•	causing the satisfaction of all conditions to consummation of the merger within its control as set forth in the merger agreement;

•

defending and seeking to prevent the initiation of all actions, lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting the merger agreement or the consummation of the transactions contemplated thereby, in each case until the issuance of a final, nonappealable order;

•

seeking to have lifted or rescinded any injunction or restraining order that may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, nonappealable order;

•

preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any governmental entity to consummate the merger or the other transactions contemplated by the merger agreement;

•	take all reasonable steps as may be necessary to obtain all such consents and approvals; and

•

making all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to the merger agreement and the merger required under any other applicable law.

However, in no event shall anything in the obligations described above require, or be construed to require, William Lyon Homes, Taylor Morrison, Merger Sub or any of their respective affiliates, or permit William Lyon Homes, Taylor Morrison, Merger Sub or any of their respective affiliates, to (A) undertake any efforts, or take or consent to any action, if such efforts, action or consent, individually or in the aggregate, would result in a Company Material Adverse Effect, (B) take any actions, including the actions described above, with respect to Taylor Morrison, its affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements in connection with obtaining approvals from any governmental entity or (C) take or agree to take any action with respect to its business or operations in connection with obtaining approvals from any governmental entity, unless (in the case of this clause (C)) the effectiveness of such agreement or action is conditioned upon the occurrence of the closing of the transactions contemplated by the merger agreement.

Employee Benefits Matters

From the effective time of the merger until the first (1st) anniversary of such time, Taylor Morrison will provide or cause its subsidiaries to provide each continuing William Lyon Homes employee with:

•	a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such William Lyon Homes employee immediately before the effective time of the merger;

•

short-term incentive cash opportunities that are no less favorable than the short-term incentive cash opportunities provided to such William Lyon Homes employee immediately before the effective time of the merger; and

•

all other compensation and employee benefits (including, but not limited to, long-term cash incentive opportunities and vacation and paid time off, but excluding equity or equity-based awards, change in control or retention bonuses and defined benefit or nonqualified arrangements) that are no less favorable in the aggregate than those provided to such William Lyon Homes employee immediately before the effective time of the merger, except, in each case, as otherwise agreed to in writing by the William Lyon Homes employee.

For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Taylor Morrison and its subsidiaries, each William Lyon Homes employee’s service with William Lyon Homes or any William Lyon Homes subsidiary or any of their respective predecessors before the effective time of the merger will be treated as service with Taylor Morrison or any of its subsidiaries; however, such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

Each William Lyon Homes employee will be immediately eligible to participate, without any waiting time, in any and all employee benefit plans of Taylor Morrison and its subsidiaries to the extent that coverage under such plans is comparable to a William Lyon Homes employee benefit plan in which such William Lyon Homes employee participated immediately prior to the effective time of the merger.

For purposes of each medical, dental, pharmaceutical or vision benefit plan maintained by Taylor Morrison and its subsidiaries, Taylor Morrison will use its commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements in which William Lyon Homes employees (and their covered dependents), unless such conditions would not have been waived under the comparable William Lyon Homes benefit plan, and (ii) cause any eligible expenses incurred by such William Lyon Homes employees (and their covered dependents) during the portion of the plan year of the comparable William Lyon Homes benefit plan ending on the date such employee’s participation in the corresponding Taylor Morrison benefit plan begins to be taken into account under such Taylor Morrison benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such William Lyon Homes employees (and their covered dependents) for the applicable plan year as if such amounts had been paid in accordance with such Taylor Morrison benefit plan.

Under the merger agreement, Taylor Morrison has acknowledged that a change in control will occur at the effective time of the merger under William Lyon Homes’ benefit plans.

Treatment of William Lyon Homes Equity Awards

William Lyon Homes Options. At the effective time, by virtue of the merger itself, each William Lyon Homes Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time will be substituted and converted into a Taylor Morrison Option equal to the product obtained by multiplying (i) the number of shares of William Lyon Homes common stock subject to such William Lyon Homes Option immediately prior to the effective time by (ii) the Equity Award Exchange Ratio. The exercise price of each such Taylor Morrison Option will be equal to the quotient obtained by dividing (i) the exercise price per share of such William Lyon Homes Option immediately prior to the effective time by (ii) the Equity Award Exchange Ratio, it being understood that such adjustments are intended to be done in a manner that satisfies the requirements of Section 409A of the Code and the rules and regulations promulgated thereunder. Each substitute Taylor Morrison Option will continue to have, and will be subject to, the same vesting and acceleration of vesting terms and conditions as, and other terms and conditions that are substantially similar to, those that applied to the corresponding William Lyon Homes Option immediately prior to the effective time, except that each reference to William Lyon Homes will be deemed to be a reference to Taylor Morrison.

William Lyon Homes Restricted Stock Awards. At the effective time, by virtue of the merger itself, each William Lyon Homes Restricted Stock Award that is outstanding immediately prior to the effective time will be substituted and converted into an award of restricted shares of Taylor Morrison common stock (each, a “Taylor Morrison Restricted Stock Award”) consisting of a number of whole shares of Taylor Morrison common stock equal to the product of (i) the number of shares of William Lyon Homes common stock subject to such William Lyon Homes Restricted Stock Award as of immediately prior to the effective time (assuming that any performance-based vesting conditions applicable to such William Lyon Homes Restricted Stock Award for any open performance period as of the effective time are achieved at target) and (ii) the Equity Award Exchange Ratio. Each substitute Taylor Morrison Restricted Stock Award will continue to have, and will be subject to, the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding William Lyon Homes Restricted Stock Award immediately prior to the effective time, except that each reference to William Lyon Homes will be deemed to be a reference to Taylor Morrison.

William Lyon Homes PSU Awards. At the effective time, by virtue of the merger itself, each William Lyon Homes PSU Award that is outstanding immediately prior to the effective time will be substituted and converted into a Taylor Morrison RSU Award in substitution of such William Lyon Homes PSU Award corresponding to a number of whole shares of Taylor Morrison common stock equal to the product of (i) the number of shares of William Lyon Homes common stock underlying such William Lyon Homes PSU Award as of immediately prior to the effective time (assuming that any performance-based vesting conditions applicable to such William Lyon Homes Restricted Stock Award for any open performance period as of the effective time are achieved at target) and (ii) the Equity Award Exchange Ratio. Each substitute Taylor Morrison RSU Award will continue to have, and will be subject to, the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding William Lyon Homes RSU Award immediately prior to the effective time, except that each reference to William Lyon Homes will be deemed to be a reference to Taylor Morrison.

Treatment of William Lyon Homes Class B Warrant

At the effective time of the merger, by virtue of the merger and without any action on the part of the holders thereof, the Class B Warrant will be substituted and converted at the effective time of the merger, by Taylor Morrison issuing the Replacement Warrant to be settled in shares of Taylor Morrison common stock in substitution of the Class B Warrant exercisable for (A) a number of whole shares of Taylor Morrison common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of shares of William Lyon Homes Class B common stock subject to the Class B Warrant immediately prior to the effective time of the merger by (y) the Equity Award Exchange Ratio, and (B) at an exercise price per share (rounded up to the nearest cent) equal to the quotient obtained by dividing (x) the exercise price per share of William Lyon Homes Class B common stock of the Class B Warrant immediately prior to the effective time of the merger by (y) the Equity Award Exchange Ratio. The Replacement Warrant will be exercisable on a net basis and will otherwise contain terms that are substantially similar to those of the Class B Warrant.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Taylor Morrison and William Lyon Homes in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	indemnification of current and former directors and officers of William Lyon Homes;

•	cooperation between Taylor Morrison and William Lyon Homes in connection with press releases and other public announcements with respect to the merger or the merger agreement;

•	cooperation between Taylor Morrison and William Lyon Homes in the defense or settlement of any litigation brought by its stockholders relating to the merger;

•

causing the dispositions of William Lyon Homes common stock resulting from the merger by each director and officer of William Lyon Homes who is subject to reporting requirements under Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act;

•	Taylor Morrison’s use of reasonable best efforts to cause the issuance of Taylor Morrison common stock to be approved for listing on the NYSE;

•

cooperation between Taylor Morrison and William Lyon Homes in causing the delisting of William Lyon Homes Class A common stock from the NYSE and termination of its registration under the Exchange Act, in each case to be effective following the effective time of the merger;

•	Taylor Morrison’s efforts to obtain financing in connection with the merger and William Lyon Homes’ cooperation in connection with such financing;

•	the intended tax treatment of the merger;

•	the prepayment of certain indebtedness and certain actions to be taken by Taylor Morrison with respect the William Lyon Homes Senior Notes Indentures; and

•	the parties’ agreement to consummate the second merger, if necessary for the transaction to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Conditions to Completion of the Merger

The obligations of Taylor Morrison, Merger Sub and William Lyon Homes to effect the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the adoption of the merger agreement by William Lyon Homes stockholders;

•	the approval of the Share Issuance by Taylor Morrison stockholders;

•

the absence of any temporary, preliminary or permanent restraining order, injunction or other order then in effect issued by any court of competent jurisdiction or any other government entity of competent jurisdiction restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any law that was enacted, promulgated or deemed applicable to the merger by any governmental entity of competent jurisdiction restraining, enjoining, preventing or otherwise prohibiting the consummation of the merger;

•

the approval for listing on NYSE of the shares of Taylor Morrison common stock to be issued in the merger and such other shares of Taylor Morrison common stock to be reserved for issuance in connection with the merger; and

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC relating thereto.

In addition, the obligations of Taylor Morrison and Merger Sub to effect the merger are further subject to the satisfaction or waiver of each of the following conditions:

•

the representations and warranties of William Lyon Homes relating to (A) its capitalization (other than with respect to indebtedness) shall be true and correct in all but de minimis respects on the date of the merger agreement and at and as of the effective time of the merger, as though made at and as of the effective time of the merger; (B)(i) its due organization, valid existence and good standing under the laws of Delaware and its requisite corporate power and authority to own, lease and operating its properties and assets and to carry on its business as it is now being conducted and (ii) its brokerage, finders’, advisory or similar fees in connection with the transactions contemplated by the merger agreement shall be true and correct in all material respects on the date of the merger agreement and at and as of the effective time of the merger as though made at and as of the effective time of the merger (except (i) that representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date and, (ii) solely with respect to subclause (i) of this clause (B), without giving effect to any “Company Material Adverse Effect” qualifier set forth therein); (C)(i) its requisite corporate power and authority necessary to execute and deliver the merger agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby and (ii) the absence of a Company Material Adverse Effect since January 1, 2019 through the date of the merger agreement shall be true and correct in all respects on the date of the merger agreement and at and as of the effective time of the merger, as though made at and as of the effective time of the merger (except that, solely with respect to subclause (ii) of this clause (C), representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date); and (D) each of the other representations and warranties of William Lyon Homes in the merger agreement (in each case, without giving effect to any materiality or material adverse effect qualifications therein, or any provisions contained therein relating to preventing or materially delaying the consummation of the merger or any of the other transactions) shall be true and correct on the date of the merger agreement and at and as of the effective time of the merger, as though made at and as of the effective time of the merger (except (i) that representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date and (ii) for such failures to be true and correct that, individually and in the aggregate, have not had, and would not be likely to have, a Company Material Adverse Effect);

•

William Lyon Homes having performed in all material respects all obligations required to be performed or complied with by it under the merger agreement, in each case, at or before the effective time of the merger;

•	the absence of a Company Material Adverse Effect since the date of the merger agreement; and

•

the receipt by Taylor Morrison of a customary closing certificate signed on behalf of William Lyon Homes by an authorized officer of William Lyon Homes, certifying that the conditions described in the preceding three bullets have been satisfied.

In addition, the obligations of William Lyon Homes to effect the merger are further subject to the satisfaction or waiver of each of the following conditions:

•

the representations and warranties of Taylor Morrison and Merger Sub relating to (A) the capitalization of Taylor Morrison shall be true and correct in all but de minimis respects on the date of the merger agreement and at and as of the effective time of the merger, as though made at and as of the effective time of the merger (except that representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date); (B)(i) each of Taylor Morrison’s and Merger Sub’s due organization, valid existence and good standing under the laws of the jurisdiction of its incorporation and its requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business and it is now being conducted and (ii) brokerage, finders’, advisory or similar fees in connection with the transactions contemplated by the merger agreement shall be true and correct in all material respects on the date of the merger agreement and at and as of the effective time of the merger, as though made at and as of the effective time of the merger (except (i) that representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date and, (ii) solely with respect to subclause (i) of this clause (B), without giving effect to any “Parent Material Adverse Effect” qualifier set forth therein); (C)(i) Taylor Morrison’s and Merger Sub’s requisite corporate power and authority necessary to execute and deliver the merger agreement, to perform their respective obligations thereunder and to consummate the transactions contemplated thereby and (ii) the absence of a Parent Material Adverse Effect since January 1, 2019 through the date of the merger agreement shall be true and correct in all respects on the date of the merger agreement and at and as of the effective time of the merger, as though made at and as of the effective time of the merger (except that, solely with respect to subclause (ii) of this clause (C), representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date); and (D) each of the other representations and warranties of Taylor Morrison in the merger agreement (in each case, without giving effect to any materiality or material adverse effect qualifications therein, or any provisions contained therein relating to preventing or materially delaying the consummation of the merger or any of the other transactions) shall be true and correct on the date of the merger agreement and at and as of the effective time of the merger, as though made at and as of the effective time of the merger (except (i) that representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date and (ii) for such failures to be true and correct that, individually and in the aggregate, have not had, and would not be likely to have, a Parent Material Adverse Effect);

•

each of Taylor Morrison and Merger Sub having performed in all material respects all obligations required to be performed or complied with by it under the merger agreement, in each case, at or before the effective time of the merger;

•	the absence of a Parent Material Adverse Effect since the date of the merger agreement;

•

the receipt by William Lyon Homes of a customary closing certificate signed on behalf of Taylor Morrison by an authorized officer of Taylor Morrison, certifying that the conditions described in the preceding three bullets have been satisfied; and

•	the receipt by William Lyon Homes of a tax opinion stating that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as amended.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, notwithstanding the receipt of the requisite approval of William Lyon Homes stockholders, under the following circumstances:

•	by mutual written consent of Taylor Morrison and William Lyon Homes;

•	by either Taylor Morrison or William Lyon Homes, if:

•

the merger is not consummated on or before May 5, 2020 (the “Outside Date”); provided, that the party seeking to terminate the merger agreement for this reason has not breached (and in the case of Taylor Morrison, nor has Merger Sub breached) any provision of the merger agreement or otherwise failed to perform fully its obligations under this merger agreement in any manner that shall have caused the merger and the other transactions contemplated by the merger agreement not to be consummated by the Outside Date;

•

any court of competent jurisdiction or any other governmental entity of competent jurisdiction issues an order, or any law is in effect that was enacted or deemed applicable to the merger by any governmental entity of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise permanently prohibiting the merger and such order or law has become final and non-appealable; provided that the party seeking to terminate the merger agreement for this reason has not breached (and in the case of Taylor Morrison, nor has Merger Sub breached) any provision of the merger agreement or otherwise failed to perform fully its applicable obligations under this merger agreement in any manner that shall have caused the issuance of such judgment;

•

the approval of the holders of William Lyon Homes common stock respecting the merger agreement and the transactions contemplated thereby (the “William Lyon Homes Stockholder Approval”) is not obtained at the William Lyon Homes special meeting; provided that the party seeking to terminate the merger agreement for this reason has not breached (and in the case of Taylor Morrison, nor has Merger Sub breached) any provision of the merger agreement or otherwise failed to perform fully its obligations under this merger agreement in any manner that was the principal cause of the failure to obtain the William Lyon Homes Stockholder Approval at the William Lyon Homes special meeting;

•

the approval of the holders of Taylor Morrison common stock respecting the Share Issuance (which we refer to as the “Taylor Morrison Stockholder Approval”) is not obtained at the Taylor Morrison special meeting; provided that the party seeking to terminate the merger agreement for this reason has not breached (and in the case of Taylor Morrison, nor has Merger Sub breached) any provision of the merger agreement or otherwise failed to perform fully its obligations under this merger agreement in any manner that was the principal cause of the failure to obtain the Taylor Morrison Stockholder Approval at the Taylor Morrison special meeting;

•	by Taylor Morrison, before adoption of the merger agreement by William Lyon Homes stockholders, if the William Lyon Homes Board makes any William Lyon Homes Recommendation Change;

•	by William Lyon Homes, before approval of the Share Issuance by Taylor Morison stockholders, if the Taylor Morrison Board makes any Taylor Morrison Recommendation Change;

•

by William Lyon Homes, before adoption of the merger agreement by William Lyon Homes stockholders, if (i) a Superior Company Proposal has been made and received by William Lyon Homes, (ii) William Lyon Homes is and has been in compliance with its covenants in the merger agreement relating to prohibition on soliciting activities and a William Lyon Homes Recommendation Change, (iii) William Lyon Homes concurrently pays (or causes to be paid) to Taylor Morrison the appropriate termination fee in accordance with the merger agreement, and (iv) the William Lyon Homes Board concurrently approves, and William Lyon Homes concurrently enters into, a definitive agreement providing for such Superior Company Proposal;

•

by Taylor Morrison, if Taylor Morrison and Merger Sub are not then in breach of any representation, warranty or covenant contained in the merger agreement (such that the related conditions to William Lyon Homes’ obligation to close the transactions contemplated by the merger agreement are not reasonably capable of being satisfied while such breach is continuing), and (i) William Lyon Homes has breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement such that the related conditions to Taylor Morrison’s obligation to close the transactions contemplated by the merger agreement are not reasonably capable of being satisfied while such breach is continuing, (ii) Taylor Morrison has delivered to William Lyon Homes written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to William Lyon Homes and such breach has not been cured in all material respects; or

•

by William Lyon Homes, if William Lyon Homes is not then in breach of any representation, warranty or covenant contained in the merger agreement (such that the related conditions to Taylor Morrison’s obligation to close the transactions contemplated by the merger agreement are not reasonably capable of being satisfied while such breach is continuing), and (i) Taylor Morrison has breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement such that the related conditions to Taylor Morrison’s obligation to close the transactions contemplated by the merger agreement are not reasonably capable of being satisfied while such breach is continuing, (ii) William Lyon Homes has delivered to Taylor Morrison written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Taylor Morrison and such breach has not been cured in all material respects.

Under the merger agreement, (i) neither William Lyon Homes nor Taylor Morrison is permitted to terminate the merger agreement in respect of, or due to, any respective William Lyon Homes Recommendation Change or Taylor Morrison Recommendation Change, as applicable, made by the such company’s board of directors solely in response to an Intervening Event and (ii) Taylor Morrison is not permitted to terminate the merger agreement in respect of, or due to, any Superior Parent Proposal. If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party, except in the case of fraud or breach prior to termination of the merger agreement. The provisions of the merger agreement relating to non-reliance on representations and warranties, fees and expenses, effects of termination, governing law, waiver of jury trial, and certain other provisions of the merger agreement, as well as the non-disclosure agreement entered into between William Lyon Homes and Taylor Morrison, will survive any termination of the merger agreement.

Fees and Expenses and Termination Fees

All fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated, except as provided for in the merger agreement (including any expenses William Lyon Homes or any of its subsidiaries pay as borrower under any financing being entered into in connection with the merger agreement, which shall be paid by Taylor Morrison and Merger Sub).

William Lyon Homes will be obligated to pay a termination fee of $18.0 million to Taylor Morrison (or its designee) upon the occurrence of any of the following:

•	a William Lyon Homes Recommendation Change is made and Taylor Morrison terminates the merger agreement prior to the William Lyon Homes Stockholder Approval;

•

William Lyon Homes terminates the merger agreement prior to the William Lyon Homes Stockholder Approval and immediately following, or concurrent with, such termination, William Lyon Homes enters into a definitive acquisition agreement regarding such Superior Proposal; or

•

(i) William Lyon Homes or Taylor Morrison terminates the merger agreement because the effective time of the merger has not occurred on or before the Outside Date, William Lyon Homes or Taylor Morrison terminates the merger agreement after the William Lyon Homes Stockholder Approval is not obtained at the William Lyon Homes Special Meeting or Taylor Morrison terminates the merger agreement for William Lyon Homes’ breach of the merger agreement; (ii) prior to the date of such termination, a Company Acquisition Proposal is (a) made public and (b) not withdrawn; and (iii) within twelve (12) months of such termination (a) William Lyon Homes enters into a definitive agreement with respect to any Company Acquisition Proposal or (b) any Company Acquisition Proposal is consummated; provided, that for purposes of this bullet, references to “20% or more” in the definition of Company Acquisition Proposal will instead be “more than 50%”.

William Lyon Homes will be obligated to reimburse Taylor Morrison for all reasonable out-of-pocket fees and expenses incurred or paid by Taylor Morrison or Merger Sub in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement not to exceed $9.0 million if William Lyon Homes or Taylor Morrison terminates the merger agreement after the William Lyon Homes Stockholder Approval is not obtained at the William Lyon Homes Special Meeting and neither Taylor Morrison nor Merger Sub has breached any provision of the merger agreement or otherwise failed to perform fully its obligations under the merger agreement in any manner that was the principal cause of the failure to obtain the William Lyon Homes Stockholder Approval at the William Lyon Homes special meeting. Such amount will be credited against any termination fee that becomes payable by William Lyon Homes upon entry into an agreement for, or consummation of, certain alternative transactions within twelve (12) months of termination of the merger agreement.

Taylor Morrison will be obligated to pay a termination fee of $40.0 million to William Lyon Homes (or its designee) upon the occurrence of either of the following:

•	a Taylor Morrison Recommendation Change is made and William Lyon Homes terminates the merger agreement prior to the Taylor Morrison Stockholder Approval; or

•

(i) William Lyon Homes or Taylor Morrison terminates the merger agreement because the effective time of the merger has not occurred on or before the Outside Date, William Lyon Homes or Taylor Morrison terminates the merger agreement after the Taylor Morrison Stockholder Approval is not obtained at the Taylor Morrison Special Meeting or William Lyon Homes terminates the merger agreement for Taylor Morrison’s breach of the merger agreement; (ii) prior to the date of such termination, a Parent Acquisition Proposal is (a) made public and (b) not withdrawn; and (iii) within twelve (12) months of such termination (a) Taylor Morrison enters into a definitive agreement with respect to any Parent Acquisition Proposal or (b) any Parent Acquisition Proposal is consummated; provided, that for purposes of this bullet, references to “20% or more” in the definition of Parent Acquisition Proposal will instead be “more than 50%”.

Taylor Morrison will be obligated to reimburse William Lyon Homes for all reasonable out-of-pocket fees and expenses incurred or paid by William Lyon Homes in connection with the negotiation of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement not to exceed $15.0 million if William Lyon Homes or Taylor Morrison terminates the merger agreement after the Taylor Morrison Stockholder Approval is not obtained at the Taylor Morrison Special Meeting and William Lyon Homes has not breached any provisions of the merger agreement or otherwise failed to perform fully its obligations under the merger agreement in any manner that was the principal cause of the failure to obtain the Taylor Morrison Stockholder Approval at the Taylor Morrison Special Meeting.

Amendments, Extensions, Waivers, and Consents

The merger agreement may be amended only by execution of an instrument in writing signed by each of the parties, except that (i) after the William Lyon Homes Stockholder Approval has been obtained, there may not be, without further approval of the stockholders of William Lyon Homes, any amendment of the merger agreement, which by law otherwise requires the further approval of the stockholders of William Lyon Homes and (ii) after the Taylor Morrison Stockholder Approval has been obtained, there may not be, without further approval of the stockholders of Taylor Morrison, any amendment of the merger agreement, which by law otherwise requires the further approval of the stockholders of Taylor Morrison.

At any time before the effective time of the merger, any party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any breach of the representations and warranties of the other party contained therein or in any document delivered pursuant thereto, or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

No Third Party Beneficiaries

The merger agreement is not intended to confer upon you or any person, other than Taylor Morrison, Merger Sub, and William Lyon Homes, any rights or remedies, except with the respect to (i) from and after the effective time of the merger, the right of the holders of shares of William Lyon Homes common stock to receive the Merger Consideration and any Fractional Share Consideration and Dividend Consideration, and the right of the holders of William Lyon Homes equity awards to receive the consideration therefor, in accordance with the terms of the merger agreement, (ii) the rights to indemnification, advancement of expenses, exculpation or insurance benefits under the terms of the merger agreement following the effective time of the merger and (iii) proceedings involving financing sources.

Specific Performance

Taylor Morrison, Merger Sub and William Lyon Homes agreed in the merger agreement that irreparable damage may occur in the event that William Lyon Homes, Taylor Morrison or Merger Sub were to breach any of their respective obligations under the merger agreement, and that monetary damages, even if available, may not be an adequate remedy therefor. Taylor Morrison and William Lyon Homes further agreed that, except in certain cases where Taylor Morrison or William Lyon Homes is paid the applicable termination fee described above under “The Merger Agreement—Fees and Expenses and Termination Fees” beginning on page 129 of this joint proxy statement/prospectus, the parties shall be entitled to an injunction or injunctions to prevent or remedy breaches of the merger agreement, and each party waived any requirements, in connection with the obtaining of any specific performance or injunctive relief, for the securing or posting of any bond or surety in connection with such remedy, and, in any action for specific performance, the defense of the adequacy of a remedy at law.

Governing Law

The merger agreement is governed by Delaware law, without regarding to laws that may be applicable under conflicts of laws principles, in Delaware or any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the State of Delaware.

THE VOTING AGREEMENT

The following section summarizes material provisions of the voting agreement, which is included in this joint proxy statement/prospectus as Annex B, is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of Taylor Morrison and the Lyon Stockholders, as parties to the voting agreement, are governed by the voting agreement and not by this summary or any other information contained in or incorporated by reference into this joint proxy statement/prospectus. Taylor Morrison stockholders and William Lyon Homes stockholders are urged to read the voting agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and the information incorporated by reference into this joint proxy statement/prospectus, before making any decisions regarding the proposals.

The following summary of the voting agreement is included in this joint proxy statement/prospectus to provide you with information regarding the terms of the voting agreement and is not intended to provide any factual information about Taylor Morrison or the Lyon Stockholders. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings Taylor Morrison has made and will make with the SEC. See “Where You Can Find More Information” beginning on page 177 of this joint proxy statement/prospectus.

William Lyon Homes has two classes of voting stock issued and outstanding, the William Lyon Homes Class A common stock and the William Lyon Homes Class B common stock. Holders of the William Lyon Homes Class A common stock are entitled to cast one vote per share of William Lyon Homes Class A common stock on all matters presented to William Lyon Homes stockholders for their vote or approval. Holders of the William Lyon Homes Class B common stock are entitled to cast five votes per share of William Lyon Homes Class B common stock on all matters presented to William Lyon Homes stockholders for their vote or approval. The holders of William Lyon Homes Class A common stock and William Lyon Homes Class B common stock vote together as a single class for the Merger Proposal and the William Lyon Homes Adjournment Proposal. The Lyon Stockholders, collectively, are the beneficial owners of, and have sole voting power with respect to, 310,321 shares of William Lyon Homes Class A common stock and 4,817,394 shares of William Lyon Homes Class B common stock. At the close of business on November 1, 2019, there were 33,983,093 outstanding shares of William Lyon Homes Class A common stock and 4,817,394 outstanding shares of William Lyon Homes Class B common stock. Accordingly, the Lyon Stockholders hold approximately 42.7% of the aggregate voting power attributable to the outstanding shares of William Lyon Homes common stock.

Pursuant to the terms of, and subject to the conditions set forth in, the voting agreement, the Lyon Stockholders agreed to:

•

appear (in person or by proxy) at all meetings of the William Lyon Homes stockholders and otherwise cause all issued and outstanding shares of William Lyon Homes common stock held by the Lyon Stockholders (the “Lyon Shares”) to be counted for the purposes of determining a quorum; and

•

affirmatively vote and cause to be voted all issued and outstanding Lyon Shares in favor of (“FOR”), or, if action is to be taken by written consent in lieu of a meeting of William Lyon Homes’ stockholders, deliver to William Lyon Homes a duly executed affirmative written consent in favor of (“FOR”), to the extent applicable, (i) the adoption of the merger agreement and (ii) any proposal to adjourn such meeting of William Lyon Homes’ stockholders to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger if there are not sufficient votes to adopt the merger agreement and approve the merger on the date on which such meeting of William Lyon Homes’ stockholders is held.

In addition, pursuant to the terms of, and subject to the conditions set forth in, the voting agreement, the Lyon Stockholders have agreed to vote and cause to be voted all issued and outstanding Lyon Shares against, and not provide any written consent with respect to or for, the adoption or approval of:

•	any Company Acquisition Proposal (and the transactions contemplated thereby), including any Superior Company Proposal;

•

any action, omission, proposal, transaction or agreement to be taken, consummated or entered into by William Lyon Homes that, if so taken, consummated or entered into by William Lyon Homes would result in (i) a breach by William Lyon Homes of any covenant, representation, warranty or other obligation of William Lyon Homes set forth in the merger agreement or (ii) the failure of any of the conditions to the obligations of Taylor Morrison or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement; or

•

any agreement (including, without limitation, any amendment, waiver, release from, or non-enforcement of any agreement), any amendment, supplement, modification or restatement of the certificate of incorporation or bylaws of William Lyon Homes, to the extent such agreement, amendment, supplement, modification or restatement or other action or failure to act would reasonably be expected to prevent, interfere with, impair or delay the consummation of the merger.

In the event that the William Lyon Homes Board changes its recommendation that the William Lyon Homes stockholders vote for the adoption of the merger agreement, the Lyon Stockholders will only be required under the voting agreement to vote shares of William Lyon Homes common stock equal to 30% of the aggregate voting power attributable to the outstanding shares of William Lyon Homes common stock in accordance with the terms set forth above.

Pursuant to the terms of, and subject to the conditions set forth in, the voting agreement, the Lyon Stockholders may vote in their sole discretion on all issues other than those specified therein.

Furthermore, pursuant to the terms of, and subject to the conditions set forth in, the voting agreement, the Lyon Stockholders agreed to:

•

not permit or allow the Lyon Shares to be (i) transferred and not make any offer or enter into any agreement providing for a transfer of any of the Lyon Shares and not commit to do, consent to, or otherwise facilitate any of the foregoing, except in cases where the transferee executes a customary joinder to the voting agreement in a form reasonably acceptable to Taylor Morrison agreeing to be bound by the voting agreement in the same manner as the Lyon Stockholders, including full recourse to the Lyon Shares so transferred for any violation of the voting agreement by the Lyon stockholders or such transferee or (ii) deposited into a voting trust or become subject to a voting agreement or arrangement or a grant of a proxy or power of attorney (other than pursuant to the voting agreement);

•

not, directly or indirectly, without the prior written consent of Taylor Morrison, transfer or dispose, either voluntarily or involuntarily, any Taylor Morrison common stock received by the Lyon Stockholders in the merger as Merger Consideration (the “Lock-Up”), from the closing date until the date that is six (6) months after the closing date; and

•	consent to the treatment of the Class B Warrant as contemplated by the merger agreement.

In connection with the treatment of the Class B Warrant, Taylor Morrison agreed to take all action reasonably necessary to cause any Taylor Morrison common stock issuable upon exercise of the Replacement Warrant to be listed to be eligible for trading on the NYSE for as long as the Replacement Warrant remains outstanding.

In addition, pursuant to the terms of, and subject to the conditions set forth in, the voting agreement, the Lyon Stockholders also agreed, except as expressly contemplated by the voting agreement or the merger agreement, not to (and, to the extent applicable, instruct and cause their controlled affiliates and representatives not to):

•

initiate, solicit, knowingly facilitate or knowingly encourage any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto, provided that each Lyon Stockholder may (and may permit its affiliates and its and their respective representatives to) participate in discussions and negotiations with William Lyon Homes and/or any person making a Company Acquisition Proposal (or their respective representatives) with respect to such Company Acquisition Proposal to the extent: (i) William Lyon Homes or the William Lyon Homes Board is engaging in discussions or negotiations with such person in accordance with the terms of the merger agreement and (ii) the Lyon Stockholder’s negotiations and discussions are in conjunction with and ancillary to William Lyon Homes’ or the William Lyon Homes Board’s discussions and negotiations with such person making a Company Acquisition Proposal, solely in the case of (ii), subject to promptly and, in any event, within twenty-four (24) hours of receipt thereof, notifying Taylor Morrison of the status and material details thereof (including copies of any written documentation that is material to such Company Acquisition Proposal);

•	approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal;

•	enter into any letter of intent or other similar agreement relating to any Company Acquisition Proposal;

•	resolve or agree to do any of the foregoing;

•

exercise any statutory rights of appraisal or rights to dissent that the Lyon Stockholders may have, or that may arise, under the merger agreement, DGCL or otherwise, with respect to the merger agreement or the merger; or

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enter into any agreement or commitment with any person or entity of the effect of which would violate or prevent, impair or delay the Lyon Stockholders from performing their obligations under the provisions and agreements set forth in the voting agreement.

The voting agreement terminates automatically upon the occurrence of the following:

•	the written consent of Taylor Morrison and the Lyon Stockholders;

•

the earlier of (i) the closing of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement (except for the obligations under the Lock-Up, which will terminate six months after the closing of the transactions contemplated by the merger agreement) and (ii) the termination of the merger agreement in accordance with its terms;

•

any amendment to the merger agreement is effected, any action pursuant to Section 5.11 (Alternative Structure) of the merger agreement is taken or any waiver of William Lyon Homes’ rights under the merger agreement is granted, in each case, without William H. Lyon’s prior written consent (which consent may be granted or withheld in his sole discretion), in each case, that

•	diminishes the Merger Consideration received by the William Lyon Homes stockholders;

•	changes the form of Merger Consideration payable to the William Lyon Homes stockholders;

•	extends the Outside Date or imposes any additional conditions or obligations that would reasonably be expected to prevent the consummation of the merger, or

•

is or would reasonably be expected to affect the economics or any of the material terms of certain specified provisions of the merger agreement in a manner that is materially adverse to William Lyon Homes or any of its stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) who exchange their William Lyon Homes common stock for Taylor Morrison common stock and Cash Consideration in the merger, but does not purport to be a complete analysis of all potential tax effects. The merger for this purpose includes the first merger and the second merger, if it occurs, as part of one integrated plan of reorganization for U.S. federal income tax purposes. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Neither Taylor Morrison nor William Lyon Homes has sought, nor do they intend to seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position regarding the tax consequences of the merger contrary to that discussed below. This discussion assumes that the merger will be consummated in accordance with the merger agreement and as described in this joint proxy statement/prospectus.

This discussion is limited to U.S. Holders that hold shares of William Lyon Homes common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	persons holding shares of William Lyon Homes common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investments companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons for whom William Lyon Homes common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

•	tax-exempt organizations or governmental organizations;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of William Lyon Homes common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell shares of William Lyon Homes common stock under the constructive sale provisions of the Code;

•	persons who hold or receive shares of William Lyon Homes common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of William Lyon Homes common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of William Lyon Homes common stock and the partners in such partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a U.S. Holder is a beneficial owner of shares of William Lyon Homes common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Shares of William Lyon Homes Common Stock

It is a condition to William Lyon Homes’ obligation to consummate the merger that William Lyon Homes receive an opinion from Latham & Watkins LLP (or, if Latham & Watkins LLP is unable to deliver such opinion, from Paul, Weiss, Rifkind, Wharton & Garrison LLP), dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion will be based on customary assumptions and representations from Taylor Morrison and William Lyon Homes, as well as certain covenants and undertakings by Taylor Morrison, William Lyon Homes and Merger Sub (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinion described above may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Taylor Morrison nor William Lyon Homes intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were successfully to challenge the “reorganization” status of the merger, the tax consequences would differ materially from those described in this joint proxy statement/prospectus.

Accordingly, on the basis of such opinion and subject to the discussion below relating to the receipt of cash in lieu of fractional shares:

•	a U.S. Holder of shares of William Lyon Homes common stock generally will not recognize any loss upon the receipt of Merger Consideration in exchange for shares of William Lyon Homes common stock but will recognize gain in an amount equal to the lesser of (i) the amount of Cash Consideration received or (ii) the excess of (A) the amount of Cash Consideration plus the fair market value of the shares of Taylor Morrison common stock received over (B) the U.S. Holder’s adjusted tax basis in the William Lyon Homes common stock surrendered;

•

any such gain recognized should generally be capital gain for U.S. federal income tax purposes and would be long-term capital gain if the shares of William Lyon Homes common stock surrendered had been held for more than one year prior to the effective time of the merger;

•

a U.S. Holder of shares of William Lyon Homes common stock will have a tax basis in the shares of Taylor Morrison common stock received in the merger (including fractional shares deemed received and redeemed as described below) equal to the adjusted tax basis of the shares of William Lyon Homes common stock surrendered in exchange therefor, increased by any gain recognized with respect to any Cash Consideration received, and decreased by the amount of any Cash Consideration received;

•

a U.S. Holder of shares of William Lyon Homes common stock will have a holding period for the shares of Taylor Morrison common stock received in the merger (including fractional shares deemed received and redeemed as described below) that includes its holding period for its shares of William Lyon Homes common stock surrendered in exchange therefor; and

•

if a U.S. Holder of shares of William Lyon Homes common stock acquired different blocks of shares of William Lyon Homes common stock at different times or at different prices, the shares of Taylor Morrison common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be allocated pro rata to each block of shares of William Lyon Homes common stock, and the initial tax basis and holding period of such shares of Taylor Morrison common stock will be determined on a block-for-block approach depending on the adjusted tax basis and holding period of each block of shares of William Lyon Homes common stock exchanged for the Merger Consideration.

Cash in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of a fractional share of Taylor Morrison common stock generally will be treated as having received such fractional share pursuant to the merger and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share of Taylor Morrison common stock and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of William Lyon Homes common stock surrendered which is allocable to the fractional share of Taylor Morrison common stock deemed received. Such gain or loss generally will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the shares of William Lyon Homes common stock surrendered had been held for more than one year prior to the effective time of the merger. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

If the merger qualifies as a “reorganization” under Section 368(a) of the Code, current Treasury Regulations require certain U.S. Holders who are “significant holders” of William Lyon Homes common stock (generally, a U.S. Holder that owns at least 1% of the outstanding William Lyon Homes common stock or has a basis in William Lyon Homes securities of at least $1,000,000 immediately before the merger) to comply with certain reporting requirements. Significant holders generally will be required to file a statement with their U.S. federal income tax returns for the taxable year in which the merger occurs setting forth certain information with respect to the transaction. Holders are urged to consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement. In addition, a U.S. Holder may be subject to information reporting and backup withholding when such holder receives cash in lieu of fractional shares of Taylor Morrison common stock in the merger. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders are urged to consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Taylor Morrison and William Lyon Homes entered into the merger agreement on November 5, 2019. Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into William Lyon Homes with William Lyon Homes surviving the merger as a direct subsidiary of Taylor Morrison, and each share of William Lyon Homes common stock will be converted into the right to receive the Merger Consideration. Upon completion of the merger, the separate corporate existence of Merger Sub will cease, and William Lyon Homes will continue as the Surviving Corporation in the merger.

The following presents the unaudited pro forma condensed combined balance sheets of Taylor Morrison and William Lyon Homes, giving effect to the merger as if it had been consummated on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and for the year ended December 31, 2018 present the historical consolidated statements of operations of Taylor Morrison and William Lyon Homes, giving effect to the merger as if it had been consummated on January 1, 2018, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 also gives effect to the acquisition by Taylor Morrison of AV Homes in October 2018, as if it had occurred on January 1, 2018. The fiscal years of Taylor Morrison and William Lyon Homes both end on December 31.

As of the date of this joint proxy statement/prospectus, Taylor Morrison has not completed its fair value measurements with respect to the William Lyon Homes’ assets to be acquired and the William Lyon Homes liabilities to be assumed. In connection with the preparation of the unaudited pro forma condensed combined financial statements, Taylor Morrison has estimated the fair value of William Lyon Homes’ owned inventory, deferred tax assets and total debt based on discussions with William Lyon Homes’ management, preliminary analyses, due diligence and information presented in public filings. The valuations necessary to arrive at estimates of the fair value of the William Lyon Homes assets to be acquired and the William Lyon Homes liabilities to be assumed are preliminary and subject to completion. All other assets, liabilities, and noncontrolling interest for consolidated entities are presented at carrying value and are also subject to completion of fair value analysis. In addition, there may be additional adjustments necessary to conform William Lyon Homes accounting policies to Taylor Morrison’s accounting policies. A final determination of the fair value of William Lyon Homes’ assets and liabilities will be based on the actual assets and liabilities of William Lyon Homes that exist as of the date of completion of the merger, the market value of Taylor Morrison common stock, and the final closing balance sheet of William Lyon Homes. Additionally, the final value of the consideration to be paid by Taylor Morrison to complete the merger will be determined based on the ending number of shares of William Lyon Homes common stock outstanding at the time of the completion of the merger. Within 12 months after the completion of the merger, final valuations will be completed and reflected in the combined company’s financial information. There may be differences between these preliminary estimates and the final valuations, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. Accordingly, the preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below and are subject to further adjustments.

These unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with (i) the unaudited interim consolidated financial statements of Taylor Morrison and William Lyon Homes contained in their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2019, (ii) the audited consolidated financial statements of Taylor Morrison and William Lyon Homes contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2018 and (iii) the unaudited interim unaudited interim consolidated financial statements of AV Homes for the nine months ended September 30, 2018, all of which are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Taylor Morrison would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of the future consolidated results of operations or consolidated financial position of the combined company.

Taylor Morrison Home Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2019

	Taylor Morrison Condensed Historical	William Lyon Homes Condensed Historical	Pro Forma Merger Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$222,049	$42,118	$(91,852	)(a)	$172,315
Restricted cash	1,747	—	—		1,747

Total cash, cash equivalents, and restricted cash	223,796	42,118	(91,852)		174,062
Owned inventory	4,229,971	2,327,582	(263,292	)(b)	6,294,261
Real estate not owned	23,703	215,541	—		239,244

Total real estate inventory	4,253,674	2,543,123	(263,292)		6,533,505
Land deposits	41,790	—	136,549	(c)	178,339
Mortgage loans held for sale	108,550	168,093	(6,875	)(d)	269,768
Investments in unconsolidated entities	128,363	1,552	—		129,915
Deferred tax assets, net	142,597	46,254	41,186	(e)	230,037
Operating lease right of use assets	37,751	37,000	—		74,751
Property and equipment and other assets, net	253,911	57,169	(2,764	)(f)	308,316
Goodwill	149,428	123,695	154,012	(g)	427,134

Total assets	$5,339,860	$3,019,004	$(33,037)		$8,325,827

Liabilities
Accounts payable	$189,556	$114,810	$—		$304,366
Accrued expenses and other liabilities	252,687	249,099	(32,418	)(h)	469,368
Operating lease liabilities	43,171	—	37,900	(i)	81,071
Income taxes payable	7,598	—	692	(j)	8,290
Customer deposits	184,975	—	—		184,975
Estimated development liability	36,762	—	—		36,762
Total debt, net	2,115,430	1,407,191	161,826	(k)	3,684,447
Liabilities attributable to real estate not owned	23,703	215,541	—		239,244

Total liabilities	2,853,882	1,986,641	168,000		5,008,523
Total stockholders’ equity	2,485,978	1,032,363	(201,037	)(l)	3,317,304

Total liabilities and stockholders’ equity	$5,339,860	$3,019,004	$(33,037)		$8,325,827

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2019

(dollars in thousands, except for per share amounts)

(a) Adjustments to Cash and Cash Equivalents

In accordance with the Merger Agreement, Taylor Morrison will pay holders of William Lyon Homes common stock aggregate Merger Consideration consisting of an estimated total of $94.6 million in cash and 32.1 million shares of Taylor Morrison common stock. Per the Merger Agreement, the holders of William Lyon Homes common stock will receive per share consideration consisting of (i) shares of Taylor Morrison common stock based on a conversion ratio as described in footnote 3 - Preliminary Purchase Price and (ii) $2.50 in cash per share of William Lyon common stock. Refer to footnote 3 - Preliminary Purchase Price for a reconciliation of all consideration transferred

William Lyon Homes basic shares of common stock outstanding as of September 30, 2019	37,846,420
Purchase price per share of common stock outstanding	$2.50
Portion of purchase price assumed to paid in cash	$94,616
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified William Lyon Homes escrow proceeds receivable from Property and equipment and other assets, net to cash and cash equivalents	2,764

Total Adjustment to Cash and cash equivalents	$(91,852)

(b) Adjustments to Owned Inventory
To reflect Taylor Morrison management’s preliminary estimate of fair value adjustments of inventories owned by William Lyon Homes (excluding homes in backlog) in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures	$(126,743)
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the land deposit balance of William Lyon Homes from Owned Inventory to Land Deposits. See Footnote C below	(136,549)

Total Adjustment to Owned Inventory	$(263,292)

(c) Adjustments to Land Deposits
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the land deposit balance of William Lyon Homes from Owned Inventory to Land Deposits	$136,549

(d) Adjustments to Mortgage loans held for sale
To reflect the elimination of goodwill associated with William Lyon Homes’ financial services segment recorded by William Lyon Homes within mortgage loans held for sale to conform with Taylor Morrison’s financial statement presentation	$6,875

(e) Adjustments to Deferred Income Taxes, net
To reflect the valuation impact of the portion of the purchase price allocated to the assets and liabilities that is non-deductible for income tax purposes	$41,186

(f) Adjustments to Property and equipment and other assets, net
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified William Lyon Homes escrow proceeds receivable from Property and equipment and other assets, net to cash and cash equivalents	$(2,764)

(g) Adjustments to Goodwill
To eliminate goodwill from William Lyon Homes’ balance sheet as of September 30, 2019	$(123,695)
To reflect the excess of the purchase price over the fair value of the William Lyon Homes net assets acquired. Refer to footnote 3 - Preliminary Purchase Price for a reconciliation of preliminary fair value of the William Lyon Homes assets acquired	277,706

Net adjustment to goodwill	$154,012

(h) Adjustments to Accrued Expenses and Other Liabilities
Reflects Taylor Morrison estimated non-recurring expenses resulting directly from the Merger	$65,000
Reflects William Lyon Homes estimated non-recurring expenses resulting directly from the Merger	65,000
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified lease obligations from William Lyon Homes’ Accrued expenses and other liabilities to Operating lease liabilities	(37,900)
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified warehouse facilities relating to William Lyon Homes’ financial services segment from William Lyon Homes’ Accrued expenses and other liabilities to Total debt, net	(123,826)
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the amount relating to William Lyon Homes’ income taxes payable from Accrued expenses and other liabilities to Income taxes payable	(692)

Net adjustment to Accrued Expenses and Other Liabilities	$(32,418)

(i) Adjustments to Operating lease liabilities
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified lease obligations from William Lyon Homes’ Accrued expenses and other liabilities to Operating lease liabilities	$37,900

(j) Adjustments to Income taxes payable
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the amount relating to William Lyon Homes’ income taxes payable to Income taxes payable	$692

(k) Adjustments to Total Debt, Net
To reflect the increase in estimated fair value of William Lyon Homes senior notes using quoted or estimated market prices	$38,000
To reflect the reclassification of William Lyon’s warehouse facilities relating to their financial services segment to Total debt, net, in order to conform with Taylor Morrison’s financial statement presentation	123,826
To reflect borrowings on Taylor Morrison’s revolving credit facility to repay William Lyon Homes’ revolving credit facility at the Effective Time	150,000
To reflect the repayment of William Lyon Homes’ revolving credit facility	(150,000)

Net adjustment to Accrued Expenses and Other Liabilities	$161,826

(l) Adjustments to Total Stockholders’ Equity
To reflect Taylor Morrison’s estimate of non-capitalizable expenses for the Merger. See Footnote H	$(65,000)
To reflect the portion of the purchase price assumed to be paid in Taylor Morrison common stock.(1)	759,927
To reflect elimination of William Lyon Homes total stockholder’s equity, excluding noncontrolling interest, as of September 30, 2019	(895,964)

Net adjustment to total stockholders’ equity	$(201,037)

(1)

Pursuant to the Merger Agreement, a portion of consideration transferred will be an exchange of Taylor Morrison common stock for William Lyon Homes common stock. The value of the exchange is based on the number of shares of Taylor Morrison common stock issued at a conversion ratio of 0.8000, utilizing the number of shares of William Lyon Homes common stock outstanding as of September 30, 2019, and a purchase price of $2.50 per share. Refer to footnote 3—Preliminary Purchase Price for reconciliation of consideration transferred.

Taylor Morrison Home Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2019

	Taylor Morrison Condensed Historical	William Lyon Homes Condensed Historical	Pro Forma Merger Adjustments		Pro Forma Combined
Home and land closings revenue, net	$3,219,643	1,382,057	18,451	(m)	4,620,151
Financial services revenue	62,117	19,857	—		81,974
Amenity and other revenue	13,863	6,165	20,916	(m)	40,944

Total revenues	3,295,623	1,408,079	39,367	(m)	4,743,069
Cost of home and land closings	2,629,386	1,165,185	16,228	(m)	3,810,799
Financial services expenses	36,595	17,689	—		54,284
Amenity and other expenses	12,754	5,732	16,071	(m)	34,557

Total cost of revenues	2,678,735	1,188,606	32,299	(m)	3,899,640
Gross margin	616,888	219,473	7,068	(m)	843,429
Sales, general and administrative expenses	347,799	164,777	—		512,576
Equity in income of unconsolidated entities	(7,983)	(2,643)	—		(10,626)
Interest income and other expenses, net	(3,742)	(5,706)	4,016	(n)	(5,432)
Transaction expenses	6,496	990	—		7,486
Loss on extinguishment of debt	5,806	1,433	—		7,239

Income before income taxes	268,512	60,622	3,052		332,186
Income tax provision	68,307	13,548	763	(o)	82,618

Net income before allocation to non-controlling interests	200,205	47,074	2,289		249,568
Net income attributable to non-controlling interests	(211)	(19,024)	—		(19,235)

Net income available to Taylor Morrison Home Corporation/William Lyon Homes	$199,994	$28,050	$2,289		$230,333

Earnings per common share
Basic	$1.86	$0.74			$1.65
Diluted	$1.84	$0.72			$1.62 (q)
Weighted average number of shares of common stock:
Basic	107,389	37,756	(5,678	)(r)	139,467
Diluted	108,599	38,944	(5,142	)(r)	142,401

Taylor Morrison Home Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018

	Taylor Morrison Condensed Historical	AV Homes Condensed Historical	Pro Forma Merger Adjustments(s)	Taylor Morrison / AV Homes Pro Forma Combined	William Lyon Homes Condensed Historical	Pro Forma Merger Adjustments		Pro Forma Combined
Home and land closings revenue, net	$4,155,117	$539,536	—	$4,694,653	2,081,721	11,426	(m)	6,787,800
Financial services revenue	67,758	—	—	67,758	—	—		67,758
Amenity and other revenue	4,518	13,209	—	17,727	5,450	2,663	(m)	25,840

Total revenues	4,227,393	552,745	—	4,780,138	2,087,171	14,089	(m)	6,881,398
Cost of home and land closings	3,444,311	445,510	9,031	3,898,852	1,703,298	6,957	(m)	5,609,107
Financial services expenses	41,469	—	—	41,469	5,146	—		46,615
Amenity and other expenses	3,420	13,354	—	16,774	—	1,851	(m)	18,625

Total cost of revenues	3,489,200	458,864	9,031	3,957,095	1,708,444	8,808	(m)	5,674,347
Gross margin	738,193	93,881	(9,031)	823,043	378,727	5,281	(m)	1,207,051
Sales, general and administrative expenses	416,943	84,192	—	501,135	233,767	—		734,902
Equity in income of unconsolidated entities	(13,332)	—	—	(13,332)	(3,118)	—		(16,450)
Interest income and other expenses, net	10,177	7,624	(9,031)	8,770	(567)	2,834	(n)	11,037
Transaction expenses	50,889	—	—	50,889	3,907	—		54,796
Loss on extinguishment of debt	—	—	—	—	(1,015)	—		(1,015)

Income before income taxes	273,516	2,065	—	275,581	145,753	2,447		423,781
Income tax provision	63,036	1,295	—	64,331	30,620	612	(o)	95,563

Net income before allocation to non-controlling interests	210,480	770	—	211,250	115,133	1,835		328,218
Net income attributable to non-controlling interests	(4,116)	—	—	(4,116)	(23,537)	(2,018	)(p)	(29,671)

Net income available to Taylor Morrison Home Corporation/William Lyon Homes	$206,364	$770	—	$207,134	$91,596	$(183)		$298,547

Earnings per common share
Basic	$1.85	$0.03	—	$1.85	$2.42			$2.08
Diluted	$1.83	$0.03	—	$1.84	$2.32			$2.05 (q)
Weighted average number of shares of common stock:
Basic	111,743	22,587	(22,587)	111,743	37,832	(5,754	)(r)	143,821
Diluted	115,119	22,998	(22,998)	115,119	39,419	(5,617	)(r)	148,921

Notes to Unaudited Pro Forma Condensed Statements of Operations

for the Year Ended December 31, 2018, the Nine Months Ended September 30, 2019

(dollars in thousands, except for per share amounts)

	For the nine months ended September 30, 2019	For the twelve months ended December 31, 2018
(m) Adjustments within Total Revenues and Total Cost of Revenues
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the portion of William Lyon land closings revenue from Interest income and other expenses, net to home and land closings revenue, net	$18,451	$11,426
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the portion of apartment and commercial revenue from interest income and other expenses, net to amenity and other revenue	$20,916	$2,663

Adjustment to Total Revenues	$39,367	$14,089

Adjustment to cost of home and land closings to reflect the amortization of the capitalized William Lyon Homes senior notes fair value premium resulting from purchase accounting	$(3,052)	$(2,447)
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the portion of costs of land closings from interest income and other expenses, net to cost of home and land closings	$19,280	$9,404

Adjustment to cost of home and land closings	16,288	6,957

To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the portion of costs of apartment and commercial sales from interest income and other expenses, net to amenity and other expenses	$16,071	$1,851

Adjustment to Total cost of revenues	$32,299	$8,808

Adjustment to Gross Margin	$7,068	$5,281

(n)Adjustments to Interest Income and Other Expenses, Net
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the portion of land closings revenue from Interest income and other expenses, net to Home and land closings revenue, net	$18,451	$11,426

To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the portion of apartment and commercial revenue from interest income and other expenses, net to amenity and other revenue	$20,916	$2,663

Adjustment to Total Revenues	$39,367	$14,089

To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the portion of costs of land closings from Interest income and other expenses, net to Cost of home and land closings	$(19,280)	$(9,404)
To reflect a reclassification in order to conform with Taylor Morrison’s financial statement presentation, Taylor Morrison reclassified the portion of costs of apartment and commercial sales from interest income and other expenses, net to amenity and other expenses	$(16,071)	$(1,851)

Adjustment to Total cost of revenues	$(35,351)	$(11,255)

Adjustment to interest income and other expenses, net to reflect the reclassification to gross margin	$4,016	$2,834

	For the nine months ended September 30, 2019	For the twelve months ended December 31, 2018
(o) Adjustments to Income Tax Provision
To reflect the impact to the income tax provision for the pro forma adjustments at the estimated combined pro forma effective tax rate of 25%.	$763	$612
(p)Adjustments to Net Income Attributable to Non-Controlling Interests
For the year ended December 31, 2018, a portion of net income attributable to non-controlling interests is based on the Former Principal Equityholders’ weighted average ownership percentage of Taylor Morrison. The adjustment presented reflects the pro forma net income associated with the Former Principal Equityholders’ ownership and subsequently the adjusted net income available to the pro forma combined Taylor Morrison and William Lyon Homes company.(1)	$—	$2,018

(1)

Former principal equityholders of Taylor Morrison consisted of affiliates of TPG Global, LLC (“TPG”), investment funds managed by Oaktree Capital Management, L.P. (“Oaktree”), and current and former members of Taylor Morrison’s management. As of January 17, 2018, TPG and Oaktree no longer had an investment in Taylor Morrison and therefore there is no pro-forma adjustment for the nine months ended September 30, 2019.

	For the nine months ended September 30, 2019	For the twelve months ended December 31, 2018
(q) Diluted Earnings Per Share Reconciliation
Numerator:
Net income Available to Taylor Morrison Home Corporation/William Lyon Homes	$230,333	$298,547
Net income attributable to non-controlling interests -Former Principal Equityholders	$—	$5,601
Loss fully attributable to public holding company - Taylor Morrison Home Corporation	$—	$540

Net Income—diluted	$230,333	$304,688

Denominator:
Weighted average shares—diluted	142,401	148,921
Calculated earnings per share—diluted	$1.62	$2.05
(r) Adjustments to Weighted Average Shares
To reflect the pro forma shares outstanding after issuance of Taylor Morrison common stock related to the acquisition and cancellation of William Lyon Homes’ common stock:
Issuance of Taylor Morrison common stock	32,078	32,078
Cancellation of William Lyon Homes common stock	(37,756)	(37,832)

Basic Weighted Average Number of Shares	(5,678)	(5,754)

Issuance of Taylor Morrison common stock	32,078	32,078
Issuance of Taylor Morrison Warrants	1,724	1,724
Cancellation of William Lyon Homes common stock and warrants	(38,944)	(39,419)

Diluted Weighted Average Number of Shares	(5,142)	(5,617)

(s) Adjustments to AV Homes Condensed Historical Statement of Operations for the year ended December 31, 2018

On October 2, 2018 Taylor Morrison completed the acquisition of AV Homes. In accordance with Article 11 of Regulation S-X, Taylor Morrison included the historical results for AV Homes for the period presented and made the following adjustments:

To reflect the capitalization of AV Homes’ interest expense incurred relating to homebuilding operations and subsequent amortization of such expense. All interest expense incurred by AV Homes will be capitalizable as a result of sufficient qualifying assets following the merger.

Adjustment to cost of home closings to reflect the capitalization of interest expense for the periods presented.		$(9,031)
Adjustment to amortization to reflect the amortization of interest expense for the periods presented.		9,031
Basic Weighted Average Number of Shares.
Cancellation of AV Homes Common Stock.		(22,587)
Diluted Weighted Average Number of Shares.
Cancellation of AV Homes Common Stock.		(22,998)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11 which gives effect to the Merger under Accounting Standards Codification Topic 805, “Business Combinations” using the acquisition method of accounting giving effect to the Merger involving Taylor Morrison and William Lyon Homes, with Taylor Morrison as the accounting acquirer.

The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company, based on the historical financial statements of Taylor Morrison and William Lyon Homes, after giving effect to the Merger and adjustments described in the notes thereto, and are intended to reflect the impact of the Merger on Taylor Morrison’s condensed consolidated financial statements. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position of the combined company had the Merger been consummated at September 30, 2019 or the results of operations of the combined company had the Merger been consummated at January 1, 2018, nor is it necessarily indicative of the results of operations of the combined company in future periods or the future financial position of the combined company.

Under the acquisition method of accounting, the assets and liabilities of William Lyon Homes will be recorded at the respective fair values on the closing date of the Merger. The fair value on the Merger date represents management’s best preliminary estimates based on available information and facts and circumstances in existence on the Merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is preliminary and subject to adjustment. Adjustments may include, but not be limited to, changes in (i) the underlying values of assets and liabilities if market conditions differ from current assumptions; or (ii) if information unknown as of the completion of the Merger becomes known.

The accounting policies of both Taylor Morrison and William Lyon Homes are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be determined.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary valuation of the net assets acquired including goodwill. The valuation of the assets and liabilities in these unaudited pro forma condensed combined financial statements is based upon the estimated purchase price. This amount was derived based on the Merger Consideration to be paid to holders of William Lyon Homes common stock. Under the Merger Agreement, the holders of William Lyon Homes common stock will receive per share consideration consisting of (i) 0.8000 of a share of Taylor Morrison common stock and (ii) $2.50 in cash per share of William Lyon Homes common stock. The actual number of shares of Taylor Morrison common stock to be issued in the Merger will be based upon the actual number shares of William Lyon Homes common stock outstanding immediately prior to the Effective Time.

2. Estimated Merger and Integration Costs

In connection with the Merger, the plan to integrate Taylor Morrison’s and William Lyon Homes’ operations is still being developed. The combined company expects to incur costs associated with integrating the operations of Taylor Morrison and William Lyon Homes. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from expected operating efficiencies or synergies. Over the next several months, the specific details of these plans will continue to be refined. Taylor Morrison and William Lyon Homes are currently in the process of assessing their respective businesses to determine where they may eliminate potential redundancies. Taylor Morrison expects to incur Merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. Taylor Morrison currently estimates that combined Merger-related costs will be approximately $130.0 million and expects they will be incurred primarily in the year ending December 31, 2020. These estimated costs are not reflected in the accompanying pro forma condensed combined statement of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 because they are non-recurring, but they are reflected in the pro forma condensed combined balance sheet as of September 30, 2019 as an adjustment to retained earnings within Total Stockholder’s equity.

3. Preliminary Purchase Price

The purchase price in the Merger is estimated to be approximately $854.5 million. This amount was derived based on the Merger Consideration to be paid to holders of William Lyon Homes common stock. Per the Merger Agreement, the holders of William Lyon Homes common stock will receive per share consideration consisting of (i) shares of Taylor Morrison common stock based on a conversion ratio as noted in the table below and (ii) $2.50 in cash per share of William Lyon common stock. The following is a preliminary calculation of the purchase price.

(Dollars in thousands)	Unconverted William Lyon Homes Share Counts	Conversion Ratio	Converted William Lyon Homes Shares to Taylor Morrison Shares
Basic shares of common stock outstanding as of September 30, 2019	37,846,420	0.8000	30,277,136
Dilutive securities outstanding as of September 30, 2019	1,988,751	0.9055	1,800,814

Total diluted shares of common stock outstanding as of September 30, 2019	39,835,171		32,077,950

William Lyon Homes basic shares of common stock outstanding as of September 30, 2019	37,846,420
$2.50 per share of William Lyon common stock consideration	$2.50

Consideration attributable to cash	$94,616

Total William Lyon Homes diluted shares of common stock converted to Taylor Morrison shares of common stock outstanding as of September 30, 2019	32,077,950
Per share price of consideration	$23.69

Consideration attributable to Taylor Morrison common stock(1)	$759,927

Total purchase price	$854,543

(1)	A 1.0% increase or decrease in the stock price of Taylor Morrison common stock would increase or decrease the consideration by approximately $7.6 million and impact goodwill by a corresponding amount.

The following is a preliminary estimate of the fair value of William Lyon Homes’ assets to be acquired and the William Lyon Homes liabilities to be assumed by Taylor Morrison in the Merger, reconciled to the estimate of the purchase price. For purposes of this allocation only, Owned Inventory, deferred tax assets, and total debt reflect a preliminary estimate of fair value. All other assets and liabilities are presented at carrying value and are also subject to completion of the fair value analysis.

(Dollars in thousands)
Total purchase price	$854,543
William Lyon Homes assets acquired:
Cash and cash equivalents	$44,882
Owned inventory	2,064,290
Real estate not owned	215,541
Land Deposits	136,549
Property and equipment and other assets, net	217,175
Deferred tax assets, net	87,440
Operating lease right of use assets	37,000
Goodwill	277,706

Total William Lyon Homes assets acquired	$3,080,583

William Lyon Homes liabilities assumed:
Accounts payable	$114,810
Accrued expenses and other liabilities	151,681
Operating lease liabilities	37,900
Income taxes payable	692
Total debt, net	1,569,017
Liabilities attributable to real estate not owned	215,541

Total William Lyon Homes liabilities assumed	$2,089,641

Minority interest in consolidated entities	136,398

William Lyon Homes net assets acquired	$854,543

4. Bridge Loan Financing

In connection with the Merger, Taylor Morrison obtained definitive financing commitments for a 364-day bridge loan, but does not expect to utilize the loan for financing the Merger. The loan is intended to be in place in the event Taylor Morrison is required to finance an offer to repurchase the acquired long-term debt securities of William Lyon Homes. Taylor Morrison has incurred $6.1 million in bridge loan fees which will be capitalized and amortized over a 12 month period. As Taylor Morrison does not expect to utilize the bridge loan, it is not reflected in the pro-forma information. The fees are non-recurring in nature and therefore are only presented in the pro-forma balance sheet.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Comparison of Taylor Morrison and William Lyon Homes Stock Prices

Shares of Taylor Morrison common stock and William Lyon Homes Class A common stock are listed for trading on the NYSE under the symbols “TMHC” and “WLH”, respectively. The following table sets forth the closing price per share of Taylor Morrison common stock and William Lyon Homes Class A common stock as of November 5, 2019, the last full trading day prior to the public announcement of the merger, and December 5, 2019, the latest practicable trading date prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the Merger Consideration for each share of William Lyon Homes Class A common stock as of the same two dates. This implied value was calculated by multiplying the closing price per share of Taylor Morrison common stock on the relevant date by the exchange ratio of 0.8000 and adding the cash portion of the Merger Consideration of $2.50 per share, without interest.

	Taylor Morrison common stock	William Lyon Homes common stock	Implied Per Share Value of Merger Consideration
November 5, 2019	$23.69	$18.40	$21.45
December 5, 2019	$23.27	$20.97	$21.12

The market prices of Taylor Morrison common stock and William Lyon Homes Class A common stock have fluctuated since the dates set forth above and will continue to fluctuate between the date of this joint proxy statement/prospectus, the date of the Taylor Morrison special meeting, the date of the William Lyon Homes special meeting and the date the merger is completed. No assurance can be given concerning the market prices of Taylor Morrison common stock or William Lyon Homes Class A common stock before completion of the merger or Taylor Morrison common stock after completion of the merger.

The exchange ratio with respect to the Stock Consideration is fixed and will not be adjusted to reflect changes in the stock price of either company prior to the closing of the merger. Because the exchange ratio is fixed, changes in the market price of Taylor Morrison common stock prior to the merger will affect the value of the Merger Consideration that William Lyon Homes stockholders will receive. Such market price (and therefore the implied value of the Merger Consideration) could be greater than, less than or the same as shown in the table above. Accordingly, William Lyon Homes stockholders are advised to obtain current market quotations for Taylor Morrison common stock and William Lyon Homes Class A common stock in deciding whether to vote for adoption of the merger agreement.

Comparison of Taylor Morrison and William Lyon Homes Dividend Information

The following table sets forth, for the periods indicated, the dividends paid per share of Taylor Morrison common stock and William Lyon Homes Class A common stock, respectively.

Calendar Period	Taylor Morrison	William Lyon Homes
Year ended December 2017	$0.00	$0.00
Year ended December 2018	$0.00	$0.00
2019 through December 5	$0.00	$0.00

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF TAYLOR MORRISON

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Taylor Morrison common stock, as of December 5, 2019 (except as otherwise noted), of each person or group who is known by Taylor Morrison to be a beneficial owner of more than five percent of the outstanding shares of Taylor Morrison common stock, each director of Taylor Morrison, each of Taylor Morrison’s named executive officers and all directors and executive officers of Taylor Morrison as a group. The information below regarding beneficial ownership of Taylor Morrison common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of Taylor Morrison common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

Percentage computations are based on 105,840,602 shares of Taylor Morrison common stock outstanding as of December 4, 2019. To Taylor Morrison’s knowledge, except as otherwise noted in the footnotes to the following table, each person or entity identified below has sole voting and investment power with respect to such securities, and none of the shares of Taylor Morrison common stock owned by Taylor Morrison’s directors or executive officers was pledged.

Name	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1)	11,101,774	10.5%
BlackRock, Inc.(2)	9,106,907	8.6%
FMR LLC(3)	8,754,020	8.3%
Dimensional Fund Advisors LP(4)	8,734,795	8.3%
Donald Smith & Co., Inc.(5)	8,593,698	8.1%
TPG Advisors VI, Inc.(6)	8,208,737	7.8%
Sheryl D. Palmer	880,070	*
C. David Cone(7)	359,353	*
Darrell C. Sherman	91,767	*
Jeffry L. Flake	—	*
Peter Lane	70,826	*
Anne L. Mariucci	48,249	*
David C. Merritt	44,774	*
Andrea Owen	3,671	*
Denise F. Warren	3,671	*
All directors and executive officers as a group (10 persons)	1,502,381	1.4%

*	Less than one percent.
(1)

As reported in a Schedule 13G/A filed with the SEC on March 11, 2019, The Vanguard Group has sole voting power over 135,143 shares of Taylor Morrison common stock, shared voting power over 13,233 shares of Taylor Morrison common stock, sole dispositive power over 10,966,957 shares of Taylor Morrison common stock and shared dispositive power over 134,817 shares of Taylor Morrison common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)

As reported in a Schedule 13G/A filed with the SEC on February 6, 2019, BlackRock, Inc. has sole voting power over 8,804,236 shares of Taylor Morrison common stock and sole dispositive power over 9,106,907 shares of Taylor Morrison common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)	As reported in a Schedule 13G/A filed with the SEC on January 10, 2018, FMR LLC and Abigail P. Johnson have sole voting power over 1,422,978 shares of Taylor Morrison common stock and sole dispositive power over 8,754,020 shares of Taylor Morrison common stock. The address for each of the foregoing beneficial owners is 245 Summer Street, Boston, Massachusetts 02210.
(4)

As reported in a Schedule 13G/A filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP has sole voting power over 8,565,518 shares of Taylor Morrison common stock and sole dispositive power over 8,734,795 shares of Taylor Morrison common stock. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)

As reported in a Schedule 13G filed with the SEC on February 8, 2019, Donald Smith & Co., Inc. has sole voting power over 3,957,108 shares of Taylor Morrison common stock and sole dispositive power over 8,593,698 shares of Taylor Morrison common stock, and Donald Smith Long/Short Equities Fund, L.P. has sole voting power over 27,347 shares of Taylor Morrison common stock and sole dispositive power over 8,593,698 shares of Taylor Morrison common stock. The address for each of the foregoing beneficial owners is 152 West 57th Street, New York, New York 10019.

(6)

As reported in a Schedule 13G filed with the SEC on October 12, 2018, TPG Advisors VI, Inc. (“TPG Advisors”), David Bonderman and James G. Coulter have shared voting power over 8,208,737 shares of Taylor Morrison common stock and shared dispositive power over 8,208,737 shares of Taylor Morrison common stock. The address for each of the foregoing beneficial owners is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. Represents shares received by TPG Advisors in connection with the acquisition of AV Homes on October 2, 2018.

(7)	Includes 2,200 shares of Taylor Morrison common stock held in a family trust, of which Mr. Cone serves as trustee.
(5)	Includes 8,925 shares of Taylor Morrison common stock held in a family trust, of which Ms. Mariucci serves as trustee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS OF WILLIAM LYON HOMES

The following table sets forth information as of November 27, 2019 regarding the beneficial ownership of William Lyon Homes Class A common stock and William Lyon Homes Class B common stock by: (i) each of William Lyon Homes’ directors; (ii) each of William Lyon Homes’ named executive officers for the year ended December 31, 2018; (iii) all of William Lyon Homes’ current directors and current executive officers as a group; and (iv) each person known by William Lyon Homes to be the beneficial owner of more than 5% of any class of William Lyon Homes’ outstanding voting securities based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedule 13G through November 27, 2019. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise noted below, the address of each stockholder below is c/o William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

Percentage computations are based on 33,983,093 shares of William Lyon Homes Class A common stock outstanding and 4,817,394 shares of William Lyon Homes Class B common stock outstanding, in each case, as of November 27, 2019. To William Lyon Homes’ knowledge, except as otherwise noted in the footnotes to the following table, each person or entity identified below has sole voting and investment power with respect to such securities, and none of the shares of William Lyon Homes common stock owned by William Lyon Homes’ directors or executive officers was pledged.

		CLASS A COMMON STOCK(1)			CLASS B COMMON STOCK(1)			PERCENT OF TOTAL VOTING POWER(2)(3)
NAME	TITLE	Number		Percent of Class(2)	Number		Percent of Class
Named Executive Officers and Directors:

William H. Lyon	Executive Chairman and Chairman of the Board	390,321	(4)	1.1%	6,724,944	(5)	100%	50.3%

Matthew R. Zaist	President & Chief Executive Officer and Director	902,695	(6)	2.6%	—		—	1.5%

Brian W. Doyle	Executive Vice President & Chief Operating Officer	267,643	(7)	*	—		—	*

Colin T. Severn	Senior Vice President & Chief Financial Officer	140,597	(8)	*	—		—	*

Jason R. Liljestrom	Senior Vice President, General Counsel & Corporate Secretary	59,151	(9)	*	—		—	*

		CLASS A COMMON STOCK(1)			CLASS B COMMON STOCK(1)		PERCENT OF TOTAL VOTING POWER(2)(3)
NAME	TITLE	Number		Percent of Class(2)	Number	Percent of Class
Douglas K. Ammerman	Director	58,019	(10)	*	—	—	*

Eric A. Anderson	Director	14,134	(11)

Thomas F. Harrison	Director	29,087	(12)	*	—	—	*

Gary H. Hunt	Director	43,986	(13)	*	—	—	*

Lynn Carlson Schell	Director	65,417	(14)	*	—	—	*

All directors and executive officers as a group (10 individuals)		1,971,050	(15)	5.7%	6,724,944	100%	52.3%

5% Stockholders (not listed above):

BlackRock, Inc.(16)		5,874,202		17.3%	—	—	10.1%

Dimensional Fund Advisors LP(17)		2,770,921		8.2%	—	—	4.8%

Long Pond Capital LP(18)		2,250,252		6.6%	—	—	3.88%

Principal Global Investors, LLC(19)		1,763,873		5.2%	—	—	3.0%

*	Less than one percent.
(1)

Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of November 27, 2019, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)

Based on (i) 33,983,093 shares of William Lyon Homes Class A common stock issued and outstanding as of November 27, 2019, including an aggregate of 954,067 shares of unvested restricted stock, (ii) 4,817,394 shares of William Lyon Homes Class B common stock outstanding as of November 27, 2019, and (iii) 1,907,550 shares of William Lyon Homes Class B common stock issuable upon the exercise of a warrant (the “Class B Warrant”) held by Lyon Shareholder 2012, LLC (“Lyon LLC”). The Class B Warrant is exercisable at any time prior to February 24, 2022. Shares of William Lyon Homes common stock which the applicable stockholder has the right to acquire within 60 days of November 27, 2019, are deemed to be outstanding and beneficially owned by the person holding such rights for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)

Each share of William Lyon Homes Class A common stock and unvested restricted stock is entitled to one vote per share. Each share of William Lyon Homes Class B common stock is entitled to five votes per share.

(4)

Includes (i) 216,083 shares of William Lyon Homes Class A common stock, (ii) 91,305 shares of unvested restricted stock, (iii) 80,000 shares of William Lyon Homes Class A common stock subject to options exercisable within 60 days of November 27, 2019, and (iv) 2,933 shares of William Lyon Homes Class A common stock held by The William Harwell Lyon Separate Property Trust established July 28, 2000 (the “Lyon Trust”). William H. Lyon (William Lyon Homes’ Executive Chairman and Chairman of the Board) is Trustee of the Lyon Trust and holds voting and dispositive power over these shares. The address of The William Harwell Lyon Separate Property Trust is c/o William H. Lyon, PO Box 8858, Newport Beach, CA 92658-8858.

(5)

Represents (i) 4,817,394 shares of William Lyon Homes Class B common stock held by Lyon LLC and (ii) the Class B Warrant held by Lyon LLC. The William Lyon Homes Class B common stock is convertible into William Lyon Homes Class A common stock at any time at the election of the holder, as well as under certain other circumstances. The Class B Warrant is immediately exercisable and expires on February 24, 2022. The members of Lyon LLC are the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 1 established December 24, 2012, the LYON SHAREHOLDER 2012 IRREVOCABLE TRUST NO. 2 established December 24, 2012 and the Lyon Trust (collectively, the “Trusts”). William H. Lyon (William Lyon Homes’ Executive Chairman and Chairman of the Board) is the beneficiary of each of the Trusts, and is the manager of Lyon LLC. In such capacity, William H. Lyon has voting and investment power of the securities held by Lyon LLC. The address of Lyon LLC is 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

(6)

Includes (i) 215,574 shares of William Lyon Homes Class A common stock, (ii) 104,026 shares of William Lyon Homes Class A common stock held by a limited liability company of which Mr. Zaist is a manager and in which Mr. Zaist’s trust holds a controlling interest (the “LLC”), (iii) 293,398 shares of unvested restricted stock, (iv) 123,317 shares of William Lyon Homes Class A common stock subject to options exercisable within 60 days of November 27, 2019, and (v) 166,380 shares of William Lyon Homes Class A common stock subject to options exercisable within 60 days of November 27, 2019 that are held by the LLC.

(7)

Includes (i) 122,495 shares of William Lyon Homes Class A common stock, (ii) 67,329 shares of unvested restricted stock, and (iii) 77,819 shares of William Lyon Homes Class A common stock subject to options exercisable within 60 days of November 27, 2019.

(8)

Includes (i) 61,909 shares of William Lyon Homes Class A common stock, (ii) 50,324 shares of unvested restricted stock, and (iii) 28,364 shares of William Lyon Homes Class A common stock subject to options exercisable within 60 days of November 27, 2019.

(9)	Includes (i) 28,507 shares of William Lyon Homes Class A common stock, and (ii) 30,644 shares of unvested restricted stock.
(10)	Includes (i) 54,132 shares of William Lyon Homes Class A common stock and (ii) 3,887 shares of unvested restricted stock.
(11)	Includes (i) 7,066 shares of William Lyon Homes Class A common stock and (ii) 7,068 shares of unvested restricted stock.
(12)	Includes (i) 25,200 shares of William Lyon Homes Class A common stock and (ii) 3,887 shares of unvested restricted stock.
(13)

Includes (i) 20,987 shares of William Lyon Homes Class A common stock, (ii) 18,229 shares of William Lyon Homes Class A common stock held by a solo defined benefit plan of which Mr. Hunt is the sole beneficiary, and (iii) 4,770 shares of unvested restricted stock.

(14)	Includes (i) 61,530 shares of William Lyon Homes Class A common stock and (ii) 3,887 shares of unvested restricted stock.
(15)

Includes (i) 938,671 shares of William Lyon Homes Class A common stock, (ii) 556,499 shares of unvested restricted stock, and (iii) 475,880 shares of William Lyon Homes Class A common stock subject to options exercisable within 60 days of November 27, 2019.

(16)

Based solely on a Schedule 13G filed with the SEC on January 31, 2019, BlackRock, Inc., a parent holding company, and its subsidiaries, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, and BlackRock (Luxembourg) S.A. (collectively, “BlackRock”), has sole voting power over 5,666,286 shares and sole dispositive power over 5,874,202 shares of William Lyon Homes Class A common stock owned by BlackRock. According to its 13G filing, the interest of one such person, iShares Core S&P Small-Cap ETF, in shares of William Lyon Homes Class A common stock is more than five percent of the total outstanding shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(17)

Based solely on a Schedule 13G filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP, (“Dimensional Fund”) has sole voting power over 2,660,637 shares, and sole dispositive power over 2,770,921 shares, of William Lyon Homes Class A common stock owned by its investment advisory clients. Dimensional Fund is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. Dimensional Fund furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain comingled funds, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund or its subsidiaries may possess voting and/or investment power over the securities of the William Lyon Homes that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the William Lyon Homes held by the Funds. However, according to the 13G, all securities reported on the 13G are owned by the Funds. The Funds described above have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. To the knowledge of Dimensional Fund, the interest of any one such Fund does not exceed 5% of the class of securities. Dimensional Fund disclaims beneficial ownership of all such securities. The address of Dimensional Fund is Building One, 6300 Bee Cave Road, Austin TX 78746.

(18)

Based solely on a Schedule 13G filed with the SEC on February 14, 2019, jointly by Long Pond Capital LP, a Delaware limited Partnership (“Long Pond LP”), Long Pond Capital GP, LLC, a Delaware limited liability company (“Long Pond LLC”), and John Khoury, the principal of Long Pond LP and a Canadian citizen (“Khoury” and jointly, the “Long Pond Reporting Persons”), the Long Pond Reporting Persons have shared voting power over 2,250,252 shares, and shared dispositive power over 2,250,252 shares, of William Lyon Homes Class A common stock purchased by Long Pond LP through the accounts of certain private funds (the “Funds”). Long Pond LP serves as the investment manager to the Funds and may direct the vote and disposition of the 2,250,252 shares of William Lyon Homes Class A common stock held by the Funds. Long Pond LLC serves as the general partner of Long Pond LP and may direct Long Pond LP to direct the vote and disposition of the 2,250,252 shares of William Lyon Homes Class A common stock held by the Funds. As the principal of Long Pond LP, Mr. Khoury may direct the vote and disposition of the 2,250,252 shares of the William Lyon Homes Class A common stock held by the Funds. The Funds have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of securities. The address of Long Pond LP is 527 Madison Avenue, 15th Floor, New York, NY 10022.

(19)

Based solely on a Schedule 13G filed with the SEC on February 14, 2019, by Principal Global Investors, LLC, a Delaware limited liability company (“Principal Global Investors”), Principal Global Investors has shared voting power over 1,763,873 shares, and shared dispositive power over 1,763,873 shares, of William Lyon Homes Class A common stock. The address of Principal Global Investors is 801 Grand Avenue, Des Moines, IA 50392.

COMPARISON OF RIGHTS OF TAYLOR MORRISON STOCKHOLDERS AND WILLIAM LYON HOMES STOCKHOLDERS

Taylor Morrison and William Lyon Homes are both Delaware corporations subject to the provisions of the DGCL. At the effective time of the merger, each share of William Lyon Homes common stock (other than Excluded Shares) will be converted into the right to receive the Merger Consideration, consisting of: (i) 0.8000 validly issued, fully paid and non-assessable shares of Taylor Morrison common stock and (ii) $2.50 in cash, without interest. No fractional shares will be issued in the merger, and William Lyon Homes stockholders will receive cash in lieu of any fractional shares. As a result, William Lyon Homes stockholders may become stockholders of Taylor Morrison and will have their rights as stockholders governed by the First Amendment to the Amended and Restated Certificate of Incorporation of Taylor Morrison and the Amended and Restated Certificate of Incorporation of Taylor Morrison (the “Taylor Morrison Charter”) and the Amendment to the Amended and Restated By-Laws of Taylor Morrison and the Amended and Restated By-Laws of Taylor Morrison (the “Taylor Morrison Bylaws”). The Taylor Morrison Charter and the Taylor Morrison Bylaws will differ from the Third Amended and Restated Certificate of Incorporation of William Lyon Homes (the “William Lyon Homes Charter”) and the Amended and Restated Bylaws of William Lyon Homes (the “William Lyon Homes Bylaws”) that currently govern the rights of William Lyon Homes stockholders.

Set forth below are the material differences between the rights of a holder of Taylor Morrison common stock under the Taylor Morrison Charter and the Taylor Morrison Bylaws, on the one hand, and a holder of William Lyon Homes common stock under the William Lyon Homes Charter and the William Lyon Homes Bylaws, on the other hand.

The following summary does not reflect any rules of NYSE or any federal securities laws that may apply to Taylor Morrison or William Lyon Homes in connection with the matters discussed. In addition, this summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL and the constituent documents of Taylor Morrison and William Lyon Homes.

Taylor Morrison	William Lyon Homes
Authorized Capital

• 400,000,000 shares of common stock, par value $0.00001 per share

•   180,000,000 shares of common stock, par value $0.01 per share, of which 150,000,000 are shares of William Lyon Homes Class A common stock and 30,000,000 are shares of William Lyon Homes Class B common stock.

• 50,000,000 shares of preferred stock, par value $0.00001 per share	• 10,000,000 shares of preferred stock, par value $0.01 per share (the “William Lyon Homes Preferred Shares”).

Under the Taylor Morrison Charter, the Taylor Morrison Board has the authority to issue preferred stock in one or more series and to establish the designations, preferences and rights, including voting rights, of each series.	Under the William Lyon Homes Charter, the William Lyon Homes Board has the authority to issue William Lyon Homes Preferred Shares in one or more series and to establish the designations, preferences and rights, including voting rights, of each series.

Quorum

The Taylor Morrison Bylaws provide that a quorum of stockholders is established by a majority of the voting power of all outstanding shares of stock entitled to vote.	The William Lyon Homes Bylaws provide that a quorum of stockholders is established by holders of a majority in voting power of all of the shares of the

Taylor Morrison	William Lyon Homes
stock entitled to vote, present in person or by proxy, at any meeting of stockholders.

Number of Directors and Size of Board

The Taylor Morrison Charter and the Taylor Morrison Bylaws provide that the size of the Taylor Morrison Board will consist of no less than three and not more than fifteen members to be determined from time to time by the Taylor Morrison Board.	Pursuant to the William Lyon Homes Charter and Bylaws, the total number of directors constituting the William Lyon Homes Board shall be fixed exclusively by the William Lyon Homes Board.

The Taylor Morrison Board is currently fixed at seven directors.	The William Lyon Homes Board is currently fixed at seven directors.

Term of Directors

Each member of the Taylor Morrison Board that may be elected in any annual meeting of stockholders beginning with the annual meeting to be held in 2019 will serve for a term expiring at the annual meeting of stockholders following his or her election or appointment and until his or successor has been duly elected or qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.	The William Lyon Homes Board as it is currently composed is not classified. Each member of the William Lyon Homes Board is elected for a one-year term, to serve until the next annual meeting of stockholders following such director’s election and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, removal or disqualification.

The Taylor Morrison Board as it is currently composed, is classified. Assuming each director currently elected to a class serves his or her remaining term, the declassification of the Taylor Morrison Board will be complete at Taylor Morrison’s annual meeting of stockholders to be held in 2021.	After the first date on which shares of William Lyon Homes Class B common stock are no longer outstanding, directors of the William Lyon Homes Board (other than those directors elected by the holders of William Lyon Homes Preferred Shares) shall be divided into three classes, with each class of directors standing for reelection in separate years. Each director shall hold office until the next annual meeting for the election of directors of the class in which such director is serving and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, removal or disqualification.

Election of Directors

The Taylor Morrison Bylaws provide that, at any meeting for the election of directors at which a quorum is present, each director is elected by a plurality of the votes.	The William Lyon Homes Bylaws provide that, at any meeting for the election of directors at which a quorum is present, each director is elected by a plurality of the votes cast.

Removal of Directors

The Taylor Morrison Charter provides that any director of the Taylor Morrison Board may be removed from office at any time, with or without cause and only by the	Under the DGCL, any director of the William Lyon Homes Board, as it is currently composed, may be removed from office at any time, with or without

Taylor Morrison	William Lyon Homes
affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of Taylor Morrison entitled to vote generally in the election of directors, voting together as a single class.	cause and only by the affirmative vote of the holders of a majority in voting power of the outstanding shares then entitled to vote at an election of directors.

To the fullest extent permitted by law, any director who was previously elected to serve for a term extending until Taylor Morrison’s annual meeting of stockholders to be held in 2020 or 2021, for so long as such director is serving the remainder of such term and such time, if any, as such director is re-elected to serve for a one-year term, may be removed only for cause and only by the affirmative vote of the holders of at least 75% in voting power of Taylor Morrison’s outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.	Following the time at which the William Lyon Homes Board has been classified, a director may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of William Lyon Homes common stock entitled to vote thereon.

Stockholder Action by Written Consent

The Taylor Morrison Charter does not permit stockholder action by written consent.	The William Lyon Homes Charter does not permit stockholder action by written consent; provided, however, that any action by holders of William Lyon Homes Preferred Shares may be taken without a meeting, without prior notice and without a vote, by a consent in writing by such holders; and provided further, however, that any waiver of preemptive rights by holders of shares of William Lyon Homes Class B common stock may be consented to in writing.

Stockholder Preemptive Rights

The Taylor Morrison Charter does not provide preemptive rights.	The William Lyon Homes Charter provides that upon any issuance of shares of William Lyon Homes Class A common stock, holders of shares of William Lyon Homes Class B common stock shall have preemptive rights to purchase that number of shares of William Lyon Homes Class B common stock required in order to maintain such holder’s voting power relative to the holders of shares of William Lyon Homes Class A common stock as of immediately prior to any such issuance of shares of William Lyon Homes Class A common stock.

Amendment of Certificate of Incorporation

The Taylor Morrison Charter provides that Taylor Morrison reserves the right to amend, alter, change or repeal any provision contained in the Taylor Morrison Charter, in the manner now or hereafter prescribed by the DGCL. Certain provisions of the Taylor Morrison	The William Lyon Homes Charter provides that William Lyon Homes reserves the right to amend, alter, change or repeal any provision contained in the William Lyon Homes Charter, in the manner now or hereafter prescribed by statute or the William Lyon

Taylor Morrison	William Lyon Homes
Charter, however, may not be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by the Taylor Morrison Charter or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of Taylor Morrison entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.	Homes Charter. Notwithstanding anything to the contrary, in addition to any other vote required by applicable law, the William Lyon Homes Charter may be amended, altered or repealed, in whole or in part, only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of William Lyon Homes common stock entitled to vote thereon, voting together as a single class.

Under the DGCL, a company’s certificate of incorporation generally may be amended by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote on such amendment and by the affirmative vote of a majority of the voting power of the outstanding stock of each class entitled to vote on such amendment as a class.

Amendment of Bylaws

The Taylor Morrison Charter and the Taylor Morrison Bylaws provide that the Taylor Morrison Bylaws may be made, altered, amended or repealed (i) by a majority of the directors present at a meeting of the Taylor Morrison Board at which a quorum is present or (ii) with the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of Taylor Morrison entitled to vote with respect thereto, voting together as a single class.	The William Lyon Homes Charter and the William Lyon Homes Bylaws provide that the William Lyon Homes Bylaws may be altered, repealed, amended, or rescinded, (i) by a majority of the directors present at a meeting of the William Lyon Homes Board at any regular or special meeting of the William Lyon Homes Board at which a quorum is present or (ii) at any time by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of William Lyon Homes entitled to vote thereon, voting together as a single class.

Notice Requirement for Stockholder Nominations and Proposals

At an annual meeting of stockholders, all proposals of stockholder business must be made by timely written notice given by or on behalf of a stockholder of record of Taylor Morrison (the “Notice of Business”) and must otherwise be a proper matter for stockholder action.	At an annual meeting of stockholders, for business to be properly brought by a stockholder, including the nomination of a potential director, such stockholder must have given timely notice in proper written form to the Secretary of William Lyon Homes and must constitute a proper matter for stockholder action.

To be timely, the Notice of Business must be delivered personally or mailed to, and received at the office of Taylor Morrison, addressed to the Secretary of Taylor Morrison, by no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that if (i) the annual meeting of stockholders is advanced by more than 30 days, or delayed by more	To be timely, a stockholder’s notice must be delivered to the Secretary of William Lyon Homes at the principal executive offices of William Lyon Homes not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced by more than 30 days, or delayed by more

Taylor Morrison	William Lyon Homes
than 60 days, from the first anniversary of the prior year’s annual meeting of stockholders or (ii) no annual meeting was held during the prior year, the notice by the stockholder to be timely must be received (a) no earlier than 120 days before such annual meeting and (b) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure.	than 70 days, from such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

At an annual meeting of stockholders, all nominations of stockholder nominees must be made by timely written notice given by or on behalf of a stockholder of record of Taylor Morrison (the “Notice of Nomination”).

To be timely, the Notice of Nomination must be delivered personally or mailed to and received at the office of Taylor Morrison, addressed to the attention of the Secretary of Taylor Morrison by the following dates: (i) in the case of the nomination of a stockholder nominee for election to the Taylor Morrison Board at an annual meeting of stockholders, no earlier than 120 days and no later than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders; provided, however, that if (a) the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting of stockholders or (b) no annual meeting was held during the prior year, the notice by the stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the latter of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure and (ii) in the case of the nomination of a stockholder nominee for election to the Taylor Morrison Board at a special meeting of stockholders, no earlier than 120 days before and no later than the later of 90 days before such special meeting and the tenth day after the day on which the notice of such special meeting was made by mail or public disclosure.

Right to Call a Special Meeting of Stockholders

The Taylor Morrison Charter and the Taylor Morrison Bylaws provide that a special meeting of stockholders may be called only (i) by or at the direction of the Taylor Morrison Board pursuant to a written resolution adopted by a majority of the total number of directors which Taylor Morrison would have if there were no	The William Lyon Homes Bylaws provide that a special meeting of stockholders may be called at any time only by the Chief Executive Officer, the Chairman of the William Lyon Homes Board, the Lead Independent Director, if one has been elected,

Taylor Morrison	William Lyon Homes
vacancies or (ii) by or at the direction of the Chairman or Vice-Chairman of the Taylor Morrison Board, or the Chief Executive Officer of Taylor Morrison.	or the William Lyon Homes Board, and not by stockholders.

Limitation of Personal Liability of Directors

The Taylor Morrison Charter provides that, to the fullest extent permitted under the DGCL, no director will be liable to Taylor Morrison or its stockholders for monetary damages for breach of fiduciary duty as a director.	The William Lyon Homes Charter provides that, to the fullest extent permitted by the DGCL or under the applicable law if it is determined that Delaware law does not apply, no director of William Lyon Homes will be liable to William Lyon Homes or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification

The Taylor Morrison Charter and the Taylor Morrison Bylaws provide that Taylor Morrison will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, a Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that he or she was a director or officer of Taylor Morrison or, while a director or officer of Taylor Morrison, is or was serving at the request of Taylor Morrison as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

Taylor Morrison shall not be required to indemnify a Covered Person in connection with a Proceeding commenced by such Covered Person (other than a Proceeding brought by such Covered Person (i) by way of defense or counterclaim, or (ii) to enforce such Covered Person’s rights to indemnification, advancement or contribution under any agreement, certificate of incorporation, bylaws or under statute or other law) unless the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Taylor Morrison Board.

The William Lyon Homes Charter and the William Lyon Homes Bylaws provide that William Lyon Homes will indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she is or was a director or officer of William Lyon Homes, or, while serving as a director or officer of William Lyon Homes, is or was serving at the request of William Lyon Homes as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer in accordance with and to the fullest extent permitted from time to time by the DGCL as the same exists or may be amended (but only to the extent that such amendment permits William Lyon Homes to provide broader indemnification rights) or any other applicable laws as presently or hereafter in effect, against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered by such person in connect with such Proceeding; provided, however, that William Lyon Homes shall indemnify any such director or officer in connection with a Proceeding (or part thereof) initiated by such director or officer only if such Proceeding (or part thereof) was authorized by the William Lyon Homes Board or is a proceeding to enforce such person’s claim to indemnification. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

Taylor Morrison	William Lyon Homes

State Antitakeover Statutes and Certain Certificate of Incorporation Provisions

Taylor Morrison is not governed by Section 203 of the DGCL as provided in the Taylor Morrison Charter.

The Taylor Morrison Charter provides that Taylor Morrison will not engage in any business combination, at any point in time at which Taylor Morrison common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (generally defined to include a stockholder who, together with its affiliates and associates, owns more than 15% of the outstanding voting stock, subject to certain exceptions) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the Taylor Morrison Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Taylor Morrison, or (iii) at or subsequent to such time, the business combination is approved by the Taylor Morrison Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 2/3rds of the outstanding voting stock of Taylor Morrison which is not owned by the interested stockholder.

William Lyon Homes does not opt out of Section 203 in the William Lyon Homes Charter and is therefore subject to the restrictions on business combinations under that section.

Section 203 of the DGCL is an anti-takeover statute that provides that a corporation shall not engage in any “business combination,” which includes mergers, asset sales and other transactions, with any “interested stockholder” (generally defined to include a stockholder who, together with its affiliates and associates, owns more than 15% of the outstanding voting stock) for a period of 3 years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by specified persons, or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 2/3rds of the outstanding voting stock that is not owned by the interested stockholder.

APPRAISAL RIGHTS

General

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached as Annex E to this joint proxy statement/prospectus and incorporated by reference herein. All references in Section 262 of the DGCL to “stockholder” are to the record holder of the shares of William Lyon Homes common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a William Lyon Homes stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

If you hold one or more shares of William Lyon Homes common stock continuously through the effective date of the merger, neither vote in favor of the merger nor consent thereto in writing, and otherwise comply with the procedures set forth in Section 262 of the DGCL, you are entitled to appraisal rights under Delaware law and have the right to demand appraisal of your shares in connection with the merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the completion of the merger, together with interest, if any, on the amount determined to be the fair value, instead of receiving the Merger Consideration. Any such William Lyon Homes stockholder awarded “fair value” for the holder’s shares of William Lyon Homes common stock by the court would receive payment of that fair value in cash, together with interest, if any, on the amount determined to be the fair value, in lieu of the right to receive the Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which William Lyon Homes stockholders will receive pursuant to the merger agreement.

Under Section 262 of the DGCL, because William Lyon Homes stockholders are being asked to adopt the merger agreement at a meeting of stockholders, not less than 20 days prior to the William Lyon Homes special meeting to adopt such agreement, William Lyon Homes must notify each stockholder who was a William Lyon Homes stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes the required notice, and the copy of Section 262 of the DGCL is attached as Annex E to this joint proxy statement/prospectus.

A HOLDER OF WILLIAM LYON HOMES COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING SUMMARY AND ANNEX E CAREFULLY. FAILURE TO COMPLY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, IF A HOLDER OF WILLIAM LYON HOMES COMMON STOCK WISHES TO EXERCISE HIS, HER OR ITS APPRAISAL RIGHTS, THE HOLDER IS URGED TO CONSULT WITH ITS OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. A WILLIAM LYON HOMES STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE PER SHARE MERGER CONSIDERATION, WITHOUT INTEREST AND LESS ANY WITHHOLDING TAXES.

How to Exercise and Perfect Your Appraisal Rights

If you are a William Lyon Homes stockholder and wish to exercise the right to seek an appraisal of your shares of William Lyon Homes common stock, you must comply with ALL of the following:

•

you must not vote “FOR”, or otherwise consent in writing to, the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights, you must vote against the adoption of the merger agreement or abstain from voting your shares of William Lyon Homes common stock;

•

you must deliver to William Lyon Homes a written demand for appraisal before the taking of the vote on the adoption of the merger agreement at the William Lyon Homes special meeting, and such demand must reasonably inform William Lyon Homes of your identity and your intention to demand appraisal of your shares of William Lyon Homes common stock. The written demand for appraisal must be in addition to and separate from any proxy or vote;

•

you must continuously hold your shares of William Lyon Homes common stock from the date of making the demand through the effective date of the merger. You will lose your appraisal rights if you transfer the shares before the effective time; and

•

you, another stockholder, an appropriate beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of William Lyon Homes common stock within 120 days after the effective date of the merger. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of William Lyon Homes stockholders or a beneficial owner of William Lyon Homes common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of William Lyon Homes common stock within the time prescribed in Section 262 of the DGCL.

In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of any class or series of William Lyon Homes capital stock if, immediately before the merger, such shares were listed on a national securities exchange unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series of William Lyon Homes stock eligible for appraisal, or (ii) the value of the consideration provided in the merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Because William Lyon Homes Class A common stock is listed on a national securities exchange and is expected to continue to be listed on such exchange immediately before the merger, at least one of the ownership thresholds must be met in order for William Lyon Homes stockholders to be entitled to seek appraisal with respect to their shares of William Lyon Homes Class A common stock. The ownership thresholds are not expected to apply to the William Lyon Homes Class B common stock because it is not currently, and it is not expected immediately prior to the effective time to become, listed on a national securities exchange. However, pursuant to the voting agreement, the sole holder of all outstanding shares of William Lyon Homes Class B common stock has agreed not to exercise its appraisal rights.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights

Only a holder of record of William Lyon Homes common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A holder of shares of William Lyon Homes common stock exercising appraisal rights must hold of record the shares on the date the written demand is made and must continue to hold the shares of record through the effective time. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform William Lyon Homes of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its William Lyon Homes common stock. Beneficial owners who do not also hold their shares of William Lyon Homes common stock of record may not directly make appraisal demands to William Lyon Homes. The beneficial owner must, in such cases, have the holder of record, such as a bank, broker or other nominee, submit the required demand in respect of those shares of William Lyon Homes common stock of record. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. A holder of record, such as a bank, broker or other nominee, who holds shares of William Lyon Homes common stock in “street name” as a nominee or intermediary for others may exercise his, her or its right of appraisal with respect to the shares of William Lyon Homes common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of William Lyon Homes common stock as to which appraisal is sought. Where no number of shares of William Lyon Homes common stock is expressly mentioned, the demand will be presumed to cover all shares of William Lyon Homes common stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES OF WILLIAM LYON HOMES COMMON STOCK IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU ARE URGED TO CONSULT WITH YOUR BANK, BROKER OR OTHER NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES OF WILLIAM LYON HOMES COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of William Lyon Homes common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of William Lyon Homes common stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Attention: Corporate Secretary

Surviving Corporation’s Actions After Completion of the Merger

If the merger is consummated, the Surviving Corporation will give written notice of the effective date of the merger within 10 days after the effective date of the merger to William Lyon Homes stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the merger, any William Lyon Homes stockholder that made a demand for appraisal but did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger

Consideration in accordance with the merger agreement for his, her or its shares of William Lyon Homes common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal, but after such 60-day period a demand for appraisal may be withdrawn only with the written approval of the Surviving Corporation. Within 120 days after the effective date of the merger, either the record holder or a beneficial owner of William Lyon Homes common stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the Surviving Corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding an appraisal of the value of the shares of William Lyon Homes common stock held by all stockholders who have properly demanded appraisal. The Surviving Corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of William Lyon Homes common stock not voted in favor of the adoption of the merger agreement and with respect to which William Lyon Homes has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Corporation must mail this statement to you within the later of (i) 10 days after receipt by the Surviving Corporation of the request therefor or (ii) 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of William Lyon Homes common stock held in a voting trust or by a nominee or intermediary on your behalf you may, in your own name, file an appraisal petition or request from the Surviving Corporation the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another holder of record or beneficial owner of William Lyon Homes common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is served on the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the stockholders shown on such verified list at the addresses therein stated. Such notice shall also be given by one (1) or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the Surviving Corporation. At the hearing on the petition, the Delaware Court of Chancery will then determine which William Lyon Homes stockholders are entitled to appraisal rights and may require the stockholders of William Lyon Homes demanding appraisal who hold certificated shares of William Lyon Homes common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any William Lyon Homes stockholder who fails to comply with this direction. Assuming the shares of William Lyon Homes Class A common stock remain listed on a national securities exchange immediately before the merger, the Delaware Court of Chancery will also dismiss proceedings as to all holders of such shares if neither of the ownership thresholds described above is met. After the Delaware Court of Chancery determines the stockholders entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of William Lyon Homes common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, on the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder entitled to appraisal. If the Surviving Corporation makes such a voluntary cash payment, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued before such voluntary cash payment, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders of William Lyon Homes entitled to receive the same, forthwith in the case of holders of uncertificated stock or upon surrender of their stock certificates in the case of holders of shares represented by certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In Dell, Inc. v. Magnetar Global Event Driven Master Fund Ltd. and DFC Global Corp. v. Muirfield Value Partners, L.P., the Delaware Supreme Court declined to adopt a presumption favoring reliance upon the deal price in determining fair value, but noted that the deal price is one of the relevant factors to be considered, and can often be the best evidence of fair value in arm’s-length mergers with a robust sales process.

An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of William Lyon Homes common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the Merger Consideration. Taylor Morrison does not anticipate offering more than the per share Merger Consideration to any William Lyon Homes stockholder exercising appraisal rights and reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of William Lyon Homes common stock is less than the per share Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective date of the merger (or, in the case of shares of William Lyon Homes Class A common stock, if the ownership thresholds above apply because such shares remain listed on a national securities exchange immediately before the merger and if neither of the ownership thresholds has been satisfied), then all William Lyon Homes stockholders will lose the right to an appraisal, and will instead receive the per share Merger Consideration described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances.

Each William Lyon Homes stockholder party to the appraisal proceeding is responsible for his, her or its own attorneys’ fees and expert witnesses’ fees and expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of William Lyon Homes common stock entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the effective date of the merger, vote the shares of William Lyon Homes common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of William Lyon Homes common stock as of a record date prior to the effective date of the merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the merger to the Surviving Corporation, except that any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the Surviving Corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any William Lyon Homes stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger. If you fail to perfect, successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of William Lyon Homes common stock will be converted into the right to receive the per share Merger Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the per share Merger Consideration for your shares of William Lyon Homes common stock in accordance with the merger agreement without interest thereon less any withholding taxes. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a William Lyon Homes stockholder and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES COMPLIANCE WITH THE PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

LEGAL MATTERS

The validity of the shares of Taylor Morrison common stock to be issued to William Lyon Homes stockholders pursuant to the merger will be passed upon for Taylor Morrison by Paul, Weiss, Rifkind, Wharton & Garrison LLP. Certain matters pertaining to the United States Federal income tax consequences of the merger will be passed upon for William Lyon Homes by Latham & Watkins LLP.

EXPERTS

Taylor Morrison

The financial statements of Taylor Morrison Home Corporation, incorporated in this joint proxy statement/prospectus by reference from Taylor Morrison Home Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Taylor Morrison Home Corporation’s internal control over financial reporting as of December 31, 2018 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

William Lyon Homes

The consolidated financial statements of William Lyon Homes appearing in William Lyon Homes’ Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of William Lyon Homes’ internal control over financial reporting as of December 31, 2018 have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AV Homes

The financial statements of AV Homes, Inc. and its subsidiaries incorporated in this joint proxy statement/prospectus by reference from AV Homes, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018, and the effectiveness of AV Homes, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Taylor Morrison

Taylor Morrison will hold a regular annual meeting in 2020 regardless of whether the merger is completed.

To be considered for inclusion in this year’s Taylor Morrison proxy statement and form of proxy, stockholder proposals for the 2020 annual meeting of stockholders must be received at Taylor Morrison’s principal executive offices no later than the close of business on December 18, 2019, and must otherwise comply with Rule 14a-8. If the date of the 2020 annual meeting of stockholders is more than 30 days before or after May 29, 2020, the proposal must be received a reasonable time before Taylor Morrison begins to print and mail its proxy materials. While the Taylor Morrison Board will consider stockholder proposals, it reserves the right to omit from the Taylor Morrison proxy statement stockholder proposals that Taylor Morrison is not required to include under the Exchange Act, including Rule 14a-8.

For any proposal or director nomination that is not submitted for inclusion in this year’s Taylor Morrison proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at Taylor Morrison’s 2020 annual meeting of stockholders, stockholders are advised to review Taylor Morrison’s by-laws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at Taylor Morrison’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between January 30, 2020 and the close of business on February 29, 2020 for the 2020 annual meeting of stockholders. In the event that the 2020 annual meeting of stockholders is convened more than 30 days prior to or delayed by more than 60 days after May 29, 2020, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2020 annual meeting of stockholders and no later than the later of (i) the 90th day prior to the 2020 annual meeting of stockholders and (ii) the tenth day following the day on which Taylor Morrison notifies its stockholders of the date of the 2020 annual meeting of stockholders, either by mail or other public disclosure.

All proposals should be sent to Taylor Morrison’s principal executive offices at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251, Attention: Office of the Secretary.

William Lyon Homes

If the merger is completed on the expected timetable, William Lyon Homes does not intend to hold a 2020 annual meeting of its stockholders. If, however, the merger is not completed on the expected timetable or at all and the William Lyon Homes 2020 annual meeting is held, proposals that stockholders wish to submit for inclusion in William Lyon Homes’ proxy statement for its 2020 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by William Lyon Homes’ Corporate Secretary at William Lyon Homes, Inc., 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, no later than November 30, 2019, unless the date of William Lyon Homes’ 2020 annual meeting is more than 30 days before or after May 8, 2020, in which case the proposal must be received a reasonable time before William Lyon Homes begins to print and mail its proxy materials for its 2020 annual meeting. While the William Lyon Homes Board will consider stockholder proposals, the William Lyon Homes Board reserves the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

With respect to proposals and nominations submitted by a William Lyon Homes stockholder for consideration at William Lyon Homes’ 2020 annual meeting but not for inclusion in William Lyon Homes’ proxy statement for such annual meeting, timely written notice of any stockholder proposal must have been received by William Lyon Homes at its principal executive offices in accordance with the William Lyon Homes Bylaws not earlier than January 9, 2020, and no later than February 8, 2020, unless the date of William Lyon

Homes’ 2020 annual meeting is more than 30 days before or more than 70 days after May 8, 2020, in which case such written notice by the stockholder to be timely must be received no earlier than 120 days and no later than 90 days prior to such annual meeting or the tenth day following the date on which the first public disclosure of the date of William Lyon Homes’ 2020 annual meeting was made. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in the William Lyon Homes Bylaws and the nomination or proposal must contain the specific information required by the William Lyon Homes Bylaws.

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at William Lyon Homes’ annual meeting of stockholders. To be eligible for inclusion in William Lyon Homes’ 2020 proxy statement, your proposal must be received by William Lyon Homes no later than November 30, 2019, and must otherwise comply with Rule 14a-8. While the William Lyon Homes Board will consider stockholder proposals, the William Lyon Homes Board reserves the right to omit from the proxy statement stockholder proposals that it is not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to William Lyon Homes’ Bylaws. Under William Lyon Homes’ bylaws, in order to nominate a director or bring any other business before the stockholders at the 2020 annual meeting that will not be included in William Lyon Homes’ proxy statement, you must notify William Lyon Homes in writing and such notice must be received William Lyon Homes no earlier than January 9, 2020 and no later than February 8, 2020. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in William Lyon Homes’ bylaws and the nomination or proposal must contain the specific information required by William Lyon Homes’ bylaws. You may write to William Lyon Homes’ Corporate Secretary at its principal executive offices, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified Taylor Morrison or William Lyon Homes of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact Taylor Morrison or William Lyon Homes at their address identified below. Taylor Morrison and William Lyon Homes will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to (i) Taylor Morrison at Investor Relations, Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000, Scottsdale, AZ 85251, or contact Taylor Morrison Investor Relations by telephone at (480) 734-2060 or by email at investor@taylormorrison.com or (ii) William Lyon Homes at Investor Relations, William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660, or contact William Lyon Homes Investor Relations by telephone at (949) 833-3600.

WHERE YOU CAN FIND MORE INFORMATION

Taylor Morrison and William Lyon Homes each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may access this information at the SEC’s internet website that contains reports, proxy statements and other information regarding issuers, including Taylor Morrison and William Lyon Homes, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this joint proxy statement/prospectus.

Investors may also consult Taylor Morrison’s or William Lyon Homes’ website for more information about Taylor Morrison or William Lyon Homes, respectively. Taylor Morrison’s website is https://www.taylormorrison.com. William Lyon Homes’ website is http://www.lyonhomes.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Taylor Morrison has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Taylor Morrison common stock to be issued to William Lyon Homes stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Taylor Morrison and Taylor Morrison common stock. The rules and regulations of the SEC allow Taylor Morrison and William Lyon Homes to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Taylor Morrison and William Lyon Homes to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Taylor Morrison has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Taylor Morrison, its financial condition or other matters.

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Taylor Morrison’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February  20, 2019, including portions of Taylor Morrison’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2019 to the extent specifically incorporated by reference therein.

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Taylor Morrison’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 1, 2019, June  30, 2019, filed with the SEC on August 1, 2019, and September  30, 2019, filed with the SEC on October 30, 2019.

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Taylor Morrison’s Current Reports on Form 8-K, filed with the SEC on February 4, 2019, March  11, 2019, May 30, 2019, June  5, 2019, July 31, 2019, August  1, 2019, November 6, 2019, November 7, 2019 and December 5, 2019 (two reports).

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The description of Taylor Morrison common stock contained in Taylor Morrison’s Form 8-A/A, filed with the SEC on June 10, 2019, including any subsequently filed amendments and reports updating such description.

In addition, Taylor Morrison incorporates by reference the audited consolidated financial statements, and the related notes thereto, of AV Homes, included in AV Homes’ Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018, with the exception of the audited consolidated balance sheet as of December 31, 2016 and the audited consolidated statement of operations, consolidated statement of stockholders’ equity and consolidated statement of cash flows, in each case for the years ended December 31, 2016 and 2015, and the related notes thereto, of AV Homes.

In addition, Taylor Morrison incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Taylor Morrison special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Taylor Morrison will provide you with copies of these documents, without charge, upon written or oral request to:

Taylor Morrison Home Corporation

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(480) 840-8100

Attn: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that William Lyon Homes has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about William Lyon Homes, its financial condition or other matters.

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William Lyon Homes’ Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February  28, 2019, including portions of William Lyon Homes’ Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2019 to the extent specifically incorporated by reference therein.

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William Lyon Homes’ Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 7, 2019, June  30, 2019, filed with the SEC on August 7, 2019, and September  30, 2019, filed with the SEC on November 8, 2019.

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William Lyon Homes’ Current Reports on Form 8-K, filed on January 23, 2019, February 22, 2019, May  9, 2019, June 24, 2019, June  25, 2019, July 9, 2019, July  23, 2019, September 18, 2019, November 6, 2019 and November 7, 2019.

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The description of William Lyon Homes Class A common stock contained in William Lyon Homes’ registration statement on Form S-3, filed with SEC on September  17, 2014, as amended on October  24, 2014 and November 6, 2014, including any subsequently filed amendments and reports updating such description.

In addition, William Lyon Homes incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the William Lyon Homes special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or William Lyon Homes will provide you with copies of these documents, without charge, upon written or oral request to:

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

(949) 833-3600

Attention: Investor Relations

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated December 6, 2019. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to Taylor Morrison stockholders or William Lyon Homes stockholders nor the issuance by Taylor Morrison of shares of Taylor Morrison common stock pursuant to the merger will create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TAYLOR MORRISON HOME CORPORATION,

TOWER MERGER SUB, INC.

and

WILLIAM LYON HOMES

Dated as of November 5, 2019

Exhibit A – Form of Amended and Restated Certificate of Incorporation

Exhibit B – Form of Amended and Restated Bylaws

Exhibit C – Form of Warrant

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2019 (this “Agreement”), is made by and among Taylor Morrison Home Corporation, a Delaware corporation (“Parent”); Tower Merger Sub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”); and William Lyon Homes, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4, Section 8.5 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

WHEREAS, the parties hereto intend to effect a business combination through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have each approved this Agreement and the acquisition of the Company by Parent (including the Merger) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, for U.S. federal income Tax purposes, it is intended (i) that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) that this Agreement constitutes a plan of reorganization for purposes of Section 368 of the Code and within the meaning of U.S. Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of Parent (the “Parent Board”) has, upon the terms and subject to the conditions set forth herein, (a) determined that the transactions contemplated by this Agreement, including the Merger and the issuance of Parent Shares pursuant to the Merger (the “Parent Share Issuance”), are advisable, fair to and in the best interests of Parent and its stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Share Issuance, (c) directed that the Parent Share Issuance be submitted to the stockholders of Parent for its approval and (d) determined to recommend that Parent’s stockholders approve the Parent Share Issuance (the “Parent Board Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (a) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the stockholders of the Company for its adoption and (d) determined to recommend that the Company’s stockholders adopt this Agreement pursuant to Section 251 of the DGCL (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, (a) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption and (d) recommended that the sole stockholder of Merger Sub adopt this Agreement;

WHEREAS, the sole stockholder of Merger Sub has delivered a written consent as the sole stockholder of Merger Sub in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, which consent by its terms is effective immediately following the execution and delivery of this Agreement in accordance with Section 228 of the DGCL;

WHEREAS, concurrently with the execution and delivery of this Agreement, William H. Lyon, Lyon Shareholder 2012, LLC and The William Harwell Lyon Separate Property Trust established July 28, 2000 (the “Specified Stockholders”) and Parent have entered into a voting agreement (the “Voting Agreement”), which provides, among other things, that the Specified Stockholders will vote all of their Company Shares in favor of the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger and a Subsidiary of Parent (the “Surviving Corporation”). The Merger shall be effected pursuant to Section 251 of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, (i) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety in the form of the certificate of incorporation set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9), and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety in the form of the bylaws set forth on Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and in the certificate of incorporation of the Surviving Corporation and by applicable Law (subject to Section 5.9).

(c) Notwithstanding anything in this Agreement to the contrary, if, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Equity Interests of the Company or Parent shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, will be equitably adjusted to reflect such change and provide the holders of each Company Share and Company Equity Award the same economic effect as contemplated by this Agreement prior to such event.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) (the “Closing Date”), by electronic exchange of documents, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), the Closing shall occur instead on (a) the earlier to occur of (i) such Business Day during the Marketing Period as shall be specified by Parent to the Company in writing not later than 5:00 p.m., New York City time, on the third (3rd) Business Day prior to such date, and (ii) the third (3rd) Business Day immediately following the final day of the Marketing Period (as it may be extended pursuant to the definition of “Marketing Period”); or (b) such other date and time as agreed to in writing by the parties hereto. Upon the terms and subject to the conditions set forth in this Agreement, as promptly as reasonably practicable on the Closing Date, or such other date and time to which Merger Sub and the Company may agree in writing, the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and the Company and Merger Sub shall make all other filings required under the DGCL in connection with the consummation of the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

1.3 Governance Matters.

(a) Parent and the Parent Board shall take all actions necessary such that, effective as of the Effective Time, the Parent Board shall include two (2) individuals who are currently members of the Company Board and are mutually selected by the Company and Parent prior to the Effective Time (the “Company Designees”). Prior to the next annual meeting of Parent stockholders following the Effective Time (the “Annual Meeting”), Parent shall take all necessary action to cause the Parent Board to nominate the Company Designees for election at the Annual Meeting, subject to applicable Law (including fiduciary duties of the members of the Parent Board).

(b) At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time, other than any Company Restricted Stock Award, any Dissenting Share and any Cancelled

Share, shall be converted into the right to receive (i) 0.8000 validly issued, fully paid and nonassessable Parent Shares (the “Stock Consideration”), and (ii) $2.50 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, collectively, the “Merger Consideration”). From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.7, cash in lieu of fractional Parent Shares, if any, into which such Company Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f) (the “Dividend Consideration”).

(b) Merger Sub Equity Interests. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Cancelled Shares. Each Company Share that is owned directly by the Company (or any wholly owned Subsidiary of the Company), Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a reputable U.S. bank or trust company to act as the exchange agent (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) for purposes of effecting the payment of the Merger Consideration and the Fractional Share Consideration in connection with the Merger (the “Exchange Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Shares issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate number of Parent Shares included in the Stock Consideration (excluding any fractional Parent Shares to which holders of Company Shares are entitled in accordance with this Agreement), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate amount of cash included in the Cash Consideration and the Fractional Share Consideration (such evidence of Parent Shares in book-entry form and cash amounts, including any Dividend Consideration, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Shares. Parent shall cause the Exchange Agent to make delivery of the Merger Consideration and any Fractional Share Consideration and Dividend Consideration out of the Exchange Fund in accordance with this Agreement. In the event the Exchange Fund shall at any time be insufficient to pay the aggregate amount of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, Parent shall, or shall cause Merger Sub to, promptly deposit additional Parent Shares or cash in immediately available funds, as applicable, with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or Merger Sub, in its sole discretion, pending payment thereof by the Exchange Agent to the holders of the Company Shares; provided that, unless otherwise agreed by Parent and the Company prior to the Closing, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Company Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in such form as Parent and the Exchange Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Exchange Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, for each Company Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Exchange Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Exchange Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Exchange Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such

Book-Entry Shares held through it, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5) and such Book-Entry Shares of such holder shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further recording or registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, payable therefor upon the surrender thereof in accordance with the provisions of this Section 2.2. The Merger Consideration paid in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, except for Certificates and Book-Entry Shares representing Dissenting Shares, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, Certificates or any other valid evidence of ownership of Company Shares that have not previously been surrendered are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the applicable Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. Any portion of the Exchange Fund (including any interest received with respect thereto) made available to the Exchange Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first (1st) anniversary of the Effective Time will be returned to the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, in each case without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of its Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any Merger Consideration, Fractional Share Consideration or Dividend Consideration, as applicable, remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, the Company, Merger Sub, Parent or the Exchange Agent, or any employee, officer, director, agent or affiliate of any of them, shall be liable to any Person in respect of any part of the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration made available to the Exchange Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form, reasonably acceptable to Parent (which shall contain an agreement in customary form to indemnify Parent, Merger Sub, the Surviving Corporation and their respective affiliates against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or their respective affiliates on account of the alleged loss, theft or destruction of such Certificates) of that fact by the holder thereof, the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, payable in respect thereof pursuant to Section 2.1(a), without interest and subject to any withholding of Taxes required by applicable Law. In addition, Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, Fractional Share Consideration and Dividend Consideration, as applicable, require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a customary and reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Dividends or Distributions with Respect to Parent Stock. Subject to the provisions of Section 1.1(c), no dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the Parent Shares issuable to such holder hereunder, and all such dividends and other distributions, if any, shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 2.2(e)) or Book-Entry Share in accordance with this Agreement. Subject to applicable Laws and the provisions of Section 1.1(c), following surrender of any such Certificate (or an affidavit of loss in lieu of such Certificate as provided in Section 2.2(e)) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and with a payment date prior to such surrender with respect to the Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Shares.

2.3 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement (but subject to the provisions of this Section 2.3), Company Shares outstanding immediately prior to the Effective Time and held by a holder who has neither voted in favor of the Merger nor consented thereto in writing and who is entitled to demand, and has properly demanded, appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, Fractional Share Consideration or the Dividend Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses its right to appraisal under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to have been converted into, as of the Effective Time, and shall be exchangeable for, subject to compliance with the procedures in Section 2.2(b), solely the right to receive the Merger Consideration, the Fractional Share Consideration and the Dividend Consideration, as applicable, without interest and subject to any withholding of Taxes pursuant to Section 2.5 and as required by applicable Law.

2.4 Treatment of Company Equity Awards.

(a) Company Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase a Company Share granted under any Company Equity Plan (each, a “Company Stock Option”) (whether vested or unvested, exercisable or not exercisable) that is outstanding and unexercised immediately prior to the Effective Time shall be substituted and converted at the Effective Time, by Parent granting an option in substitution of such Company Stock Option under the Parent Equity Plan (each, a “Parent Stock Option”) to purchase (A) a number of whole Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of Company Shares subject to such Company Stock Option immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, and (B) at an exercise price per share (rounded up to the nearest cent) equal to the quotient obtained by dividing (x) the exercise price per Company Share of such Company Stock Option immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, it being understood that the exercise price and the number of Parent Shares for which each substituted Company Stock Option is exercisable is intended to be determined in a manner consistent with the requirements of Section 409A of the Code and the rules and regulations promulgated thereunder. Except as otherwise set forth in this Section 2.4(a), each Parent Stock Option issued pursuant to this Section 2.4(a) shall continue to have, and shall be subject to, the same vesting and acceleration of vesting terms and conditions as, and other terms and conditions that are substantially similar to, those that applied to the corresponding Company Stock Option immediately prior to the Effective Time, except that each reference to the Company shall be deemed to be a reference to Parent.

(b) Company Restricted Stock Awards. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award in respect of a Company Share subject to vesting, repurchase or other lapse restriction granted under a Company Equity Plan (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall be substituted and converted at the Effective Time, by Parent granting an award of restricted Parent Shares in substitution of such Company Restricted Stock Award under the Parent Equity Plan (a “Parent Restricted Stock Award”) consisting of a number of whole Parent Shares (rounded to the nearest whole share) equal to the product of (i) the number of Company Shares subject to such Company Restricted Stock Award as of immediately prior to the Effective Time (assuming that any performance-based vesting conditions applicable to such Company Restricted Stock Award for any performance period that has not been completed as of the Effective Time are achieved at target) and (ii) the Equity Award Exchange Ratio. Except as otherwise set forth in this Section 2.4(b), each Parent Restricted Stock Award issued pursuant to this Section 2.4(b) shall continue to have, and shall be subject to, the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time, except that each reference to the Company shall be deemed to be a reference to Parent.

(c) Company PSU Awards. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each performance stock unit award in respect of Company Shares granted under a Company Equity Plan (each, a “Company PSU Award” and, together with the Company Stock Options and the Company Restricted Stock Awards, the “Company Equity Awards”) that is outstanding immediately prior to the Effective Time shall be substituted and converted at the Effective Time, by Parent granting a restricted stock unit award to be settled in Parent Shares in substitution of such Company PSU Award under the Parent Equity Plan (a “Parent RSU Award”) corresponding to a number of whole Parent Shares (rounded to the nearest whole share) equal to the product of (i) the number of Company Shares underlying such Company PSU Award as of immediately prior to the Effective Time (assuming that any performance-based vesting conditions applicable to such Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target) and (ii) the Equity Award Exchange Ratio. Except as otherwise provided in this Section 2.4(c), each Parent RSU Award issued pursuant to this Section 2.4(c) shall continue to have, and shall be subject to, the same vesting and acceleration of vesting terms and conditions (other than any performance-based vesting conditions) as, and other terms and conditions that are substantially similar to, those that applied to the corresponding Company PSU Award immediately prior to the Effective Time, except that each reference to the Company shall be deemed a reference to Parent.

(d) Class B Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the warrant held by Lyon Shareholder 2012, LLC (the “Class B Warrant”) shall be substituted and converted at the Effective Time, by Parent issuing a warrant to be settled in Parent Shares in substitution of the Class B Warrant exercisable for (A) a number of whole Parent Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of Company Shares subject to the Class B Warrant immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, and (B) at an exercise price per share (rounded up to the nearest cent) equal to the quotient obtained by dividing (x) the exercise price per Company Share of the Class B Warrant immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio. The Parent warrant issued pursuant to this Section 2.4(d) shall be substantially in the form attached hereto as Exhibit C.

(e) The Surviving Corporation shall pay, through the Surviving Corporation’s standard payroll procedures, the cash amounts described in this Section 2.4, less applicable Tax withholdings, on the next regularly scheduled payroll date that is at least five (5) Business Days following the Closing Date; provided that, if any such payment cannot be made through such payroll system, then the Surviving Corporation shall issue a check for such payment promptly following the Closing Date. Notwithstanding the immediately preceding sentence, to the extent that payment of the amounts described in this Section 2.4 with respect to Company Equity Awards that constitute nonqualified deferred compensation subject to Section 409A of the Code would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, Parent shall cause the Surviving Corporation to make such payment at the earliest time permitted under the Company Equity Plan and applicable award agreement that would not result in the imposition of such Tax or penalty.

(f) At or prior to the Effective Time, the Company, the Board of Directors of the Company or the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.4.

(g) At or prior to the Effective Time, Parent, the Parent Board or the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.4. At the Effective Time, Parent shall assume all the obligations of the Company with respect to the Company Stock Options, Company Restricted Stock Awards and Company PSU Awards that are converted into Parent Stock Options, Parent Restricted Stock Awards and Parent RSU Awards, respectively, and the award agreements evidencing the grants thereof. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon the exercise, vesting or settlement of the Parent Stock Options, Parent Restricted Stock Awards and Parent RSU Awards in accordance with this Section 2.4. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of Parent Shares to be registered and issuable under the awards described in this Section 2.4, Parent shall file a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Shares subject to such awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

2.5 Withholding Rights. Parent, Merger Sub, the Surviving Corporation, the Company and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts that Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Tax Law; provided, however, that, except (i) with respect to amounts payable with respect to Company Restricted Stock Awards, (ii) with respect to amounts otherwise treated as compensation for Tax purposes or (iii) as a result of the failure of any holder of Company Shares to provide applicable Tax documentation to the Exchange Agent that shows a valid exemption from withholding, before making any such deduction or withholding, to the extent reasonably practicable, Parent shall provide the Company notice of any applicable payor’s intention to make such deduction or withholding and provide the Company with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding. Parent shall reasonably cooperate with the Company to obtain such reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.6 Further Actions. As of the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

2.7 Fractional Shares. No fractional Parent Shares shall be issued in connection with the Merger, no certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender of any right thereto, cash, rounded to the nearest whole cent and without interest, in an amount equal to such fraction, multiplied by the Closing VWAP. As soon as practicable after the Effective Time and the determination of the aggregate Fractional Share Consideration, the Exchange Agent shall make available the Fractional Share Consideration to such holders, subject to and in accordance with Section 2.2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed on or after January 1, 2017 and publicly available prior to the date hereof (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), but it being understood that this clause (i) shall not be applicable to Sections 3.2(a), 3.2(b) or 3.2(c), or (ii) the corresponding sections of the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure in any Section or Subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation, duly organized and validly existing and in good standing under the Laws of Delaware and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except for such failures to be in good standing or to have such power that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries (each, a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act) (each, a “Significant Company Subsidiary”) is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available or caused to be made available to Parent true, correct and complete copies of (i) any amendments to the Third Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Amended and Restated Bylaws of the Company (the “Company Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Significant Company Subsidiary. The Company is in compliance in all material respects with the provisions of the Company Charter and the Company Bylaws.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Neither the Company nor any Company Subsidiary, directly or indirectly, owns any Equity Interest in any Person other than the Company Subsidiaries. All of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 3.1(c) of the Company Disclosure Letter, all of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 Company Class A Shares, of which, as of the close of business on November 1, 2019 (the “Capitalization Date”), there were 33,983,093 Company Class A Shares outstanding (including 954,067 Company Class A Shares underlying Company Restricted Stock Awards and excluding 0 Company Shares held in treasury), (ii) 30,000,00 Company Class B Shares, of which, as of the Capitalization Date, there were 4,817,394 Company Class B Shares issued and outstanding and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), of which, as of the Capitalization Date, no shares of Company Preferred Stock were issued and outstanding. No Company Subsidiary owns any Company Shares or has any option or warrant to purchase any Company Shares or any other Equity Interest in the Company. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Capitalization Date, the Company has no Company Shares or shares of Company Preferred Stock subject to or reserved for issuance, except for (i) 545,590 Company Class A Shares subject to outstanding Company Stock Options under the Company Equity Plans, (ii) 463,728 Company Class A Shares subject to outstanding Company PSU Awards (assuming vesting at target performance levels with respect to each Company PSU Award that is subject to performance-based vesting), (iii) 316,283 Company Class A Shares reserved for future issuance under the Company Equity Plans for awards not yet granted and (iv) 1,907,550 Company Class B Shares issuable upon the exercise of the Class B Warrant. All Company Shares subject to issuance under the Company Equity Plans and the Class B Warrant, upon issuance prior to the

Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) As of the close of business on the Capitalization Date, other than the Company Equity Awards, the Class B Warrant and the preemptive rights set forth in the Company Charter, there are no outstanding Equity Interests or other options, warrants or other rights, relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. Since the close of business on the Capitalization Date, the Company has not issued any Company Shares, Company Equity Awards or other Equity Interests (including shares of Company Preferred Stock) other than Company Shares issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms.

(d) Other than the Company Equity Awards, the Class B Warrant and the preemptive rights set forth in the Company Charter, there are no obligations (whether outstanding or authorized) of the Company or any Company Subsidiary requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any Company Shares or other Equity Interests of the Company or any Company Subsidiary. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of Company Shares or other Equity Interests of the Company or any Company Subsidiary, other than any such agreements solely between and among the Company and any Company Subsidiary or solely between and among two or more Company Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, all Indebtedness of the Company and the Company Subsidiaries, excluding any Indebtedness with an outstanding principal amount as of the date hereof of less than two million dollars ($2,000,000) individually (provided, that all such excluded Indebtedness has an aggregate outstanding principal amount as of the date hereof of less than ten million dollars ($10,000,000)). From the close of business on the Capitalization Date to the date hereof, the Company has not incurred any Indebtedness that would be required to be set forth on Section 3.2(e) of the Company Disclosure Letter if such Indebtedness was incurred prior to the close of business on the Capitalization Date. “Indebtedness” means, with respect any Person: (i) (A) the amount of indebtedness of such Person for borrowed money and (B) indebtedness of such Person evidenced by any note, bond, debenture or other debt security, in the case of clauses (A) and (B), whether incurred, assigned, granted or unsecured (which, for the avoidance of doubt, shall not include accounts payable, accrued liabilities or “earn-outs”); (ii) obligations of such Person with respect to interest rate and currency swap arrangements and any other arrangements designed to protect against fluctuations in interest or currency rates payable upon termination thereof; and (iii) reimbursement obligations of such Person with respect to any performance bonds, bank overdrafts, letters of credit and similar charges (to the extent drawn) (which, for the avoidance of doubt, shall not include customer deposits, “earn-outs,” escrow and other similar contingent payment obligations).

3.3 Authority. The Company has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform (subject to the conditions contained herein) its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption at a meeting of the Company stockholders for the purpose of adopting this Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) and (iv) resolved to recommend that this Agreement be adopted by the holders of the Company Shares. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority in voting power of the outstanding Company Shares entitled to vote thereon (the “Company Stockholder Approval”), and assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.22, no other corporate proceedings on the part of the Company are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief (the “Enforceability Exceptions”).

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) conflict with or violate any provision of the Company Charter or the Company Bylaws in any material respect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), (a) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (b) require any consent or approval under, violate, conflict with, result in any breach of, or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Contract or Company Real Property Lease to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or any Company Permit.

3.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.5, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable foreign, federal or state securities or blue sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (c) such filings as may be required under the rules and regulations of the NYSE, (d) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting and the matters to be submitted to the Parent stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and the filing with the SEC, and declaration of effectiveness under the Securities Act, of a registration statement on Form S-4 with respect to the issuance of the Parent Shares in the Merger, in which the Joint Proxy Statement/Prospectus will be included as a prospectus (such Form S-4, and any amendments or supplements thereto, the “Form S-4”) and (e) consents, approvals, authorizations or permits of, filings, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws), the failure of which to obtain or make would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Permits; Compliance with Law.

(a) The Company and the Company Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted (collectively, the “Company Permits”), except where the failure to comply with, to obtain or have, or the suspension or cancellation of, or failure to be valid or to be in full force and effect of, any of the Company Permits, would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is, and since January 1, 2017 has not been, in conflict with, default under or violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) Since January 1, 2017, the Company has, in all material respects, timely filed with or otherwise furnished (as applicable) to the U.S. Securities and Exchange Commission (“SEC”) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by the Company with the SEC since January 1, 2017, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not (or, with respect to the Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied, as of such date, as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and the listing and corporate governance rules and regulations of the NYSE, provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company or any Company Subsidiary relating to the Company SEC Documents. To the Knowledge of the Company as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any related notes thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes and except as may be indicated in the notes thereto).

(c) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.

3.8 Internal Controls.

(a) The Company has designed and maintains in all material respects a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains in all material respects “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports and (ii) based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(b) Neither the Company nor any of the Company Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

3.9 No Undisclosed Liabilities. Except for those liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the Company Financial Statements filed prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2019, (c) for Taxes, (d) incurred in accordance with this Agreement, (e) incurred in accordance with the terms of any Material Contract (other than liabilities due to breaches thereunder) or (f) that otherwise are not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations, whether accrued, contingent or otherwise.

3.10 Absence of Certain Changes or Events.

(a) Since January 1, 2019 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since January 1, 2019 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter lists all material Benefit Plans.

(b) The Company has made available to Parent, with respect to each material Benefit Plan, (i) each writing constituting a part of such Benefit Plan, including all amendments thereto, and all plan documents, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report (Form 5500

Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, trustee report, audit report or actuarial report, if any, and (v) the most recent determination letter from the IRS (if applicable) for such Benefit Plan.

(c) Except as would not have had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Benefit Plan has been maintained, operated, registered and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code, (iii) none of the Company, any Company Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (iv) no Benefit Plan provides medical, life insurance or other welfare benefits with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than coverage mandated by applicable Law, (v) no liability under Title IV of ERISA has been incurred, or is reasonably expected to be incurred, by the Company, any of the Company Subsidiaries or any ERISA Affiliate with respect to any Benefit Plan that has not been satisfied in full (other than with respect to amounts not yet due), and no condition, event or circumstance exists that presents a risk to the Company, any Company Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder, (vi) all contributions or other amounts payable by the Company, the Company Subsidiaries or any ERISA Affiliate with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (vii) none of the Company, any Company Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a “multiemployer plan” within the meaning of Section 4001(a) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, (viii) none of the Company, any of the Company Subsidiaries, any director, officer or employee of the Company or any of the Company Subsidiaries or any Benefit Plan that is subject to ERISA, or, to the Knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), (ix) there are no pending or, to the Knowledge of the Company, threatened complaints, lawsuits or claims (other than claims for benefits in accordance with the terms of the Benefit Plans) by, on behalf of or against any of the Benefit Plans or any trusts related thereto, or against any fiduciary of any Benefit Plan, and (x) the Company has properly classified its independent contractors as non-employees for purposes of withholding of Taxes, employment Taxes and employment Law, and neither the Company nor any of the Company Subsidiaries has incurred any liability arising under the Fair Labor Standards Act or any similar Law.

(d) Except as expressly contemplated by the terms of this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Participant to severance, change of control or other similar pay or benefits other than access to continued health care coverage mandated by applicable Law, (ii) cause any material payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of any material payment or vesting, or materially increase the amount of compensation or benefits due to any Participant, or materially increase the amount payable, pursuant to any Benefit Plan, (iii) result in any forgiveness of indebtedness of any Participant, or (iv) result in payments by the Company or any Company Subsidiary to any Person that would not be deductible under Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.

3.12 Labor Matters.

(a) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries is in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours, and the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(b) Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement, and to the Knowledge of the Company, no labor union has been certified to represent any employee of the Company or any Company Subsidiary or has applied to represent or is attempting to organize so as to represent such employees.

(c) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no pending or, to the Knowledge of the Company, threatened work stoppage, lock-out, slowdown or labor strike against the Company or any Company Subsidiary and (ii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Contract (other than any Company Real Property Lease or Benefit Plan) that is in effect and to which the Company or any Company Subsidiary is a party or which binds their respective properties or assets, and that falls within any of the following categories:

(i) any joint venture, partnership, or strategic alliance Contract with a Third Party member that is material to the business of the Company and the Company Subsidiaries, taken as a whole, in which the Company or any Company Subsidiary owns an Equity Interest;

(ii) any Contract that requires aggregate capital expenditures by the Company or any of the Company Subsidiaries in an amount in excess of four million dollars ($4,000,000) per annum individually, other than (A) any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business, or (B) any ordinary course Contracts with respect to land acquisitions, land development and construction;

(iii) any settlement, conciliation or similar Contract (A) with any Governmental Entity, (B) that requires the Company or any of the Company Subsidiaries to pay any monetary consideration of more than four hundred thousand dollars ($400,000) after the date of this Agreement or (C) that would otherwise limit in any material respect the operation of the Company or any Company Subsidiary (or, to the Knowledge of the Company, Parent or any of its other affiliates from and after the Closing) as currently operated;

(iv) any Contract that contains any covenant limiting in any material respect the ability of the Company or the Company Subsidiaries to engage in any line of business or compete with any Person, in each case, in any geographic area;

(v) any Contract (A) that relates to any completed acquisition, divestiture, merger or similar transaction and contains representations, covenants, indemnities or other obligations that remain in effect (excluding any transactions solely among the Company and any wholly owned Company Subsidiary) and that are material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) for any pending acquisition, directly or indirectly (by merger or otherwise) of a portion of the assets (other than goods, products or services in the ordinary course of business) or Equity Interests of any Person for aggregate consideration in excess of two million dollars ($2,000,000) pursuant to which the Company or any Company Subsidiary has continuing “earn-out” or other similar contingent payment obligations following the date hereof in excess of two million dollars ($2,000,000) or (C) that gives any Person the right to acquire any assets of the Company or the Company Subsidiaries (excluding ordinary course commitments to purchase homes, lots, goods, products or services) after the date hereof with a total consideration of more than two million dollars ($2,000,000);

(vi) any Contract that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in an outstanding principal amount in excess of one million dollars ($1,000,000), other than any such contract between the Company or any Company Subsidiary, on the one hand, and any other Company Subsidiary, on the other hand;

(vii) any Contract for (A) the sale of any land parcels (whether or not developed) of the Company or a Company Subsidiary with a purchase price in excess of four million dollars ($4,000,000) (other than individual home sales in the ordinary course of business), (B) the purchase of any land parcels (whether or not developed) of the Company or a Company Subsidiary or (C) the option to purchase any land parcels (whether or not developed) of the Company or a Company Subsidiary, in the case of clauses (B) and (C), with a total purchase price for the land parcels subject thereto in excess of eight million dollars ($8,000,000) (other than individual home sales in the ordinary course of business); and

(viii) any material Contract (A) pursuant to which the Company or any Company Subsidiary receives a license to use any material Intellectual Property that is used in the business (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions) or (B) pursuant to which the Company or any Company Subsidiary grants to a third party a license to use any material Company Intellectual Property.

Each Contract of the type described in this Section 3.13(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract in effect as of the date hereof have been made available to Parent (including pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid, binding and enforceable obligation of the Company or the Company Subsidiary party thereto and is in full force and effect (except as may be limited by the Enforceability Exceptions) and (ii) none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any counterparty is in breach or default under any Company Material Contract.

3.14 Litigation. There is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the Knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and has for the past three (3) years been in compliance with applicable Environmental Laws, (b) each of the Company and the Company Subsidiaries has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted and is, and for the past three

(3) years has been, in compliance with the terms and conditions thereof, (c) none of the Company or any Company Subsidiary has received in the past three (3) years any written notice, demand, letter or claim that is unresolved and that alleges that the Company or such Company Subsidiary is in violation of, or has liability under, any Environmental Law, (d) neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, (e) (i) there are no Hazardous Substances present at any Company Property, and (ii) neither the Company nor any Company Subsidiary has stored, handled, used, released, disposed of or transported, or arranged for the transport or disposal of Hazardous Substances at any location, except, in each case of the foregoing subclauses (i) and (ii), as would not reasonably be expected to result in liability to the Company or any Company Subsidiary under any Environmental Law and (f) none of the Company or any Company Subsidiary has undertaken or assumed by contract or operation of law any liability arising under Environmental Law or relating to Hazardous Substances.

3.16	Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Intellectual Property that is registered, issued or the subject of a pending application. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, none of the registrations, issuances and applications set forth on Section 3.16(a) of the Company Disclosure Letter are invalid, (ii) none of the registrations, issuances and applications set forth on Section 3.16(a) of the Company Disclosure Letter have expired (except upon expiration of any statutory term) or been cancelled, abandoned or otherwise terminated by the Company, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made, except where the Company has made a reasonable business decision to not do any of the foregoing, (iii) the Company and the Company Subsidiaries validly own or have valid license Contracts entitling the Company and the Company Subsidiaries, as applicable, to use all Intellectual Property that they use in their operations, free and clear of all Liens (other than Permitted Liens), and (iv) the Company and the Company Subsidiaries have taken commercially reasonable actions to maintain and protect each item of such Intellectual Property.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, no Proceedings are pending against the Company or any Company Subsidiary or, to the Knowledge of the Company, are threatened, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person or otherwise challenging the ownership or use of any of the Company Intellectual Property, and no such Proceedings have been brought since January 1, 2018, (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating the Company Intellectual Property, and neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person with respect to the foregoing in this Section 3.16(b)(ii), and (iii) the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person.

(c) Each consultant who developed any material Company Intellectual Property has executed a valid and enforceable Contract with the Company or a Company Subsidiary that conveys to the Company or a Company Subsidiary any and all right, title and interest in and to all such Intellectual Property.

(d) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) the Company and the Company Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable and (y) security measures are in place to protect personally identifiable information stored in the

Company’s and the Company Subsidiaries’ computer systems from unlawful use by any third party or any other use by a third party that would violate such policies. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and, since January 1, 2017, have been, in compliance with all such policies and Laws pertaining to data privacy and data security. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been (i) no loss or theft of data or security breach relating to data used in the business of the Company and the Company Subsidiaries, (ii) no violation of any security policy regarding any such data, (iii) no unauthorized access or unauthorized use of any data and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Company Subsidiary or a contractor or agent acting on behalf of the Company or a Company Subsidiary. No Proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to the collection or use of personally identifiable information.

(e) To the Knowledge of the Company, the IT Assets operate and perform in all material respects as is necessary for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted, and there has been no material failure of IT Assets in the past two (2) years which has not been fully resolved and no Person has gained unauthorized access to the IT Assets, which access has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17 Tax Matters. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiaries have been timely filed with the appropriate Governmental Entity (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b) the Company and the Company Subsidiaries have timely paid all Taxes due and owing by any of them, other than Taxes and deficiencies for which, or with respect to which, adequate reserves have been established on or reflected in the financial statements of the Company and the Company Subsidiaries in accordance with GAAP, and since the date of the most recent financial statements of the Company and the Company Subsidiaries, no liability in respect of Taxes has been incurred or accrued (other than in the ordinary course of business);

(c) no deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against the Company or the Company Subsidiaries, except for deficiencies that have been satisfied by payment, settled or withdrawn;

(d) there is not pending, or, to the Knowledge of the Company, threatened in writing, any audit, examination, investigation or other proceeding with respect to any Taxes or Tax Return of the Company or the Company Subsidiaries;

(e) neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes;

(f) neither the Company nor any of the Company Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2);

(g) the Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger;

(h) neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement (other than any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes and other than any agreement solely between or among any of the Company and the Company Subsidiaries);

(i) neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or as successor or transferee;

(j) there are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of the Company Subsidiaries;

(k) no claim in writing has been made by any Governmental Entity in a jurisdiction in which the Company or Company Subsidiaries do not file Tax Returns of a particular type that the Company or any Company Subsidiaries is, or may be, subject to taxation of such type by, or required to file any Tax Return with respect to Taxes of such type in, that jurisdiction; and

(l) each of the Company and each of the Company Subsidiaries has withheld and collected all amounts required by applicable Law to be withheld or collected by it on account of Taxes, has remitted all such amounts to the appropriate Governmental Entity when required by applicable Law to do so and has otherwise complied with Laws related to the collection, withholding and remittance of Taxes.

3.18 Real Property.

(a) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable fee title to the real property owned by the Company or any Company Subsidiary (the “Company Owned Real Property”), in each case, which has not been sold in the ordinary course of business and free and clear of all Liens other than Permitted Liens. With regard to options or agreements to purchase real property described in Section 3.13(a)(vii)(B) of the Company Disclosure Letter, except to the extent such options have been exercised or the real property that is the subject of such purchase agreements has been acquired, such options and purchase agreements all remain in effect and no other party to an option or purchase agreement has the right, because of anything the Company or any Company Subsidiary has done or failed to do, to terminate it or change the terms on which the Company or such Company Subsidiary has the right to purchase the real property to which it relates.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of each lease, sublease, license, easement and other agreement which requires the payment of rent in an amount exceeding one hundred fifty thousand dollars ($150,000) per annum, together with any amendments, renewals and guarantees thereof or thereto (each, a “Company Real Property Lease”), under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property at which operations of the Company and the Company Subsidiaries are conducted (the “Company Leased Real Property”; the Company Owned Real Property and Company Leased Real Property being sometimes referred to herein as the “Company Property”). The Company has made available to Parent a true, correct and complete copy of each Company Real Property Lease. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Real Property Lease is valid, binding and in full force and effect, (ii) to the Knowledge of the Company, none of the Company, any Company Subsidiary or any counterparty is in breach or default under any Company Real Property Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a material default by the Company, any Company Subsidiary or any counterparty under any Company Real Property Lease, and (iii) the Company or the applicable Company Subsidiary has a good and valid leasehold interest, subject to the terms of the Company Real Property Lease applicable thereto, in each parcel of Company Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.

(c) Except as set forth on Section 3.18(c) of the Company Disclosure Letter, as of the date of this Agreement, none of the material Company Properties have been leased or subleased to any other Person.

(d) To the Knowledge of the Company, there are no material new (or increases in existing) development fees, impact fees or other fees that will be levied by any Governmental Entity in connection with the development of any Company Property. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any notice of any material violation of any Law relating to any Company Property.

(e) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice of any condemnation, eminent domain, requisition or taking by any Governmental Entity with respect to any Company Property, or negotiations for the purchase of any Company Property in lieu of condemnation, and no condemnation, eminent domain, requisition or taking has been commenced or threatened in connection with any of the foregoing.

3.19 Construction Matters. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the land, homes and other improvements sold by the Company and the Company Subsidiaries have at all times during the period of time in which the Company or the Company Subsidiaries have owned such land, homes and other improvements, complied with all applicable building codes, zoning, land use, Environmental Laws or similar Laws then in effect, (ii) there are no pending vendor recalls of which the Company has been notified or otherwise is aware of products incorporated in homes or other improvements built by the Company or the Company Subsidiaries, and (iii) neither the Company nor any of the Company Subsidiaries is the subject of any recalls or recall notices from any product safety commissions regarding products incorporated in homes or other improvements built by the Company or the Company Subsidiaries.

3.20 Insurance. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain policies of insurance covering the Company, the Company Subsidiaries and their respective employees, properties or assets (collectively, “Insurance Policies”) in an amount that is adequate for the operation of the Company’s and the Company Subsidiaries’ businesses. Neither the Company nor any Company Subsidiary (a) is in breach or default of any of the Insurance Policies or (b) has received any written notice of termination, cancellation or denial of coverage with respect to any Insurance Policy, and all such insurance is outstanding and duly in force, except in each case, which would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.21 Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, the “Fairness Opinion”), to the effect that, on the basis of and subject to the various qualifications, assumptions and limitations set forth therein, as of the date of such Fairness Opinion, the Merger Consideration to be paid to the holders of Company Shares in the Merger is fair, from a financial point of view, to such holders. The Fairness Opinion has not been amended or rescinded as of the date of this Agreement.

3.22 Form S-4; Joint Proxy Statement/Prospectus. None of the information in the Form S-4 or the Joint Proxy Statement/Prospectus to be supplied by the Company or the Company Subsidiaries for inclusion therein will, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments or supplements thereto, or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the Exchange Act, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion therein.

3.23 Brokers. Except for the Company’s obligations to J.P. Morgan Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of J.P. Morgan Securities LLC related to the Merger and the other transactions contemplated hereby.

3.24 State Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.22, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (including Section 203 of the DGCL) or any similar anti-takeover provision in the Company Charter or the Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the transactions contemplated hereby.

3.25 Reorganization. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.26 Affiliate Transactions. There have not been during the preceding three (3) years any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.

3.27 Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries (nor, to the Knowledge of the Company, any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, provincial, state, local or foreign jurisdiction or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States or Canadian government or any other Governmental Entity.

3.28 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3 (as qualified by the Company Disclosure Letter), none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and each of Parent and Merger Sub, on its own behalf and on behalf of Parent’s Representatives, acknowledges and agrees that it has not relied, and disclaims reliance, on any such representation or warranty) with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or the Parent Representatives or affiliates or any other Person in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or the Parent Representatives or affiliates or any other Person (and each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person will have or be subject to any such liability or obligation) resulting from Parent’s, Merger Sub’s or the Parent Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or the Parent Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or the Parent Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3 (as qualified by the Company Disclosure Letter).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) the Parent SEC Documents filed on or after January 1, 2017 and publicly available prior to the date hereof (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), but it being understood that this clause (i) shall not be applicable to Section 4.2 or (ii) the corresponding sections of the Parent Disclosure Letter (it being acknowledged and agreed that disclosure in any Section or Subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Parent Disclosure Letter to the extent that the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification; Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation, duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except for such failures to be in good standing or to have such power that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent’s Subsidiaries (each, a “Parent Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act) (each, a “Significant Parent Subsidiary”) and Merger Sub is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has made available or caused to be made available to the Company true, correct and complete copies of (i) any amendments to the Amended and Restated Certificate of Incorporation of Parent (the “Parent Charter”) not filed prior to the date hereof with the SEC, (ii) the Amended and Restated By-laws of Parent and any amendments thereto (the “Parent Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Significant Parent Subsidiary. Parent is in compliance in all material respects with the provisions of the Parent Charter and the Parent Bylaws.

(c) Neither the Parent nor any Parent Subsidiary, directly or indirectly, owns any Equity Interest in any Person other than the Parent Subsidiaries. All of the outstanding shares of capital stock of, or other Equity Interests in, each Parent Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and to the extent owned, directly or indirectly, by Parent, are owned free and clear of all Liens, other than Permitted Liens.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 400,000,000 Parent Shares, of which, as of the close of business on November 1, 2019 (the “Parent Capitalization Date”), there were 105,840,502 Parent Shares issued and outstanding, and (ii) 50,000,000 shares of preferred stock, par value $0.00001 per share, of Parent (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, no shares of Parent Preferred Stock were issued and outstanding. No Parent Subsidiary owns any Parent Shares or has any option or warrant to purchase any Parent Shares or any other Equity Interest in Parent. All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Parent Capitalization Date, Parent has no Parent Shares subject to or reserved for issuance, except for (i) 3,359,488 Parent Shares subject to outstanding options to purchase Parent Shares (“Parent Options”) under the Parent Equity Plan, (ii) 1,738,149 Parent Shares underlying Parent RSU Awards granted under the Parent Equity Plan (assuming achievement of the applicable performance goals at the target performance level) and (iii) 6,943,605 Parent Shares reserved for future issuance under the Parent Equity Plan for awards not yet granted. As of the close of business on the Parent Capitalization Date, Parent has no shares of Parent Preferred Stock subject to or reserved for issuance. All Parent Shares subject to issuance under the Parent Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) As of the close of business on the Parent Capitalization Date, other than the Parent Options and outstanding Parent RSU Awards granted under the Parent Equity Plan (collectively, the “Parent Equity Awards”), there are no outstanding Equity Interests or other options, warrants or other rights, relating to or based on the value of any Equity Interests of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, acquire or sell any Equity Interests of Parent or any Parent Subsidiary. Since the close of business on the Parent Capitalization Date, Parent has not issued any Parent Shares, Parent Options, Parent RSU Awards or other Equity Interests (including shares of Parent Preferred Stock) other than Parent Shares issued upon the exercise of any Parent Options or settlement of Parent RSU Awards, in each case, that were either (x) outstanding as of the close of business on the Parent Capitalization Date or (y) issued in compliance with Section 5.1(b), in each case, in accordance with their terms.

(d) Other than the Parent Equity Awards, there are no obligations (whether outstanding or authorized) of the Parent or any Parent Subsidiary requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any Parent Shares or other Equity Interests of the Parent or any Parent Subsidiary. There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of Parent Shares or other Equity Interests of Parent or any Parent Subsidiary, other than any such agreements solely between and among Parent and any Parent Subsidiary or solely between and among two or more Parent Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote.

4.3 Authority.

(a) Parent has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform (subject to the conditions contained herein) its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger and the Parent Share Issuance. The Parent Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Share Issuance, are advisable, fair to and in the best interests of the Parent stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated thereby, including the Merger and the Parent Share Issuance, (iii) directed that the

Parent Share Issuance be submitted to the Parent stockholders for their approval at a meeting of the Parent stockholders for the purpose of approving the Parent Share Issuance (including any adjournment or postponement thereof, the “Parent Stockholders Meeting”) and (iv) resolved to recommend that the Parent Share Issuance be approved by the holders of the Parent Shares. Except for the approval of the Parent Share Issuance by the affirmative vote of a majority in voting power of Parent Shares present in person or represented by proxy and entitled to vote thereon (the “Parent Stockholder Approval”), no other corporate proceedings on the part of Parent are necessary to adopt this Agreement, approve the Parent Share Issuance and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b) Merger Sub has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by Merger Sub, and the consummation by Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, including the adoption (effective immediately following the execution of this Agreement by the parties hereto) by the sole stockholder of Merger Sub by written consent, and no other corporate proceedings on the part of Merger Sub are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Merger Sub has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption and (iv) recommended that the sole stockholder of Merger Sub adopt this Agreement. This Agreement has been validly executed and delivered by Merger Sub and, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions.

4.4 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, will (with or without notice or lapse of time, or both) conflict with or violate any provision of the Parent Charter, the Parent Bylaws or the organizational or governing documents of Merger Sub in any material respect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) (a) assuming that all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with or violate any Law applicable to Parent or any Parent Subsidiary any of their respective properties or assets or (b) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiary pursuant to any Contract to which Parent, Merger Sub or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or any Parent Permit.

4.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with, or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable foreign, federal or state securities or blue sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (c) such filings as may be required under the rules and regulations of the NYSE, (d) the filing with the SEC of the Joint Proxy Statement/Prospectus and the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4 and (e) consents, approvals, authorizations or permits of, filings, registrations with or notifications to, any Governmental Entity (including with respect to any Competition Laws), the failure of which to obtain or make would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6 Parent Shares. Upon issuance, the Parent Shares that are issued as Merger Consideration will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Liens arising from transfer restrictions under securities Laws). Except as contemplated in this Agreement, neither Parent nor any Parent Subsidiary is party to any agreement regarding the voting of Parent Shares or committing Parent to register Parent Shares under the Securities Act. Parent is not party to a rights agreement, poison pill or similar agreement, plan or arrangement that could entitle any Person to acquire shares of stock in Parent or any Parent Subsidiary as a result of the execution of this Agreement, the Merger or the consummation of any other transaction that is contemplated by this Agreement.

4.7 Permits; Compliance with Law.

(a) Parent and its Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets (collectively, the “Parent Permits”), except where the failure to comply with, to obtain or have, or the suspension or cancellation of, or failure to be valid or to be in full force and effect of, any of the Parent Permits, would not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Neither Parent nor any Parent Subsidiary is, and since January 1, 2017 has not been, in conflict with, default under or violation of any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, except for any conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.8 SEC Filings; Financial Statements.

(a) Since January 1, 2017, Parent has, in all material respects, timely filed with or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by Parent with the SEC since January 1, 2017, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Parent SEC Documents (i) did not (or, with respect to the Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied, as of such date, as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and the listing and corporate governance rules and regulations of the NYSE, provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. None of the

Parent Subsidiaries is required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent or any Parent Subsidiary relating to the Parent SEC Documents. To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and the consolidated Parent Subsidiaries (including, in each case, any related notes thereto) included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and the consolidated Parent Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes and except as may be indicated in the notes thereto).

(c) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in the Parent SEC Documents.

4.9 Internal Controls.

(a) Parent has designed and maintains in all material respects a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for Parent and the Parent Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) maintains in all material respects “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports and (ii) based on Parent’s most recent evaluation of internal controls over financial reporting prior to the date hereof, has disclosed to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(b) Neither Parent nor any of Parent Subsidiaries has made any prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

4.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the Parent Financial Statements filed prior to the date hereof, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2019, (c) for Taxes, (d) incurred in accordance with this Agreement, (e) incurred in accordance with the terms of any material Contract (other than liabilities due to breaches thereunder) or (f) that otherwise are not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations, whether accrued, contingent or otherwise, that would be required to be reflected on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.

4.11 Absence of Certain Changes or Events.

(a) Since January 1, 2019 through the date of this Agreement, Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since January 1, 2019 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.12 Employee Benefit Plans.

(a) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Benefit Plan has been maintained, operated, registered and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto and (ii) each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Parent, there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Parent Participant to severance, change of control or other similar pay or benefits other than access to continued health care coverage mandated by applicable Law, (ii) cause any payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any Parent Participant, or increase the amount payable, pursuant to any Parent Benefit Plan, (iii) result in any forgiveness of indebtedness of any Parent Participant, or (iv) result in payments by the Company or any Company Subsidiary to any Person that would not be deductible under Section 280G of the Code. Neither the Parent nor any Parent Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.

4.13 Litigation. There is no Proceeding to which Parent or any Parent Subsidiary is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.14 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each of Parent and the Parent Subsidiaries is and has for the past three (3) years been in compliance with applicable Environmental Laws, (b) each of Parent and the Parent Subsidiaries has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted and is, and for the past three (3) years has been, in compliance with the terms and conditions thereof, (c) neither Parent nor any Parent Subsidiary has received in the past three (3) years any written notice, demand, letter or claim that is unresolved and that alleges that Parent or such Parent Subsidiary is in violation of, or has liability under, any Environmental Law, (d) neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, (e) (i) there are no Hazardous Substances present at any Parent Property, and (ii) neither Parent nor any Parent Subsidiary has stored, handled, used, released, disposed of or transported, or arranged for the transport or disposal of Hazardous Substances at any location, except, in each case of the foregoing subclauses (i) and (ii), as would not reasonably be expected to result in liability to Parent or any Parent Subsidiary and (f) none of Parent or any Parent Subsidiary has undertaken or assumed by contract or operation of law any liability arising under any Environmental Law or relating to Hazardous Substances.

4.15 Data Privacy. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (x) Parent and the Parent Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable and (y) security measures are in place to protect personally identifiable information stored in Parent’s and the Parent Subsidiaries’ computer systems from unlawful use by any third party or any other use by a third party that would violate such policies. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and, since January 1, 2017, have been, in compliance with all such policies and Laws pertaining to data privacy and data security. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there has been (i) no loss or theft of data or security breach relating to data used in the business of the Parent and the Parent Subsidiaries, (ii) no violation of any security policy regarding any such data, (iii) no unauthorized access or unauthorized use of any data and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of Parent or a Parent Subsidiary or a contractor or agent acting on behalf of Parent or a Parent Subsidiary. No Proceedings are pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries relating to the collection or use of personally identifiable information.

4.16 Tax Matters. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to Parent and the Parent Subsidiaries have been timely filed with the appropriate Governmental Entity (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b) Parent and the Parent Subsidiaries have timely paid all Taxes due and owing by any of them, other than Taxes and deficiencies for which, or with respect to which, adequate reserves have been established on or reflected in the financial statements of Parent or the Parent Subsidiaries in accordance with GAAP, and since the date of the most recent financial statements of Parent and the Parent Subsidiaries, no liability in respect of Taxes has been incurred or accrued (other than in the ordinary course of business);

(c) no deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against Parent or the Parent Subsidiaries, except for deficiencies that have been satisfied by payment, settled or withdrawn;

(d) there is not pending, or, to the Knowledge of Parent, threatened in writing, any audit, examination, investigation or other proceeding with respect to any Taxes or Tax Return of Parent or the Parent Subsidiaries;

(e) neither Parent nor any of the Parent Subsidiaries has waived any statute of limitations with respect to Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes;

(f) neither Parent nor any of the Parent Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2);

(g) Parent has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger;

(h) neither Parent nor any of the Parent Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement (other than any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes and other than any agreement solely between or among any of Parent and the Parent Subsidiaries);

(i) neither Parent nor any of the Parent Subsidiaries has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under U.S. Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or as successor or transferee;

(j) there are no Liens for Taxes (other than Permitted Liens) upon the assets of Parent or any of the Parent Subsidiaries;

(k) no claim in writing has been made by any Governmental Entity in a jurisdiction in which Parent or the Parent Subsidiaries do not file Tax Returns of a particular type that Parent or any Parent Subsidiaries is, or may be, subject to taxation of such type by, or required to file any Tax Return with respect to Taxes of such type in, that jurisdiction; and

(l) each of Parent and each of the Parent Subsidiaries has withheld and collected all amounts required by applicable Law to be withheld or collected by it on account of Taxes, has remitted all such amounts to the appropriate Governmental Entity when required by applicable Law to do so and has otherwise complied with Laws related to the collection, withholding and remittance of Taxes.

4.17 Real Property.

(a) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Parent Subsidiary has good and marketable fee title to the real property owned by Parent or any Parent Subsidiary (the “Parent Owned Real Property”), in each case, which has not been sold in the ordinary course of business and free and clear of all Liens other than Permitted Liens.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each lease, sublease, license, easement and other agreement which requires the payment of rent in an amount exceeding one hundred and fifty thousand dollars ($150,000) per annum, together with any amendments, renewals and guarantees thereof or thereto (each, a “Parent Real Property Lease”) under which Parent or any Parent Subsidiary uses or occupies or has the right to use or occupy any real property at which operations of Parent and the Parent Subsidiaries are conducted (the “Parent Leased Real Property”, and together with the Parent Owned Real Property and Parent Leased Real Property, the “Parent Property”) is valid, binding and in full force and effect, (ii) to the Knowledge of Parent, none of Parent, any Parent Subsidiary or any counterparty is in breach or default under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a default by Parent, any Parent Subsidiary or any counterparty under any Parent Real Property Lease, and (iii) Parent or the applicable Parent Subsidiary has a good and valid leasehold interest, subject to the terms of the Parent Real Property Lease applicable thereto, in each parcel of Parent Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.

(c) To the Knowledge of Parent, neither Parent nor any Parent Subsidiary has received any notice of any material violation of any Law relating to any Parent Property.

(d) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has received any written notice of any condemnation, eminent domain, requisition or taking by any Governmental Entity with respect to any Parent Property, or negotiations for the purchase of any Parent Property in lieu of condemnation, and no condemnation, eminent domain, requisition or taking has been commenced or threatened in connection with any of the foregoing.

4.18 Construction Matters. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the land, homes and other improvements sold by Parent and the Parent Subsidiaries have at all times during the period of time in which Parent or the Parent Subsidiaries have owned such land, homes and other improvements, complied with all applicable building codes, zoning, land use, Environmental Laws or similar Laws then in effect, (ii) there are no pending vendor recalls of which Parent has been notified or otherwise is aware of products incorporated in homes or other improvements built by Parent or the Parent Subsidiaries, and (iii) neither Parent nor any of the Parent Subsidiaries is the subject of any recalls or recall notices from any product safety commissions regarding products incorporated in homes or other improvements built by Parent or the Parent Subsidiaries.

4.19 Insurance. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries maintain policies of insurance covering Parent, the Parent Subsidiaries and their respective employees, properties or assets (collectively, “Parent Insurance Policies”) in an amount that is adequate for the operation of Parent’s and the Parent Subsidiaries’ businesses. Neither Parent nor any Parent Subsidiary (a) is in breach or default of any of the Parent Insurance Policies or (b) has received any written notice of termination, cancellation or denial of coverage with respect to any Parent Insurance Policy, and all such insurance is outstanding and duly in force, except in each case, which would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.20 Form S-4; Joint Proxy Statement/Prospectus. None of the information in the Form S-4 or the Joint Proxy Statement/Prospectus to be supplied by Parent or the Parent Subsidiaries for inclusion therein will, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments or supplements thereto, or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the Exchange Act, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion therein.

4.21 Brokers. Except for Parent’s obligations to Citigroup Global Markets, Inc., no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of Parent or any Parent Subsidiary. Parent has made available to the Company true and complete copies of all contracts, agreements and arrangements with respect to the engagement of Citigroup Global Markets, Inc. related to the Merger and the other transactions contemplated hereby.

4.22 Ownership of Company Capital Stock. None of Parent, Merger Sub or any other Parent Subsidiary beneficially owns any Company Shares or is party to any derivative or hedging arrangement, short position, borrowing or lending of Company Shares or other Contract or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from, Share price changes for, or to increase or decrease the voting power of, Parent, Merger Sub or any other affiliate of Parent, in each case, with respect to Company Shares. None of Parent, Merger Sub or any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) of Parent is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

4.23 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued and are wholly owned by Parent. Merger Sub was formed solely for purposes the Merger and, except for matters incidental to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, Merger Sub has not prior to the date hereof engaged in any business or other activities.

4.24 Sufficient Authorized but Unissued Shares. At the Effective Time, (a) Parent will have sufficient authorized but unissued shares or treasury shares for Parent to meet its obligation to deliver the Parent Shares under this Agreement, (b) Parent shall deliver the Parent Shares that are issued as Stock Consideration free and clear of all Liens, other than Permitted Liens, and (c) Parent will have available, and will make available to Merger Sub, all of the funds necessary to pay the Cash Consideration as contemplated by this Agreement out of its working capital or currently existing credit lines.

4.25 Reorganization. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.26 Financing.

(a) Parent is a party to and has accepted a fully executed commitment letter dated November 5, 2019 (as the same may be amended or replaced, in each case in accordance with Section 5.16(a), the “Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Financing.”

(b) Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letter and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee, pricing, “price flex” and other economic provisions that could not reasonably be expect to affect the conditionality, enforceability, availability or principal amount of the Financing.

(c) Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Financing in the amount contemplated by the Commitment Letter. Assuming the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b), Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date, nor does Parent have Knowledge that any of the Lenders will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Financing that could affect the conditionality, enforceability, principal amount or availability of the Financing contemplated by the Commitment Letter.

(d) Assuming the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b), the Financing, when funded in accordance with the terms of the Commitment Letter, together with available cash of the Company and the Company Subsidiaries, Parent, the Parent Subsidiaries and Merger Sub, will provide Parent with net cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Commitment Letter, including the payment of the cash portion of the Merger Consideration, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, any payments in respect of equity compensation obligations to be made in connection with the Merger, and any repayment or refinancing of any outstanding indebtedness of Parent, the Company and their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letter (such amounts, collectively, the “Merger Amounts”).

(e) The Commitment Letter constitutes the legal, valid and binding obligation of all the parties thereto and is in full force and effect (except as such enforceability may be limited by the Enforceability Exceptions). As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letter, and Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis or that the Financing will not be available to Parent on the date of the Closing. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. As of the date hereof, (i) the Commitment Letter has not been modified, amended or altered, (ii) none of the respective commitments thereunder has been withdrawn or rescinded in any respect and (iii) to the Knowledge of Parent, no modification or amendment to the Commitment Letter is currently contemplated (except any modification or amendment solely to the extent necessary to add lenders, lead arrangers, book-runners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement (including in replacement of a Lender)).

(f) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

4.27 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4 (as qualified by the Parent Disclosure Letter), none of Parent, any of its affiliates or any other Person on behalf of Parent makes any express or implied representation or warranty (and the Company, on its own behalf and on behalf of the Company’s Representatives, acknowledges and agrees that it has not relied, and disclaims reliance, on any such representation or warranty) with respect to Parent, the Parent Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company or the Company’s Representatives or affiliates or any other Person in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, none of Parent, Merger Sub, or any other Person will have or be subject to any liability or other obligation to the Company or the Company Representatives or affiliates or any other Person (and the Company acknowledges and agrees that none of Parent, Merger Sub, or any other Person will have or be subject to any such liability or obligation) resulting from the Company’s or the Company Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or the Company Representatives or affiliates, including any information made available in the electronic data room maintained by Parent for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or the Company’s Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 4 (as qualified by the Parent Disclosure Letter).

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company and Parent Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as expressly required by this Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, use its commercially reasonable efforts to (1) conduct its operations in all material respects in the ordinary course of business consistent with past practice, (2) maintain and preserve substantially intact its business organization, (3) preserve its relationships with key employees, customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with the Company or any of the Company Subsidiaries and (4) comply in all material respects with applicable Law. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1(a) of the Company Disclosure Letter, as required by applicable Law or as expressly required by this Agreement (other than by Section 5.5), or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7:

(i) (A) amend, modify, waive, rescind or otherwise change the Company Charter or the Company Bylaws or the comparable organizational and governance documents of any wholly owned Company Subsidiary or (B) consent to, fail to exercise any veto or similar right to, or otherwise fail to use reasonable best efforts to resist, any amendment, modification, waiver, rescission or other change the organizational and governance documents of any Company Subsidiary that is not a wholly owned Company Subsidiary;

(ii) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests (except for transactions between the Company and any wholly owned Company Subsidiaries or between wholly owned Company Subsidiaries), other than (A) the issuance of Company Shares upon (i) the exercise of the Class B Warrants, (ii) the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards outstanding as of the date hereof or granted thereafter in accordance with this Agreement, or (iii) the exercise of any preemptive rights pursuant to the Company Charter, or (B) pursuant to requirements of the Contracts of the Company or any Company Subsidiary that have been disclosed or made available to Parent and are described in Section 5.1(a)(ii) of the Company Disclosure Letter, in each case as in existence on the date and on the terms as in effect on the date hereof;

(iii) except in the ordinary course of business consistent with past practice, directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien or any Lien of the type contemplated pursuant to Section 5.1(a)(viii)(A)(ii)) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest (except, in each case, for transactions between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries); provided, that the foregoing does not restrict any sale, lease, license, abandonment or other disposition of real property, which are the subject of Section 5.1(a)(x);

(iv) authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary);

(v) reclassify, combine, split, subdivide or make any similar change or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or other Equity Interests or the Equity Interests of any Company Subsidiary, except (A) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Stock Options to be able to pay the exercise price thereof in accordance with the terms of such Company Stock Options, (B) the withholding or disposition of Company Shares to satisfy withholding Tax obligations with respect to Company Equity Awards in accordance with the terms of such Company Equity Awards, (C) upon the forfeiture of outstanding Company Equity Awards or (D) cash dividends paid to the Company or any wholly owned Company Subsidiaries by a wholly owned Company Subsidiary with regard to its capital stock or other Equity Interests;

(vi) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, other than transactions between or among the Company and any wholly owned Company Subsidiaries (or between or among any such Subsidiaries);

(vii) acquire (including by merger, consolidation or acquisition of stock or assets) any Equity Interest in or the material assets of any Person, or make any material loan, advance or capital contribution to, or investment in, any Person, except with respect to such acquisitions, loans, advances, contributions or investments that (A) are in the ordinary course and are for consideration (including assumed indebtedness for borrowed money, if applicable) not exceeding one million five hundred thousand dollars ($1,500,000) individually or five million dollars ($5,000,0000) for all such transactions by the Company and Company Subsidiaries in the aggregate or (B) are transactions between or among the Company and any wholly owned Company Subsidiaries (or between or among any such Subsidiaries) and not involving any Third Party; provided, that the foregoing does not restrict any purchase of real property, which is the subject of Section 5.1(a)(x);

(viii) (A) incur any Indebtedness or issue any debt securities or assume or guarantee the obligations in respect of indebtedness for borrowed money or debt securities of any Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except (i) for transactions between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, (ii) letters of credit, surety bonds and similar instruments issued in the ordinary course of the Company’s business consistent with past practice, including the pledging of cash or other security as may be required by the issuer in connection therewith or (iii) for borrowings in the ordinary course of business under the Company’s existing credit facilities or working capital lines, which facilities or working capital lines are disclosed in the notes to the financial statements included in the Company 10-K or the notes to the financial information included in the Company 10-Q (provided, that the principal amount of any indebtedness incurred by the Company and the Company Subsidiaries pursuant to this clause (iii) does not exceed one hundred and twenty-five million dollars ($125,000,000) in the aggregate), or (B) make any loans or capital contributions to, or investments in, any other Person, other than to any wholly owned Company Subsidiary;

(ix) (A) enter into any Contract that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto as a result of the consummation of the Merger or the other transactions contemplated by this Agreement or that would reasonably be expected to require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Parent were to occur immediately following consummation of the Merger, (B) enter into any Contract that would have been a Company Material Contract or Company Real Property Lease if it were in effect as of the date hereof, or (C) materially modify or materially amend in a manner adverse to the Company, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract or Company Real Property Lease; provided, that, other than with respect to Real Property Leases, the foregoing does not restrict any entering into, modifying or amending of agreements respecting real property, which is the subject of Section 5.1(a)(x);

(x) (A) make any disposal of any Company Owned Real Property, other than sales to homebuyers in the ordinary course of business consistent with past practice, (B) purchase or otherwise acquire (x) any real property or any interest therein or (y) a leasehold interest in any material real property, except in the case of clause (A) and (B), for (1) purchases or sales of property or assets in accordance with Non-Refundable Deposit Contracts entered into before the date of this Agreement and made available to Parent (provided that any required deposit is actually made in full prior to the date hereof), (2) transactions not exceeding five million dollars ($5,000,0000) individually or ten million dollars ($10,000,000) in the aggregate or (3) transactions between or among the Company and any of its wholly owned Subsidiaries (or between or among any such wholly owned Subsidiaries) or (C) enter into any Non-Refundable Deposit Contract for real property that requires the Company or any Company Subsidiary to make a deposit exceeding two hundred fifty thousand dollars ($250,000);

(xi) except as required by any Benefit Plan as in effect on the date of this Agreement, (A) increase the compensation or benefits of any Participant, except for routine merit based increases in cash compensation to

Participants in the ordinary course of business consistent with past practice for employees who have an annual base salary that is less than one hundred twenty-five thousand dollars ($125,000) or increases in benefits in connection with the annual renewal of welfare benefit plans that do not materially increase the cost of any such plan; (B) grant any rights to severance, change of control, retention or termination pay to any Participant, whether pursuant to an employment agreement, severance agreement or otherwise, other than payments of severance benefits in the ordinary course of business, consistent with past practice, to employees who have an annual base salary that is less than one hundred twenty-five thousand dollars ($125,000) whose employment is terminated in accordance with clause (E); (C) establish, adopt, enter into, amend in any material respect or terminate any material Benefit Plan or any collective bargaining agreement; (D) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Benefit Plan; or (E) hire or terminate (other than for cause) the employment or service of any Participant, other than in the ordinary course of business, consistent with past practice with respect to any such person who has an annual base salary that is less than one hundred twenty-five thousand dollars ($125,000);

(xii) make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or Law including any interpretations thereof or any changes to any of the foregoing;

(xiii) other than in the ordinary course of business or as required by applicable Law, (A) make or change any material Tax election, (B) file any material amended Tax Return (C) settle or compromise any claim relating to a material amount of Taxes of the Company or any Company Subsidiary for an amount materially in excess of amounts reserved, (D) enter into any “closing agreement” within the meaning of in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) relating to a material amount of Taxes; or (E) surrender any right to claim a material Tax credit or refund;

(xiv) waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with this Agreement or the transactions contemplated hereby, which is governed by Section 5.14) or other Proceedings other than settlements of, or compromises for, any such litigation or other Proceedings (A) funded, subject to payment of a deductible not to exceed five hundred thousand dollars ($500,000), solely by insurance coverage maintained by the Company or the Company Subsidiaries or (B) for less than one million five hundred thousand dollars ($1,500,000) (net of any insurance coverage maintained by the Company or the Company Subsidiaries) in the aggregate, in each case that would not grant any material injunctive or equitable relief or impose any material restrictions or changes on the business or operations of the Company or any Company Subsidiary and without any admission of wrongdoing or liability on the Company or Parent or any of their respective Subsidiaries;

(xv) make any capital expenditure in excess of the amounts set forth in the Company’s capital expenditure budget made available to Parent (other than unbudgeted capital expenditures not in excess of $500,000 in the aggregate per fiscal quarter), which, for the avoidance of doubt, does not include expenditures related to land acquisition, which are the subject of Section 5.1(a)(x), land development and construction costs;

(xvi) enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any affiliate or director or officer of the Company on the other hand, other than in the ordinary course of business;

(xvii) make any loans or advances (other than advances in the ordinary course of business for travel and other normal business expenses or any advancement of expenses under the Company Charter or Company Bylaws or equivalent governing documents of any Company Subsidiary) to stockholders, directors, officers or employees of the Company;

(xviii) commence any new line of business in which it is not engaged on the date of this Agreement;

(xix) fail to use commercially reasonable efforts to maintain or renew any material Company Intellectual Property that is registered, issued or the subject of a pending application;

(xx) take any action or fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(xxi) authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

(b) Parent agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1(b) of the Parent Disclosure Letter or as expressly required by this Agreement, or otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent will, and will cause each Parent Subsidiary to, use its commercially reasonable efforts to (1) conduct its operations in all material respects in the ordinary course of business consistent with past practice, (2) maintain and preserve substantially intact its business organization and (3) comply in all material respects with applicable Law. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1(b) of the Parent Disclosure Letter, as required by applicable Law or as expressly required by this Agreement, or otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Parent Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7:

(i) amend, modify, waive, rescind or otherwise change the Parent Charter, the Parent Bylaws or Merger Sub’s certificate of incorporation or bylaws;

(ii) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, Parent or any rights based on the value of any such Equity Interests, or publicly announce any intention to do any of the foregoing, other than, in each case, (A) the issuance of Parent Equity Awards to employees or directors of Parent in the ordinary course of business, (B) the issuance of Parent Shares upon the exercise of Parent Stock Options or the vesting or settlement of Parent RSU Awards outstanding as of the date hereof or granted thereafter in accordance with this Agreement or (C) pursuant to requirements of the Contracts of Parent or any Parent Subsidiary that have been disclosed or made available to the Company and are described in Section 5.1(b)(ii) of the Parent Disclosure Letter, in each case as in existence on the date and on the terms as in effect on the date hereof;

(iii) authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any capital stock or other Equity Interests of Parent, or reclassify, combine, split, subdivide or make any similar change or amend the terms of, or redeem, purchase, or otherwise acquire, directly or indirectly, any capital stock or other Equity Interests of Parent (other than (A) issuances of awards under, or modifications to, the Parent Equity Plan, including existing awards thereunder, that are paid or made in the ordinary course of business (B) the acquisition by Parent of Parent Shares in connection with the surrender of Parent Shares by holders of Parent Stock Options to be able to pay the exercise price thereof in accordance with the terms of such Parent Stock Options, (C) the withholding or disposition of Parent Shares to satisfy withholding Tax obligations with respect to Parent Stock Options or restricted stock unit awards in accordance with the terms of such options or awards, (D) upon the forfeiture of outstanding Parent Stock Options or restricted stock unit awards or (E) cash dividends paid by a wholly owned Parent Subsidiary to the Parent or another wholly owned Parent Subsidiary);

(iv) merge or consolidate Parent or any Parent Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary, other than transactions between or among Parent and any wholly owned Parent Subsidiaries (or between or among any such wholly owned Subsidiaries);

(v) make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or Law including any interpretations thereof or any changes to any of the foregoing;

(vi) acquire (including by merger, consolidation, acquisition of stock or assets, recapitalization, joint venture or otherwise) any business, material assets or securities of any Person if such acquisition would reasonably be expected to have a Parent Material Adverse Effect;

(vii) take any action or fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(viii) authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause the Company Subsidiaries to (i) provide to Parent and Merger Sub and their respective Representatives reasonable access, during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company and the Company Subsidiaries, and upon reasonable prior written notice to the Company, to the officers, employees, properties, Company Permits, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) use commercially reasonable efforts to furnish to Parent and Merger Sub and their respective Representatives, during normal business hours upon prior reasonable notice such information concerning the business, properties, Contracts, Company Permits, personnel, assets and liabilities of the Company and the Company Subsidiaries as Parent or Parent’s Representatives may reasonably request; provided that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes, in its reasonable good faith judgment, that doing so would (A) result in the loss of attorney-client, work product or other privilege, (B) result in the disclosure of any trade secrets of Third Parties or violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any Third Party, or otherwise breach, contravene or violate any such effective Contract to which the Company or any Company Subsidiary is a party or (C) breach, contravene or violate any applicable Law (including Competition Laws); provided, that the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not violate the foregoing. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements. Nothing in this Section 5.2 shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals or opinions.

(b) Each of Parent and Merger Sub hereby agrees that all information provided to it or any of their Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of July 31, 2019, between the Company and Parent (the “Confidentiality Agreement”).

5.3 No Solicitation by the Company.

(a) Subject to the other provisions of this Section 5.3, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Article 7, the Company shall not, and shall cause the Company Subsidiaries and the Company’s Representatives (on behalf of the Company or the Company Subsidiaries) not to, (i) initiate, solicit, knowingly facilitate (including by providing any non-public information concerning the Company or any Company Subsidiary to any Person or group for the purpose of facilitating any inquiries, proposals or offers relating to any Company Acquisition Proposal) or knowingly encourage any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal, (iii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to Parent or Merger Sub), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, including the failure to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) enter into any merger agreement, letter of intent or other similar agreement relating to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.3(b)) or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (iii) or clause (v) (to the extent related to the foregoing clause (iii)), a “Company Change of Board Recommendation”). Subject to the other provisions of this Section 5.3, the Company shall, and shall cause the Company Subsidiaries and the Company’s Representatives (on behalf of the Company or the Company Subsidiaries) to, (A) promptly (and, in any event, within twenty-four (24) hours after the execution of this Agreement) cease any discussion or negotiation with any Persons (other than Parent and its affiliates and Representatives) conducted prior to the date hereof by the Company, the Company Subsidiaries or any of the Company’s Representatives with respect to any Company Acquisition Proposal, (B) promptly (and, in any event, within twenty-four (24) hours after the execution of this Agreement) terminate access by any Third Party to any physical or electronic data room relating to any Company Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal and (C) promptly (and in any event within seventy-two (72) hours after the execution of this Agreement) request the prompt return or destruction of any confidential information provided to any Third Party within the twelve (12) months immediately preceding the date of this Agreement in connection with any Company Acquisition Proposal or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Company Acquisition Proposal (it being understood that, for the avoidance of doubt, to the extent any contact by the Company or any Company Representative with any Person is in furtherance of the Company’s obligations pursuant to this clause (C), such contact shall not violate the other restrictions of this Section 5.3). Notwithstanding anything to the contrary contained in this Section 5.3(a), the Company and the Company’s Representatives may (x) contact any Person that has made after the date of this Agreement a bona fide, unsolicited Company Acquisition Proposal solely in order to seek to clarify the terms and conditions thereof (which contact, for the avoidance of doubt, shall not include any negotiation of such terms or conditions), and (y) inform a Person that has made or is considering making a Company Acquisition Proposal of the provisions of this Section 5.3.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the time that the Company Stockholder Approval is obtained, (i) the Company receives a bona fide written Company Acquisition Proposal from a Third Party, which Company Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach of the obligations set forth in Section 5.3(a) and (ii) the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal and the failure to take the following actions would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with and furnish information with respect to the Company and the Company Subsidiaries (including nonpublic information) to the Third Party making such Company Acquisition Proposal, its Representatives and potential sources of financing and (B) participate in discussions or negotiations with such Third Party making such Company Acquisition Proposal and its Representatives regarding such Company Acquisition Proposal (subject to promptly and, in any event, within twenty-four (24) hours of receipt thereof, notifying Parent of the status and material details thereof (including copies of any written documentation that is material to such Company Acquisition Proposal)); provided that the Company (1) will not, and will cause the Company Subsidiaries and the Company’s Representatives not to, disclose any nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (2) will provide to Parent any nonpublic information concerning the Company or the Company Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent concurrently with the provision of such information to such other Person.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in the event that the Company receives any Company Acquisition Proposal, which notice shall include the identity of the Third Party making such Company Acquisition Proposal and a copy of such Company Acquisition Proposal (or, where such Company Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such Company Acquisition Proposal). Without limiting the foregoing, the Company shall promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to Section 5.3(b). Thereafter, the Company shall keep Parent informed on a prompt (and, in any event, within twenty-four (24) hours) basis of the status and material details (including amendments or proposed amendments) of any such Company Acquisition Proposal (including providing copies of any written documentation material relating to such Company Acquisition Proposal).

(d) Notwithstanding anything to the contrary contained in Section 5.3(a), if the Company has received a bona fide written Company Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach of the obligations set forth in Section 5.3 and (iii) that the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Company Proposal, the Company Board may at any time prior to the time that the Company Stockholder Approval is obtained, (A) effect a Company Change of Board Recommendation with respect to such Superior Company Proposal or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior Company Proposal, in either case, subject to the requirements of Section 5.3(f) and, in the case of clause (B), provided, that the Company (x) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination and (y) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Company Proposal.

(e) Notwithstanding anything to the contrary contained in Section 5.3(a), the Company Board may, at any time prior to the time that the Company Stockholder Approval is obtained, and subject to compliance with the requirements of Section 5.3(f), effect a Company Change of Board Recommendation in response to a Company Intervening Event if the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Company Change of Board Recommendation in response to such Company Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) The Company shall not be entitled to effect a Company Change of Board Recommendation pursuant to Section 5.3(d) or Section 5.3(e) or terminate this Agreement pursuant to Section 5.3(d) and Section 7.1(f) unless (x) the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (the “Company Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Company Acquisition Proposal (and have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Company Acquisition Proposal), or a detailed written description of such Company Intervening Event, as applicable, and (y):

(i) during the Company Notice Period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by Parent; and

(ii) the Company Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent no later than 11:59 a.m., New York City time, on the last day of the Company Notice Period and shall have determined in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to make a Company Change of Board

Recommendation pursuant to Section 5.3(d) or Section 5.3(e) or terminate this Agreement pursuant to Section 5.3(d) and Section 7.1(f), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law. Any (A) material changes relating to such Company Intervening Event or (B) material revisions to such Superior Company Proposal offered in writing by the party making any such Superior Company Proposal, as applicable, shall constitute a new Company Intervening Event or Company Acquisition Proposal, as applicable, and, in each case, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(f) with respect to such new written notice, except that the Company Notice Period shall be three (3) Business Days with respect thereto, but no such new written notice shall shorten the original Company Notice Period.

(g) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law or violate applicable Law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, in which the Company indicates that it has not changed the Company Board Recommendation as of the date of such statement, provided, that such statement shall not constitute a Company Change of Board Recommendation.

(h) Notwithstanding any provision of Section 5.3(a) to the contrary, the Company shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to obtaining the Company Stockholder Approval, the Company may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. The Company shall provide written notice to Parent of the waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and a summary of the material circumstances relating thereto. Except for the waiver or release of any standstill, or any provision of any confidentiality or similar agreement with similar effect, as contemplated by this Section 5.3(h), the Company shall not release or permit the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any rights. The Company shall not, and shall not permit any Company Subsidiary to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 5.3.

5.4 No Solicitation by Parent.

(a) Subject to the other provisions of this Section 5.4, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Article 7, Parent shall not, and shall cause the Parent Subsidiaries and the Parent’s Representatives (on behalf of Parent or the Parent Subsidiaries) not to, (i) initiate, solicit, knowingly facilitate (including by providing any non-public information concerning Parent or any Parent Subsidiary to any Person or group for the purpose of facilitating any inquiries, proposals or offers relating to any Parent Acquisition Proposal) or knowingly encourage any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any Parent Acquisition Proposal, (iii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to the Company), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to the Company), the Parent Board Recommendation, including the failure to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) enter into any merger agreement, letter of intent or other similar agreement relating to any Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.4(b)) or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (iii) or clause (v) (to the extent related to the foregoing clause (iii)), a “Parent Change of Board Recommendation”). Subject to the other provisions of this Section 5.4, Parent shall, and shall cause the Parent Subsidiaries and the Parent’s Representatives (on behalf of Parent or the Parent Subsidiaries) to, (A) promptly (and, in any event, within twenty-four (24) hours after the execution of this Agreement) cease any discussion or negotiation with any Persons (other than the Company and its affiliates and Representatives) conducted prior to the date hereof by Parent, the Parent Subsidiaries or any of the Parent’s Representatives with respect to any Parent Acquisition Proposal, (B) promptly (and, in any event, within twenty-four (24) hours after the execution of this Agreement) terminate access by any Third Party to any physical or electronic data room relating to any Parent Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal and (C) promptly (and in any event within seventy-two (72) hours after the execution of this Agreement) request the prompt return or destruction of any confidential information provided to any Third Party within the twelve (12) months immediately preceding the date of this Agreement in connection with any Parent Acquisition Proposal or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Parent Acquisition Proposal (it being understood that, for the avoidance of doubt, to the extent any contact by Parent or any Parent Representative with any Person is in furtherance of Parent’s obligations pursuant to this clause (C), such contact shall not violate the other restrictions of this Section 5.4). Notwithstanding anything to the contrary contained in this Section 5.4(a), Parent and the Parent’s Representatives may (x) contact any Person that has made after the date of this Agreement a bona fide, unsolicited Parent Acquisition Proposal solely in order to seek to clarify the terms and conditions thereof (which contact, for the avoidance of doubt, shall not include any negotiation of such terms or conditions) and (y) inform a Person that has made or is considering making a Parent Acquisition Proposal of the provisions of this Section 5.4.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date hereof and prior to the time that the Parent Stockholder Approval is obtained, (i) Parent receives a bona fide written Parent Acquisition Proposal from a Third Party, which Parent Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a breach of the obligations set forth in Section 5.4 and (ii) the Parent Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, based on information then available, that such Parent Acquisition Proposal constitutes or be expected to lead to a Superior Parent Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then Parent may (A) enter into an Acceptable Confidentiality Agreement with and furnish information with respect to Parent and the Parent Subsidiaries (including nonpublic information) to the Third Party making such Parent Acquisition Proposal, its Representatives and potential sources of financing and (B) participate in discussions or negotiations with such Third Party making such Parent Acquisition Proposal and its Representatives regarding such Parent Acquisition Proposal (subject to promptly and, in any event, within twenty-four (24) hours of receipt thereof, notifying the Company of the status and material details thereof (including copies of any written documentation that is material to such Parent Acquisition Proposal)); provided that Parent (1) will not, and will cause the Parent Subsidiaries and the Parent Representatives not to, disclose any nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (2) will provide to the Company any nonpublic information concerning Parent or the Parent Subsidiaries provided or made available to such other Person that was not previously provided or made available to the Company concurrently with the provision of such information to such other Person.

(c) Parent shall promptly (and in any event within twenty-four (24) hours) notify the Company in the event that Parent receives any Parent Acquisition Proposal, which notice shall include the identity of the Third Party making such Parent Acquisition Proposal and a copy of such Parent Acquisition Proposal (or, where such Parent Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such Parent Acquisition Proposal). Without limiting the foregoing, Parent shall promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise the Company if Parent determines to begin providing information or to engage in discussions or negotiations concerning a Parent Acquisition Proposal pursuant to Section 5.4(b). Thereafter, Parent shall keep the Company informed on a prompt (and, in any event, within twenty-four (24) hours) basis of the status and material details (including amendments or proposed amendments) of any such Parent Acquisition Proposal (including providing copies of any written documentation material relating to such Parent Acquisition Proposal).

(d) Notwithstanding anything to the contrary contained in Section 5.4(a), if Parent has received a bona fide written Parent Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a breach of the obligations set forth in Section 5.4 and (iii) that the Parent Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a Superior Parent Proposal, the Parent Board may at any time prior to the time that the Parent Stockholder Approval is obtained, effect a Parent Change of Board Recommendation with respect to such Superior Parent Proposal.

(e) Notwithstanding anything to the contrary contained in Section 5.4(a), the Parent Board may, at any time prior to the time that the Parent Stockholder Approval is obtained, and subject to compliance with the requirements of Section 5.4(f), effect a Parent Change of Board Recommendation if in response to a Parent Intervening Event if the Parent Board determines in good faith, after consultation with outside counsel, that the failure to effect a Parent Change of Board Recommendation in response to such Parent Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Parent shall not be entitled to effect a Parent Change of Board Recommendation pursuant to Section 5.4(d) or Section 5.4(e) unless (x) Parent shall have provided to the Company at least four (4) Business Days’ prior written notice (the “Parent Notice Period”) of Parent’s intention to take such action, which notice shall specify the material terms and conditions of such Parent Acquisition Proposal (and have provided to the Company a copy of the available proposed transaction agreement to be entered into in respect of such Parent Acquisition Proposal) or a detailed written description of such Parent Intervening Event, as applicable, and (y):

(i) during the Parent Notice Period, if requested by the Company, Parent shall have engaged in good faith negotiations with the Company regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by the Company; and

(ii) the Parent Board shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by the Company no later than 11:59 a.m., New York City time, on the last day of the Parent Notice Period and shall have determined in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to make a Parent Change of Board Recommendation pursuant to Section 5.4(d) or Section 5.4(e), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law. Any (A) material changes relating to such Parent Intervening Event or (B) material revisions to such Superior Parent Proposal offered in writing by the party making any such Superior Parent Proposal, as applicable, shall constitute a new Parent Intervening Event or Parent Acquisition Proposal, as applicable, and, in each case, Parent shall be required to deliver a new written notice to the Company and to again comply with the requirements of this Section 5.4(f) with respect to such new written notice, except that the Parent Notice Period shall be three (3) Business Days with respect thereto, but no such new written notice shall shorten the original Parent Notice Period.

(g) Nothing contained in this Section 5.4 shall prohibit Parent or the Parent Board from (i) disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of Parent if the Parent Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law or violate applicable Law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, in which Parent indicates that it has not changed the Parent

Board Recommendation as of the date of such statement, provided, that such statement shall not constitute a Parent Change of Board Recommendation.

(h) Notwithstanding any provision of Section 5.4(a) to the contrary, Parent shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to obtaining the Parent Stockholder Approval, Parent may grant a waiver or release under any standstill agreement, or any provision of any confidentiality or similar agreement with similar effect, if the Parent Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. Parent shall provide written notice to the Company of the waiver or release of any standstill by Parent, including disclosure of the identities of the parties thereto and a summary of the material circumstances relating thereto. Except for the waiver or release of any standstill, or any provision of any confidentiality or similar agreement with similar effect, as contemplated by this Section 5.4(a), Parent shall not release or permit the release of any Person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which Parent or any Parent Subsidiary is a party or under which Parent or any Parent Subsidiary has any rights. Parent shall not, and shall not permit any Parent Subsidiary to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits Parent from providing to the Company the information specifically required to be provided to the Company pursuant to this Section 5.4.

5.5 Efforts.

(a) Each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) take all such actions (if any) as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the execution of this Agreement, (iii) obtain (A) from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, to effect the Closing as promptly as practicable, and in any event not later than three (3) Business Days prior to the Outside Date, and to avoid any action or proceeding by any Governmental Entity or any other Person, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (B) from any Third Party any consents or notices that are required to be obtained or made by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, in connection with the transactions contemplated by this Agreement in the case of this clause (B), only to the extent that Parent, Merger Sub and the Company reasonably determine, after consultation and cooperation with one another, that such consent or notice should be obtained or made, which determination has been made for each item set forth on Section 5.5(a) of the Company Disclosure Letter, (iv) cause the satisfaction of all conditions within its control set forth in Article 6, (v) defend and seek to prevent the initiation of all actions, lawsuits or other legal, regulatory or other Proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, nonappealable Order, (vi) seek to have lifted or rescinded any injunction or restraining order that may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, nonappealable Order, (vii) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Third Party or any Governmental Entity to consummate the Merger or the other transactions contemplated by this Agreement, (viii) take all reasonable steps as may be necessary to obtain all such consents and approvals, and (ix) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under any other applicable Law; provided, however, that in no event shall anything in this Section 5.5(a) require, or be construed to require, the Company, Parent, Merger Sub or any of their respective affiliates, or permit the Company, Parent, Merger Sub or any of their respective affiliates, to (A) undertake any efforts, or to take or consent to any action, if such efforts, action or consent, individually or in the aggregate, would result in a Company Material Adverse Effect, (B) take any actions, including the actions described in this Section 5.5(a), with respect to Parent, its affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements in connection with obtaining approvals from any Governmental Entity or (C) take or agree to take any action with respect to its business or operations in connection with obtaining approvals from any Governmental Entity unless (in the case of this clause (C)) the effectiveness of such agreement is conditioned upon the occurrence of the Closing.

No party to this Agreement shall consent to any delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement. Parent and Merger Sub shall not, except as may be consented to in advance in writing by the Company, directly or indirectly through one or more of its affiliates, acquire any Person or material assets thereof or interest therein, if such acquisition would reasonably be expected to cause a delay beyond the Outside Date or prevent the consummation of the Merger on the terms of this Agreement.

(b) Without limiting the generality of anything contained in this Section 5.5, each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties notified as to the status of any such request, inquiry, investigation, action or other Proceeding, (iii) promptly notify the other parties of any oral or written communication to or from any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement and (iv) promptly provide to the other parties copies of any written communications received or provided by such party, or any of its Subsidiaries, from or to any Governmental Entity with respect to the Merger or any other transactions contemplated by this Agreement; provided that Parent and the Company may, as each reasonably and in good faith deems advisable and necessary, designate any competitively sensitive material provided to the other under this Section as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Each party hereto will consult and cooperate with the other parties with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions, or filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement or any transactions contemplated by this Agreement and will permit the other parties to review and discuss in advance and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation, action or other Proceeding other than the matters contemplated by Section 5.14, in connection with or related to the Merger or the other transactions contemplated hereby, each party hereto will consult with the other parties in advance and give the other parties or their authorized representatives the opportunity to be present at each meeting or teleconference relating to such request, inquiry, investigation, action or other Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or other Proceeding. Notwithstanding anything to the contrary herein, Parent shall, following consultation with the Company and acting in good faith, direct and control all aspects of the parties’ efforts to gain regulatory clearance either before any Governmental Entity or in any action brought to enjoin the transactions contemplated hereby pursuant to any Competition Law.

(c) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, control over its business operations.

5.6 Preparation of Joint Proxy Statement/Prospectus; Stockholders Meetings.

(a) Parent and the Company shall cooperate in preparing, and as promptly as reasonably practicable (but no later than forty-five (45) days) following the date hereof, file the Joint Proxy Statement/Prospectus and Form S-4. The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4. The Company and Parent will cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Subject to Sections 5.3(d), 5.3(e), 5.4(d) and 5.4(e) and the other applicable terms of this Agreement, the Joint Proxy Statement/Prospectus shall reflect the Company Board Recommendation and the Parent Board Recommendation and also include (and the Company represents that it will have obtained at the relevant time all necessary consents of the Company’s financial advisor to permit the Company to include in the Joint Proxy Statement/Prospectus), in its entirety, the Fairness Opinion, together a summary thereof. Parent shall use reasonable best efforts, and the Company shall cooperate reasonably and in good faith with Parent, to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective through the Closing in order to consummate the Merger and the transactions contemplated hereby. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of Parent Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Shares, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. Each of Parent or the Company shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Parent and the Company shall cooperate reasonably and in good faith and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and shall give reasonable and good faith consideration to any comments thereon made by the other party or its counsel, and will provide each other with a copy of all such filings made with the SEC. Subject to Sections 5.3(g) and 5.4(g), but notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without providing the other party a reasonable opportunity to review and comment thereon and without the parties consulting and cooperating with one another, and considering in good faith the view of one another in doing so (provided, that, without limiting the foregoing, no amendment or supplement to the Joint Proxy Statement/Prospectus shall be made without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed). If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company or Parent, as applicable, in accordance with applicable Law.

(b) Promptly after the execution of this Agreement, the Company will conduct a broker search in anticipation of the Company Stockholders Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by Parent. The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC for the purpose of obtaining the Company Stockholder Approval. The record date for the Company

Stockholders Meeting shall be determined by the Company with prior consultation with Parent; provided, that the Company shall not change the date of (or the record date for), postpone or adjourn the Company Stockholders Meeting without the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Company shall (i) be entitled to postpone or adjourn the Company Stockholders Meeting on one or more occasions without the prior consent of Parent and (ii) with respect to clause (B) below, postpone or adjourn the Company Stockholders Meeting on one or more occasions if reasonably requested by Parent, in each case, (A) to the extent that, acting pursuant to the last sentence of Section 5.6(a), the Company files an amendment or supplement to the Joint Proxy Statement/Prospectus, and the Company Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn the Company Stockholders Meeting in response to such filing would be inconsistent with applicable Law, (B) if, on the date for which the Company Stockholders Meeting is then scheduled, the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Stockholder Approval, whether or not a quorum is or would be present, or (C) if Parent has postponed or adjourned the Parent Stockholders Meeting pursuant to Section 5.6(d), until the date on which the Parent Stockholders Meeting is held; provided, however, that in the case of clauses (A) or (B), the Company Stockholders Meeting shall not be postponed or adjourned for more than twenty (20) Business Days in total from the originally scheduled date of the Company Stockholders Meeting without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) The Company Board shall, except in the case of a Company Change of Board Recommendation made in accordance with the terms and conditions of this Agreement, recommend the adoption of this Agreement by the Company stockholders to the effect as set forth in Section 3.3, and, subject to Section 5.3, shall use reasonable best efforts to solicit the Company Stockholder Approval. Notwithstanding any Company Change of Board Recommendation pursuant to Section 5.3, unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to the Company’s stockholders at the Company Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall, upon the reasonable request of Parent, during the last seven (7) Business Days prior to the date of the Company Stockholders Meeting, request its proxy solicitor to advise Parent at least one (1) time each Business Day as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of the NYSE, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters, including a proposal to adjourn the Company Stockholders Meeting if there are not a sufficient number of Company Shares present in person or by proxy to obtain the Company Stockholder Approval) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

(d) Promptly after the execution of this Agreement, Parent will conduct a broker search in anticipation of the Parent Stockholders Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by the Company. Parent shall duly take all lawful action to call, give notice of, convene and hold the Parent Stockholders Meeting as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC for the purpose of obtaining the Parent Stockholder Approval. The record date for the Parent Stockholders Meeting shall be determined by Parent with prior consultation with the Company; provided, that Parent shall not change the date of (or the record date for), postpone or adjourn the Parent Stockholders Meeting without the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that Parent shall (i) be entitled to postpone or adjourn the Parent Stockholders Meeting on one or more occasions without the prior consent of the Company and (ii) with respect to clause (B) below, postpone or adjourn the Parent Stockholders Meeting on one or more occasions if reasonably requested by the Company, in each case, (A) to the extent that, acting pursuant to the last sentence of Section 5.6(a), Parent files an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4, and the Parent Board determines in good faith after consultation with outside counsel that the failure to postpone or adjourn the Parent Stockholders Meeting in response to such filing would be inconsistent with applicable Law, (B) if, on the date for which the Parent Stockholders Meeting is then scheduled, Parent has not received proxies representing a sufficient number of Parent Shares to obtain the Parent Stockholder Approval, whether or not a quorum is or would be present, or (C) if the Company has postponed or adjourned the Company Stockholders Meeting pursuant to Section 5.6(b), until the date on which the Company Stockholders Meeting is held; provided, however, that in the case of clauses (A) or (B), the Parent Stockholders Meeting shall not be postponed or adjourned for more than twenty (20) Business Days in total from the originally scheduled date of the Parent Stockholders Meeting without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) The Parent Board shall, except in the case of a Parent Change of Board Recommendation made in accordance with the terms and conditions of this Agreement, recommend the approval of the Parent Share Issuance by the Parent stockholders to the effect as set forth in Section 4.3, and, subject to Section 5.4, shall use reasonable best efforts to solicit the Parent Stockholder Approval. Notwithstanding any Parent Change of Board Recommendation pursuant to Section 5.4, unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to Parent’s stockholders at the Parent Stockholders Meeting, and nothing contained herein shall be deemed to relieve Parent of such obligation. Parent shall, upon the reasonable request of the Company, during the last seven (7) Business Days prior to the date of the Parent Stockholders Meeting, request its proxy solicitor to advise the Company at least one (1) time each Business Day as to the aggregate tally of proxies received by Parent with respect to the Parent Stockholder Approval. Without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of the NYSE, the approval of the Parent Share Issuance shall be the only matter (other than procedural matters) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

5.7 Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled affiliates not to, issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release or other public statement by the Company permitted by Section 5.3 or by Parent permitted by Section 5.4, as applicable (including to announce a Company Change of Board Recommendation or a Parent Change of Board Recommendation in accordance with Section 5.3 or Section 5.4, as applicable) or (c) statements consistent in all material respects with any release, disclosure or other public statement previously made in accordance with this Section 5.7. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

5.8 Employee Benefit Matters.

(a) From and after the Effective Time, the Company shall, and Parent shall cause the Surviving Corporation to, honor all Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each Person who is employed by the Company or the Company Subsidiaries immediately prior to the Effective Time who continues in the employ of Parent, the Surviving Corporation or any of their respective affiliates on or after the Effective Time (“Company Employees”) (i) a base salary or wage rate and short-term incentive cash compensation opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately before the Effective Time and (ii) all other compensation and employee benefits, including, but not limited to, long-term cash incentive opportunities and vacation and paid time off, but excluding equity or equity based awards, change in control or retention bonuses and defined benefit or nonqualified arrangements, that are no less favorable in the aggregate than those provided to the Company Employee immediately before the Effective Time, in each case, except as otherwise agreed in writing by the Company Employee.

(b) For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Parent and the Parent Subsidiaries (each, a “New Plan”), each Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled before the Effective Time, to credit for such service under any similar Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plans is comparable to a Benefit Plan in which such Company Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall use its commercially reasonable efforts to cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans, and Parent shall use its commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Benefit Plans will occur at the Effective Time.

(d) Nothing in this Agreement shall confer upon any Company Employee or other Person any right to continue in the employ or service of the Company, the Surviving Corporation, Parent, the Parent Subsidiaries or any of their respective affiliates. Except as expressly set forth in this Section 5.8, no provision of this Agreement: (i) shall limit the ability of the Company or any of its affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Subsidiaries (or any beneficiaries or dependents thereof)) or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries).

5.9 Indemnification of Directors and Officers.

(a) For six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume, honor and fulfill in all respects the obligations of the Company and its Subsidiaries to indemnify, hold harmless and advance the costs, fees and expenses of all past and present directors, officers and employees of the Company or each Company Subsidiary (collectively, the “Covered Persons”) under and to the same extent such Persons are indemnified as of the date of this Agreement by the Company or such Company Subsidiary pursuant to (i) indemnification, expense advancement and exculpation provisions in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, and (ii) any indemnification agreements, if any, in existence on the date of this Agreement with any Covered Person and made available to Parent (collectively, the “Existing Indemnification Agreements”), in each case, to the fullest extent permitted by applicable Law, arising out of acts or omissions in their capacity as directors, officers or employees of the Company or such Company Subsidiary occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation to advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9 in accordance with the procedures (if any) set forth in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and any Existing Indemnification Agreements, as applicable; provided, that the applicable Covered Person provides an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Covered Person is not entitled to indemnification under this Section 5.9 or otherwise. Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification, expense advancement or exculpation hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.9 shall continue in effect until the final disposition of such Proceeding or investigation.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the equivalent governing documents of the Company Subsidiaries shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws and the equivalent governing documents of the Company Subsidiaries, as applicable. Following the Effective Time, the Existing Indemnification Agreements shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c) For not less than six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the directors and officers of the Company and the Company Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and the Company Subsidiaries; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as favorable of coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies shall be approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed) and provide such directors and officers with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the adoption and approval of this Agreement and the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Company and the Surviving Corporation, as applicable, shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e) The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns); it being expressly agreed that the Covered Persons (including successors and assigns) shall be third party beneficiaries of this Section 5.9. In the event of any breach by the Surviving Corporation or Parent of this Section 5.9, the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.9 as such fees are incurred upon the written request of such Covered Person.

5.10 Tax Treatment.

(a) For United States federal income Tax purposes, (i) the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code. The parties shall not take any tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a Final Determination.

(b) The parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

(c) Each of the parties shall use its reasonable best efforts to obtain (1) the Company Registration Statement Tax Opinion and (2) the Company Closing Tax Opinion, including using reasonable best efforts to deliver to Latham & Watkins LLP (or, if Latham & Watkins LLP is unable to deliver such opinions, to Paul, Weiss, Rifkind, Wharton & Garrison LLP) (i) the Company Registration Statement Tax Certificates and the Parent Registration Statement Tax Certificates prior to the filing of the Form S-4, and (ii) the Company Closing Tax Certificate and the Parent Closing Tax Certificate, in each case dated and executed as of the dates of such Tax opinions. Each of the parties shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations made to counsel in the tax representation letters described in this Section 5.10(c).

5.11 Alternative Structure. If following the date of this Agreement all of the conditions set forth in Article 6 have been satisfied or waived (except that the Company Base Structure Closing Tax Certificate and the Parent Base Structure Closing Tax Certificate cannot be delivered and the condition set forth in Section 6.3(e) has not been waived), but the Closing could occur if the Company Alternative Structure Closing Tax Certificate and the Parent Alternative Structure Closing Tax Certificate are executed and delivered if the parties consummate the Second Merger (as hereinafter defined), Parent shall, immediately following the Merger, cause the Surviving Corporation to merge into and with a limited liability company that is wholly owned by Parent and is disregarded as an entity for federal tax purposes (the “New Surviving Entity”), in accordance with the DGCL (such merger, the “Second Merger”); provided, however, that (i) the New Surviving Entity shall become a party to, and shall become bound by, the terms of this Agreement, (ii) the Company Alternative Structure Closing Tax Certificate and the Parent Alternative Structure Closing Tax Certificate shall be executed and delivered, and (iii) any action taken pursuant to this Section 5.11 shall not (unless consented to in writing by Parent and the Company prior to the Closing) (x) alter or change the kind or amount of the Merger Consideration as provided for in this Agreement or (y) otherwise cause any of the conditions to Closing set forth in Article 6 to not be capable of being satisfied. If the Second Merger occurs, references to the “Merger” in this Agreement shall be deemed to reference the Merger and Second Merger, taken together as one integrated transaction.

5.12 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent, Merger Sub, this Agreement, the Merger or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing, subject to applicable Law. Neither Parent, Merger Sub nor the Company will take any action that would cause this Agreement, the Merger or the other transactions contemplated by this Agreement to be subject to the requirements imposed by any such Laws. No Company Change of Board Recommendation shall change the approval of the Company Board for purposes of causing any such Law to be inapplicable to the transactions contemplated by this Agreement.

5.13 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Shares and Company Equity Awards pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

5.14 Stockholder Litigation. The parties shall cooperate and consult with one another in connection with any Proceeding (i) by the Company’s stockholders against the Company or any of its directors, officers or affiliates with respect to this Agreement or the transactions contemplated hereby or (ii) by Parent’s stockholders against Parent or any of its directors, officers or affiliates with respect to this Agreement or the transactions contemplated hereby, and the Company or Parent, as applicable, shall give notice to the other party of any such Proceeding as promptly as practicable. Neither Parent nor the Company shall not compromise or settle any Proceeding commenced against it or its directors, officers or affiliates relating to this Agreement or the transactions contemplated hereby (including the Merger) without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

5.15 Stock Exchange Listing. Prior to the Effective Time, Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the Parent Shares to be issued in the Merger and such other Parent Shares to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance. The Company shall use reasonable best efforts to cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith. Prior to the Effective Time, the Company shall use reasonable best efforts to cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Company and of the Company Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

5.16 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or use reasonable best efforts to cause to be taken all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Financing, if required, prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to: (i) maintain in effect the Commitment Letter, (ii) negotiate definitive agreements (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the bridge portion of the Financing) with respect to the Financing (the “Definitive Agreements”) not less favorable to Parent and Merger Sub with respect to conditionality than the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) and (iii) satisfy (or, if deemed advisable by Parent, seek the waiver of) on a timely basis all conditions in the Commitment Letter and the Definitive Agreements that are under its control and comply with its obligations thereunder. In the event that all conditions contained in the Commitment Letter (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, Parent shall use reasonable best efforts to enforce its rights under the Commitment Letter and the Definitive Documents in a timely and diligent manner to cause the Lenders to comply with their respective obligations thereunder, including to fund the Financing, if required.

(i) Parent shall not, nor shall it permit Merger Sub to, without the prior written consent of the Company: (A) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letter or Definitive Agreements if such amendment, modification, waiver or remedy (1) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (2) reduces the amount of, or otherwise impairs the ability of the Parent or Merger Sub to obtain the full amount of, the Financing contemplated by the Commitment Letter, (3) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letter or Definitive Agreements relative to the ability of Parent to enforce its rights against the other parties to the Commitment Letter as in effect on the date hereof or (4) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (provided, that, for the avoidance of doubt, Parent may amend the Commitment Letter to add lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed such Commitment Letter as of the date of this Agreement, if the addition of such parties, individually or in the aggregate, does not add new (or adversely modify any existing) conditions to the consummation of the Financing); or (B) terminate the Commitment Letter or any Definitive Agreement. Parent shall promptly deliver to the Company copies of any such amendment, modification, waiver or replacement.

(ii) In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent will (A) use reasonable best efforts to obtain alternative debt financing in an amount sufficient, when taken together with available cash of Parent, the Parent Subsidiaries, the Company and the Company Subsidiaries and the available portion of the Financing, to fund the cash portion of the Merger Consideration and the other Merger Amounts (the “Alternate Financing”) from the same or other sources and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Financing and (B) promptly notify the Company of such unavailability and the reason therefor. In furtherance of and not in limitation of the foregoing, in the event that (1) any portion of the Financing or any financing in connection with the transactions contemplated by this Agreement structured as high yield or debt securities financing is unavailable, regardless of the reason therefor, (2) all conditions contained in Section 6.1 and Section 6.2 have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing, and (y) those conditions the failure of which to be satisfied is attributable to a breach by Parent or the Parent Subsidiaries of their representations, warranties, covenants or agreements contained in this Agreement), (3) the Marketing Period shall have ended and (4) the bridge facilities contemplated by the Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 5.16) are available on the terms and conditions described in the Commitment Letter (or replacements thereof), then each of Parent and the Parent Subsidiaries shall use their reasonable best efforts to cause the proceeds of such bridge financing to be used immediately in lieu of such affected portion of the high yield financing. For the purposes of this Agreement, in the event any Alternate Financing is obtained and an alternate commitment letter (or similar agreement) (the “Alternate Commitment Letter”) is entered into in compliance herewith, (A) any reference in this Agreement to “Financing” shall mean the financing contemplated by the Commitment Letter as modified pursuant to clause (B) below and any Definitive Agreements (including definitive agreements relating to Alternate Financing), and (B) the term Commitment Letter (or defined terms that use such phrase) shall be deemed to include any Commitment Letter remaining in effect at the time in question and any Alternate Commitment Letter to the extent then in effect. Parent shall provide the Company with prompt notice of any material breach, material default, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Lender or other Alternate Financing source with respect to any material breach, material default, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement of any provision thereof. Upon request of the Company, Parent shall appraise the Company of developments relating to the Financing. The foregoing notwithstanding, compliance by Parent and/or Merger Sub with this Section 5.16 shall not relieve Parent or Merger Sub of their obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(b) Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to provide and use reasonable best efforts to cause their respective officers, employees, consultants, agents, advisors and other representatives, including legal and accounting (the “Financing Representatives”), to provide, all customary cooperation reasonably requested by Parent in connection with Parent’s financing in connection with the transactions contemplated by this Agreement (including the Financing), including:

(i) assisting in preparation for and participation in marketing efforts (including lender meetings and calls) and a reasonable number of drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions between senior management of the Company and the Company Subsidiaries and actual or prospective lenders, investors and ratings agencies, in each case at reasonable, mutually agreed times, and with reasonable advance notice, and assisting Parent in obtaining ratings in connection with Parent’s financing in connection with the transactions contemplated by this Agreement (including the Financing);

(ii) assisting Parent and its financing sources (including the Financing Sources) in the preparation of customary offering documents, private placement memoranda, bank information memoranda, lender presentations, prospectuses and similar customary marketing documents, including, but not limited to, Debt Offer Documents, for any of the Financing or any other financing in connection with the transactions contemplated by this Agreement (collectively, the “Offering Documents”);

(iii) as promptly as reasonably practicable in connection with the anticipated timing for the marketing of the Financing or any financing in connection with the transactions contemplated by this Agreement furnishing Parent and Parent’s financing sources (including the Financing Sources) and their respective representatives with the Required Information;

(iv) as promptly as reasonably practicable, (A) using reasonable best efforts to cause the Company’s independent auditors to furnish all required consents and reports reasonably required for the Offering Documents (including consents to be named therein), (B) upon the reasonable request of Parent, using reasonable best efforts to cause the Company’s independent auditors to furnish accountants’ comfort letters (including customary “negative assurance” and “tickmarks”) with respect to the financial and related information of the Company and its Subsidiaries contained in the Offering Documents that are customary in connection with high-yield financings of the type contemplated as part of the Financing and (C) providing appropriate representations to the Company’s independent auditors in connection with auditor due diligence sessions and the foregoing clauses (A) and (B);

(v) assisting Parent in connection with the preparation of pro forma financial information and financial statements to the extent such pro forma financial information or financial statements are required by SEC Regulatory Requirements or necessary or reasonably required by Parent’s financing sources (including the Financing Sources) to be included in any Offering Documents; provided, that neither the Company nor any of the Company Subsidiaries or Financing Representatives shall be required to prepare any such pro forma financial information or financial statements or responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(vi) facilitating the execution and delivery as of (but not before) the Closing of any definitive financing documents or other certificates, customary legal opinions from applicable outside counsel to Parent and Merger Sub, including local counsel, or documents as may be reasonably requested by Parent; and

(vii) providing at least four (4) Business Days prior to the Closing Date all documentation and other information relating to the Company and the Company Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least nine (9) Business Days prior to the anticipated Closing Date.

The foregoing or anything to the contrary herein notwithstanding, neither the Company nor any of the Company Subsidiaries nor any of the Financing Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.16 or Section 5.17 that would: (i) require the Company, any of the Company Subsidiaries or any Persons who are directors of the Company or any of the Company Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing or any other financing of Parent in connection with the transactions contemplated by this Agreement or any other matter or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, prior to the Closing (other than customary representation letters referred to in clause (iv) above), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries, (iii) require the Company or any of the Company Subsidiaries to pay any commitment or other similar fee prior to the Closing or incur any other liability or other obligation prior to Closing or have any obligation of the Company or any of the Company Subsidiaries under any agreement, certificate, document or instrument (other than this Agreement) be effective until the Closing, (iv) cause any director, officer or employee or stockholder of the Company or any of the Company Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of the Company or any of the Company Subsidiaries or any applicable Laws, (vi) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, or (vii) unreasonably interfere with the ongoing operations of the Company or any of the Company Subsidiaries. Nothing contained in this Section 5.16 or otherwise shall require the Company or any of the Company Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing or any other financing of Parent in connection with the transactions contemplated by this Agreement. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or the Company Subsidiaries or any of the Financing Representatives in connection with such cooperation pursuant to this Section 5.16 or any action taken by them pursuant to Section 5.17 and shall indemnify and hold harmless the Company and the Company Subsidiaries and the Financing Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing or any other financing in connection with the transactions contemplated by this Agreement, any action taken by them pursuant to this Section 5.16 or Section 5.17 and any information used in connection therewith (other than information provided in writing by the Company or the Company Subsidiaries specifically in connection with its obligations pursuant to this Section 5.16 or Section 5.17), in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company or any of the Company Subsidiaries or the Financing Representatives.

(c) The Company hereby consents to the use of its and the Company Subsidiaries’ logos and other trade marks in connection with the Financing or any other financing in connection with the transactions contemplated by this Agreement; provided that such logos shall be used solely in a customary manner that is not intended or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

(d) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.16 represent the sole obligation of the Company, the Company Subsidiaries and their respective affiliates with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(e) The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and the Company Subsidiaries under this Section 5.16 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. In addition, if, in connection with a marketing effort contemplated by the Commitment Letter or any financing in connection with the transactions contemplated by this Agreement, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and the Company Subsidiaries, which Parent reasonably determines is necessary (after consultation with the Company and if the Company does not reasonably object) to include in customary offering materials for the Financing or any other financing in connection with the transactions contemplated by this Agreement (in each case other than offering materials to be shared only with “private side” investors that are subject to a confidentiality agreement), then, upon the Company’s review of and reasonable satisfaction with such filing, unless the Company reasonably objects, the Company shall file such Current Report on Form 8-K.

(f) All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent or its affiliates pursuant to this Section 5.16 shall be kept confidential in accordance with the Confidentiality Agreement.

(g) Notwithstanding anything to the contrary contained herein, the condition set forth in Section 6.3(b), as it applies to Parent’s and Merger Sub’s obligations under this Section 5.16, shall be deemed satisfied notwithstanding any breach of such obligations by Parent or Merger Sub, as long as at such time, Parent has deposited cash in an amount equal to at least the Merger Amounts in a segregated account to be used solely for the purpose of funding the Merger Amounts.

5.17 Treatment of Company Indebtedness.

(a) Prepayment of Indebtedness. The Company shall use reasonable best efforts, and shall cause the applicable Company Subsidiaries to use reasonable best efforts, to deliver to Parent (i) at least ten (10) Business Days prior to the Closing Date a draft payoff letter with respect to the Revolving Credit Agreement (the “Subject Indebtedness”) and (ii) at least two (2) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds and cash collateralization, backstopping or replacement of letters of credit, in each case, as arranged by Parent) with respect to the Subject Indebtedness in customary form (the “Payoff Letter”), which Payoff Letter shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (B) state that upon receipt of the Payoff Amount under the Payoff Letter, the Subject Indebtedness and all related loan documents shall be terminated (other than the terms thereof that expressly survive such termination in accordance with the terms of such documents) and (C) provide that all guarantees of any of the Company Subsidiaries of the Subject Indebtedness and, to the extent secured, all Liens securing obligations in respect of the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount and the cash collateralization, backstopping or replacement of any outstanding letters of credit (which cash collateralization, backstopping, replacement shall be arranged by Parent) on the Closing Date. At the Closing, the Surviving Corporation shall repay the outstanding amount of the Subject Indebtedness by wire transfer of immediately available funds arranged by Parent as provided for in the Payoff Letter.

(b) Senior Notes.

(i) Parent will be permitted to commence and conduct, in accordance with the terms of the 2023 Senior Notes Indenture, the 2025 Senior Notes Indenture and the 2027 Senior Notes Indenture (collectively, the

“Indentures”), as applicable, one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable Indenture) and any tender offer, or any exchange offer, and to conduct a consent solicitation, if any (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the 2023 Senior Notes, the 2025 Senior Notes and the 2027 Senior Notes (collectively, the “Senior Notes”) identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to Parent; provided, that any such Debt Offer shall be (A) in compliance with applicable Law, the terms of the Indentures and any other rights of any holder of the Senior Notes and the terms of this Section 5.17(b), (B) at the sole expense of Parent, (C) consummated using funds provided by Parent. Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal and press release, if any, in connection therewith and each other document relevant to such transaction that will be distributed by Parent to holders of the applicable Senior Notes in the applicable Debt Offer (collectively, the “Debt Offer Documents”) a period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel a reasonable opportunity to review and comment on the related Debt Offer Documents (in each case, at Parent’s sole expense), which comments shall be considered by Parent in good faith. Parent will reasonably consult with the Company regarding the material terms and conditions of any Debt Offer (other than financial terms), including the timing and commencement of any Debt Offer and any relevant tender or consent deadlines. Parent shall expressly condition the closing (or, if applicable, effectiveness) of any of the Debt Offers on the occurrence of the Closing, and the Company will use commercially reasonable efforts to cooperate with Parent, at Parent’s request and sole expense, to facilitate the initial settlement of the Debt Offers by Parent on the Closing Date; provided, that the consummation of a Debt Offer with respect to any series of Senior Notes shall not be a condition to Closing. Parent shall conduct any Debt Offer in compliance with (and shall cause the terms of any Debt Offer shall comply with) any applicable provisions of the Indentures and with applicable Law, including the SEC Regulatory Requirements, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the applicable Senior Notes, the applicable Indenture and SEC Regulatory Requirements. Subject to Section 5.17(b), at Parent’s expense, the Company shall, and shall cause the Company Subsidiaries and their respective representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the Debt Offer; provided that prior to the Closing, neither the Company nor any of the Company Subsidiaries, nor counsel for the Company shall be required to furnish any officer’s certificates, legal opinions or negative assurance letters in connection with the Debt Offers (other than, in connection with the execution of a supplemental indenture relating to any consent solicitation of the type described in clause (ii) below, the Company delivering customary officer’s certificates, and using reasonable best efforts to cause counsel for the Company to deliver customary legal opinions, respectively, to the trustee under the applicable Indentures, to the extent such certificates and opinions would not (in the opinion of the Company, its counsel and the applicable trustee) conflict with applicable Laws, the applicable terms of the Senior Notes or the Indentures and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than the supplemental indenture described in clause (ii) below. To the extent that the provisions of SEC Regulatory Requirements conflict with this Section 5.17(b)(i), Parent and the Company shall comply with SEC Regulatory Requirements and shall not be deemed to have breached their obligations under this Agreement by such compliance. Notwithstanding the foregoing and for the avoidance of doubt, in no event shall the Company or its legal counsel be required to give an opinion with respect to the Financing or any other financing of Parent or Merger Sub.

(ii) To the extent any Debt Offer includes a consent solicitation, then subject to the receipt of the requisite consents, the Company and the applicable Company Subsidiaries shall execute a supplemental indenture to each applicable Indenture in accordance with the terms of each such Indenture, amending the terms and provisions of each such Indenture as described in the relevant Debt Offer Documents as reasonably requested by Parent (and at Parent’s sole expense), which supplemental indenture shall become operative no earlier than the Effective Time; provided, however, that in no event shall the Company or any of its officers, directors or other representatives have any obligation to authorize, adopt or execute any amendments or other agreement that is not permitted under applicable Law, the terms of the applicable Senior Notes or the applicable Indentures or would become operative prior to the Effective Time.

(iii) If requested by Parent in writing, in lieu of or in addition to Parent commencing or closing any Debt Offer for any series of Senior Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Senior Notes and the applicable Indenture, to (A) issue a notice of redemption for all of the outstanding aggregate principal amount of such series of Senior Notes, pursuant to the redemption provisions of the applicable Indenture, which notice of redemption shall either be issued substantially simultaneously with the Effective Time or be expressly conditioned on the occurrence of the Closing and (B) take any other actions prior to, at or after the Effective Time reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of such series of Senior Notes pursuant to the redemption and the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto; provided, that prior to the Company being required under clause (A) above to issue any notice of redemption to be issued substantially simultaneously with the Effective Time, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption and satisfaction and discharge. If a conditional notice of redemption is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption are satisfied, the Company has all funds necessary in connection with any such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Senior Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Senior Notes. The Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense, to provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Senior Notes identified to the Company by Parent in writing at any time.

(iv) Notwithstanding anything set forth in this Section 5.17, neither compliance by Parent and/or Merger Sub with this Section 5.17 nor any failure to consummate any Debt Offer or Discharge prior to the Closing shall relieve Parent or Merger Sub of their obligations to consummate the transactions contemplated by this Agreement.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Parent Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval.

(c) No Injunctions or Restraints; Illegality. The consummation of the Merger shall not be restrained, enjoined, prevented or otherwise prohibited or made illegal by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity of competent jurisdiction then in effect, and there shall not be in effect any Law that was enacted, promulgated or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.

(d) Stock Exchange Listing. The Parent Shares to be issued in the Merger and such other Parent Shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at the Effective Time of each of the following additional conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2 (other than Section 3.2(e)) shall be true and correct in all but de minimis respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a) (without giving effect to any “Company Material Adverse Effect” qualifier set forth therein) and Section 3.23 shall be true and correct in all material respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, (iii) the representation and warranty of the Company set forth in Section 3.3 and Section 3.10(b) shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time and (iv) each of the other representations and warranties of the Company in this Agreement shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, except (A) in the case of clauses (i), (ii), (iii) (solely with respect to Section 3.10(b)) and (iv), representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date, and (B) in the case of clause (iv), where the failure of such representations or warranties to be true and correct in all respects (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifier set forth therein) would not, individually or in the aggregate with all other failures to be true or correct, have or reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Company Material Adverse Effect. Since the date hereof, there has not occurred any Effect that has had, individually or in the aggregate, a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by an authorized officer of the Company to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction at the Effective Time of each of the following additional conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by Law:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2 shall be true and correct in all but de minimis respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, (ii) the representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.1(a) (without giving effect to any “Parent Material Adverse Effect” qualifier set forth therein) and Section 4.21 shall be true and correct in all material respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, (iii) the representation and warranty of Parent set forth in Section 4.3 and Section 4.11(b) shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, and (iv) each of the other representations and warranties of Parent in this Agreement shall be true and correct in all respects on the date hereof and at and as of the Effective Time, as though made at and as of the Effective Time, except (A) in the case of clauses (i), (ii), (iii) (solely with respect to Section 4.11(b) and (iv), representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date, and (B) in the case of clause (iv), where the failure of such representations or warranties to be true and correct in all respects (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifier set forth therein) would not, individually or in the aggregate with all other failures to be true or correct, have or reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Parent Material Adverse Effect. Since the date hereof, there has not occurred any Effect that has had, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by an authorized officer of Parent to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e) Company Closing Tax Opinion. The Company shall have received the Company Closing Tax Opinion.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written agreement of Parent and the Company, by action of their respective Boards of Directors;

(b) by either the Company or Parent, if the Effective Time shall not have occurred on or before May 5, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement (including, in the case of Parent, any such breach by Merger Sub) has been a principal cause of the failure of any condition set forth in Article 6 or the failure of the Effective Time to occur on or before the Outside Date;

(c) by either the Company or Parent, if any court of competent jurisdiction or any other Governmental Entity of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Merger, and, in each case, such Order or Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall be available only if the party seeking to terminate this Agreement (including, in the case of Parent, Merger Sub) shall have complied with its applicable obligations under Section 5.5 to resist, resolve or lift, as applicable, such Order before asserting the right to terminate under this Section 7.1(c);

(d) by either the Company or Parent, if the Company Stockholder Approval has not been obtained at the Company Stockholders Meeting (or, if the Company Stockholders Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no party may terminate this Agreement pursuant to this Section 7.1(d) if such party has breached (including, in the case of Parent, any such breach by Merger Sub) any of its obligations under this Agreement in a manner that was the principal cause of the failure to obtain the Company Stockholder Approval at the Company Stockholders Meeting;

(e) by Parent, at any time prior to the Company Stockholder Approval, if the Company Board shall have effected a Company Change of Board Recommendation (it being understood and agreed that any written notice of the Company’s intention to make a Company Change of Board Recommendation prior to effecting such Company Change of Board Recommendation in accordance with Section 5.3(d) or Section 5.3(e) in and of itself shall not result in Parent having any termination rights pursuant to this Section 7.1(e));

(f) by the Company, at any time prior to the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Company Proposal, but only if the Company has not breached, in any material respect, its obligations under Section 5.3 with respect to such Superior Company Proposal; provided, that the Company (i) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination and (ii) immediately following or concurrently with such termination, enters into a definitive acquisition agreement that documents the terms and conditions of such Superior Company Proposal;

(g) by either the Company or Parent, if the Parent Stockholder Approval has not been obtained at the Parent Stockholders Meeting (or, if the Parent Stockholders Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no party may terminate this Agreement pursuant to this Section 7.1(g) if such party has breached (including, in the case of Parent, any such breach by Merger Sub) any of its obligations under this Agreement in a manner that was the principal cause of the failure to obtain the Parent Stockholder Approval at the Parent Stockholders Meeting;

(h) by the Company, at any time prior to the Parent Stockholder Approval, if the Parent Board shall have effected a Parent Change of Board Recommendation (it being understood and agreed that any written notice of the Parent’s intention to make a Parent Change of Board Recommendation prior to effecting such Parent Change of Board Recommendation in accordance with Section 5.4(d) or Section 5.4(e) in and of itself shall not result in the Company having any termination rights pursuant to this Section 7.1(h));

(i) by Parent if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if there has been any breach by Parent or Merger Sub of their representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, and such breach shall not have been cured in all material respects; or

(j) by the Company if: (i) there has been a breach by Parent or Merger Sub of any of their representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(j) if there has been any breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, and such or breach shall not have been cured in all material respects.

7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, upon delivery of such notice, this Agreement shall become void and of no further force or effect without liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, affiliates, officers or directors; provided that (a) no such termination shall relieve the Company or Parent, as applicable, of its obligation to pay the Company Termination Fee, the Parent Termination Fee, any Company Expenses or any Parent Expenses if, as and when required pursuant to Section 7.3 (which Section 7.3 shall survive any such termination); (b) subject to Section 7.3(f), no such termination shall relieve any party for liability for such party’s breach of this Agreement prior to its termination or for fraud; and (c) (i) the Confidentiality Agreement and (ii) Section 5.2(b), this Section 7.2, Section 7.3 and Article 8 and the definitions of all defined terms appearing in such Sections shall, in each case, survive the termination of this Agreement. For the avoidance of doubt, any termination by Parent shall also be an effective termination by Merger Sub.

7.3 Termination Fee.

(a) The parties agree that if this Agreement is terminated by Parent in accordance with Section 7.1(e) or by the Company in accordance with Section 7.1(f), then the Company shall pay (or cause to be paid) to Parent (or its designee) prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, a termination fee equal to eighteen million dollars ($18,000,000) (the “Company Termination Fee”).

(b) The parties agree that (i) if this Agreement is terminated in accordance with Section 7.1(b), Section 7.1(d) or Section 7.1(i) and, prior to the date of such termination, a Company Acquisition Proposal is (A) made public by the Company or any other Person and (B) not withdrawn, and (ii) within twelve (12) months after such termination (A) the Company enters into a definitive agreement with respect to any Company Acquisition Proposal or (B) any Company Acquisition Proposal is consummated, then the Company shall pay (or cause to be paid) the Company Termination Fee to Parent (or its designee), prior to or concurrently therewith. For the avoidance of doubt, the Company shall not be obligated to pay the Company Termination Fee with respect to any Company Acquisition Proposal unless such Company Acquisition Proposal is consummated. For purposes of this Section 7.3(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “20% or more” shall be deemed to be references to “more than 50%.”

(c) The parties agree that if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d), then the Company shall reimburse Parent for all reasonable out-of-pocket fees and expenses incurred or paid by Parent or Merger Sub in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed nine million dollars ($9,000,000) (“Parent Expenses”). Parent Expenses will be reimbursed within ten (10) days after presentation by Parent of a bill (which Parent may do within ninety (90) days after this Agreement is terminated) that sets forth in reasonable detail the amount and nature of each item of expense for which reimbursement is sought. If Parent becomes entitled to receive a Company Termination Fee by reason of Section 7.3(b), the amount paid by the Company as expense reimbursement under this Section 7.3(c) will be credited against the Company Termination Fee.

(d) The parties agree that if this Agreement is terminated by the Company in accordance with Section 7.1(h), then Parent shall pay (or cause to be paid) to the Company (or its designee) prior to or concurrently with such termination, in the case of a termination by Parent, or within two (2) Business Days thereafter, in the case of a termination by the Company, a termination fee equal to forty million dollars ($40,000,000) (the “Parent Termination Fee”).

(e) The parties agree that (i) if this Agreement is terminated in accordance with Section 7.1(b), Section 7.1(g) or Section 7.1(j) and, prior to the date of such termination, a Parent Acquisition Proposal is (A) made public by Parent or any other Person and (B) is not withdrawn, and (ii) within twelve (12) months after such termination (A) Parent enters into a definitive agreement with respect to any Parent Acquisition Proposal or (B) any Parent Acquisition Proposal is consummated, then Parent shall pay (or cause to be paid) the Parent Termination Fee to the Company (or its designee), prior to or concurrently therewith. For the avoidance of doubt, Parent shall not be obligated to pay the Parent Termination Fee with respect to any Parent Acquisition Proposal unless such Parent Acquisition Proposal is consummated. For purposes of this Section 7.3(e), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “20% or more” shall be deemed to be references to “more than 50%.”

(f) The parties agree that if this Agreement is terminated by Parent or the Company pursuant Section 7.1(g), then Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred or paid by the Company and any Company Subsidiaries in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants, not to exceed fifteen million dollars ($15,000,000) (“Company Expenses”). Company Expenses will be reimbursed within ten (10) days after presentation by the Company of a bill (which the Company may do within ninety (90) days after this Agreement is terminated) that sets forth in reasonable detail the amount and nature of each item of expense for which reimbursement is sought.

(g) The Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without this Section 7.3, the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 7.3, the Company or Parent, as applicable, shall pay to the non-breaching party all reasonable fees, costs and expenses of enforcement (including reasonable attorneys’ fees as well as reasonable expenses incurred in connection with any action initiated by such non-breaching party), together with interest on the amount of the Company Termination Fee, the Parent Termination Fee, any Company Expenses or any Parent Expenses, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is made.

(h) For the avoidance of doubt, (i) in no event shall Parent or the Company be required to pay the Parent Termination Fee or Company Termination Fee, as applicable, on more than one (1) occasion, (ii) while Parent and Merger Sub may pursue, in the alternative and at their sole discretion, both a grant of specific performance in accordance with Section 8.14 and the payment of the Company Termination Fee under Section 7.3, under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance and the Company Termination Fee and (iii) while the Company may pursue, in the alternative and at its sole discretion, both a grant of specific performance in accordance with Section 8.14 and the payment of the Parent Termination Fee under Section 7.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and the Parent Termination Fee. The payment by the Company of the Company Termination Fee pursuant to Section 7.3(a) or Section 7.3(b) and, to the extent applicable, any amounts payable under Section 7.3(c) or Section 7.3(g), shall be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates and Representatives in the event of termination of this Agreement under circumstances requiring the payment of a Company Termination Fee pursuant to Section 7.3(a) or Section 7.3(b); provided that no such payment shall relieve the Company of any liability or damages to Parent or Merger Sub resulting from any material breach of Section 5.3. The payment by Parent of the Parent Termination Fee pursuant to Section 7.3(d) or Section 7.3(e) and, to the extent applicable, any amounts payable under Section 7.3(f) or Section 7.3(g), shall be the sole and exclusive remedy of the Company and its affiliates and Representatives in the event of termination of this Agreement under circumstances requiring the payment of a Parent Termination Fee pursuant to Section 7.3(d) or Section 7.3(e); provided that no such payment shall relieve Parent or Merger Sub of any liability or damages to the Company resulting from any material breach of Section 5.4.

7.4 Amendment. This Agreement may be amended only by execution of an instrument in writing signed by each of the Company, Parent and Merger Sub; provided however, that (i) after the Company Stockholder

Approval has been obtained, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement, which by Law otherwise requires the further approval of the stockholders of the Company and (ii) after the Parent Stockholder Approval has been obtained, there may not be, without further approval of the stockholders of Parent, any amendment of this Agreement, which by Law otherwise requires the further approval of the stockholders of Parent.

7.5 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, or any rights arising out of any breach of any of the foregoing, shall survive the Effective Time, except that this Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all Expenses (other than any expenses the Company or any Company Subsidiary pays as borrower under any financing being entered into in connection with this Agreement, which shall be deemed borne by Parent and Merger Sub) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the same.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained and delivery is followed within one (1) Business Day by email pursuant to clause (c) or delivered in Person), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided, that confirmation of email receipt is obtained; provided, further, that if such notice or other communication is also sent by another means provided for by this Section 8.3 within one (1) Business Day after sending such email, such notice or other communication shall be deemed to have been duly given on the date such email was sent irrespective of whether confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

Taylor Morrison Home Corporation
4900 N. Scottsdale Rd., Suite 2000
Scottsdale, AZ 85251
Attention:	Sheryl Palmer
Facsimile:	(866) 227-6008
Email:	spalmer@taylormorrison.com

with a copy (which shall not constitute notice) to:

Taylor Morrison Home Corporation
4900 N. Scottsdale Rd., Suite 2000
Scottsdale, AZ 85251
Attention:	Darrell Sherman
Benjamin A. Aronovitch
Facsimile:	(866) 390-2612; (866) 644-6190
Email:	dsherman@taylormorrison.com
baronovitch@taylormorrison.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams
Facsimile:	(212) 492-0040; (212) 492-0257
Email:	sbarshay@paulweiss.com
swilliams@paulweiss.com

If to the Company, addressed to it at:

William Lyon Homes
4695 MacArthur Court
8th Floor
Newport Beach, CA 92660
Attention:	Matt Zaist
Facsimile:	(949) 252-2544
Email:	Matt.Zaist@Lyonhomes.com

with a copy (which shall not constitute notice) to:

William Lyon Homes
4695 MacArthur Court
8th Floor
Newport Beach, CA 92660
Attention:	Jason Liljestrom
Facsimile:	(949) 596-0882
Email:	Jason.Liljestrom@Lyonhomes.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive
20th Floor
Costa Mesa, CA 92626-1925
Attention:	Michael Treska
Paul Tosetti
Facsimile:	(714) 755-8290
Email:	Michael.Treska@lw.com
Paul.Tosetti@lw.com

8.4 Certain Definitions. For purposes of this Agreement, the term:

“2022 Senior Notes Indenture” means that certain Indenture, dated as of August 11, 2014, among WLH PNW Finance Corp., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time.

“2023 Senior Notes” means William Lyon Homes, Inc.’s 6.00% Senior Notes due 2023 issued pursuant to the 2023 Senior Notes Indenture.

“2023 Senior Notes Indenture” means that certain Indenture, dated as of March 9, 2018, among William Lyon Homes, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time.

“2025 Senior Notes” means William Lyon Homes, Inc.’s 5.875% Senior Notes due 2025 issued pursuant to the 2025 Senior Notes Indenture.

“2025 Senior Notes Indenture” means that certain Indenture, dated as of January 31, 2017, among William Lyon Homes, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time.

“2027 Senior Notes” means William Lyon Homes, Inc.’s 6.625% Senior Notes due 2027 issued pursuant to the 2027 Senior Notes Indenture.

“2027 Senior Notes Indenture” means that certain Indenture, dated as of July 9, 2019, among William Lyon Homes, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, as trustee, as have been and as may be further amended, supplemented or otherwise modified from time to time.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any substantive respect to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill or similar provision. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company or Parent, as applicable, from satisfying any of its obligations hereunder.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not such plan is subject to ERISA), each bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement or arrangement, and each employment, severance, change in control, retention, termination, pension, retirement, disability benefit, health insurance, life insurance, fringe benefit, supplemental benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any Participant, or between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, excluding any “multiemployer plan” (within the meaning of Section 4001(a) of ERISA).

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Closing VWAP” means the volume weighted average per-share price (as reported by Bloomberg), rounded to the nearest cent, of Parent Shares on the NYSE during the ten (10) full trading days ending on (and including) the trading day immediately preceding the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

“Company 10-Q” means the Company’s Report on Form 10-Q for the period ended June 30, 2019.

“Company Acquisition Proposal” means any offer or proposal from a Third Party concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving the Company in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of Equity Interests representing 20% or more of the voting power of the Company, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries based on their fair market value as determined in good faith by the Company Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of Equity Interests representing 20% or more of the voting power of the Company or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of Equity Interests representing 20% or more of the voting power of the Company, or (d) any combination of the foregoing (in each case, other than the Merger).

“Company Alternative Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(a) of the Company Disclosure Letter.

“Company Alternative Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(b) of the Company Disclosure Letter.

“Company Base Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(c) of the Company Disclosure Letter.

“Company Base Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(d) of the Company Disclosure Letter.

“Company Class A Shares” means the shares of Class A common stock, par value $0.01 per share, of the Company.

“Company Class B Shares” means the shares of Class B common stock, par value $0.01 per share, of the Company.

“Company Closing Tax Certificate” shall mean the Company Base Structure Closing Tax Certificate or, in the event the parties choose to consummate the Second Merger as set forth in Section 5.11, the Company Alternative Structure Closing Tax Certificate.

“Company Closing Tax Opinion” shall mean a written opinion from Latham & Watkins LLP (or, if Latham & Watkins LLP is unable to deliver such an opinion, from Paul, Weiss, Rifkind, Wharton & Garrison

LLP) dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 8.4(e) of the Company Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins LLP (or, if Latham & Watkins LLP is unable to deliver such an opinion, Paul, Weiss, Rifkind, Wharton & Garrison LLP) shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in the Company Closing Tax Certificate and Parent Closing Tax Certificate.

“Company Equity Plans” means the Company’s Amended and Restated 2012 Equity Incentive Plan and 2012 Equity Incentive Plan in each case, as amended, supplemented or modified from time to time.

“Company Intellectual Property” means the Intellectual Property owned by the Company or any of the Company Subsidiaries.

“Company Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of this Agreement by the Company) occurring or arising after the date of this Agreement that (a) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable) and (b) does not involve or relate to a Company Acquisition Proposal.

“Company Material Adverse Effect” means any change, condition, event, effect, occurrence, circumstance or development (each, an “Effect”) that (i) has, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) would prevent the consummation of the Merger; provided, that, solely in the case of clause (i), no change or effect to the extent resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be deemed to contribute to a “Company Material Adverse Effect,” or shall otherwise be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (a) any adverse changes affecting the industry or industries in which the Company or its Subsidiaries operate; (b) any adverse changes or proposed adverse changes in applicable Law, GAAP, other accounting standards or the interpretation or enforcement thereof; (c) any adverse changes in general economic, business, labor or regulatory conditions, or general changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States regionally, locally or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or the Company Subsidiaries operate in the United States or globally; (d) changes in general global, national, regional or local political conditions (including the outbreak or escalation of war (whether or not declared), military action or acts of terrorism), changes due to natural disasters or changes in the weather, or other force majeure events, or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis; (e) actions or omissions required of the Company under the express terms of this Agreement (other than Section 5.1(a)) or taken or not taken at the written request of Parent or with the prior written consent of Parent (other than any such request or consent that is based upon facts furnished by the Company that are inaccurate or incomplete in any material respect); (f) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby (provided, that this clause (f) shall not apply to any inaccuracy in the representations and warranties set forth in Section 3.4 that would cause the condition set forth in Section 6.2(a) to fail); (g) any change, in and of itself, in the trading price or trading volume of Company Shares on the NYSE; provided, that the underlying cause of such change may be taken into account in determining whether a Company Material Adverse Effect has occurred (except to the extent subject to any foregoing exception) or (h) any failure by the Company or any of the Company Subsidiaries to meet any internal or third party revenue, earnings or other financial projections or forecasts, in and of itself; provided, that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred (except to the extent subject to any foregoing exception); except, in the case of each of clauses (a), (b), (c) or (d) to the extent that such Effect affects the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner relative to the impact of such Effect on other Persons operating in the same industry as the Company and the Company Subsidiaries (in which case, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Registration Statement Tax Certificates” shall mean the Company Base Structure Registration Statement Tax Certificate and the Company Alternative Structure Registration Statement Tax Certificate.

“Company Registration Statement Tax Opinion” shall mean a written opinion from Latham & Watkins (or, if Latham & Watkins LLP is unable to deliver such an opinion, from Paul, Weiss, Rifkind, Wharton & Garrison LLP), dated as of such date as may be required by the SEC in connection with the filing of the Form S-4, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Section 8.4(f) of the Company Disclosure Letter, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins (or, if Latham & Watkins LLP is unable to deliver such an opinion, Paul, Weiss, Rifkind, Wharton & Garrison LLP) shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in the Company Registration Statement Tax Certificates and Parent Registration Statement Tax Certificates.

“Company Shares” means the Company Class A Shares and Company Class B Shares.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended.

“Compliant” means, with respect to the Required Information, that (i) such Required Information, when taken as a whole, does not contain any untrue statement of a material fact regarding the Company and the Company Subsidiaries, or omit to state any material fact regarding the Company and the Company Subsidiaries necessary in order to make such Required Information, when taken as a whole, not materially misleading under the circumstances under which such statements were made, (ii) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt securities on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale under SEC Regulatory Requirements or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act and are sufficient to permit the Company and the Company Subsidiaries’ applicable independent accountants to issue comfort letters to Parent’s financing sources (including the Financing Sources) providing the Financing or any other financing in connection with the transactions contemplated by this Agreement, including as to customary negative assurances, “tick marks” and change period, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue subject to their completion of customary procedures.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements and licenses to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject that is legally binding; provided, that “Contracts” shall not include any Benefit Plan.

“Environmental Laws” means any and all Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, RCRA, the Clean Water Act, as amended (33 U.S.C. § 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.), OSHA or any other Law of similar effect.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Award Exchange Ratio” means the sum of (a) 0.8000 and (b) the quotient (rounded to the nearest four decimal places) obtained by dividing (i) $2.50 by (ii) the Closing VWAP.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus, Form S-4 and all other matters related to the transactions contemplated by this Agreement.

“Final Determination” shall mean the earliest to occur of (a) the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and any allowable appeals requested by the parties to the action have been exhausted, and (b) the date on which the relevant Tax authority has entered into a binding agreement with respect to such issue or on which the Tax authority has reached a final administrative or judicial determination with respect to such issue which, whether by law or agreement, is, or becomes, not subject to appeal.

“Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, including the parties to the Commitment Letter and any joinder agreements or credit agreements relating thereto.

“Financing Sources” means the Financing Entities and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Source.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government or other political subdivision thereof, any court, any arbitral body, any entity or instrumentality exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, or any other governmental or quasi-governmental authority of any nature or any political or other subdivision or part of any of the foregoing or any self-regulatory organization, in each case of competent jurisdiction and with authority to act with respect to the matter in question.

“Hazardous Substances” means any pollutant, contaminant, chemical, compound, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable substance or material, or other substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Intellectual Property” means any and all intellectual property rights and similar proprietary rights, whether registered or unregistered, including all (a) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (b) trademarks, service marks, and trademark rights in trade dress, logos, slogans, brand names, trade names, taglines, social media identifiers and related accounts, Internet domain names, corporate names and other indicia of origin, and all applications and registrations in connection therewith and all goodwill related thereto, (c) copyrights and corresponding rights in works of authorship (including software), mask works and designs, and all applications and registrations in connection therewith, (d) trade secret rights, know-how, inventions, processes, procedures, databases and corresponding rights in confidential and proprietary information and (e) any corresponding or equivalent intellectual property rights recognized anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means, with respect to any Person, the computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by such Person or any of such Person’s Subsidiaries.

“Knowledge” means (a) when used with respect to the Company and the Company Subsidiaries, the actual knowledge of the individuals listed in Section 8.4(g) of the Company Disclosure Letter and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the named executive officers of Parent.

“Law” means any international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, decrees, codes, bylaws, rules, regulations or other requirements, legally binding guidance, Orders, consent decrees, permits, policies, restrictions or licenses of any Governmental Entity, in each case, having the force of law.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, title or survey defect, encumbrance, covenant, condition, claim, restriction, charge, option or other third party right, right of first refusal or first offer, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, preemptive right, community property interest or other restriction of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction or defect on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days after the date hereof throughout and at the end of which Parent shall have (and its financing sources shall not be prohibited by the Company from accessing) the Required Information and the Required Information is Compliant (it being understood that if at any time during the Marketing Period the Required Information ceases to be Compliant, then the Marketing Period shall not have occurred); provided that the Marketing Period shall not commence prior to the later of (x) the date on which the Form S-4 becomes effective and (y) January 10, 2020. Notwithstanding anything in this definition to the contrary, (A) if Parent or any Parent Subsidiary launches one or more consent solicitations seeking consents (whether or not in connection with an exchange offer or tender offer and whether or not Parent or any Parent Subsidiary seeks consents to modify additional terms or covenants in the Indentures) to the waiver (whether through an amendment or otherwise) of the requirement to repurchase the Senior Notes in connection with the Merger and the transactions contemplated hereby pursuant to the “Change of Control” covenant set forth in the Indentures governing the Senior Notes, the Marketing Period shall automatically end upon the date that holders of a majority of each series of Senior Notes that are subject to the consent solicitation have delivered consents to such consent solicitations so long as the expiration date of each such consent solicitation has occurred and the Company, the applicable Company Subsidiaries and the trustees to the indentures governing such Senior Notes have entered into the supplemental indentures contemplated by such consent solicitations (it being understood that such supplemental indentures may be conditional on the Closing of the Merger), (B) the Marketing Period shall end on any earlier date prior to the expiration of the period described above if the Financing is consummated on such earlier date and (C) the Marketing Period shall not commence or be deemed to have commenced (or end or be deemed to have ended in the case of clause (y)), if (x) at any time after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period or (y) on the Closing Date: (i) the Company’s independent accountant shall have withdrawn or qualified as to scope of audit or as to the status of the Company or any of the Company Subsidiaries as a going concern its audit opinion with respect to any financial statements contained in the Company 10-K or any subsequent annual report on Form 10-K, in which case the Marketing Period shall not be deemed to commence (or restart) unless and until, at the earliest, (X) in the case of a withdrawal of such opinion, a new audit opinion is issued with respect to the consolidated financial statements of the Company included in the Required Information by the independent accountant, another “Big Four” or another independent public accounting firm reasonably acceptable to Parent or (Y) in the case of such a qualification of such opinion, the Business Day after such opinion is no longer so qualified; (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility; or (iii) if the Closing occurs on or after February 29, 2020, the Company shall not have filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Form 10-K”) with the SEC, in which case the Marketing Period shall not be deemed to commence (or restart) unless and until, at the earliest, such restatement has been completed and the relevant SEC filing or filings have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with SEC Regulatory Requirements or the Company shall have filed the 2019 Form 10-K with the SEC.

“Non-Refundable Deposit Contract” means any contract for the purchase of real property pursuant to which a deposit is required; provided, that the party making such deposit is not and will not be entitled to a refund (in whole or in part) of such deposit (with or without notice, lapse of time, the occurrence of any event or otherwise).

“NYSE” means the New York Stock Exchange LLC.

“Order” means any judgment, order, decision, writ, injunction, decree, legal or arbitration award, ruling, SEC requirement or settlement or consent agreement, in each case, with a Governmental Entity of competent jurisdiction that is binding on the applicable Person under applicable Law.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Parent Acquisition Proposal” means any offer or proposal from a Third Party concerning (a) a merger, consolidation, or other business combination transaction (including any single- or multi-step transaction) or series of related transactions involving Parent in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of Equity Interests representing 20% or more of the voting power of Parent, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of Parent (including Equity Interests of a Parent Subsidiary) or the Parent Subsidiaries representing 20% or more of the consolidated assets of Parent and the Parent Subsidiaries based on their fair market value as determined in good faith by the Parent Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of Equity Interests representing 20% or more of the voting power of Parent or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of Equity Interests representing 20% or more of the voting power of Parent, or (d) any combination of the foregoing (in each case, other than the Merger).

“Parent Alternative Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(h) of the Parent Disclosure Letter.

“Parent Alternative Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(i) of the Parent Disclosure Letter.

“Parent Base Structure Closing Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(j) of the Parent Disclosure Letter.

“Parent Base Structure Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth in Section 8.4(k) of the Parent Disclosure Letter.

“Parent Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not such plan is subject to ERISA), each bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement or arrangement, and each employment, severance, change in control, retention, termination, pension, retirement, disability benefit, health insurance, life insurance, fringe benefit, supplemental benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be contributed to by the Parent or any Parent Subsidiary for the benefit of any Parent Participant, or between the Parent or any Parent Subsidiary, on the one hand, and any Parent Participant, on the other hand, excluding any “multiemployer plan” (within the meaning of Section 4001(a) of ERISA). “Parent Closing Tax Certificate” shall mean the Parent Base Structure Closing Tax Certificate or, in the event the parties choose to consummate the Second Merger as set forth in Section 5.11, the Parent Alternative Structure Closing Tax Certificate.

“Parent Disclosure Letter” shall mean the letter that has been prepared by Parent in accordance with the requirements of the Agreement and delivered by Parent to the Company on the date of this Agreement.

“Parent Equity Plan” means Parent’s 2013 Omnibus Equity Award Plan, as amended, supplemented or modified from time to time.

“Parent Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of this Agreement by Parent or Merger Sub) occurring or arising after the date of this Agreement that (a) was not known to, or reasonably foreseeable by, the Parent Board as of or prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable) and (b) does not involve or relate to a Parent Acquisition Proposal.

“Parent Material Adverse Effect” means any Effect that (i) has, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition or results of operations of

Parent and the Parent Subsidiaries, taken as a whole or (ii) would prevent the consummation of the Merger; provided, that, solely in the case of clause (i), no change or effect to the extent resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be deemed to contribute to a “Parent Material Adverse Effect,” or shall otherwise be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur: (a) any adverse changes affecting the industry or industries in which Parent or its Subsidiaries operate; (b) any adverse changes or proposed adverse changes in applicable Law, GAAP, other accounting standards or the interpretation or enforcement thereof; (c) any adverse changes in general economic, business, labor or regulatory conditions, or general changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States regionally, locally or globally, or changes generally affecting the industries (including seasonal fluctuations) in which Parent or the Parent Subsidiaries operate in the United States or globally; (d) changes in general global, national, regional or local political conditions (including the outbreak or escalation of war (whether or not declared), military action or acts of terrorism), changes due to natural disasters or changes in the weather, or other force majeure events, or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis; (e) actions or omissions required of Parent under the express terms of this Agreement (other than Section 5.1(b)) or taken or not taken at the written request of the Company or with the prior written consent of the Company (other than any such request or consent that is based upon facts furnished by Parent that are inaccurate or incomplete in any material respect); (f) the negotiation, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby (provided, that this clause (f) shall not apply to any inaccuracy in the representations and warranties set forth in Section 4.4 that would cause the condition set forth in Section 6.3(a) to fail); (g) any change, in and of itself, in the trading price or trading volume of Parent Shares on the NYSE; provided, that the underlying cause of such change may be taken into account in determining whether a Parent Material Adverse Effect has occurred (except to the extent subject to any foregoing exception) or (h) any failure by Parent or any of the Parent Subsidiaries to meet any internal or third party revenue, earnings or other financial projections or forecasts, in and of itself; provided, that the underlying cause of such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred (except to the extent subject to any foregoing exception); except, in the case of each of clauses (a), (b), (c) or (d) to the extent that such Effect affects Parent and the Parent Subsidiaries, taken as a whole, in a disproportionate manner relative to the impact of such Effect on other Persons operating in the same industry as Parent and the Parent Subsidiaries (in which case, to the extent not otherwise excluded from the definition of Parent Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Participant” means each current or former individual independent contractor, director, officer or employee of the Parent or any of the Parent Subsidiaries.

“Parent Registration Statement Tax Certificates” shall mean the Parent Base Structure Registration Statement Tax Certificate and the Parent Alternative Structure Registration Statement Tax Certificate.

“Parent Shares” means the shares of common stock, par value $0.00001 per share, of Parent.

“Participant” means each current or former individual independent contractor, director, officer or employee of the Company or any of the Company Subsidiaries.

“Permitted Liens” means, with respect a Person, (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on or reflected in the consolidated financial statements of such Person in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances, in each case, arising by operation of Law in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on the consolidated financial statements of such Person in accordance with GAAP, (c) Liens arising from transfer restrictions under securities Laws, (d) with respect to any Company Owned Real Property or Company Leased Real Property, or Parent Owned Real Property or Parent Leased Real Property, as applicable, (i) all easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects, whether or not of record, and (ii) zoning, building, land use, environmental regulations and other similar restrictions promulgated by any Governmental Entity, that, in the case of clauses (i) and (ii), would not reasonably be expected to, individually or in the aggregate, materially interfere with the ordinary conduct of the business of such Person and such Person’s Subsidiaries as currently conducted or materially detract from the development, use, occupancy, value or marketability of the affected property, (e) with respect to any Company Leased Real Property or Parent Leased Real Property, as applicable, the terms and provisions of the Company Real Property Leases or Parent Property Leases, as appropriate, and all Liens affecting the title of the landlords thereunder and the holders of the fee simple title thereof, (f) non-exclusive licenses of Intellectual Property or (g) such other non-monetary Liens which would not, individually or in the aggregate, materially interfere with the ordinary conduct of business of such Person and such Person’s Subsidiaries or, if the same affect Company Owned Real Property, Company Leased Real Property, Parent Owned Real Property, or Parent Leased Real Property, as applicable materially detract from the development, use, occupancy, value or marketability of the affected property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proceedings” means all actions, suits, claims (or counterclaims), hearings, arbitrations, investigations, inquiries, litigations, mediations, grievances, audits, examinations or other proceedings, in each case, by or before any Governmental Entity.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Representatives” means, as to any Person, such Person’s directors, officers, employees, controlled affiliates, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (including, with respect to Parent and Merger Sub, financing sources (including the Financing Sources)).

“Required Information” means (a) the financial information regarding the Company and Company Subsidiaries described in paragraph 2 of Exhibit B to the Commitment Letter, (b) financial data relating to the Company and the Company Subsidiaries reasonably requested by Parent to produce the pro forma financial statements (including such data as may be necessary for Parent or its independent auditors to calculate, verify or support pro forma adjustments relating to the transactions contemplated hereby) required in order to satisfy the condition set forth in paragraph 2 of Exhibit B to the Commitment Letter and (c) all financial statements and financial data, audit reports and other information regarding the Company and the Company Subsidiaries of the type required by Regulation S-X and Regulation S-K of the Securities Act for a registered public offering of debt securities on Form S-1, but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offering(s) of debt securities to provide Parent with the Merger Amounts, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made. Notwithstanding anything to the contrary in clauses (a)-(c), nothing will require the Company or any Company Subsidiary to provide (or be deemed to require the Company or any Company Subsidiary to prepare) any (1) pro forma financial statements or pro forma financial information, (2) description of all or any portion of the Financing, including any “description of notes”, (3) risk factors relating to all or any component of the Financing, and (4) other information required by Rule 3-10 or Rule 3-16 of Regulation S-X , any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of May 21, 2018, by and among William Lyon Homes, Inc., as borrower, William Lyon Homes, as parent, the lenders party thereto, and

JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC Regulatory Requirements” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder, (d) any other rules, bulletins, releases, manuals and regulations of the SEC and (e) any rules and regulations of the NYSE.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be, owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity (which shall include, but not be limited to, the control conferred by serving as managing member, general partner or similar such position with respect to any such entity), any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act or, with respect the Company, any entity that is a “Subsidiary” (as defined above) of the Company as of the date hereof.

“Superior Company Proposal” means a bona fide written Company Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the Merger, taking into account all financial terms and conditions of such transaction.

“Superior Parent Proposal” means a bona fide written Parent Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Party which, in the good faith judgment of the Parent Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Parent Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable from a financial point of view to Parent’s stockholders than the Merger, taking into account all financial terms and conditions of such transaction.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration, statement or other document required to be filed or actually filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, escheat, net worth, capital stock, alternative or add-on minimum, environmental, use, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and gains tax, and (b) any interest, penalty, fine or addition to any of the foregoing.

“Third Party” shall mean any Person other than the Company, Parent, Merger Sub and their respective affiliates.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Alternate Commitment Letter	5.16(a)(ii)
Alternate Financing	5.16(a)(ii)
Annual Meeting	1.3(a)
Antitrust Counsel Only Material	5.5(b)
Book-Entry Shares	2.2(b)(ii)
Cancelled Shares	2.1(c)
Capitalization Date	3.2(a)
Cash Consideration	2.1(a)
Certificate of Merger	1.2
Certificates	2.2(b)(i)
Class B Warrant	2.4(d)
Closing	1.2
Closing Date	1.2
Commitment Letter	4.26(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	3.1(b)
Company Change of Board Recommendation	5.3(a)
Company Charter	3.1(b)
Company Designees	1.3(a)
Company Disclosure Letter	3
Company Employees	5.8(a)
Company Equity Awards	2.4(c)
Company Expenses	7.3(f)
Company Financial Statements	3.7(b)
Company Leased Real Property	3.18(b)
Company Material Contract	3.13(a)(viii)
Company Notice Period	5.3(f)
Company Owned Real Property	3.18(a)
Company Permits	3.6(a)
Company Preferred Stock	3.2(a)
Company Property	3.18(b)
Company PSU Award	2.4(c)
Company Real Property Lease	3.18(b)
Company Restricted Stock Award	2.4(b)
Company SEC Documents	3.7(a)
Company Stock Option	2.4(a)
Company Stockholder Approval	3.3
Company Stockholders Meeting	3.3

Term	Section
Company Subsidiary	3.1(a)
Company Termination Fee	7.3(a)
Confidentiality Agreement	5.2(b)
Covered Persons	5.9(a)
D&O Insurance	5.9(c)
Debt Offer	5.17(b)(i)
Debt Offer Documents	5.17(b)(i)
Debt Offers	5.17(b)(i)
Definitive Agreements	5.16(a)
DGCL	Recitals
Dissenting Shares	2.3
Dividend Consideration	2.1(a)
Effective Time	1.2
Enforceability Exceptions	3.3
Evaluation Material	5.2(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Existing Indemnification Agreements	5.9(a)
Fairness Opinion	3.21
Financing Representatives	5.16(b)
Financing	4.26(a)
Form S-4	3.5
Fractional Share Consideration	2.1(a)
Indebtedness	3.2(e)
Indentures	5.17(b)(i)
Insurance Policies	3.20
Intended Tax Treatment	5.10(a)
Joint Proxy Statement/Prospectus	3.5
Lenders	4.26(a)
Letter of Transmittal	2.2(b)(i)
Marketing Period	1.2
Merger	Recitals
Merger Amounts	4.26(d)
Merger Consideration	2.1(a)
Merger Sub	Preamble
New Plan	5.8(b)
New Surviving Entity	5.11
Offering Documents	5.16(b)(ii)
Old Plans	5.8(b)
Outside Date	7.1(b)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Bylaws	4.1(b)
Parent Capitalization Date	4.2(a)
Parent Change of Board Recommendation	5.4(a)
Parent Charter	4.1(b)
Parent Equity Awards	4.2(c)
Parent Expenses	7.3(c)
Parent Financial Statements	4.8(b)
Parent Insurance Policies	4.19

Term	Section
Parent Leased Real Property	4.17(b)
Parent Notice Period	5.4(f)
Parent Options	4.2(b)
Parent Owned Real Property	4.17(a)
Parent Permits	4.7(a)
Parent Preferred Stock	4.2(a)
Parent Property	4.17(b)
Parent Real Property Lease	4.17(b)
Parent Restricted Stock Award	2.4(b)
Parent RSU Award	2.4(c)
Parent SEC Documents	4.8(a)
Parent Share Issuance	Recitals
Parent Stock Option	2.4(a)
Parent Stockholder Approval	4.3(a)
Parent Stockholders Meeting	4.3(a)
Parent Subsidiary	4.1(a)
Parent Termination Fee	7.3(d)
Payoff Amount	5.17(a)
Payoff Letter	5.17(a)
Representatives	5.2(a)
SEC	3.7(a)
Second Merger	5.11
Section 16	5.13
Senior Notes	5.17(b)(i)
Significant Company Subsidiary	3.1(a)
Significant Parent Subsidiary	4.1(a)
Specified Stockholders	Recitals
Stock Consideration	2.1(a)
Subject Indebtedness	5.17(a)
Surviving Corporation	1.1(a)
Voting Agreement	Recitals

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Entire Agreement. This Agreement (together with the Exhibits and Company Disclosure Letter and the other documents delivered pursuant hereto), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

8.9 Assignment. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

8.10 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) from and after the Effective Time, the right of the holders of Company Shares to receive the Merger Consideration and any Fractional Share Consideration and Dividend Consideration, and the right of the holders of Company Equity Awards to receive the consideration therefor, in accordance with the terms of this Agreement, (b) any Persons entitled to indemnification, advancement of expenses, exculpation or insurance benefits under the provisions of Section 5.9 following the Effective Time, with respect to such provisions and (c) as provided in Section 8.15. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits and Annexes to this Agreement. The Company Disclosure Letter and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Disclosure of any item on the Company Disclosure Letter by reference to any particular Section or Subsection of this Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent on the face of such disclosure. Except as otherwise indicated, “made available” or terms of similar import mean (i) made available to Parent and its advisors in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, or (ii) as publicly filed or furnished by the Company with the SEC, in each case, at least one (1)  Business Day prior to the date hereof.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Other than as set forth in Section 8.15, this Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Other than as set forth in Section 8.15, each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Agreement or the negotiation hereof, and any Proceeding for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery does not have subject matter jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this Agreement or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.12, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING WITH RESPECT TO THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other party hereto. Until and unless the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall have received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Specific Performance. The parties hereto agree that if the Company, Parent or Merger Sub were to breach any of their respective obligations under this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent or remedy breaches of this Agreement and to specific performance of the terms hereof, in each case in the Delaware Court of Chancery or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Subject to Section 7.3(h), either party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving willful breach or fraud.

8.15 Proceedings Involving Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or other applicable definitive document relating to the Financing, (c) agrees not to bring or support or permit any of its affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, the Company Subsidiaries or its controlled affiliates in any such Proceeding or proceeding shall be effective if notice is given in accordance with Section 8.3, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Sources will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Financing Representatives (in each case, other than Parent under the Commitment Letter) relating to or arising out of this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, clause (d) of the first sentence of Section 8.10 and this Section 8.15, and that such provisions and the definition of “Financing Sources” (and any defined term used in any such provisions to the extent that any such amendment of such definition would modify or amend the substance of any such provision in a way adverse to the Financing Sources) shall not be amended in any way adverse to the Financing Sources without the prior written consent of the Financing Entities.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Taylor Morrison Home Corporation

By:	/s/ Sheryl D. Palmer
	Name:	Sheryl D. Palmer
	Title:	Chairman, President and Chief Executive Officer

Tower Merger Sub, Inc.

By:	/s/ Sheryl D. Palmer
	Name:	Sheryl D. Palmer
	Title:	Chairman, President and Chief Executive Officer

William Lyon Homes

By:	/s/ Matthew R. Zaist
	Name:	Matthew R. Zaist
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Amended and Restated Certificate of Incorporation

[Attached.]

FORM OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

WILLIAM LYON HOMES

1. Name. The name of the corporation is William Lyon Homes.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100), all of which shall be shares of Common Stock with the par value of $0.001 per share.

5. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article 6 shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

7. Adoption, Amendment or Repeal of By-laws. The Board of Directors of the Corporation is authorized to adopt, amend or repeal the By-laws.

8. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article 8.

Exhibit B

Form of Amended and Restated Bylaws

[Attached.]

FORM OF

AMENDED AND RESTATED BYLAWS

OF

WILLIAM LYON HOMES

Dated as of                     , 20

ARTICLE I

OFFICES

Section 1. Registered Offices. The registered office shall be located at 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware, or such other location as the Board of Directors may determine or the business of the corporation may require, as provided in the Certificate of Incorporation.

Section 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware as designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the corporation.

Section 2. Annual Meeting of Stockholders. If required by applicable law, an annual meeting of stockholders shall be held each year on a date and a time designated by the Board of Directors. At each annual meeting directors shall be elected and any other proper business may be transacted.

Section 3. Quorum; Adjourned Meetings and Notice Thereof. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation, or by these Bylaws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

Section 4. Voting. When a quorum is present at any meeting, in all matters other than the election of directors, the affirmative vote of the holders of a majority in voting power of the stock entitled to vote thereon, present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes, or the Certificate of Incorporation, or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Voting at meetings of stockholders need not be by written ballot.

Section 5. Proxies. At each meeting of the stockholders, each stockholder having the right to vote or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting.

Section 6. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of (i) a majority of the Board of Directors, or (ii) stockholders owning a majority in voting power of the issued and outstanding capital stock of the corporation entitled to vote in the election of directors generally. Any such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 7. Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

Section 8. Maintenance and Inspection of Stockholder List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 9. Stockholder Action by Written Consent Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered in accordance with applicable law.

ARTICLE III

DIRECTOR(S)

Section 1. The Number of Directors. The initial number of director(s) shall be equal to the number of director(s) appointed by the incorporator. Thereafter, the Board of Directors shall consist of at least one (1) director, the number thereof to be determined from time to time by resolution of the Board of Directors. The directors need not be stockholders. The directors shall be elected at the annual meeting of the stockholders, except to the extent elected by written consent in lieu thereof or as provided in Section 2 of this Article, and the directors elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, either with or without cause, from the Board of Directors at any meeting of stockholders by a majority of the stock represented and entitled to vote thereat or by the written consent of such stockholders in lieu of such meeting.

Section 2. Vacancies. Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 3. Powers. The property and affairs of the corporation shall be managed by or under the direction of its Board of Directors.

Section 4. Place of Directors’ Meetings. The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.

Section 5. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

Section 6. Special Meetings. Special meetings of the Board of Directors may be called by the President on forty-eight hours’ notice to each director. Special meetings shall be called by the President or the Secretary on forty-eight hours’ notice on the written request of two directors unless the Board consists of only one director, in which case special meetings shall be called by the President or Secretary on forty-eight hours’ notice on the written request of the sole director.

Section 7. Quorum. At all meetings of the Board of Directors a majority of the authorized number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum.

Section 8. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee in the same paper or electronic form as the minutes are maintained.

Section 9. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 10. Committees of Directors. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the Bylaws of the corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

Section 11. Minutes of Committee Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 12. Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV

OFFICERS

Section 1. Officers. The officers of this corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board of Directors or a President, or both, and a Secretary. The corporation may also have, at the discretion of the Board of Directors, such other officers as are desired, including a Vice-Chairman of the Board of Directors, a Chief Executive Officer, an Executive Chairman, a Treasurer, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 hereof. At the time of the election of officers, the directors may by resolution determine the order of their rank, if any. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

Section 2. Election of Officers. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the corporation.

Section 3. Subordinate Officers. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 4. Term of Office; Removal and Vacancies. The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

Section 5. Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these Bylaws. If there is no President, the Chairman of the Board shall in addition be the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in Section 6 of this Article IV.

Section 6. President. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the Co-President shall be the Chief Executive Officer and Executive Chairman of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The Co-Presidents shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. The Co-Presidents shall be ex-officio members of all committees and shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer and Executive Chairman of corporations, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

Section 7. Vice Presidents. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

Section 8. Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He or she shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these Bylaws. He or she shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his or her signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.

Section 9. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he or she shall give the corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his or her office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.

ARTICLE V

INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation, or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as amended from time to time (“DGCL”) (or other applicable law), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding; provided, however, that, except as provided in clause (ii) of Section 2 of this ARTICLE V with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such director or officer, the corporation shall indemnify any such director or officer in connection with a Proceeding (or part thereof) initiated by such director or officer only if such Proceeding (or part thereof) was authorized by the Board of Directors. The rights to indemnification set forth in this ARTICLE V shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

Section 2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1, such director or officer shall have the right to be paid by the corporation the expenses (including attorney’s fees) incurred (i) in defending any such Proceeding in advance of its final disposition or (ii) in a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this ARTICLE V (the foregoing clauses (i) and (ii) hereinafter an “advancement of expenses”); provided, however, that, if the DGCL (or other applicable law) requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement of expenses, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this ARTICLE V or otherwise.

Section 3. Right of Claimant to Bring Suit. If a claim under Section 1 or Section 2 of this ARTICLE V is not paid in full by the corporation within (i) ninety (90) days after a written claim for indemnification has been received by the corporation, or (ii) thirty (30) days after a written claim for an advancement of expenses has been received by the corporation, the claimant may at any time thereafter (but not before) bring suit against the corporation to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not yet met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding, a committee of such directors, its stockholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (or other applicable law), nor an actual determination by the corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding, a committee of such directors, its stockholders, or independent legal counsel) that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Non-Exclusivity of Rights. The rights conferred by this ARTICLE V shall not be exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in the corporation’s Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise. In furtherance of the foregoing, the corporation acknowledges that a person may have certain rights to indemnification, advancement of expenses and/or insurance provided by other potential or actual indemnitors. The corporation agrees that (i) it is the indemnitor of first resort (i.e., its indemnification obligations to such person are primary and any indemnification obligation of any other potential or actual indemnitor to advance expenses or to provide indemnification to such person are secondary to any such obligation of the corporation), (ii) that it shall be liable for and required to advance the full amounts set forth in this ARTICLE V without regard to any rights a person may have against any other potential or actual indemnitor and (iii) it irrevocably waives, relinquishes and releases each other potential or actual indemnitor from any and all claims (x) against such indemnitor for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (y) that a person must seek advancement or reimbursement, or indemnification, from any other potential or actual indemnitor before the corporation must perform its obligations hereunder. No advancement or payment by any other indemnitor on behalf of a person with respect to any proceeding for which such person has sought indemnification from the corporation shall affect any of the foregoing.

Section 5. Insurance and Trust Fund. In furtherance and not in limitation of the powers conferred by statute:

(1) the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of law; and

(2) to the fullest extent permitted by law, the corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

Section 6. Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to advancement of expenses, to any employee or agent of the corporation to the fullest extent of the provisions of this ARTICLE V or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

Section 7. Amendment. Any repeal or modification of this ARTICLE V shall not change the rights of an officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.

ARTICLE VI

CERTIFICATES OF STOCK

Section 1. Certificates. At the option of the Board of Directors, the stock of the corporation may be (i) uncertificated, evidenced by entries into the corporation’s stock ledger or other appropriate corporate books and records, as the Board of Directors may determine from time to time, or (ii) evidenced by a certificate signed by, or in the name of the corporation by, the Chairman or Vice-Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the corporation, certifying the number of shares represented by the certificate owned by such stockholder in the corporation.

Section 2. Signatures on Certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 3. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4. Transfers of Stock. Upon surrender to the corporation, or the transfer agent of the corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 5. Fixed Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date which shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

Section 6. Registered Stockholders. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

ARTICLE VII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the applicable provisions of the DGCL, and the provisions of the Certificate of Incorporation.

Section 2. Payment of Dividends; Directors’ Duties. Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.

Section 3. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

Section 4. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

Section 5. Corporate Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 6. Manner of Giving Notice.

(a) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under any provision of the General Corporation Law, the certificate of incorporation or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the corporation. Notice shall be given (i) if mailed, when deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the General Corporation Law to be given by electronic transmission). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files or information. Any notice to stockholders given by the corporation under any provision of the General Corporation Law, the certificate of incorporation or these bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the General Corporation Law.

(b) Except as otherwise provided herein or permitted by applicable law, notices to any director may be in writing and delivered personally or mailed to such director at such director’s address appearing on the books of the corporation, or may be given by telephone or by any means of electronic transmission (including, without limitation, electronic mail) directed to an address for receipt by such director of electronic transmissions appearing on the books of the corporation.

(c) Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the corporation under any provision of applicable law, the certificate of incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice permitted under this Section 6(c), shall be deemed to have consented to receiving such single written notice.

Section 7. Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

ARTICLE VIII

AMENDMENTS

Amendment by Directors or Stockholders. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors, or upon the written consent of such stockholders or the Board of Directors, in lieu thereof. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

* * * * *

Exhibit C

Form of Warrant

[Attached.]

THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER

No. of Shares of Common Stock: [●]1

FORM OF WARRANT

To Purchase Shares of Common Stock of

TAYLOR MORRISON HOME CORPORATION

THIS WARRANT (referred to herein as this “Warrant”) IS TO CERTIFY THAT LYON SHAREHOLDER 2012, LLC, a Delaware limited liability company (“Holder”) is entitled, at any time prior to the Expiration Date (as hereinafter defined), to purchase from TAYLOR MORRISON HOME CORPORATION, a Delaware corporation (the “Company”), up to [●]2 shares of Common Stock (as hereinafter defined and subject to adjustment as provided herein), in whole or in part, at the Current Warrant Price (as defined herein), all on the terms and conditions and pursuant to the provisions hereinafter set forth.

WHEREAS, the William Lyon Homes, a Delaware corporation (“WLH”) and the Holder entered into a securities purchase agreement dated as of February 25, 2012 pursuant to which WLH issued to the Holder (i) shares of its Class B Common Stock and (ii) a Warrant to purchase shares of its Class B Common Stock (as amended from time to time, the “Prior Warrant”);

WHEREAS, on November [●], 2019, the Company, Tower Merger Sub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of the Company (“Merger Sub”) and WLH entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, pursuant to Section 2.4(d) of the Merger Agreement, the Prior Warrant shall be substituted and converted at the Effective Time (as defined in the Merger Agreement), by the Company issuing this Warrant to be settled in shares of Common Stock (as defined below) in substitution of the Prior Warrant;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Company hereby issues this Warrant on the following terms and conditions:

1. DEFINITIONS

As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 2 hereof, multiplied by (b) the Current Warrant Price in effect as of the Exercise Date in accordance with the terms of this Warrant.

“Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of California.

“Commission” shall mean the Securities and Exchange Commission or any successor thereof.

[1]	To equal 1,907,550 multiplied by the Equity Award Exchange Ratio (as defined in the Merger Agreement).
[2]	To equal 1,907,550 multiplied by the Equity Award Exchange Ratio (as defined in the Merger Agreement).

“Common Stock” shall mean (except where the context otherwise indicates) the Common Stock, $0.00001 par value, of the Company as constituted on the Issue Date, and any capital stock into which such Common Stock may thereafter be converted, and shall also include: (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof that is not preferred as to dividends or assets over any other class of stock of the Company and that is not subject to redemption; and (ii) shares of common stock of any successor or acquiring corporation (as defined in Section 4.2) received by, or distributed to, the holders of Common Stock of the Company in the circumstances contemplated by Section 4.2.

“Current Warrant Price” as of any date shall mean, in respect of a share of Common Stock at any date herein specified, $[●]3, as such price shall have been adjusted in accordance with Section 4 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Expiration Date” shall mean February 24, 2022.

“Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on the New York Stock Exchange; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on such exchange at the end of such day; (c) if on any such day the Common Stock is not listed on the New York Stock Exchange, the closing sales price of the Common Stock as quoted on another domestic securities exchange, the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on another domestic securities exchange, the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on another domestic securities exchange, the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on the New York Stock Exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Board of Directors of the Company and the Holder; provided, that if the Board of Directors of the Company and the Holder are unable to agree on the fair market value per share of the Common Stock within a reasonable period of time (not to exceed ten (10) days from the Company’s receipt of the Exercise Notice), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board of Directors of the Company and the Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne equally by the Company and the Holder.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body having or asserting jurisdiction over a Person, its business or its properties.

“Holder” shall mean the Person in whose name this Warrant is registered on the books of the Company maintained for such purpose or, collectively, each Holder of a Warrant, in the event of any division of this Warrant.

“Issue Date” shall mean [●], 20[●].4

[3]	To equal $17.08 divided by the Equity Award Exchange Ratio (as defined in the Merger Agreement).
[4]	To be the Closing Date.

“Majority Holders” shall mean the Holders of Warrants exercisable for an amount in excess of 50% of the aggregate number of shares of Warrant Stock then purchasable upon exercise of this Warrant and all warrants issued upon transfer, division or combination thereof, or in substitution for any thereof.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Other Property” shall have the meaning set forth in Section 4.2.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership or other entity, and shall include any successor by merger or otherwise of such entity.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Warrants” shall mean this Warrant and all warrants issued upon transfer, division or combination thereof, or in substitution for any thereof. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be exercised.

“Warrant Stock” shall mean the shares of Common Stock purchased by Holder upon the exercise of this Warrant.

2. EXERCISE OF WARRANT

2.1. Manner of Exercise. At any time or from time to time from and after the Issue Date and until 5:00 P.M., Pacific Standard Time, on the Expiration Date, Holder may exercise this Warrant, on any Business Day (the “Exercise Date”), for all or any part of the number of shares of Common Stock purchasable hereunder.

(a) In order to exercise this Warrant, in whole or in part, Holder shall deliver to the Company at its principal office at 4900 N. Scottsdale Road, Suite 2000, Scottsdale, Arizona 85251 (or any address subsequently indicated in writing by the Company): (i) a written notice of Holder’s election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased; (ii) payment of the Aggregate Exercise Price in accordance with Section 2.1(b); and (iii) this Warrant. Such notice (an “Exercise Notice”) shall be substantially in the form appearing at the end of this Warrant as Exhibit A, duly executed by Holder. Upon receipt of the items specified in the preceding sentence, the Company shall execute or cause to be executed, and deliver or cause to be delivered to Holder as soon as practicable, a certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided. The stock certificate or certificates so delivered shall be in such denomination or denominations as Holder shall request in the notice and shall be registered in the name of Holder. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder shall be deemed to have become a holder of record of such shares for all purposes, as of the date the notice, together with the Aggregate Exercise and this Warrant, are received by the Company as described in this Section 2.1. If this Warrant shall have been exercised in part, appropriate notation may be made on this Warrant and the same returned to Holder.

(b) Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by the following methods:

(i) by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price (a “Cash Settlement”);

(ii) by instructing the Company to withhold (and the Company so withholding) a number of Warrant Shares otherwise issuable upon exercise of this Warrant in accordance with such Exercise Notice with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price (a “Cashless Settlement”); or

(iii) by surrendering to the Company shares of Common Stock previously acquired by the Holder with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price (a “Share Surrender Settlement”).

In the event of any withholding of Warrant Shares or surrender of other equity securities pursuant to clause (ii) or (iii) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) the Fair Market Value per Warrant Share as of the Exercise Date.

2.2. Conditions to Exercise. Notwithstanding anything contained herein to the contrary, if the sale of the Warrant Stock to be received upon exercise of this Warrant has not been registered under the Securities Act, the issuance of such Warrant Stock shall be conditioned upon delivery to the Company of a written certification substantially in the form of the certification attached hereto as Exhibit B, or, at Holder’s election, the delivery to the Company of an opinion of counsel, which opinion shall be reasonably satisfactory to the Company, that such Warrant Stock may be issued without registration under the Securities Act.

2.3. Payment of Taxes. All shares of Common Stock issuable upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable, and without any preemptive rights. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, other than income or other taxes payable by Holder (whether such taxes are imposed on the Holder by withholding or otherwise).

2.4. Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon exercise of this Warrant. As to any fraction of a share that Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the Fair Market Value of such fraction.

3. TRANSFER, DIVISION AND COMBINATION

3.1. Transfer. Neither this Warrant nor any rights hereunder shall be transferred, in whole or in part, unless such transfer is registered pursuant to the Securities Act, or pursuant to an exemption from registration under the Securities Act. Any transfer of this Warrant and of rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company referred to in Section 2.1, together with a written assignment of this Warrant, duly executed by Holder, and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall, subject to Section 7, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be canceled. A Warrant, if properly assigned in compliance with Section 7, may be exercised by a new Holder for the purchase of shares of Common Stock without having a new Warrant issued.

3.2. Division and Combination. Subject to Section 7, this Warrant may be divided into multiple Warrants or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Holder. Subject to compliance with Section 3.1 and with Section 7, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

4. ADJUSTMENTS

The number of shares of Common Stock for which this Warrant is exercisable and the price at which such shares may be purchased upon exercise of this Warrant shall be subject to adjustment from time to time as set forth in this Section 4. The Company shall give Holder notice of any event described below that requires an adjustment pursuant to this Section 4 at the time of such event.

4.1. Stock Dividends, Subdivisions and Combinations. If at any time the Company shall:

(a) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or to receive any other distribution of, additional shares of Common Stock,

(b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then (i) the number of shares of Common Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock that a record holder of the same number of shares of Common Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event; and (ii) the Current Warrant Price per share shall be adjusted to equal (A) the Current Warrant Price, multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the adjustment, divided by (B) the number of shares for which this Warrant is exercisable immediately after such adjustment.

4.2. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the Company is not the surviving corporation or where there is a change in, or distribution with respect to, the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to, or in lieu of, common stock of the successor or acquiring corporation (“Other Property”), are to be received by, or distributed to, the holders of Common Stock of the Company, then Holder shall have the right thereafter to receive, upon exercise of this Warrant and payment of the Current Warrant Price, the number of shares of common stock of the successor or acquiring Person or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed in good faith to be reasonably appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of the Common Stock for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 4. For purposes of this Section 4.2, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class that is not preferred as to dividends or assets over any other class of stock of such corporation and that is not subject to redemption, and shall also include any evidences of indebtedness, shares of stock or other securities that are convertible into, or exchangeable for, any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event, and any warrants or other rights to purchase or subscribe for any such stock. The foregoing provisions of this Section 4.2 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

4.3. Intentionally Omitted.

4.4. Distributions. Without duplication of any adjustment pursuant to Section 4.1 or 4.2 hereof, if, while this Warrant or any portion hereof remains outstanding and unexpired, the holders of shares of Common Stock shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (including cash) of the Company by way of dividend or distribution, then, in each case, this Warrant shall represent the right to acquire upon exercise hereof, but solely with respect to any portion of this Warrant that remains unexercised and unexpired as of the record date of any such dividend or distribution, in addition to the number of shares of Common Stock then receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (including cash) that Holder would have received had it been the holder of record of the shares of Common Stock receivable as of such record date upon exercise of this Warrant and all other dividends and distributions receivable with respect to such additional stock or other securities or property after such record date and prior to the date of such exercise of this Warrant, giving effect to all adjustments called for during such period by the provisions of this Section 4.

5. RIGHTS OF HOLDER

5.1. No Impairment. The Company shall not by any action, including the amendment of its Certificate of Incorporation or comparable governing instruments or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times, and in good faith, assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder against impairment.

Upon the request of Holder, the Company will, at any time during the period in which this Warrant is outstanding, acknowledge in writing, in form reasonably satisfactory to Holder, the continuing validity of this Warrant and the obligations of the Company hereunder.

6. RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY

From and after the Closing Date, the Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant. All shares of Common Stock that shall be so issuable, when issued upon exercise of any Warrant and payment is made therefor in accordance with the terms of such Warrant, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

7. RESTRICTIVE LEGEND

7.1. Legend Requirement. Except as otherwise provided in this Section 7, each Warrant and each certificate for Warrant Stock initially issued upon the exercise of this Warrant, and each certificate for Warrant Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form.

With respect to any Warrant.

“This Warrant has not been registered under the Securities Act of 1933, as amended, and may not be transferred in violation of such Act or the rules and regulations thereunder.”

With respect to each certificate for Warrant Stock that has not been registered under the Securities Act of 1933:

“The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred in violation of such Act and the rules or regulations thereunder.”

7.2. Termination of Legend Requirement. Notwithstanding the foregoing provisions of this Section 7, the legend requirements of Section 7.1 shall terminate as to any share of Warrant Stock (i) when and so long as such security shall have been effectively registered under the Securities Act and disposed of pursuant thereto, or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to the Company that such shares may be transferred without registration thereof under the Securities Act.

8. REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934

With a view to making available to Holder the benefits of Rule 144 promulgated under the Securities Act or any other similar or successor rule or regulation of the Commission that may at any time permit Holder to sell shares of Warrant Stock to the public without registration, the Company agrees, at all times when Holder may need to rely on Rule 144 to sell such securities to the public without registration, to furnish to Holder such information as Holder may reasonably request to permit Holder to sell shares of Warrant Stock without registration.

9. MISCELLANEOUS

9.1. Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by email and confirmed by response email, addressed as follows:

(a) If to Holder, at:

LYON SHAREHOLDER 2012, LLC

4490 Von Karman Avenue

Newport Beach, CA 92660

Attention:    William H. Lyon

Email:          whlyon1@gmail.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

4 Park Plaza

Suite 1900

Irvine, CA 92614-2585

Attention:    Terrence R. Allen

Email:          tallen@akingump.com

(b) If to the Company, at

Taylor Morrison Home Corporation

4900 N. Scottsdale Rd., Suite 2000

Scottsdale, AZ 85251

Attention:    Darrell Sherman

                    Benjamin A. Aronovitch

Email:         dsherman@taylormorrison.com

                     baronovitch@taylormorrison.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:    Scott A. Barshay

                    Steven J. Williams

Email:         sbarshay@paulweiss.com

                     swilliams@paulweiss.com

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, emailed and confirmed by response email, or three Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication.

9.2. Remedies. Each holder of a Warrant or Warrant Stock, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under the terms of this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant, and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

9.3. Successors and Assigns. Subject to the provisions of Section 3.1, this Warrant and the rights evidenced hereby shall inure to the benefit of, and be binding upon, the successors of the Company and the successors and assigns of Holder.

9.4. Amendment. This Warrant may be modified or amended, and the provisions hereof waived, only with the written consent of the Company and the Majority Holders.

9.5. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by, or invalid under, applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

9.6. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

9.7. Governing Law. THIS WARRANT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF, OR RELATING TO, THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed.

Dated: [●]

TAYLOR MORRISON HOME CORPORATION

By:
Name:
Title:

Exhibit A – Exercise Notice

Taylor Morrison Home Corporation

4900 N. Scottsdale Rd., Suite 2000

Scottsdale, AZ 85251

Attention: [                ]

Email: [                ]

Date: [●], 20

The undersigned hereby elects to exercise his/its Warrant and to purchase [●] shares of Common Stock of Taylor Morrison Home Corporation and receive the consideration deliverable in exchange therefor pursuant to the following settlement method (check one):

☐  Cash Settlement through the payment an amount equal to $[●] by certified or official bank check payable to the order of the Company tendered herewith;

☐  Cash Settlement through the payment of an amount equal to $[●] by wire transfer of immediately available funds to an account designated in writing by the Company;

☐  Cashless Settlement;

☐  Share Surrender Settlement through the tendering herewith of [●] shares of Common Stock.

Please issue the shares as to which this Warrant is exercised in accordance with the instructions given below.

Signature

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:

(Print in block letters)

Address:

Breakdown of Certificates (Denomination(s)):

Exhibit B – Certification Form

The undersigned hereby certifies to Taylor Morrison Home Corporation, that he/it:

a.

is an “accredited investor” within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act, and is aware that the Warrant Stock is being issued in reliance upon his/its representations herein.

b.	has a financial condition such that he/it is able to bear the risk of holding the Warrant Stock for an indefinite period of time and can bear the loss of its entire investment in the Warrant Stock.

c.

has such knowledge and experience in financial and business matters and in making investments of this type that he/it is capable of evaluating the merits and risks of any investment in the Company and has the capacity to protect his/its own interests.

d.

will acquire the Warrant Stock for investment for his/its own account and not with a view to any unlawful distribution of any part thereof and does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer, or grant participations to such Person or to any third person, with respect to the Warrant Stock, except for such contract, undertakings, agreements or arrangements which would not require registration under the Securities Act.

e.

understands that the Warrant Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act, or pursuant to an exemption therefrom, and that in the absence of an effective registration statement covering the Warrant Stock or an available exemption from registration under the Securities Act, the Warrant Stock must be held indefinitely. In the absence of an effective registration statement covering the Warrant Stock, he/it will sell, transfer, or otherwise dispose of the Warrant Stock only in a manner consistent with its representations and agreements set forth herein.

IN WITNESS WHEREOF, the undersigned has executed this CERTIFICATION this     day of                     , 20    .

Signature

(Print Name)

(Street Address)

(City) (State) (Zip Code)

ANNEX B

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of November 5, 2019, is made by and among Taylor Morrison Home Corporation, a Delaware corporation (the “Parent”), William H. Lyon (the “Wolf Individual”), Lyon Shareholder 2012, LLC, a Delaware limited liability company (“Wolf LLC”) and The William Harwell Lyon Separate Property Trust established July 28, 2000 (the “Wolf Trust,” and together with the Wolf Individual and Wolf LLC, the “Stockholders”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below), each as in effect on the date hereof.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Tower Merger Sub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”) and William Lyon Homes, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which, among other things, provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, each Stockholder agrees to enter into this Agreement with respect to all Company Shares that such Stockholder owns or has voting power over as of the date of this Agreement and any additional Company Shares that such Stockholder may hereinafter acquire;

WHEREAS, each Stockholder is the beneficial or record owner with respect to the number of Company Class A Shares or Company Class B Shares, as applicable, set forth opposite such Stockholder’s name on Schedule I attached hereto (together with any additional Company Shares beneficially owned or acquired by any Stockholder (including any Company Shares acquired in connection with the exercise of the Class B Warrant) after the date hereof and prior to the termination of this Agreement in accordance with its terms, the “Subject Shares”);

WHEREAS, Wolf Individual has sole voting power with respect to the Subject Shares;

WHEREAS, the Company Board has, prior to the execution of this Agreement, approved, for purposes of Section 203 of the DGCL, this Agreement and the transactions contemplated hereby;

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Voting Agreement.

1.1 Voting Agreement. Each Stockholder hereby agrees that, subject to and conditioned upon the approval by the Company Board, for purposes of Section 203 of the DGCL, of this Agreement and the Merger Agreement, and the transactions contemplated hereby and thereby, from the date of this Agreement until the termination of this Agreement in accordance with Section 6 (the “Voting Period”), at any meeting of the Company’s stockholders (including the Company Stockholders Meeting), and at every adjournment or postponement thereof, or in any action proposed to be taken by written consent of the stockholders of the

Company, each Stockholder shall appear (in person or by proxy), or shall cause the holder(s) of record of all such Stockholder’s issued and outstanding Subject Shares on any applicable record date to appear (in person or by proxy), at such meeting of the Company’s stockholders (including the Company Stockholders Meeting), or any adjournment or postponement thereof, in accordance with the Company Bylaws and cause all of the Subject Shares to be counted as present thereat for purposes of calculating a quorum and shall affirmatively vote (or cause to be voted) all of the issued and outstanding Subject Shares:

(a) in favor of, or, if action is to be taken by written consent in lieu of a meeting of the Company’s stockholders, deliver to the Company a duly executed affirmative written consent in favor of (to the extent applicable), (i) the adoption of the Merger Agreement, and (ii) any proposal to adjourn the Company Stockholders Meeting to solicit additional proxies in favor of the adoption of the Merger Agreement and the approval of the Merger if there are not sufficient votes to adopt the Merger Agreement and approve the Merger on the date on which such Company Stockholders Meeting is held; and

(b) against, and not provide any written consent with respect to or for, the adoption or approval of (i) any Company Acquisition Proposal (and the transactions contemplated thereby), including any Superior Company Proposal, (ii) any action, omission, proposal, transaction or agreement to be taken, consummated or entered into by the Company that, if so taken, consummated or entered into by the Company would result in (x) a breach by the Company of any covenant, representation, warranty or other obligation of the Company set forth in the Merger Agreement or (y) the failure of any of the conditions to the obligations of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement set forth in Article 6 of the Merger Agreement and (iii) any agreement (including, without limitation, any amendment, waiver, release from or non-enforcement of any agreement), any amendment, supplement, modification or restatement of the Company Charter or the Company Bylaws, to the extent such agreement, amendment, supplement, modification or restatement or other action or failure to act would reasonably be expected to prevent, interfere with, impair or delay the consummation of the Merger.

1.2 Change in Company Recommendation. Notwithstanding anything to the contrary herein, in the event that the Company Board makes a Company Change of Board Recommendation in accordance with Section 5.3 of the Merger Agreement, the obligations of the Stockholders under Section 1.1 above shall be modified such that the aggregate number of Subject Shares that the Stockholders must vote as set forth in Section 1.1(a) and Section 1.1(b) shall be equal to (rounded up to the nearest whole share) the number of Subject Shares that would represent (as of the record date of the applicable Company Stockholders Meeting) thirty (30) percent of the aggregate voting power of the outstanding shares of Company Shares entitled to vote thereon.

1.3 Other Voting. Each Stockholder shall vote in its sole discretion on all issues other than those specified in Section 1.1 or Section 1.2.

1.4 Other Agreements.

(a) No Solicitation. During the Voting Period, each Stockholder hereby agrees that it shall not, and shall cause any directors, officers, employees, controlled affiliates, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Representatives”) of such Stockholder not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal, (iii) enter into any letter of intent or other similar agreement relating to any Acquisition Proposal or (iv) resolve or agree to do any of the foregoing; provided that Section 1.4(a)(i) shall not restrict a Stockholder from taking any action or doing anything that the Company is permitted to do in accordance with the terms of Section 5.3 of the Merger Agreement. Notwithstanding the foregoing, each Stockholder may (and may permit its Affiliates and its and its Affiliates’ Representatives to) participate in discussions and negotiations with the Company and/or any Person making a Company Acquisition

Proposal (or their respective Representatives) with respect to such Company Acquisition Proposal to the extent: (x) the Company or the Company Board is engaging in discussions or negotiations with such Person in accordance with Section 5.3 of the Merger Agreement; and (y) such Stockholder’s negotiations and discussions are in conjunction with and ancillary to the Company’s or the Company Board’s discussions and negotiations with such Person making a Company Acquisition Proposal, solely in the case of (y), subject to promptly and, in any event, within twenty-four (24) hours of receipt thereof, notifying Parent of the status and material details thereof (including copies of any written documentation that is material to such Company Acquisition Proposal).

(b) Waiver of Appraisal Rights. Each Stockholder hereby irrevocably waives and agrees not to exercise any statutory rights of appraisal or rights to dissent that the Stockholder may have, or that may arise, under the Merger Agreement, the DGCL or otherwise, with respect to the Merger Agreement or the Merger.

(c) No Subsequent Limitations. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would violate or prevent, impair or delay such Stockholder from performing its obligations under the provisions and agreements set forth in this Section 1.

1.5 No Limitations on Actions; No Ownership Interest.

(a) Notwithstanding anything to the contrary herein, Parent expressly acknowledges that the Wolf Individual is entering into this Agreement solely in its capacity as the beneficial owner of the Subject Shares and this Agreement (i) shall not limit or otherwise affect (or require the Wolf Individual to attempt to limit or otherwise affect) any actions or omissions taken by the Wolf Individual in his capacity as a member of the Company Board, and officer of the Company, or a manager, officer or director of any of the Company’s Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions in and of themselves shall be deemed a breach of this Agreement, or (ii) will be construed to prohibit, limit, or restrict the Wolf Individual from exercising his fiduciary duties as an officer or director to the Company or its stockholders, and Parent shall not, and shall cause its affiliates not to, assert any claim that any action taken by the Wolf Individual, in his capacity as a member of the Company Board or officer of the Company, violates this Agreement. It is expressly understood that the Wolf Individual is not making any agreement or understanding in his capacity as a manager, officer or director of the Company or its Subsidiaries.

(b) Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Subject Shares, except as provided herein.

SECTION 2. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent, jointly and severally, as follows:

2.1 Organization. Each Stockholder is either (a) a natural person or (b) a limited liability company or trust, duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.

2.2 Subject Shares. As of the date hereof, other than the Subject Shares, no Stockholder holds or controls any other equity interests possessing voting rights in or with respect to the Company. The Wolf Individual has sole voting power (including the right to control such vote as contemplated herein) and the power of disposition over all of the Subject Shares currently or hereinafter owned or held by each of the Stockholders. Each Stockholder has the power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to the Stockholder set forth in this Agreement, in each case, over all of the Subject Shares currently or hereinafter owned or held by such Stockholder. Each Stockholder holds all of the Subject Shares set forth opposite such Stockholder’s name on Schedule I attached hereto (as well as all Subject Shares acquired by such Stockholder after the date hereof), free and clear of any and all claims, Liens, encumbrances or restrictions on the right to vote the Subject Shares, except as may exist by reason of this Agreement. Other than such consents as have already been obtained, no consent of any Person is required for any Stockholder to execute and deliver this Agreement.

2.3 Authority Relative to this Agreement. Each Stockholder has all requisite corporate power and authority (in the case of each Stockholder that is not an individual) or capacity (in the case of each Stockholder that is an individual) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. With respect to each Stockholder that is not an individual, the execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate action on behalf of such Stockholder. This Agreement has been duly and validly executed and delivered by each Stockholder and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at Law or in equity).

2.4 No Conflict. None of the execution, delivery or performance of this Agreement by any Stockholder or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any Law applicable to any Stockholder, except as would not reasonably be expected, either individually or in the aggregate, to impair the ability of any Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby. None of the execution, delivery or performance of this Agreement by any Stockholder or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents or instruments of any Stockholder. None of the execution, delivery or performance of this Agreement by any Stockholder or any other transaction contemplated by this Agreement will (x) (with or without notice or lapse of time, or both), directly or indirectly, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on, any of the Subject Shares or (y) assuming the Company has taken all necessary action to exempt the Merger, the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby from the restrictions set forth in Section 203 of the DGCL, render Section 203 of the DGCL applicable to the Merger, the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby.

2.5 Absence of Other Voting Agreements. No Stockholder is a party to, and the Subject Shares are not otherwise subject to, any agreement, arrangement or other understanding (i) that would constitute a breach of Section 1.1 or Section 1.2 if entered into during the Voting Period or (ii) that would reasonably be expected to materially delay, impair or restrict any Stockholder’s ability to perform its obligations under this Agreement.

2.6 No Litigation. There is no action, suit, investigation, complaint or other proceeding pending against any Stockholder or, to the knowledge of any Stockholder, any other Person, or, to the knowledge of any Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by any Stockholder of its obligations under this Agreement.

SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

3.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

3.2 Authority Relative to this Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate corporate action by Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the Stockholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at Law or in equity).

3.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any Law applicable to Parent, except as would not reasonably be expected, either individually or in the aggregate, to impair the ability of Parent to perform its obligations hereunder. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, conflict with or violate any provision of the Parent Charter, the Parent Bylaws or the organizational or governing documents of Merger Sub or any Parent Subsidiary. None of the execution, delivery or performance of this Agreement by Parent will (with or without notice or lapse of time, or both), directly or indirectly, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Subject Shares, except as would not reasonably be expected, either individually or in the aggregate, to impair the ability of Parent to perform its obligations hereunder.

SECTION 4. Lock-Up. From the Closing Date until the date that is six (6) months after the Closing Date (the “Lock Up Period”), each Stockholder covenants and agrees that such Stockholder will not, directly or indirectly, without the prior written consent of Parent, offer, sell, lease, assign, encumber, pledge, hypothecate, dispose, tender, exchange, gift or otherwise transfer or dispose (by operation of Law or otherwise, including, without limitation, by way of Constructive Disposition), either voluntarily or involuntarily (each such action, a “Parent Share Conveyance”) any Parent Shares received by such Stockholder in the Merger as Stock Consideration. Any Parent Share Conveyance or attempted Parent Share Conveyance of any such Parent Shares in violation of this Section 4 shall be null and void ab initio, and Parent may, and may instruct its transfer agent and other third parties not to, record or recognize such Parent Share Conveyance on the share register of Parent.

SECTION 5. Additional Agreements.

5.1 Additional Shares. In the event of a share split, dividend or distribution, or any other change in the Company Shares by reason of any share split, dividend, distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any Company Shares, or any other acquisition of (or acquisition of control of) Company Shares after the date hereof, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. Until any termination of this Agreement in accordance with its terms, each Stockholder shall also promptly notify Parent of the number of Company Shares, if any, as to which such Stockholder and/or affiliate of such Stockholder acquires voting power over, or record or beneficial ownership of, after the date hereof.

5.2 Transfer or Encumbrance. Other than a Permitted Transfer, during the Voting Period, each Stockholder shall not permit or allow any of the Subject Shares beneficially owned or held by such Stockholder to be, and shall cause such Subject Shares not to be, directly or indirectly, (i) Transferred, and shall not make any offer or enter into any agreement providing for a Transfer of any such Subject Shares and shall not commit to do, consent to, or otherwise facilitate any of the foregoing, except in cases where the transferee executes a customary joinder to this Agreement in a form reasonably acceptable to Parent agreeing to be bound by this Agreement in the same manner as such Stockholder, including full recourse to such Subject Shares so Transferred for any violation of this Agreement by such Stockholder or such transferee or (ii) deposited into a voting trust or become subject to a voting agreement or arrangement or a grant of a proxy or power of attorney (other than pursuant to this Agreement). Any Transfer or encumbrance or attempted Transfer or encumbrance in violation of this Agreement shall be void ab initio.

5.3 Class B Warrant. Each Stockholder hereby consents to and agrees to be bound by the treatment of the Class B Warrant as set forth in Section 2.4(d) of the Merger Agreement. In accordance with the foregoing, at or prior to the Effective Time, Parent, the Parent Board or the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the issuance of the Parent warrant attached as Exhibit C to the Merger Agreement (the “Parent Warrant”). At the Effective Time, Parent shall execute and deliver the warrant attached as Exhibit C to the Merger Agreement to the holder of the Class B Warrant in accordance with Section 2.4(d) of the Merger Agreement. Parent shall take all corporate action necessary to reserve for issuance, and shall reserve for issuance so long as such warrant is outstanding, a sufficient number of Parent Shares for delivery upon the exercise of such warrant. As soon as reasonably practicable after the Effective Time (or prior thereto), Parent shall take all actions reasonably necessary to cause any Parent Shares issuable pursuant to the exercise of the Parent Warrant to be listed and eligible for trading on the NYSE for so long as the Parent Warrant remains outstanding.

SECTION 6. Termination.

6.1 This Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect upon the occurrence of the following:

(a) the earlier of (i) the Closing in accordance with the terms of the Merger Agreement (except for the rights and obligations set forth in Section 4 herein, which shall terminate at the end of the Lock-Up Period) and (ii) the termination of the Merger Agreement in accordance with its terms;

(b) any amendment to the Merger Agreement is effected, any action pursuant to Section 5.11 (Alternative Structure) of the Merger Agreement is taken or any waiver of the Company’s rights under the Merger Agreement is granted, in each case, without the Wolf Individual’s prior written consent, it being understood that, notwithstanding anything to the contrary in Section 1.1, such prior written consent may be granted or withheld in his sole discretion, in each case, that (i) diminishes the Merger Consideration received by the stockholders of the Company, (ii) changes the form of Merger Consideration payable to the stockholders of the Company, (iii) extends the Outside Date or imposes any additional conditions or obligations that would reasonably be expected to prevent the consummation of the Merger, or (iv) is or would reasonably be expected to affect the economics or any of the material terms of Article 1 (The Merger), Article 2 (Conversion of Securities in the Merger), Section 5.3 (No Solicitation by the Company), Section 5.9 (Indemnification of Directors and Officers), Section 5.10 (Tax Treatment), Article 6 (Conditions to Consummation of the Merger) or Article 7 (Termination, Amendment and Waiver) of the Merger Agreement in a manner that is materially adverse to the Company or any of the Stockholders (including with respect to the reduction of or the imposition of any restriction on any Stockholder’s right to receive the Merger Consideration or Wolf LLC’s rights under Section 2.4(d) of the Merger Agreement); or

(c) the written consent of all parties hereto.

6.2 Notwithstanding Section 6.1, termination of this Agreement shall not (a) relieve any party of liability for such party’s willful and material breach of any of the terms of this Agreement prior to such termination or (b) prevent any party hereunder from seeking any remedies (at Law or in equity) against any other party hereto for such party’s willful and material breach of any of the terms of this Agreement prior to such termination. The provisions of this Section 6 and Section 7 hereof shall survive the termination of this Agreement.

SECTION 7. Miscellaneous.

7.1 Expenses. Subject to any other agreement between the parties, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

7.2 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, together with the Merger Agreement, constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided that if there is any conflict between this Agreement and the Merger Agreement, this Agreement shall control.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto, and consequently, may not accurately characterize actual facts or circumstances.

7.3 Assignment. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

7.4 Amendment; No Waiver. This Agreement may not be amended except by an instrument in writing executed by the parties hereto. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party and (b) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

7.5 Severability. If a court of competent jurisdiction determines, pursuant to a final, non-appealable order or judgement, that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to all the parties hereto that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.6 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the next Business Day if transmitted by national overnight courier or (b) on the date delivered if sent by email (provided that confirmation of email receipt is obtained; provided further that if such notice or other communication is also sent by another means provided for by this Section 7.6 within one (1) Business Day after sending such email, such notice or other communication shall be deemed to have been duly given on the date such email was sent irrespective of whether confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

if to Parent:

Taylor Morrison Home Corporation
4900 N. Scottsdale Rd., Suite 2000
Scottsdale, AZ 85251
Attention:	Sheryl Palmer
Email:	SPalmer@taylormorrison.com

with copies (which shall not constitute notice) to:

Taylor Morrison Home Corporation
4900 N. Scottsdale Rd., Suite 2000
Scottsdale, AZ 85251
Attention:	Darrell Sherman
Benjamin A. Aronovitch
Email:	DSherman@taylormorrison.com
BAronovitch@taylormorrison.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams
Email:	sbarshay@paulweiss.com
swilliams@paulweiss.com

if to any of the Stockholders:

c/o William Lyon Homes
4695 MacArthur Court, 8th Floor
Newport Beach, CA 92660

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
4 Park Plaza
Suite 1900
Irvine, California 92614
Attention:	Terrence R. Allen
Email:	tallen@akingump.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive
20th Floor
Costa Mesa, CA 92626-1925
Attention:	Michael Treska
Email:	Michael.Treska@lw.com

7.7 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware

(b) Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Agreement or the negotiation hereof, and any Proceeding for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery does not have subject matter jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this Agreement or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7.7(b), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.6 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7(c).

7.8 Specific Performance. The parties hereto agree that if any the provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent or remedy breaches of this Agreement and to specific performance of the terms hereof, in each case in the Delaware Court of Chancery or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. Either party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving willful breach or fraud.

7.9 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

7.10 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when Parent, on the one hand, and the Stockholders, on the other hand, shall have received a counterpart hereof signed by the other parties hereto. Until and unless Parent, on the one hand, and the Stockholders, on the other hand, shall have received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.11 Further Actions. From time to time, at the reasonable request of Parent and without further consideration, prior to the termination of this Agreement, each Stockholder shall execute and deliver such additional documents and instruments and take all such further action as may be reasonably required to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

7.12 Certain Definitions.

(a) “beneficial ownership” means, with respect to any securities, the ownership of such security by any “beneficial owner” as such term is defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “beneficial owner,” “beneficially own,” “beneficially owned” and similar terms shall have a correlative meaning.

(b) “Constructive Disposition” means, with respect to any Subject Shares or Parent Shares received by a Stockholder as Stock Consideration in the Merger, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.

(c) “Permitted Transfer” shall mean, in each case, with respect to each Stockholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) such Stockholder is and at all times has been in compliance with this Agreement, any Transfer of Subject Shares by such Stockholder to an affiliate of such Stockholder, so long as such affiliate, in connection with such Transfer, executes a customary joinder to this Agreement in a form reasonably acceptable to Parent pursuant to which such affiliate agrees to become a party to this Agreement in the same manner as such Stockholder and be subject to the restrictions applicable to such Stockholder and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement, other than with respect to the Company Shares transferred in accordance with the foregoing provision.

(d) “Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition, tender, exchange, gift or other transfer or disposition (by operation of Law or otherwise, including, without limitation, by way of Constructive Disposition), either voluntary or involuntary, of any Subject Shares (or any securities convertible or exchangeable into Subject Shares) or interest in any Subject Shares, excluding entry into this Agreement.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

PARENT:

TAYLOR MORRISON HOME CORPORATION

By:	/s/ Sheryl D. Palmer
	Name:	Sheryl D. Palmer
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Voting Agreement]

THE STOCKHOLDERS:

WILLIAM H. LYON

/s/ William H. Lyon

LYON SHAREHOLDER 2012, LLC

By:	/s/ William H. Lyon
	Name:	William H. Lyon
	Title:	Manager

THE WILLIAM HARWELL LYON SEPARATE PROPERTY TRUST ESTABLISHED JULY 28, 2000

By:	/s/ William H. Lyon
	Name:	William H. Lyon
	Title:	Trustee

[Signature Page to Voting Agreement]

SCHEDULE I

Stockholder	Number of Subject Shares of Company Class A Shares Beneficially Owned	Number of Subject Shares of Company Class B Shares Beneficially Owned
William H. Lyon	307,388	0
Lyon Shareholder 2012, LLC	0	4,817,394
The William Harwell Lyon Separate Property Trust established July 28, 2000	2,933	0

Schedule I

ANNEX C

388 Greenwich Street

New York, NY 10013

Banking, Capital Markets and Advisory

Confidential

November 5, 2019

The Board of Directors

Taylor Morrison Home Corporation

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Taylor Morrison Home Corporation (“Taylor Morrison”) of the Exchange Ratio (defined below) set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Taylor Morrison, Tower Merger Sub Inc., a wholly owned, direct subsidiary of Taylor Morrison (“Merger Sub”), and William Lyon Homes (“WLH”), taking into account the Cash Consideration (as defined below) to be paid by Taylor Morrison pursuant to the Merger Agreement. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into WLH, with WLH continuing as the surviving corporation (the “Merger”) and (ii) each outstanding share of the Class A common stock, par value $0.01 per share, of WLH (“WLH Class A Shares”) and each outstanding share of the Class B common stock, par value $0.01 per share, of WLH (“WLH Class B Shares” and, together with the WLH Class A Shares, the “WLH Common Stock”) will be converted into the right to receive (x) 0.8000x of a share (the “Exchange Ratio”) of the common stock, par value $0.00001 per share, of Taylor Morrison (the ‘‘TM Common Stock”), and (y) $2.50 in cash (the “Cash Consideration”).

In arriving at our opinion, we reviewed a draft dated November 5, 2019 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Taylor Morrison and certain senior officers and other representatives and advisors of WLH concerning the businesses, operations and prospects of Taylor Morrison and WLH. We examined certain publicly available business and financial information relating to Taylor Morrison and WLH, certain financial forecasts and other information and data relating to WLH which were provided to or discussed with us by the management of WLH, as well as certain financial forecasts and other information and data relating to Taylor Morrison and WLH which were provided to or discussed with us by the management of Taylor Morrison, including information relating to the operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Taylor Morrison to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of TM Common Stock and WLH Common Stock; the historical and projected earnings and other operating data of Taylor Morrison and WLH; and the capitalization and financial condition of Taylor Morrison and WLH. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Taylor Morrison and WLH. We also evaluated certain potential pro forma financial effects of the Merger on Taylor Morrison. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Taylor Morrison that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to WLH which were provided to or discussed with us by the management of WLH, we have been advised by the management of WLH that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of WLH as to the future financial performance of WLH. With respect to financial forecasts and other information and data relating to Taylor Morrison and WLH which were provided to or discussed with us by the management of Taylor Morrison, including information relating to the operational benefits (including the amount, timing and achievability thereat) anticipated by the management of Taylor Morrison to result from the Merger, we have been advised by the management of Taylor Morrison that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Taylor Morrison as to the future financial performance of Taylor Morrison and WLH, such operational benefits (including the amount, timing and achievability thereat) and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Taylor Morrison, WLH or the contemplated benefits of the Merger that would be material to our analysis or opinion. Representatives of Taylor Morrison have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary in any material respect from those set forth in the draft reviewed by us. We also have assumed, with your consent, that, for federal income tax purposes, the Merger will be treated as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion, as set forth herein, relates to the relative values of Taylor Morrison and WLH (taking into account the Cash Consideration to be paid by Taylor Morrison pursuant to the Merger Agreement). We are not expressing any opinion as to what the value of the TM Common Stock actually will be when issued pursuant to the Merger or the price at which the TM Common Stock will trade at any time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio, taking into account the Cash Consideration to be paid by Taylor Morrison pursuant to the Merger Agreement, and we express no view regarding, and our opinion does not address, the allocation among the WLH Class A Shares and the WLH Class B Shares of the shares of TM Common Stock to be issued, and the aggregate Cash Consideration to be paid, by Taylor Morrison in respect of the WLH Common Stock pursuant to the Merger Agreement. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Taylor Morrison or WLH nor have we made any physical inspection of the properties or assets of Taylor Morrison or WLH. We express no view as to, and our opinion does not address, the underlying business decision of Taylor Morrison to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Taylor Morrison or the effect of any other transaction in which Taylor Morrison might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, or the consideration to be issued in respect of the Class B Warrant (as defined in the Merger Agreement), relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Taylor Morrison in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger and the remainder in connection with the rendering of this opinion. In addition, Taylor Morrison has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you are aware, certain affiliates of Citigroup Global Markets Inc. engaged in the commercial lending business are committing to lend under, and will act as lead arranger and bookrunner for, certain credit facilities to be used by a subsidiary of Taylor Morrison in connection with the Merger, for which services such affiliates will receive compensation. As you are also aware, we and our affiliates in the past have provided, currently are providing and in the future may provide, investment banking services to Taylor Morrison unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted as financial advisor in connection with a certain M&A related activity, as joint bookrunner in connection with certain offerings of equity securities of Taylor Morrison, as joint bookrunner in connection with certain note issuances of Taylor Morrison and as joint lead arranger and joint bookrunner in connection with certain bridge loan and other credit facilities of Taylor Morrison. We and our affiliates in the past have provided, and in the future may provide, investment banking services to WLH, unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted or acting as financial advisor in connection with certain M&A related activity, as joint bookrunner in connection with certain bond offerings of WLH and as a lender, syndication agent, joint lead arranger and joint bookrunner in connection with certain credit facilities of WLH. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Taylor Morrison and WLH for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Taylor Morrison, WLH and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Taylor Morrison in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio, taking into account the Cash Consideration to be paid by Taylor Morrison pursuant to the Merger Agreement, is fair, from a financial point of view, to Taylor Morrison.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

ANNEX D

November 5, 2019

The Board of Directors

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the (i) holders of shares of Class A common stock, par value $0.01 per share (“Company Class A Shares”) and (ii) holders of shares of Class B common stock, par value $0.01 per share (“Company Class B Shares” and together with the Company Class A Shares, the “Company Common Stock”), of William Lyon Homes (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary (the “Merger Sub”) of Taylor Morrison Home Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and the Merger Sub, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than any Company Restricted Stock Awards (as defined in the Agreement), any Dissenting Shares (as defined in the Agreement) and any Cancelled Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $2.50 in cash (the “Cash Consideration”) and 0.8 shares (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of the Acquiror’s common stock, par value $0.00001 per share (the “Acquiror Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated November 5, 2019 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Class A Shares and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company and relating to its business and certain internal financial analyses and forecasts prepared by or at the direction of the management of the Acquiror relating to its business and provided to the Company (which were adjusted by the Company and provided to us by the Company for our use in evaluating the Aquiror for purposes of our analyses and opinion), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and the Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Our opinion did not take into account the individual circumstances of any holders of the Company Common Stock with respect to control, governance or other rights which may distinguish such holders from other holders. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Class A Shares or the Acquiror Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s credit agreement in May 2018, as amended in December 2018 and July 2019; as lead-left bookrunner on the Company’s offerings of debt securities in March 2018 and June 2019; as financial advisor to the Company in connection with its acquisition of RSI Communities in March 2018; and as financial advisor to AV Homes, Inc., an affiliate of the Acquiror, in connection with the Acquiror’s acquisition of AV Homes, Inc. in October 2018. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

ANNEX E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §  363(a) of this title, appraisal rights shall be available as contemplated by §  363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. We maintain directors’ and officers’ liability insurance for our directors and officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability.

Taylor Morrison maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to Taylor Morrison with respect to payments which may be made by Taylor Morrison to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the Delaware General Corporation Law, Section 17-108 of the DLPA, and the Taylor Morrison Charter and Taylor Morrison Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, Taylor Morrison has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Taylor Morrison has entered into customary indemnification agreements with its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to Taylor Morrison or on Taylor Morrison’s behalf.

Item 21.	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated November 5, 2019, among Taylor Morrison Home Corporation, Tower Merger Sub, Inc. and William Lyon Homes (included as Annex A to the joint proxy statement/prospectus that forms a part of this Registration Statement and is incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation (included as Exhibit 3.1 to Taylor Morrison Home Corporation’s Current Report on Form 8-K (File No. 001-35873), filed with the SEC on May 30, 2019, and incorporated herein by reference).

3.2	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3.3 to Taylor Morrison Home Corporation’s Current Report on Form 8-K (File No. 001-35873), filed with the SEC on October 26, 2018, and incorporated herein by reference).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

8.1	Opinion of Latham & Watkins LLP.

10.1	Voting Agreement, November 5, 2019, by and among Taylor Morrison Home Corporation, William H. Lyon, Lyon Shareholder 2012, LLC and The William Harwell Lyon Separate Property Trust established July 28, 2000 (included as Annex B to the joint proxy statement/prospectus that forms a part of this Registration Statement and is incorporated herein by reference).

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Taylor Morrison Home Corporation.

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm for AV Homes, Inc.

23.3	Consent of KPMG LLP, independent registered public accounting firm for William Lyon Homes.

23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

23.5	Consent of Latham & Watkins LLP (contained in Exhibit 8.1).

24.1	Power of Attorney (included on the signature page of the initial filing of this Registration Statement).

99.1	Form of Proxy Card of Taylor Morrison Home Corporation.

99.2	Form of Proxy Card of William Lyon Homes.

99.3	Consent of Citigroup Global Markets, Inc.

99.4	Consent of J.P. Morgan Securities LLC.

99.5	Consent of William H. Lyon.

Item 22.	Undertakings.

(a)	The undersigned registrant (which we refer to as the “Registrant”) hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(8)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph (6), or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment has become effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(10)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on December 6, 2019.

TAYLOR MORRISON HOME CORPORATION

/s/ Sheryl D. Palmer
Sheryl D. Palmer President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sheryl D. Palmer, C. David Cone and Darrell C. Sherman, or any of them his or her true and lawful agent, proxy and attorney in fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)) together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney in fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys in fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the following capacities on the dates indicated.

Signature	Title	Date

/s/ Sheryl D. Palmer Sheryl D. Palmer	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 6, 2019

/s/ C. David Cone C. David Cone	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 6, 2019

/s/ Joseph Terracciano Joseph Terracciano	Chief Accounting Officer (Principal Accounting Officer)	December 6, 2019

/s/ Jeffry L. Flake Jeffry L. Flake	Director	December 6, 2019

/s/ Peter Lane Peter Lane	Director	December 6, 2019

S-1

Signature	Title	Date

/s/ Anne L. Mariucci Anne L. Mariucci	Director	December 6, 2019

/s/ David C. Merritt David C. Merritt	Director	December 6, 2019

/s/ Andrea Owen Andrea Owen	Director	December 6, 2019

/s/ Denise Warren Denise Warren	Director	December 6, 2019

S-2